As filed with the Securities and Exchange Commission on July 2, 2010
Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________________________

PROUROCARE MEDICAL INC.
(Exact name of registrant as specified in its charter)

Nevada (State or jurisdiction of incorporation or organization)	3841 (Primary Standard Industrial classification Code)	20-1212923 (I.R.S. Employer Identification No.)

6440 Flying Cloud Drive, Suite 101 Eden Prairie, MN 55344 (Address and telephone number of registrant’s principal executive offices and principal place of business)

Mr. Richard C. Carlson
ProUroCare Medical Inc.
6440 Flying Cloud Drive, Suite 101
Eden Prairie, MN 55344
Telephone: (952) 476-9093
Facsimile: (952) 698-4499
(Name, address and telephone number of agent
for service)
Copies to: Timothy S. Hearn, Esq. Jonathan A. Van Horn, Esq. Dorsey & Whitney LLP 50 South 6th Street, Suite 1500 Minneapolis, Minnesota 55402-1498 Telephone: (612) 340-2600 Facsimile: (612) 340-2868

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement has become effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  (Check one):
Large accelerated filer	☐		Accelerated filer ☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
Warrants issued pursuant to Warrant Early Exercise Program(2)	5,750,536	—	—	—
Common Stock, $0.00001 par value, underlying the Warrants issued pursuant to Warrant Early Exercise Program(3)	5,750,536	$1.30	$7,475,696.80	$533.02
TOTAL			$7,475,696.80	$533.02

(1)
Calculated pursuant to Rule 457(i) of the Securities Act of 1933, as amended, based upon the per share exercise price of $1.30 for the common stock underlying the Warrants issued pursuant to the Early Exercise Program (the “2010 Replacement Warrants”).

(2)
Represents the maximum number of Warrants to be issued to the holders of (i) 2,752,947 warrants issued on January 12, 2009 in a private placement pursuant to the automatic conversions of convertible debt,  (ii) 1,752,760 warrants issued in connection with the Registrant’s January 2009 Unit offering (the “Public Warrants”) and (iii) 1,244,829 warrants issued in connection with the Registrant’s 2009 early exercise program described in this Registration Statement (the “2009 Replacement Warrants”).  Pursuant to Rule 457(g), no separate registration fee is required for the 2010 Replacement Warrants.

(3)
Pursuant to Rule 416, the number of shares of common stock being registered shall include an indeterminate number of shares of common stock that may be issued pursuant to the antidilution provisions of the warrants.

Pursuant to Rule 429(b) of the Securities Act of 1933, as amended, this Registration Statement also serves as post-effective amendments to each of (i) Registration Statement No. 333-153605 and (ii) Registration Statement No. 333-162138, which post-effective amendments shall become effective concurrently with the effectiveness of the Registration Statement.  The purpose of the post-effective amendments is to reflect the terms of the Public Warrants and the 2009 Replacement Warrants, each as amended pursuant to the warrant early exercise program described in this Registration Statement. The registration fee for the Public Warrants, the common stock underlying the Public Warrants, and the additional securities registered pursuant to Registration Statement No. 333-153605 was previously paid on September 19, 2008.  The registration fee for the 2009 Replacement Warrants and the common stock underlying the 2009 Replacement Warrants pursuant to Registration Statement No. 333-162138 was previously paid on September 25, 2009.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement on Form S-4 contains a Offer Letter/Prospectus relating to the offering and sale of:  (i) warrants (the “2010 Replacement Warrants) to purchase shares of the registrant’s common stock, $0.00001 par value (the “Common Stock”), issued pursuant to the early exercise program described in the Offer Letter/Prospectus; and (ii) the shares of Common Stock issuable upon exercise of the 2010 Replacement Warrants.  The Offer Letter/Prospectus contained in this Registration Statement on Form S-4 also relates to the offering and sale of shares of Common Stock issuable upon:  (i) exercise of warrants that were issued to public investors in connection with the registrant’s public offering of units, each unit consisting of one share of Common Stock and one redeemable common stock warrant exercisable for one share of Common Stock (the “Public Warrants”); and (ii) exercise of warrants that were issued to holders of Public Warrants and Private Warrants, pursuant to a 2009 exchange offer whereby such holders had the opportunity to receive, upon the exercise of such warrants, new three-year warrants (the “2009 Replacement Warrants”).  This Registration Statement on Form S-4 also describes the terms of the Public Warrants, Private Warrants (as defined in the Offer Letter/Prospectus) and 2009 Replacement Warrants during the Offer Period.

The publicly offered units, along with the Public Warrants, the Common Stock underlying the units and the Common Stock underlying the Public Warrants, were initially registered by the registrant on the Registration Statement on Form S-1 (File No. 333-153605) declared effective by the Securities and Exchange Commission (the “Commission”) on January 7, 2009 (“Registration Statement No. 333-153605”), as amended by the post-effective amendment on Form S-3 that was declared effective on April 7, 2009, as further amended by the prospectus included in the Registration Statement on Form S-4 (File No. 333-162138) declared effective by the Commission on October 27, 2009 (“Registration Statement No. 333-162138”) and as further amended by the post-effective amendment on Form S-3 that was declared effective by the Commission on November 17, 2009, each of which was deemed a post-effective amendment to Registration Statement No. 333-153605.  The 2009 Replacement Warrants and the Common Stock underlying the 2009 Replacement Warrants were initially registered by the registrant on Registration Statement No. 333-162138, as amended by the post-effective amendment on Form S-3 that was declared effective by the Commission on November 17, 2009.  All filing fees payable in connection with the registration of the shares of Common Stock issuable upon exercise of the Public Warrants and the 2009 Replacement Warrants, and the indeterminate number of additional shares that may be issued pursuant to Rule 416 under the Securities Act of 1933, as amended, were previously paid in connection with the initial filing of Registration Statement No. 333-153605 and Registration Statement No. 333-162138.

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares as may hereafter be offered or issued with respect to the shares registered hereby resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission.  The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer is not permitted, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Subject to change, dated July 2, 2010

OFFER LETTER/PROSPECTUS

OFFER TO HOLDERS OF
FIVE-YEAR $1.30 COMMON STOCK PURCHASE WARRANTS AND THREE-YEAR $1.30 COMMON STOCK PURCHASE WARRANTS OF PROUROCARE MEDICAL INC.
TO RECEIVE UPON EXERCISE OF THEIR WARRANTS, IN ADDITION TO THE COMMON STOCK PURCHASED, AN EQUAL NUMBER OF NEW THREE-YEAR $1.30 COMMON STOCK PURCHASE WARRANTS (THE “2010 REPLACEMENT WARRANTS”)

AND

PROSPECTUS FOR (i) THE 2010 REPLACEMENT WARRANTS, (ii) 5,750,536 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE 2010 REPLACEMENT WARRANTS, (iii) 1,244,829 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF THE 2009 REPLACEMENT WARRANTS AND (iv) 1,752,760 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF REGISTERED FIVE-YEAR $1.30 COMMON STOCK PURCHASE WARRANTS
________________

THE OFFER EXPIRES AT 4:00 P.M., CENTRAL TIME, ON AUGUST 2, 2010
UNLESS WE EXTEND THE OFFER
________________

The Offer

For a limited period of time, ProUroCare Medical Inc. (“we,” “us,” or the “Company”) is offering to certain of its warrant holders the opportunity to receive new, three-year warrants upon the exercise of their existing warrants (the “Offer”).  The Offer is being made to (i) all holders of our publicly traded warrants to purchase common stock issued in connection with our 2009 public offering of units, referred to as the “Public Warrants”; (ii) all holders of our unregistered warrants to purchase common stock that were issued on January 12, 2009 pursuant to the automatic conversions of convertible debt, referred to as the “Private Warrants”; and (iii) all holders of our warrants that were issued to participating holders of Public Warrants and Private Warrants, pursuant to a 2009 exchange offer whereby such holders had the opportunity to receive, upon the exercise of such warrants, new three-year warrants, referred to as the “2009 Replacement Warrants.”  The Public Warrants, Private Warrants and 2009 Replacement Warrants will be referred to collectively as the “Warrants.” The Company will receive all of the proceeds from the exercise of the Warrants.

During the Offer Period defined below, each Warrant holder who tenders Warrants for early exercise will receive, in addition to the shares of common stock purchased upon exercise, new three-year warrants to purchase an equal number of shares of our common stock at an exercise price of $1.30 per share (each, a “2010 Replacement Warrant”). The Company may elect to redeem the 2010 Replacement Warrants at any time after the last sales price of the Company’s common stock equals or exceeds $4.00 for 10 consecutive trading days (the same redemption terms as for the 2009 Replacement Warrants, in contrast to the existing Public Warrants and Private Warrants, which are currently redeemable by the Company). The Company must provide 30 days’ prior written notice of its decision to redeem the 2010 Replacement Warrants, at $0.01 per warrant, during which time holders may choose to exercise the 2010 Replacement Warrants according to their terms rather than submitting them for redemption.

The Public Warrants were issued on January 12, 2009 pursuant to the closing of our public offering of 3,050,000 units (the “Units”), each such Unit consisting of one share of common stock and one redeemable warrant to purchase one share of common stock.  Between January 12, 2009 and the date of this prospectus, 1,297,240 Public Warrants have been exercised.  We are offering pursuant to this Offer Letter/Prospectus 1,752,760 shares of our common stock for issuance upon exercise of the Public Warrants.

The Private Warrants were issued on January 12, 2009 pursuant to the automatic conversions of convertible debt that resulted in the issuance of warrants to purchase 3,058,381 shares of common stock.  The terms of the Private Warrants are identical to the terms of the Public Warrants, but we have not registered the shares of common stock issuable upon exercise of the Private Warrants and will be able to issue such shares only if exemptions from the registration requirements of any applicable federal or state securities laws are available.  Between January 12, 2009 and the date of this prospectus, 305,434 Private Warrants have been exercised.

The 2009 Replacement Warrants were issued on November 6, 2009.  On September 26, 2009, the Company commenced a similar warrant exchange offer for the Public Warrants and Private Warrants.  Pursuant to the 2009 offer, the Company temporarily modified the terms of the Public Warrants and Private Warrants so that each holder who tendered Public Warrants or Private Warrants for early exercise on or before November 6, 2009 received, in addition to the shares of common stock purchased upon exercise, new three-year warrants to purchase the same number of shares of ProUroCare common stock at an exercise price of $1.30 per share.  On November 6, 2009, Public Warrants and Private Warrants to purchase 1,244,829 shares of common stock were tendered.  Between November 6, 2009 and the date of this prospectus, no 2009 Replacement Warrants have been exercised.  The terms of the 2010 Replacement Warrants will be identical to the terms of the 2009 Replacement Warrants except for the expiration date of the warrants.  We are offering pursuant to this Offer Letter/Prospectus 1,244,829 shares of our common stock for issuance upon exercise of the 2009 Replacement Warrants.

The Offer is made upon the terms and conditions in this Offer Letter/Prospectus and related Letter of Transmittal.  The Offer will be open until August 2, 2010 at 4:00 p.m. Central Time, unless earlier withdrawn or otherwise extended by the Company (the period during which the Offer is open, giving effect to any withdrawal or further extension, is referred to herein as the “Offer Period”).  The Offer is not made to those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful. We will pay no interest on the cash tendered for the exercise price of the Warrants regardless of any extension of, or amendment to, the Offer or any delay.  The Company may withdraw the Offer only if the conditions of the Offer are not satisfied prior to expiration of the Offer Period.  Promptly upon any such withdrawal, the Company will return the tendered Warrants along with any cash delivered therewith.

You may tender some or all of your Warrants on these terms.  If you elect to tender Warrants in response to this Offer, please follow the instructions in this document and the related documents, including the Letter of Transmittal.  If you tender Warrants, you may withdraw your tendered Warrants before the expiration of the Offer Period and retain them on their original terms, by following the instructions herein. If the Offer Period is extended, you may withdraw your tendered Warrants at any time until the expiration of such extended Offer Period. In addition, Warrants that are not accepted by us for payment by August 31, 2010 may be withdrawn.

Warrants which are not tendered, or which are tendered and withdrawn in accordance with the procedures herein, will retain their current terms.   The Public Warrants and Private Warrants have an exercise price of $1.30 per share, expire January 7, 2014 and may be redeemed by the Company at any time prior to expiration.  The 2009 Replacement Warrants have an exercise price of $1.30 per share, expire November 12, 2012 and may be redeemed by the Company at any time after the last sales price of the Company’s common stock equals or exceeds $4.00 for 10 consecutive trading days.

This Offer is conditioned upon the existence of effective amendments to the Company’s registration statements regarding the common stock issuable upon exercise of the Public Warrants and the 2009 Replacement Warrants and an effective Registration Statement on Form S-4 regarding the 2010 Replacement Warrants and the common stock issuable upon exercise thereof.

The Company’s Board of Directors has approved this Offer. However, neither the Company nor any of its directors, officers or employees makes any recommendation as to whether to exercise Warrants. Each holder of a Warrant must make his, her or its own decision as to whether to exercise some or all of his, her or its Warrants.

The Company reserves its right to redeem the Warrants pursuant to their original terms, including those which provide that the Public Warrants and Private Warrants may be redeemed at the Company’s discretion at any time prior to expiration and those which provide that the 2009 Replacement Warrants may be redeemed by the Company at any time after the last sales price of the Company’s common stock equals or exceeds $4.00 for 10 consecutive trading days.   The Company must provide 30 days’ written notice of a decision to redeem the Warrants, at $0.01 per Warrant, during which time holders may choose to exercise the Warrants according to their terms rather than submitting them for redemption.

If you have any questions or need assistance, you should contact the Company.  You may also request additional copies of this document, the Letter of Transmittal or the Notice of Guaranteed Delivery from the Company.  All questions and requests for additional information should be directed to Dick Thon, ProUroCare Medical Inc., 6440 Flying Cloud Dr., Suite 101, Eden Prairie, MN 55344, telephone (952) 476-9093, email: rthon@prourocare.com.

We will amend our offering materials, including this Offer Letter/Prospectus, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to Warrant holders.

Previous Offer

On September 26, 2009, the Company commenced a similar warrant exchange offer for the Public Warrants and Private Warrants.  Pursuant to the 2009 offer, the Company temporarily modified the terms of the Public Warrants and Private Warrants so that each holder who tendered Public Warrants or Private Warrants for early exercise on or before November 6, 2009 received, in addition to the shares of common stock purchased upon exercise, new three-year warrants to purchase the same number of shares of ProUroCare common stock at an exercise price of $1.30 per share.  On November 6, 2009, Public Warrants and Private Warrants to purchase 1,244,829 shares of common stock were tendered resulting in gross proceeds to the Company of $1,618,278, including the cancellation of a $26,000 loan from a director and $11,250 of directors’ fees owed to another director in lieu of cash payments for the exercise of a portion the Public Warrants or Private Warrants they exercised.  The terms of the 2010 Replacement Warrants will be identical to the terms of the 2009 Replacement Warrants except for the expiration date of the warrants.

Scope of the Prospectus

This Offer Letter/Prospectus discloses the terms of the Warrants during the Offer Period. This Offer Letter/Prospectus also sets forth the terms of the 2010 Replacement Warrants to be issued to those Warrant holders who elect to participate in the Offer and describes the common stock issuable upon exercise of the 2010 Replacement Warrants.

Additionally, this Offer Letter/Prospectus relates to (i) 1,752,760 shares of Company common stock, par value $0.00001 per share, which are issuable upon exercise of the Public Warrants during or after the Offer Period and (ii) 1,244,829 shares of Company common stock, par value $0.00001 per share, which are issuable upon exercise of the 2009 Replacement Warrants during or after the Offer Period.  The Public Warrants and the 2009 Replacement Warrants have an exercise price of $1.30 per share, subject to adjustment.

This Offer Letter/Prospectus does not apply to the shares of Company common stock which are issuable upon exercise of the Private Warrants.  The Company may issue such common stock only if exemptions from the registration requirements of any applicable federal or state securities laws are available.  This Offer Letter/Prospectus is not an offer to sell or the solicitation of an offer to buy Company common stock issuable upon exercise of the Private Warrants.

The securities offered by this Offer Letter/Prospectus involve a high degree of risk.

See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined that this prospectus is truthful or complete.  A representation to the contrary is a criminal offense.

The date of this prospectus is July 2, 2010.

Table of Contents

PROSPECTUS SUMMARY	1

RISK FACTORS	6

THE OFFER	20

INFORMATION CONCERNING THE COMPANY	36

NOTE REGARDING FORWARD-LOOKING STATEMENTS	65

USE OF PROCEEDS	66

DETERMINATION OF OFFERING PRICE	66

DILUTION	67

PLAN OF DISTRIBUTION	67

DESCRIPTION OF SECURITIES TO BE REGISTERED	68

ABOUT THIS PROSPECTUS	69

WHERE YOU CAN FIND MORE INFORMATION	70

LEGAL MATTERS	70

EXPERTS	70

Index to Financial Statements and Supplementary Data	F-1

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of this offering.  Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this Offer Letter/Prospectus or in the documents included as exhibits to the registration statement that contains this Offer Letter/Prospectus. Accordingly, you are urged to carefully review this Offer Letter/Prospectus in its entirety (including all documents filed as exhibits to the registration statement that contains this Offer Letter/Prospectus, which may be obtained by following the procedures set forth herein in the section entitled “Where You Can Find More Information”).

Summary of the Offer

The Company
ProUroCare Medical Inc., a Nevada corporation, has developed and is bringing to market its innovative ProUroScanTM prostate imaging system.  The ProUroScan System incorporates our new proprietary elasticity imaging technology to create an image and document abnormalities of the prostate.

Corporate Contact Information	Our principal executive offices are located at 6440 Flying Cloud Drive, Suite 101, Eden Prairie, Minnesota 55344, telephone (952) 476-9093.

Warrants that qualify for the Offer	“Public Warrants”

As of June 30, 2010, we had outstanding Public Warrants to purchase an aggregate of 1,752,760 shares of common stock, which were issued on January 12, 2009 pursuant to the closing of our public offering of 3,050,000 Units. Each Unit consisted of one share of our common stock and one redeemable warrant to purchase one share of common stock. We are offering pursuant to this Offer Letter/Prospectus 1,752,760 shares of our common stock for issuance upon exercise of the Public Warrants. The shares issued upon exercise of the Public Warrants will be unrestricted and freely transferable.

“Private Warrants”

As of June 30, 2010, we had outstanding Private Warrants to purchase an aggregate of 2,752,947 shares of common stock, which were issued on January 12, 2009, pursuant to the automatic conversions of convertible debt.  The terms of the Private Warrants are identical to the terms of the Public Warrants, but we have not registered the shares of common stock issuable upon exercise of the Private Warrants and will be able to issue such shares only if exemptions from the registration requirements of any applicable federal or state securities laws are available. The shares issued upon exercise of the Private Warrants will be restricted as to transfer and certificates representing such shares will bear a restrictive legend.

“2009 Replacement Warrants”

As of June 30, 2010, we had outstanding 2009 Replacement Warrants to purchase an aggregate of 1,244,829 shares of common stock, which were issued on November 6, 2009.  We are offering pursuant to this Offer Letter/Prospectus 1,244,829 shares of our common stock for issuance upon exercise of the 2009 Replacement Warrants. The shares issued upon exercise of the 2009 Replacement Warrants will be unrestricted and freely transferable.

General Terms of the Warrants

Each Warrant is exercisable for one share of common stock at a cash exercise price of $1.30. We may elect to redeem the Public Warrants and the Private Warrants at any time prior to expiration.  We may elect to redeem the 2009 Replacement Warrants at any time after the last sales price of our common stock equals or exceeds $4.00 for 10 consecutive trading days. We must provide 30 days’ prior written notice of our decision to redeem the Warrants, at $0.01 per warrant, during which time holders may choose to exercise the Warrants according to their terms rather than submitting them for redemption. The Public Warrants and the Private Warrants will expire on January 7, 2014, unless sooner exercised or redeemed.  The 2009 Replacement Warrants will expire on November 12, 2012.

Market Price of the Common Stock
Our common stock is quoted on the OTC Bulletin Board under the symbol “PUMD”.  On June 25, 2010, the last reported sale price of our common stock was $1.85.  The Public Warrants and the 2009 Replacement Warrants are quoted on the Pink Sheets under the symbols “PUMDW” and “PUMWW,” respectively.  Our Units are also quoted on the Pink Sheets, under the symbol “PUMDU.”  No active market exits for our Units, Public Warrants or 2009 Replacement Warrants. There is no established trading market for the Private Warrants.  See “The Offer—Price Range of Common Stock” starting on page 29.

The Offer/Terms of 2010 Replacement Warrants
Each Warrant holder who tenders Warrants for early exercise during the Offer Period will receive, in addition to the shares of common stock purchased upon exercise, an equal number of new warrants, each referred to as a “2010 Replacement Warrant.” Each 2010 Replacement Warrant will have a cash exercise price of $1.30 per share and have a three-year term.

For example, if a Warrant holder tenders 1,000 Warrants during the Offer Period, the Warrant holder will be required to pay the Warrant exercise price of $1.30 per share, for a total of $1,300, and will receive as a result of the Warrant exercise 1,000 shares of our common stock plus a 2010 Replacement Warrant to purchase 1,000 shares.  See “The Offer—General Terms—Terms of the 2010 Replacement Warrants” starting on page 21.

The Company may elect to redeem the 2010 Replacement Warrants at any time after the last sales price of the Company’s common stock equals or exceeds $4.00 for 10 consecutive trading days. The Company must provide 30 days’ prior written notice of its decision to redeem the 2010 Replacement Warrants, at $0.01 per warrant, during which time holders may choose to exercise the 2010 Replacement Warrants according to their terms rather than submitting them for redemption.

The Company expects the 2010 Replacement Warrants to be quoted on the Pink Sheets under a ticker symbol to be determined. The quoting of the 2010 Replacement Warrants on the Pink Sheets is dependent upon the existence of an effective registration statement regarding the 2010 Replacement Warrants and the cooperation of market makers for the 2010 Replacement Warrants.

This Offer is being made to all Warrant holders except those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful.  The purpose of the Offer is to provide an incentive to exercise the Warrants and thereby raise additional capital for the Company.  See “The Offer—General Terms” and “—Background and Purpose of the Offer” starting on pages 20 and 27, respectively.

Expiration Date of Offer
Four O’ Clock p.m., Central Time, on August 2, 2010, unless earlier withdrawn or extended by the Company. All Warrants and related paperwork, as well as payment for Warrants exercised for cash, must be received by the depositary by this time, as described in this Offer Letter/Prospectus.

If the Offer Period is extended, the Company will make a public announcement of such extension by no later than 8:00 a.m., Central Time, on the next business day following the scheduled expiration date of the Offer.

The Company may withdraw the Offer only if the conditions of the Offer are not satisfied prior to expiration of the Offer Period. Promptly upon any such withdrawal, the Company will return the tendered Warrants along with any cash delivered therewith. The Company will announce any intention to withdraw the offer by disseminating notice by public announcement or otherwise as permitted by applicable law.

See “The Offer—General Terms—Offer Period” starting on page 21.

Withdrawal Rights
If you tender your Warrants and change your mind, you may withdraw your tendered Warrants at any time until the expiration of the Offer Period, as described in greater detail in the section entitled “The Offer—Withdrawal Rights” starting on page 25. If the Offer Period is extended, you may withdraw your tendered Warrants at any time until the expiration of such extended Offer Period. In addition, Warrants that are not accepted by the Company for payment by August 31, 2010 may be withdrawn.

Participation by Officers, Directors and Affiliates
Several of our directors intend to exercise Warrants in accordance with the terms of the offer:  James L. Davis, intends to exercise approximately 330,000 Warrants, David Koenig intends to exercise 50,000 Warrants (such Warrants to be obtained pursuant to an exchange transaction with Mr. Davis) and Robert Rudelius intends to exercise 20,000 Warrants.  In lieu of cash, these individuals may pay the exercise price of some or all of their Warrants tendered in this Offer by cancelling amounts we owe them.

Absence of Dissenters’ Rights	Holders of the Warrants do not have any appraisal or dissenters' rights under applicable law in connection with the Offer.

Tax Consequences of the Offer
For U.S. federal income tax purposes, we intend to treat a holder’s participation in the Offer as a deemed material modification of the terms of the Warrant which qualifies as a tax-free recapitalization exchange, followed by an exercise of the modified Warrant for common stock and the 2010 Replacement Warrant, which would not result in the recognition of taxable income. The U.S. federal income tax consequences of participation in the Offer are, however, uncertain.  Alternative characterizations are possible, and such alternative characterizations could result in taxable income being recognized currently by a holder that participates in the Offer.

See “The Offer—U.S. Federal Income Tax Consequences” starting on page 31.

Conditions of the Offer
The conditions of the Offer are:
•     the existence of an effective amendment to our registration statement, as amended, regarding the Public Warrants, and the common stock issuable upon the exercise of such warrants;
•     the existence of an effective amendment to our registration statement, as amended, regarding the 2009 Replacement Warrants, and the common stock issuable upon the exercise of such warrants;
•     the existence of an effective registration statement regarding the 2010 Replacement Warrants, and the common stock issuable upon the exercise of such warrants; and
•     each Warrant holder desiring to participate in the Offer delivering to us in a timely manner a completed Letter of Transmittal, along with the holder’s Warrants and proper cash payment.
We may withdraw the Offer only if the conditions of the Offer are not satisfied prior to expiration of the Offer Period. Promptly upon any such withdrawal, we will return the tendered Warrants along with any cash delivered therewith. We will announce any intention to withdrawal by disseminating notice by public announcement or otherwise as permitted by applicable law.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the Offer. In the event that we make material changes to the Offer, we may be required to file an amendment to this Registration Statement.

See “The Offer—Extension of Tender Period; Termination; Amendments; Conditions” starting on page 30.

Risk Factors
There are risks associated with participating in the Offer.  For a discussion of some of the risks you should consider before deciding whether to participate in the Offer, you are urged to carefully review and consider the information in the section entitled “Risk Factors” starting on page 6.

How to Tender Warrants
To tender your Warrants, you must complete one of the actions described in this Offer Letter/Prospectus in the section entitled “The Offer—Procedure for Exercising and Tendering Warrants” starting on page 22 before the expiration of the Offer Period.  You may also contact the Company or your broker for assistance.

Further Information
Please direct questions or requests for assistance, or for additional copies of this Offer Letter/Prospectus, Letter of Transmittal or other material to the Company. The contact information for the Company is Dick Thon, ProUroCare Medical Inc., 6440 Flying Cloud Dr., Suite 101, Eden Prairie, MN 55344, telephone (952) 698-1161, e-mail: rthon@prourocare.com.

We will amend our offering materials, including this Offer Letter/Prospectus, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to Warrant holders.

Depositary	The depositary for the Offer is Interwest Transfer Company, Inc.

Offering of 2010 Replacement Warrants and Common Stock Issuable Upon Exercise of the Public Warrants and the 2009 Replacement Warrants

The Company is offering 1,752,760 shares of Company common stock, par value $0.00001 per share, for issuance upon exercise of the Public Warrants during or after the Offer Period. The Public Warrants have an exercise price of $1.30 per share, subject to adjustment.

The Company is offering 1,244,829 shares of Company common stock, par value $0.00001 per share, which are issuable upon exercise of the 2009 Replacement Warrants during or after the Offer Period.  The 2009 Replacement Warrants have an exercise price of $1.30 per share, subject to adjustment.

The Company is offering 2010 Replacement Warrants to purchase up to 5,750,536 shares of Company common stock, par value $0.00001 per share, and up to 5,750,536 shares of Company common stock, par value $0.00001 per share, for issuance upon exercise of the 2010 Replacement Warrants.  The 2010 Replacement Warrants have an exercise price of $1.30 per share, subject to adjustment.

This Offer Letter/Prospectus does not apply to the shares of Company common stock which are issuable upon exercise of the Private Warrants. The Company may issue such common stock only if exemptions from the registration requirements of any applicable federal or state securities laws are available. This Offer Letter/Prospectus is not an offer to sell or the solicitation of an offer to buy Company common stock issuable upon exercise of the Private Warrants.

Shares of Common Stock Offered and Outstanding

Common stock outstanding before the exercise of Public Warrants, Private Warrants, 2009 Replacement Warrants and 2010 Replacement Warrants(1)	13,045,375 shares

Common stock issuable under the Public Warrants	1,752,760 shares

Common stock issuable under the 2009 Replacement Warrants	1,244,829 shares

Common stock issuable under the 2010 Replacement Warrants(2)	5,750,536 shares

Common stock outstanding after the exercise of Public Warrants, Private Warrants, 2009 Replacement Warrants and 2010 Replacement Warrants(3)	24,546,447 shares
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(1)           The calculation is based on the number of shares outstanding as of June 28, 2010, not including 1,752,760 shares issuable upon exercise of the Public Warrants, 2,752,947 shares issuable upon exercise of the Private Warrants, 1,244,829 shares issuable upon exercise of the 2009 Replacement Warrants and approximately 2,418,660 shares issuable upon exercise of various other warrants and options to purchase our common stock.

(2)           Assumes all outstanding Public Warrants, Private Warrants and 2009 Replacement Warrants are tendered into the Offer.

(3)           In order to show the effect of the Offer on the number of shares of Company common stock outstanding, the exercise of all Public Warrants, Private Warrants and 2009 Replacement Warrants during the Offer Period and the exercise of all 2010 Replacement Warrants is assumed. The calculation is based on the number of shares outstanding as of June 28, 2010, not including approximately 2,418,660 shares issuable upon exercise of various other warrants and options to purchase our common stock. This Offer Letter/Prospectus does not apply to the shares of Company common stock which are issuable upon exercise of the Private Warrants.

RISK FACTORS

Before investing in our common stock, you should consider carefully the following risk factors, in addition to the other information contained in this Offer Letter/Prospectus.  Investing in our common stock involves a high degree of risk.

In addition to the risk factors identified below, there may be other risks and uncertainties not presently known to us, or that we currently deem immaterial that could impair our business operations.  If any of the matters identified as potential risks materialize, our business could be harmed.  In that event, the trading price of our common stock could decline to prices below that paid pursuant to an exercise of the Warrants.

Risk Factors Associated with this Offering

We do not meet the criteria to list our securities on an exchange such as The NASDAQ Capital Market and our common stock is illiquid and may be difficult to sell.

Our common stock is quoted on the OTC Bulletin Board (“OTCBB”). Generally, securities that are quoted on the OTCBB lack liquidity and analyst coverage. This may result in lower prices for our common stock than might otherwise be obtained if we met the criteria to list our securities on a larger or more established exchange, such as The NASDAQ Capital Market and could also result in a larger spread between the bid and asked prices for our common stock.

In addition, there has been only limited trading activity in our common stock. The relatively small trading volume will likely make it difficult for our stockholders to sell their common stock as, and when, they choose. As a result, investors may not always be able to resell shares of our common stock publicly at the time and prices that they feel are fair or appropriate.

There is no assurance that our 2010 Replacement Warrants will be quoted on the Pink Sheets or the OTCBB, and they may be illiquid and difficult to sell.

There is no assurance that our 2010 Replacement Warrants will be quoted on the Pink Sheets or the OTCBB.  If the 2010 Replacement Warrants are not quoted on the Pink Sheets or the OTCBB, it will likely be difficult for our warrantholders to sell their 2010 Replacement Warrants.

In addition, generally, securities that are quoted on the Pink Sheets lack liquidity and analyst coverage. This may result in lower prices for the 2010 Replacement Warrants than might otherwise be obtained if we met the criteria to list them on a larger or more established exchange, such as The NASDAQ Capital Market and could also result in a larger spread between the bid and asked prices for such warrants.

In addition, there has been only limited trading activity in the 2009 Replacement Warrants. It is likely that there will be relatively small trading volume in the 2010 Replacement Warrants, if they are quoted, and this will likely make it difficult for our stockholders to sell their 2010 Replacement Warrants as, and when, they choose. As a result, investors may not always be able to resell such warrants publicly at the time and prices that they feel are fair or appropriate.

Because our stock is deemed a “penny stock,” you may have difficulty selling shares of our common stock.

Our common stock is a “penny stock” and is therefore subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934, as amended. Under this rule, broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. The penny stock rules severely limit the liquidity of securities in the secondary market, and many brokers choose not to participate in penny stock transactions. As a result, there is generally less trading in penny stocks and you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate. Under applicable regulations, our common stock will generally remain a penny stock until such time as its per-share price is $5.00 or more (as determined in accordance with SEC regulations), or until we meet certain net asset or revenue thresholds. These thresholds include the possession of net tangible assets (that is, total assets less intangible assets and liabilities) in excess of $5,000,000, and the recognition of average revenues equal to at least $6,000,000 for each of the last three years. We do not anticipate meeting any of the thresholds in the foreseeable future.

The exercise price of our Public Warrants, 2009 Replacement Warrants and 2010 Replacement Warrants has been arbitrarily determined.

The exercise price of our Public Warrants, 2009 Replacement Warrants and 2010 Replacement Warrants has been arbitrarily determined; the exercise price of the Public Warrants was originally determined by negotiation between the Company and our underwriter at the time of our 2009 public offering of units.  Our Board of Directors established the exercise price for the 2009 Replacement Warrants and 2010 Replacement Warrants based on its estimation of those warrant terms that would encourage Warrant holders to participate in the Offer.  The exercise prices of the Public Warrants, 2009 Replacement Warrants and 2010 Replacement Warrants bear no relationship to our assets, book value, lack of earnings, net worth or other recognized criteria of value, including quoted stock prices.

Because we will have broad discretion over the use of the net proceeds from the exercise of the Warrants, you may not agree with how we use them and the proceeds may not be invested successfully.

We will have broad discretion on the use of the proceeds for the exercise of the Warrants. While we currently anticipate that we will use the net proceeds to fund manufacturing and market scale-up activities, expand our intellectual property rights, form a scientific advisory panel and conduct clinical studies, reduce amounts outstanding on certain liabilities including an existing line of credit with a director, and for other general corporate purposes.  The allocation of proceeds toward any of these purposes will depend upon the amount of net proceeds received.

Our management may allocate the net proceeds among these purposes as it deems necessary. In addition, market or other factors may require our management to allocate portions of the net proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the net proceeds from exercise of the Warrants, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for the Company.

If you elect to tender Warrants and purchase common stock in this offering, you will experience immediate dilution.

If you elect to tender Warrants in response to the Offer and purchase our common stock in this offering, you will experience immediate dilution, which would have been $0.79 per share as of March 31, 2010, because the price that you pay for our common stock will be greater than the net tangible book value per share of our common stock.  See “Dilution,” page 67 for more information.

There must be a current prospectus and state registration in order for you to exercise the Public Warrant, 2009 Replacement Warrants and 2010 Replacement Warrants.

Investors will be able to exercise the Public Warrants, 2009 Replacement Warrants and 2010 Replacement Warrants only if a current prospectus relating to the common stock underlying the warrants is then in effect and only if such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although we will use our best efforts to (i) maintain the effectiveness of a current prospectus covering the common stock underlying the warrants and (ii) maintain the registration of such common stock under the securities laws of the states in which we initially qualified the units for sale in our public offering that closed on January 12, 2009, there can be no assurance that we will be able to do so. We will be unable to issue common stock to those persons desiring to exercise their warrants if a current prospectus covering the common stock issuable upon the exercise of the warrants is not kept effective or if such common stock is not qualified nor exempt from qualification in the states in which the holders of the warrants reside.

The Warrants are subject to redemption by the Company.

The Public Warrants and Private Warrants are subject to redemption by the Company for $0.01 per Warrant upon 30 days prior written notice at any time prior to expiration.  The 2009 Replacement Warrants and 2010 Replacement Warrants are subject to redemption by the Company for $0.01 per Warrant upon 30 days prior written notice, provided that the last sales price of our common stock equals or exceeds $4.00 for 10 consecutive trading days.  If the warrants are redeemed, warrant holders will lose their right to exercise the warrants except during such 30 day redemption period. Redemption of the warrants could force the holders to exercise the warrants at a time when it may be disadvantageous for the holders to do so or to sell the warrants at the then-market price or accept the redemption price, which likely would be substantially less than the market value of the warrants at the time of redemption.

Our outstanding options and warrants may have an adverse effect on the market price of our common stock and increase the difficulty of effecting a future business combination.

At June 11, 2010, we had outstanding options and warrants to purchase 8,169,196 shares of common stock, including the Warrants. The potential for the issuance of substantial numbers of additional shares of common stock upon exercise of these warrants and options could make us a less attractive acquisition target in the eyes of a prospective business partner. Such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and options could have an adverse effect on the market price for our securities or on our ability to obtain future financing.

The price of our common stock may fluctuate significantly, which may make it difficult for stockholders to resell common stock when they want or at a price they find attractive.

We expect that the market price of our common stock will fluctuate. Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in interest rates and other general economic conditions;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	news reports relating to trends, concerns, litigation, regulatory changes and other issues in our industry;

•	geopolitical conditions such as acts or threats of terrorism or military conflicts; and

•	relatively low trading volume.

We have never paid dividends and do not expect to pay dividends in the foreseeable future.

We have never paid dividends on our capital stock and do not anticipate paying any dividends for the foreseeable future. Future debt covenants may prohibit payment of dividends.

Risk Factors Associated with our Business, Operations and Securities

We are a development stage company. We have no operating history and our business plan has not yet been fully tested. We anticipate incurring future losses and may continue incurring losses after our products are completed, regulatory clearance or approval is secured and our products are introduced and accepted in the United States and worldwide markets.

We are a development-stage company. We have yet to commence active operations to manufacture or sell any products associated with the proprietary urology-based imaging technologies that we intend to market. We have no prior operating history from which to evaluate our likelihood of success in operating our business, generating any revenues or achieving profitability. As of March 31, 2010, we have generated no revenue and have recorded losses since inception of approximately $29.5 million. There can be no assurance that our plans for developing and marketing our urology-based products will be successful, or that we will ever attain significant sales or profitability. We anticipate that we will incur losses in the near future.

We have a history of operating losses and have received a “going-concern” qualification from our independent registered public accounting firm.

We have incurred operating losses and negative cash flows from operations since inception. As of March 31, 2010, we had an accumulated deficit of approximately $29.5 million. We have not yet generated any revenues. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements included in this prospectus do not include any adjustments related to recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern.

Our independent registered public accounting firm included an explanatory paragraph in their report on our financial statements for the year ended December 31, 2009 indicating that such deficit accumulated during the development stage raises substantial doubt as to our ability to continue as a going concern. The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered in connection with development stage businesses and the competitive environment in which we will operate. Our ability to achieve profitability is dependent in large part on obtaining FDA clearance or approval for the ProUroScan System, implementing a “patient pay” sales model, achieving third-party coverage and reimbursement, establishing distribution channels, forming relationships with third-party manufacturers and gaining market acceptance of the ProUroScan System. There can be no assurance that the Company will successfully market the ProUroScan System or operate profitably.

If adequate funds are not available on a timely basis, we could potentially be forced to cease operations.

If adequate funds are not available on a timely basis, or are not available on acceptable terms, we may be unable to repay our existing debt, to fund expansion, or to develop or enhance our products. Until such time as we are able to enter the market and achieve positive cash flow from operations, we will continue to depend on our ability to obtain additional new investment to fund operations.  Ultimately, if adequate financing is not obtained, we could potentially be forced to cease operations.

Our assets are pledged to secure $1,000,000 of senior bank notes and $643,000 of notes issued to investors and a bank and, as a result, are not available to secure other senior debt financing. Upon the occurrence of an event of default, the bank’s security interests in our assets will be assigned to guarantors of the bank notes and the holders of such $643,000 of promissory notes.

Our $1,000,000 senior debt financing through Crown Bank, Minneapolis, Minnesota, has required us to pledge all of our assets and certain licenses, as well as to provide personal guarantees of certain shareholders. In addition, we have issued a total of $643,000 of promissory notes to three individual investors and a bank that have subordinated interests in all of our assets and certain licenses.  Due to such security interests, we will not be in a position in the future to pledge our assets to secure any debt or lending facility, in the event we desire or need to borrow such funds on a secured lending basis. It will be difficult for us to obtain significant additional debt financing on an unsecured basis.

Moreover, under the terms and conditions of the Crown Bank facility and our agreement with the facility’s guarantors, in the event of any default by us with our senior lender that causes the personal guarantees to be called and honored, all of the bank’s security interests in our assets shall be assigned to such guarantors, pro rata, in consideration of such breach and obligation to pay under the respective guarantees. In addition, the holders and guarantor of $643,000 of promissory notes have a security interest in our assets in the event of a default under the note. Thus, our common shareholders, and any existing and future investors in our common stock, would, if the foregoing breach and circumstances occurred, not have access or recourse to the assets and collateral, and thus, would likely face a complete loss of their investment in the Company.

We will need additional financing, and any such financing will likely be dilutive to our existing shareholders.

We will need additional financing to fund operations while we ramp up production of the ProUroScan System and begin to enter the market.  We will also need funding to pay, for example, the $750,000 payment due to Artann upon achieving the FDA market clearance milestone.  If we fail to secure a distribution partner on terms acceptable to us, or at all, we could be required to undertake distribution activity at our expense, which could significantly increase our capital requirements and may delay the commercialization of our products.

As of June 11, 2010, we had approximately $910,000 of cash on hand.  In addition, on that date we had 5,750,536 redeemable warrants outstanding.  These warrants have an exercise price of $1.30 per share.  Of these, we currently have the right to redeem 4,515,607 warrants.  Upon our exercise of our right to redeem the warrants, holders of the warrants will have a period of 30 days to exercise their warrants. We could realize up to approximately $5.9 million depending on the number of shares actually exercised. We may call these warrants in 2010 to meet our financing needs outlined above.  In addition, we will gain the ability to redeem the remaining 1,244,829 2009 Replacement Warrants if the last sale price of our common stock were to equal or exceed $4.00 per share for a period of 10 consecutive trading days.  If we were to subsequently exercise our redemption right on these warrants, we could realize up to an additional $1.6 million depending on the number of shares actually exercised pursuant to such redemption.  There can be no assurance that we will be able to redeem the warrants, or how much would be realized if such redemption were made.

We plan to identify a distribution partner during 2010 to help market our products.  We expect such a distribution partner may provide financial support in the form of licensing fees, loans, equity investment or a combination of these.  In addition to financial support, a successful collaboration with such a partner would allow us to gain access to downstream marketing, manufacturing and sales support.  There can be no assurance that a distribution partner can be successfully identified and engaged during 2010, if at all.

In addition to these actions, we may pursue additional private funding in 2010 and 2011 to finance additional product development and operations pursuant to a commercial market launch.  The amounts of such additional funding will depend upon the amount of funding we receive from exercise of the outstanding warrants, including the Warrants that are the subject of this Offer Letter/Prospectus.  The additional private funding may be in the form of convertible debt, equity securities, private debt or debt guarantees for which stock-based consideration is paid, the exercise of outstanding warrants pursuant to a warrant call or a combination of these.  If any of these funding events should occur, existing shareholders will likely experience dilution in their ownership interest.

There is no guarantee that the FDA will grant timely market clearance of the ProUroScan System, if at all, and failure to obtain such timely clearance would adversely affect our ability to market that product in the United States.

Our goal is to have the ProUroScan System regulated by the FDA as a Class II device.  A Class II classification is designed for low risk devices in which sufficient information exists to establish general and specific controls that provide reasonable assurance of safety and effectiveness.  In November 2009, Artann filed a 510(k) application for market clearance.  In a 510(k) application, applicants must demonstrate that the proposed device is substantially equivalent to an existing approved product, or “predicate device.”  If a product employs new or novel technology such that no predicate device exists, the FDA will so notify the applicant and automatically classify the device as a Class III device under regulatory statute.  The applicant may then request that a risk-based classification determination be made for the device under Section 513(f)(2) of the Food, Drug and Cosmetic Act (the “FDCA”).  This process is also known as a “de novo” or “risk based” classification.

In April, 2010, the FDA determined that a predicate device did not exist for the ProUroScan System.   In response, on May 21, 2010 Artann submitted a request for FDA clearance under the de novo protocol as required by the Section 513(f)(2) guidance document.  This request asked the FDA to define mechanical imaging systems as devices that are intended to produce an elasticity image of the prostate as an aid in documenting abnormalities of the prostate that are initially identified by digital rectal examination and to be used by physicians as a documentation tool.  There is no guarantee that the FDA will grant market clearance or designate the ProUroScan System as a Class II device in a timely manner, if at all. Failure to obtain clearance for the ProUroScan System under the de novo process would require Artann to submit a Premarket Approval Application (a “PMA”) for FDA approval.  Even if FDA clearance is received, Artann may encounter significant delays in receiving such clearance.  If unexpected clearance delays occur, or if Artann needs to submit a PMA, it could have a material adverse effect on our business, requiring additional financing or potential discontinuance of our operations.

Our reliance upon Artann to obtain regulatory clearance of the ProUroScan System could result in delays.

The ProUroScan System is subject to regulation by the FDA and by comparable agencies in various foreign countries. The process of complying with the requirements of the FDA and comparable agencies is costly, time consuming and burdensome. Under the terms of its contract with us, Artann is responsible for submitting and obtaining initial FDA regulatory clearance for the ProUroScan System.  Once cleared and upon ProUroCare’s first commercial sale of a ProUroScan System, Artann will transfer the clearance to ProUroCare.

Our reliance on Artann to obtain regulatory clearance of the ProUroScan System means that we do not have sole control of the timing and content of FDA submissions and interactions.  If Artann fails to obtain market clearance of the ProUroScan System, or if Artann encounters significant delays in receiving such clearance, it could have a material adverse effect on our business, requiring additional financing or potential discontinuance of our operations.

Even if clearance from the FDA is obtained, our products may not be commercially viable or may not be accepted by the marketplace.

Even if the FDA grants market clearance of the ProUroScan System and we are able to successfully develop future products, we may not be able to contract for the manufacture of such products in commercial quantities at prices that will be commercially viable. Further, there is risk that the ProUroScan System and our future products may not prove to be as effective as currently available medical or diagnostic products or those developed in the future. The inability to successfully complete development of a product or application or a determination by us, for financial, technical or other reasons not to complete development of any product or application, particularly in instances in which we have made sufficient capital expenditures, could have a material adverse effect on our business. With respect to the ProUroScan System, under our current Artann Development Agreement, Artann is to transfer the 510(k) to us once we make the first commercial sale of the ProUroScan System. If we are not able to procure a commercial sale of at least one ProUroScan System, Artann would not be obligated to transfer the 510(k) to us and might not do so, thus inhibiting our ability to develop future generations of the product.

Even if successfully developed, the ProUroScan System and our future products will be competing against other imaging and diagnostic products in the medical device marketplace, including those developed in the future that may render the ProUroScan System obsolete. The digital rectal examination (“DRE”), in combination with a Prostate Specific Antigen (“PSA”) test, is part of today’s “standard of care” to evaluate patients over the age of 50 for prostate cancer or other ailments relating to the prostate. In addition, other modalities that can be used for diagnostic imaging include transrectal ultrasound, magnetic resonance imaging, computed tomography and nuclear medicine. Therefore, there can be no assurance that physicians, providers, patients, third-party payors or the medical device market, in general, will accept our products.

There is no guarantee that the FDA will grant 510(k) clearance or PMA approval of our future products and claims and failure to obtain necessary clearances or approvals for our future products and claims would adversely affect our ability to expand utilization of the technology in other prostate applications or in other soft tissue organs in the body, which may affect our ability to grow our business.

In the future, we may seek to obtain additional indications for use of the ProUroScan System beyond the basic imaging and documentation claim, as well as clearance and approval of new products. Some of these expanded claims and future products may require FDA clearance of a 510(k). Other claims and future products will require FDA approval of a PMA. Moreover, some of our future products and the additional claims on the ProUroScan System we may seek may require clinical trials to support regulatory approval, and we may not successfully complete these clinical trials. The FDA may not approve or clear these future products, or future generations of the ProUroScan System for the indications that are necessary or desirable for successful commercialization. Indeed, the FDA may refuse our requests for 510(k) clearance or PMA approval of new products. Failure to receive clearance or approval for additional claims for the ProUroScan System, or for our future products, would have an adverse effect on our ability to expand our business.

Clinical trials necessary to support our future products and claims will be expensive and may require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. These trials may require the submission of an investigational device exemption, for which there is no guarantee that the FDA will approve. Delays or failures in our clinical trials will prevent us from commercializing any modified or new products and will adversely affect our business, operating results and prospects.

Initiating and completing clinical trials necessary to support 510(k)s or PMAs for future generations of the ProUroScan System will be time consuming and expensive and the outcome uncertain. Moreover, the results of early clinical trials are not necessarily predictive of future results, and any product we advance into clinical trials may not have favorable results in later clinical trials.

Conducting successful clinical studies may require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. Patient enrollment in clinical trials and completion of patient participation and follow-up depend on many factors, including: the size of the patient population; the number of patients to be enrolled; the nature of the trial protocol; the attractiveness of, or the discomforts and risks associated with, the treatments received by enrolled subjects; the availability of appropriate clinical trial investigators, support staff, and proximity of patients to clinical sites; and the patients’ ability to meet the eligibility and exclusion criteria for participation in the clinical trial and patient compliance. For example, patients may be discouraged from enrolling in our clinical trials if the trial protocol requires them to undergo extensive post-treatment procedures or follow-up to assess the safety and effectiveness of our products or if they determine that the treatments received under the trial protocols are not attractive or involve unacceptable risks or discomforts. In addition, patients participating in clinical trials may die before completion of the trial or suffer adverse medical events unrelated to investigational products.

Development of sufficient and appropriate clinical protocols to demonstrate safety and efficacy are required, and we may not adequately develop such protocols to support clearance and approval. Significant risk trials will require the submission and approval of an investigational device exemption (“IDE”) from the FDA. There is no guarantee that the FDA will approve our future IDE submissions. Further, the FDA may require us to submit data on a greater number of patients than we originally anticipated and/or for a longer follow-up period or change the data collection requirements or data analysis applicable to our clinical trials. Delays in patient enrollment or failure of patients to continue to participate in a clinical trial may cause an increase in costs and delays in the approval and attempted commercialization of our products or result in the failure of the clinical trial. In addition, despite considerable time and expense invested in our clinical trials, the FDA may not consider our data adequate to demonstrate safety and efficacy. Such increased costs and delays or failures could adversely affect our business, operating results and prospects.

We have no manufacturing experience, and will rely on third parties to manufacture the ProUroScan System in an efficient manner. If design specification changes are needed to develop an efficient manufacturing process, those changes may require FDA clearance of a new 510(k) or approval of a PMA, which we may not be able to obtain in a timely manner, if at all.

To be successful, the ProUroScan System will need to be manufactured in sufficient quantities, in compliance with regulatory requirements and at an acceptable cost. We have no manufacturing experience. We have identified a third-party manufacturer to produce commercial units of the ProUroScan System for distribution after 510(k) clearance or PMA approval is obtained. This third-party manufacturer is in the process of developing and optimizing the manufacturing process to produce commercial ProUroScan Systems. If device design changes are required to implement an efficient manufacturing process, these design changes will need to be evaluated and implemented in accordance with applicable Quality Systems Regulation (“QSR”) requirements. If we implement design changes after the FDA has cleared the ProUroScan System, we will need to assess whether those design changes could significantly affect the safety or effectiveness of the device, and require the submission and clearance of a new 510(k), or even require the submission of a PMA. If we determine that these modifications require a new 510(k) clearance or PMA approval, we may not be able to obtain this additional clearance in a timely manner, or at all. In general, obtaining additional clearances can be a time consuming process, and delays in obtaining required future clearances would adversely affect our ability to market the ProUroScan System in a timely manner, which in turn would harm our potential for future growth.

If we or our third-party manufacturers or suppliers fail to comply with ongoing FDA or other foreign regulatory authority requirements, or if we experience unanticipated problems with our products, these products could be subject to restrictions or withdrawal from the market.

Any product for which we obtain FDA clearance or approval, and the manufacturing processes, reporting requirements, post-approval clinical data and promotional activities for such product, will be subject to continued regulatory review, oversight and periodic inspections by the FDA and other domestic and foreign regulatory bodies. In particular, we and our third-party manufacturers and certain of our suppliers will be required to comply with the FDA’s QSR, regulations for the manufacture of our products and other regulations which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of any product for which we obtain clearance or approval. Regulatory bodies, such as the FDA, enforce the QSR and other regulations through periodic inspections. The failure by us or one of our third-party manufacturers or suppliers to comply with applicable statutes and regulations administered by the FDA and other regulatory bodies, or the failure to timely and adequately respond to any adverse inspectional observations or product safety issues, could result in, among other things, any of the following enforcement actions:

•      warning letters or untitled letters;

•      fines and civil penalties;

•      unanticipated expenditures to address or defend such actions;

•      delays in clearing or approving, or refusal to clear or approve, our products;

•	withdrawal or suspension of approval of our products or those of our third-party suppliers by the FDA or other regulatory bodies;

•      product recall or seizure;

•      orders for physician notification or device repair, replacement or refund;

•      interruption of production;

•      operating restrictions;

•      injunctions; and

•      criminal prosecution.

If any of these actions were to occur it would harm our reputation and cause our product sales and profitability to suffer and may prevent us from generating revenue. Furthermore, our third-party manufacturers and suppliers may not be in compliance with all applicable regulatory requirements which could result in failure to supply our products in required quantities, if at all.

Even if regulatory clearance or approval of a product is granted, such clearance or approval may be subject to limitations on the intended uses for which the product may be marketed and reduce our potential to successfully commercialize the product and generate revenue from the product. If the FDA determines that our promotional materials, labeling, training or other marketing or educational activities constitute promotion of an unapproved use, it could request that we cease or modify our training or promotional materials or subject us to serious regulatory enforcement actions, including some of those listed above. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our training or other promotional materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

In addition, we may be required to conduct costly post-market testing and surveillance to monitor the safety or effectiveness of our products, and we must comply with medical device reporting requirements, including the reporting of adverse events and malfunctions related to our products. Later discovery of previously unknown problems with our products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems or failure to comply with regulatory requirements such as QSR, may result in changes to labeling, restrictions on such products or manufacturing processes, withdrawal of the products from the market or regulatory enforcement actions.

Our products may in the future be subject to product recalls that could harm our reputation, business and financial results.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture. In the case of the FDA, the authority to require a mandatory recall must be based on an FDA finding that there is a reasonable probability that the device would cause serious adverse health consequences or death. In addition, foreign governmental bodies have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture. Manufacturers may, under their own initiative, initiate a field correction or removal, known as a recall, for a product if any material deficiency in a device is found. A government mandated or voluntary recall by us or one of our third-party manufacturers or suppliers could occur as a result of component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our financial condition and results of operations. The FDA requires that certain classifications of recalls be reported to the FDA within 10 working days after the recall is initiated. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. We may initiate voluntary recalls involving our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, they could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the FDA could take enforcement action for failing to report the recalls when they were conducted.

If our marketed products cause or contribute to a death or a serious injury, or malfunction in certain ways, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under the FDA medical device reporting regulation, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to death or serious injury if the malfunction of the device or one of our similar devices were to recur. If we fail to report these events to the FDA within the required timeframes, or at all, the FDA could take enforcement action against us. Any such adverse event involving our products also could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

We will depend upon others for the manufacturing of our products, which will subject our business to the risk that we will be unable to fully control the supply of our products to the market.

Our ability to develop, manufacture and successfully commercialize our future products depends upon our ability to enter into and maintain contractual and collaborative arrangements with others. We do not intend to establish any of our own manufacturing facilities for the ProUroScan System or any of our future products. Instead, we intend to retain QSR-compliant and FDA-registered contract manufacturers. We may also have to rely on a sole supplier for certain components of our ProUroScan System. There can be no assurance that such manufacturers will be able to supply our products in the required quantities, at appropriate quality levels or at acceptable costs. We may be adversely affected by any difficulties encountered by such third-party manufacturers that result in product defects, production delays or the inability to fulfill orders on a timely basis. If a manufacturer cannot meet our quality standards and delivery requirements in a cost-efficient manner, we could suffer interruptions of delivery while we arrange for alternative manufacturing sources. Any extended disruption in the delivery of our products could result in our inability to satisfy customer demand for our products. Consequently, our inability to obtain alternative sources on a timely basis may have a material adverse effect on our business.

We may incur significant liability if it is determined that we are promoting off-label use of our products in violation of federal and state regulations in the United States or elsewhere.

Artann initially intends to seek clearance of the ProUroScan System from the FDA as a device that is intended to produce an elasticity image of the prostate as an aid in documenting abnormalities initially identified by digital rectal examination (“DRE”). We believe that seeking clearance for this limited indication is the most applicable definition for how physicians will use the device in clinical practice.  Once clearance is obtained the ProUroScan System approval status will be transferred to us from Artann, allowing us to begin active commercialization.  Other applications of this technology in the prostate will require additional regulatory submissions and clearances.  Some of these clearances will likely require submission of a PMA and significantly larger or more costly clinical studies.  Unless and until we receive regulatory clearance or approval for use of the ProUroScan System in these applications, use of the ProUroScan System for other than basic imaging and documentation will be considered off-label use.  Under the FDCA and other similar laws, we are prohibited from labeling or promoting our products, or training physicians, for such off-label uses.

The FDA and other regulatory agencies actively enforce regulations prohibiting promotion of off-label uses and the promotion of products for which marketing clearance has not been obtained. A company that is found to have improperly promoted off-label uses may be subject to significant liability, including civil and administrative remedies as well as criminal sanctions. Due to these legal constraints, our sales and marketing efforts will focus only on the general technical attributes and benefits of the ProUroScan System and the FDA cleared indications for use.

Federal regulatory reforms may adversely affect our ability to sell our products profitably.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the clearance or approval, manufacture and marketing of a medical device. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance or interpretations changed, and what the impact of such changes, if any, may be.

Without limiting the generality of the foregoing, last year, the Food and Drug Administration Amendments Act of 2007 (the “FDA Amendments Act”) were enacted. The FDA Amendments Act requires, among other things, that the FDA propose, and ultimately implement, regulations that will require manufacturers to label medical devices with unique identifiers unless a waiver is received from the FDA. Once implemented, compliance with those regulations may require us to take additional steps in the manufacture of our products and labeling. These steps may require additional resources and could be costly. In addition, the FDA Amendments Act will require us to, among other things, comply with clinical trial registration requirements once our clinical trials are initiated.

A failure to successfully implement a “patient pay” sales model prior to establishing third-party reimbursement could have a material adverse effect on our product sales and financial results.

Until third-party reimbursement coverage for the ProUroScan System procedure is established, if at all, we anticipate using a “patient pay model” for physicians to receive payment. Under a patient pay model, in the absence of coverage from their health insurance, patients pay for the scan out of their own funds. Any failure to successfully establish a patient pay model could have a material adverse effect on our product sales and financial results.

The financial success of the ProUroScan System and other future medical device products will materially depend on our ability to obtain coverage and reimbursement for them.

The financial success of the ProUroScan System and other medical device products will materially depend on the scope of coverage for each device and the ability of medical service providers to obtain third-party reimbursement from private and public insurance sources, such as Medicare, Medicaid and private payors. It is difficult to predict the timing and outcome of coverage and reimbursement decisions. There can be no assurance that coverage and reimbursement will be obtained or will be obtained at a level that will provide a suitable return to providers of services using our technology.

Because the incidence of prostate cancer increases with age, we expect that a significant percentage of our patients will be Medicare beneficiaries. Obtaining Medicare coverage and reimbursement will be critical to our success. Ensuring adequate Medicare coverage and reimbursement, however, can be a lengthy and expensive endeavor and we cannot provide assurances that we will be successful.

Significantly, the U.S. Congress may pass laws that impact coverage and reimbursement for healthcare services, including Medicare reimbursement to physicians and hospitals. Furthermore, many private payors look to Medicare’s coverage and reimbursement policies in setting their coverage policies and reimbursement amounts. If the Centers for Medicare and Medicaid Services (“CMS”), the federal agency that administers the Medicare program, or Medicare contractors limit coverage or payments to physicians for the ProUroScan System, private payors may similarly limit coverage or payments. In addition, state legislatures may enact laws limiting or otherwise affecting the level of Medicaid reimbursement for procedures using the ProUroScan System. As a result, physicians may not purchase our ProUroScan System, and, consequently, our business and financial results would be adversely affected.

We do not currently receive coverage and reimbursement from any party for the use of our products because we have no products fully developed and currently available for sale in the marketplace. As a result, we have not taken any steps to obtain approval for coverage and reimbursement for the use of the ProUroScan System.

Our failure to receive the third-party coverage for our products could result in diminished marketability of our products.

Generally, Medicare does not cover and pay for items and services that are not reasonable or necessary for the diagnosis or treatment of illness or injury or to improve the functioning of a malformed body member. This means that Medicare does not usually cover and pay for preventative services, including routine screening tests for patients who do not present with any signs or symptoms of disease, unless the law specifically provides for such preventative coverage. Such statutory coverage currently exists for prostate cancer screening tests. Specifically, the law states that Medicare will cover a prostate screening test that consists of a DRE and/or a PSA test provided for the purpose of early detection of prostate cancer to a man over 50 years of age who has not had such test during the preceding year. In addition, the law provides the Secretary of Health and Human Services (the “Secretary”) the authority to cover other prostate screening tests based upon changes in technology and standards of medical practice, availability, effectiveness, costs and other factors deemed appropriate by the Secretary. Thus, for the ProUroScan System to receive Medicare coverage as a prostate screening test, the Secretary would need to add the scan to the list of appropriate procedures for prostate cancer screening. This could be a significant hurdle for the ProUroScan System to receive Medicare coverage as a prostate screening test. Additionally, Congress recently created an alternative pathway for Medicare to cover preventative services. Preventative services that receive a grade “A” or “B” by the United States Preventive Services Task Force (“USPSTF”) are eligible for Medicare coverage. The USPSTF does not currently recommend prostate cancer screening with either grade.

We anticipate, however, that the ProUroScan System may be covered by Medicare as a diagnostic test for patients who have clinical signs or symptoms of disease. Obtaining Medicare coverage as a diagnostic test is more straightforward as long as the test is reasonable and necessary. For example, the PSA test is covered as a diagnostic test when used to differentiate benign from malignant disease in men with lower urinary tract signs and symptoms (e.g., hematuria, slow urine stream, hesitancy, urgency, frequency, nocturia and incontinence) as well as with patients with palpably abnormal prostate glands on physician exam, and in patients with other laboratory or imaging studies that suggest the possibility of a malignant prostate disorder. We anticipate that the first generation of the ProUroScan System will be used to image the prostate and to maintain historical records for future tracking for men who have an abnormal DRE or other signs or symptoms of disease. Thus, providers who perform prostate imaging using the first generation ProUroScan System likely will seek Medicare coverage and payment as a diagnostic, rather than a screening test. Even as a diagnostic test, however, CMS or its contractors could determine that procedures using the ProUroScan System are not medically necessary and therefore decide not to cover them.

Even if covered, our failure to receive appropriate reimbursement from third-party payors could slow market uptake of our products.

Regardless of whether the ProUroScan System is covered as a screening tool or a diagnostic test, there is a risk that Medicare and other payors will bundle payment for it into the payment for a covered office visit furnished to the patient on the same day. For example, Medicare currently bundles billing and payment for a DRE into payment for a covered evaluation and management office visit when the two services are furnished to a Medicare beneficiary on the same day. If the DRE is the only service or is provided as part of an otherwise non-covered service, it may be separately paid if other coverage requirements are met. On the other hand, the PSA typically is separately paid as a clinical diagnostic laboratory service. Specifically, CMS could determine that due to the ease and short amount of time needed to perform the ProUroScan System procedure, separate reimbursement is not warranted if the physician already is billing an office visit.

In order for physicians and providers who perform procedures using the ProUroScan System to receive separate reimbursement, they must bill a Current Procedure Terminology (“CPT”) code that appropriately describes the service performed. Although initially physicians and providers will be able to bill a miscellaneous code to submit claims for ProUroScan System procedures, eventually we will want to apply for a unique CPT code. The CPT application process is lengthy, and there is no guarantee that we will receive a unique CPT code or that we will receive a unique CPT code in a timely manner. Should we receive a unique CPT code, the code is then valued for purposes of receiving reimbursement by the American Medical Association’s Relative Value Scale Update Committee. The valuation process depends on the amount of time the procedure takes and difficulty of work involved, the practice expense and the malpractice expense associated with using the ProUroScan System. CMS then takes the recommendation of this committee into account when establishing the reimbursement amount. The amount of reimbursement the physician will receive generally depends on the values assigned to the various components of the procedure multiplied by a conversion factor. This value is updated annually as part of the Medicare Physician Fee Schedule. There is no guarantee that this process will result in an appropriate level of reimbursement or an amount that supports the price and revenues we have projected.

Even if a unique CPT code is obtained for the test, the level of reimbursement established may not provide adequate economic incentive to physicians, which could deter them from using our products and limit our sales growth.

At this time, we do not know the extent to which physicians or providers would consider third-party reimbursement levels adequate to cover the cost of our products. Failure by physicians or providers to receive an amount that they consider to be adequate reimbursement could deter them from using our products and limit our sales growth. In addition, Medicare Physician Fee Schedule payments may decline over time, which could deter physicians from using the ProUroScan System. If physicians or providers are unable to justify the costs of the ProUroScan System or they are not adequately compensated for using our product, they may experience an economic disincentive to purchase or use them, which would significantly harm our business.

Notwithstanding current or future FDA clearances, if granted, third-party payors may deny reimbursement if the payor determines that the ProUroScan System is unnecessary, inappropriate, not cost-effective or experimental, or is used for a non-approved indication. Further, all third-party payors, whether governmental or private, whether domestic or international, are developing increasingly sophisticated methods of controlling healthcare costs. These cost control methods include prospective payment systems, capitated rates, benefit redesigns, or pre-authorization requirements. Increased scrutiny particularly is being placed on medical imaging. Additionally, payors are emphasizing and covering wellness and healthier lifestyle interventions and other cost-effective methods of delivering healthcare in exchange for covering more procedures. These cost control methods also potentially limit the amount that healthcare providers may be willing to pay for medical technology which could, as a result, adversely affect our business and financial results. In addition, in the U.S., no uniform policy of coverage and reimbursement for medical technology exists among all third-party payors. Therefore, coverage and reimbursement for medical technology can differ significantly from payor to payor. There also can be no assurance that current levels of reimbursement will not be decreased or eliminated in the future, or that future legislation, regulation or reimbursement policies of third-party payors will not otherwise adversely affect the demand for the ProUroScan System or our ability to sell the ProUroScan System on a profitable basis.

If we commercialize the ProUroScan System, we will be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws and regulations and could face substantial penalties if we are unable to fully comply with such laws.

Although we do not control referrals of healthcare services or directly bill Medicare, Medicaid or other third-party payors, many healthcare laws and regulations will apply to our business. For example, we could be subject to healthcare fraud and abuse and patient privacy regulation and enforcement by both the federal government and the states in which we conduct our business. The healthcare laws and regulations that may affect our ability to operate include:

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the federal healthcare programs’ Anti-Kickback Law, which prohibits, among other things, persons or entities from soliciting, receiving, offering or providing remuneration, directly or indirectly, in return for or to induce either the referral of an individual for, or the purchase order or recommendation of, any item or service for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs;

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federal false claims laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other third-party payors that are false or fraudulent, or are for items or services not provided as claimed, and which may apply to entities like us to the extent that our interactions with customers may affect their billing or coding practices;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which established new federal crimes for knowingly and willfully executing a scheme to defraud any healthcare benefit program or making false statements in connection with the delivery of or payment for healthcare benefits, items or services, as well as leading to regulations imposing certain requirements relating to the privacy, security and transmission of individually identifiable health information; and

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state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers, and state laws governing the privacy of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

The healthcare sector is, and in recent years has been, under heightened scrutiny as the subject of government investigations and enforcement actions involving manufacturers who allegedly offered unlawful inducements to potential or existing customers in an attempt to procure their business, including specifically arrangements with physician consultants. We may have arrangements with physicians and other entities which may be subject to scrutiny. For example, we may lease the ProUroScan System to physicians or others through consulting agreements. Payment for these consulting services sometimes may be in the form of cash, stock options or royalties. If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs, and the curtailment or restructuring of our operations. Any penalties, damages, fines, exclusions, curtailment or restructuring of our operations could adversely affect our ability to operate our business and our financial results. The risk of our being found in violation of these laws is increased by the fact that many of these laws are broad and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If the physicians or other providers or entities with whom we do business are found to be non-compliant with applicable laws, they may be subject to sanctions, which could also have a negative impact on our business.

Any failure in our efforts or our contractor’s efforts to train physicians or other medical staff could result in lower than expected product sales.

A critical component of our sales and marketing efforts is the training of a sufficient number of physicians and other medical staff to properly use the ProUroScan System. We rely on physicians and other medical staff to devote adequate time to learn to use our products. Convincing physicians and other medical staff to dedicate the time and energy for adequate training in the use of our system may be challenging, and we cannot guarantee that this will occur. If physicians and other medical staff are not properly trained, they may misuse or ineffectively use our products. Insufficient training may result in unsatisfactory patient outcomes, patient injury and related liability or negative publicity, which could have an adverse effect on our product sales or create substantial potential liabilities.

Rapid technological change in our competitive marketplace may render the ProUroScan System obsolete or may diminish our ability to compete in the marketplace.

The prostate cancer detection, imaging and medical device markets are extremely competitive, dominated by large and well financed competition and are subject to rapid technological advances and changes. The discovery of new technologies and advances in the application of such technologies to the medical marketplace in general, and the market for urology-based imaging products in particular, may render our products obsolete or non-competitive. Any such changes and advances could force us to abandon our currently proposed products, which would have a material adverse effect on our business.

We may not be able to enter into manufacturing agreements or other collaborative agreements on terms acceptable to us, if at all, which could have a material adverse effect on our business.

We cannot be sure that we will be able to enter into manufacturing or other collaborative arrangements with third parties on terms acceptable to us, if at all. If we fail to establish such arrangements when, and as necessary, we could be required to undertake these activities at our own expense, which would significantly increase our capital requirements and may delay the development, manufacturing and commercialization of our products. If we are unable to address these capital requirements, it may have a material adverse effect on our business.

We expect to rely materially on Artann and other consultants and contractors, some of whom may be partially or wholly paid through issuances of common stock dilutive to our shareholders.

We materially rely on consultants and contractors to perform a significant amount of research and development, pre-manufacturing, clinical, regulatory and marketing activities. Specifically, we issued 769,231 shares of our common stock to Artann on March 15, 2010 related to the FDA 510(k) filing milestone, and upon receipt of FDA clearance we expect to issue additional equity securities to Artann valued at up to $700,000. We expect that certain other consultants and contractors will also accept payment of a portion of their compensation in the form of our equity securities. Any such issuances would be dilutive to shareholders.

We are highly dependent on the services provided by certain key personnel.

We are highly dependent upon the services of our executive officers, Richard Carlson and Richard Thon. We have not obtained “key-man” life insurance policies insuring the lives of either of these persons. If the services of either of these persons become unavailable to us, for any reason, our business could be adversely affected.

If we lose our right to license and use from Artann certain critical intellectual property for any reason, our entire business would be in jeopardy.

If we breach or fail to perform the material conditions including payment obligations of, or fail to extend the term of, the agreement with Artann that licenses critical intellectual property, we may lose all or some of our rights to such critical intellectual property and our license may terminate. If we should lose our right to license and use technology covered by such license that is critical to our business, such loss would have a materially adverse effect on our business. In such a case, the viability of the Company would be in question. Our only alternatives would be to find existing and non-infringing technology to replace that lost, if any exists, or develop new technology ourselves. The pursuit of any such alternative would likely cause significant delay in the development and introduction of our proposed products.

The protections for our key intellectual property may be successfully challenged by third parties.

We own various key intellectual properties. No assurance can be given that any intellectual property claims will not be successfully challenged by third parties. Any challenge to our intellectual property, regardless of merit, would likely involve costly litigation which could have a material adverse effect on our business. If a successful challenge were made to intellectual property that is critical to our proposed products, the pursuit of any such alternative would likely cause significant delay in the development and introduction of such products. Moreover, a successful challenge could call into question the validity of our business.

As we lose patent protection on our critical technologies, it may have a material adverse effect on our business.

We rely on certain patents to provide us with exclusive rights for our technology. The first of our primary patents on our core technology will expire in December 2012. As we begin to lose certain patent protections on our prostate imaging systems and related critical patented technologies, we may face strong competition as a result, which could have a material adverse effect our business.

The government has rights to certain of our patents.

Certain of our patents emanated from work performed by Artann under grants from the National Institutes of Health (“NIH”). As a result, certain standard NIH grant obligations apply, which are designed to ensure that the U.S. investment is used in the interest of U.S. industry and labor and that inventions are reported to NIH. Additionally, the U.S. government retains a non-exclusive license to these patents. As a non-exclusive licensee of certain of these patents, the U.S. government, in addition to utilizing the inventions itself, could in certain limited circumstances, request additional licenses to the patents be granted to other parties and, if such license request is refused, grant the licenses itself. Any actions by the U.S. government to require the grant of additional licenses could materially and adversely affect our business.

We may not be able to successfully compete against companies in our industry with greater resources, or with any competition.

If our development plan is successful, we expect to experience significant competition in the medical device market. Although we believe that we may currently have a niche in the prostate imaging marketplace, many factors beyond our control will likely encourage new competitors. In particular, there are several large companies that have indicated an interest in the prostate imaging business. Therefore, no assurance can be given that we will be able to successfully compete with these, or any other companies in the marketplace, if at all.

Our ability to use operating loss carryforwards to offset income in future years may be limited.

As of March 31, 2010, the Company had generated net operating loss carryforwards of approximately $8.3 million which, if not used, will begin to expire in 2021.  Federal and state tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a change in ownership of the Company that constitutes an “ownership change,” as defined by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”).  The Company has analyzed its equity ownership changes and believes that such an ownership change occurred upon the completion of its 2009 public offering.  The Company’s use of its net operating loss carryforwards of approximately $5.3 million and built-in loss incurred prior to the closing of the 2009 public offering will be limited as a result of this change; however, the amount of limitation will not be known until a full Section 382 study is completed.

Our business and products subject us to the risk of product liability claims.

The manufacture and sale of medical products and the conduct of clinical trials using new technology involve customary risks of product liability claims. There can be no assurance that our insurance coverage limits will be adequate to protect us from any liabilities which we might incur in connection with the clinical trials or the commercialization of any of our products. Product liability insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against us in excess of our insurance coverage would have a material adverse effect on our business. In addition, any claims, even if not ultimately successful, could have a material adverse effect on the marketplace’s acceptance of our products.

THE OFFER

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in the section entitled “Risk Factors.”  Warrant holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisor as necessary before deciding whether or not to participate in this Offer.  In addition, we strongly encourage you to read this Offer Letter/Prospectus in its entirety and the publicly-filed information about the Company referenced herein, before making a decision regarding the Offer.

General Terms

For a limited period of time, ProUroCare Medical Inc. is offering to certain of its warrant holders the opportunity to receive new, three-year warrants upon the exercise of their existing warrants.  During the Offer Period, each Warrant holder who tenders Warrants for early exercise will receive, in addition to the shares of common stock purchased upon exercise, three-year 2010 Replacement Warrants to purchase an equal number of shares of our common stock at an exercise price of $1.30 per share.  For example, if a Warrant holder tenders 1,000 Warrants during the Offer Period, the Warrant holder will be required to pay the Warrant exercise price of $1.30 per share, for a total of $1,300, and will receive 1,000 shares of our common stock as a result of the Warrant exercise plus a 2010 Replacement Warrant to purchase 1,000 shares of our common stock.

Each 2010 Replacement Warrant may be redeemed by the Company at any time after the last sales price of the Company’s common stock equals or exceeds $4.00 for 10 consecutive trading days, at a price of $0.01 per warrant. The Offer is subject to the terms and conditions contained in this Offer Letter/Prospectus and the Letter of Transmittal.

You may tender some or all of your Warrants on these terms.  If you elect to tender Warrants in response to this Offer, please follow the instructions in this Offer Letter/Prospectus and the related documents, including the Letter of Transmittal.

If you tender Warrants, you may withdraw your tendered Warrants before the expiration of the Offer Period and retain them on their original terms, by following the instructions herein. If the Offer Period is extended, you may withdraw your tendered Warrants at any time until the expiration of such extended Offer Period. In addition, Warrants that are not accepted by us for payment by August 31, 2010 may be withdrawn.

Terms of the 2010 Replacement Warrants

During the Offer Period, each Warrant holder who tenders Warrants for early exercise will receive, in addition to the shares of common stock purchased upon exercise, three-year 2010 Replacement Warrants to purchase an equal number of shares of our common stock at an exercise price of $1.30 per share.  The terms of the 2010 Replacement Warrants will be substantially the same as the terms of the 2009 Replacement Warrants, except that each 2010 Replacement Warrant will expire three years from the date of issuance. Like the 2009 Replacement Warrants, the 2010 Replacement Warrants may be redeemed by the Company at any time after the last sales price of the Company’s common stock equals or exceeds $4.00 for 10 consecutive trading days, compared to the existing Public Warrants and Private Warrants that are currently redeemable by the Company at any time prior to expiration. The Company must provide 30 days’ prior written notice of its decision to redeem the 2010 Replacement Warrants at a price of $0.01 per warrant, during which time holders may choose to exercise the 2010 Replacement Warrants according to their terms rather than submitting them for redemption. For additional details regarding the terms of the 2010 Replacement Warrants, see “Description of Securities to be Registered—2010 Replacement Warrants” starting on page 67.

The Company expects the 2010 Replacement Warrants to be quoted on the Pink Sheets under a ticker symbol to be determined.  The quoting of the 2010 Replacement Warrants on the Pink Sheets is dependent upon the existence of an effective registration statement regarding the 2010 Replacement Warrants and the cooperation of market makers for the 2010 Replacement Warrants.

Offer Period

The Offer will be open until August 2, 2010 at 4:00 p.m., Central Time, unless earlier withdrawn or extended by the Company.  We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, all Warrant holders who previously tendered Warrants will have a right to withdraw such previously tendered Warrants until the expiration of the Offer Period, as extended. We will pay no interest on cash tendered for the exercise price of the Warrants regardless of any extension of, or amendment to, the Offer. If we extend the Offer Period, we will make a public announcement of such extension by no later than 8:00 a.m., Central Time, on the next business day following the scheduled expiration of the Offer.

We may withdraw the Offer only if the conditions of the Offer are not satisfied prior to expiration of the Offer Period. Promptly upon any such withdrawal, we will return the tendered Warrants along with any cash delivered therewith. We will announce any intention to withdrawal by disseminating notice by public announcement or otherwise as permitted by applicable law.

At the expiration of the Offer Period, the original terms of the Warrants, including, but not limited to, the $1.30 per share cash exercise price and the Company’s right to redeem the Public Warrants and Private Warrants at any time prior to expiration and the 2010 Replacement Warrants at any time after the last sales price of the Company’s common stock equals or exceeds $4.00 for 10 consecutive trading days, shall resume and continue to apply until the Warrants expire by their terms of their respective expiration dates.

Partial Exercise Permitted

If you choose to participate in the Offer, you may exercise less than all of your Warrants pursuant to the terms of the Offer.

WARRANTS NOT EXERCISED DURING THE OFFER PERIOD SHALL, AFTER THE EXPIRATION OF THE OFFER PERIOD, BE EXERCISABLE IN ACCORDANCE WITH THE GENERAL TERMS OF SUCH WARRANTS, AS THE TERMS OF SUCH WARRANTS EXISTED PRIOR TO THE COMMENCEMENT OF THIS OFFER.  UNEXERCISED PUBLIC WARRANTS AND PRIVATE WARRANTS SHALL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON JANUARY 7, 2014 AND UNEXERCISED 2009 REPLACEMENT WARRANTS SHALL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON NOVEMBER 12, 2012, UNLESS, IN EACH CASE, SOONER REDEEMED AS PERMITTED BY THEIR RESPECTIVE TERMS.

Conditions to the Offer

This Offer is conditioned upon the existence of an effective amendment to our registration statement regarding the Public Warrants and the 2009 Replacement Warrants, and the common stock issuable upon the exercise of such Warrants, as amended by the post-effective amendments to such registration statements.  We have filed with the Securities and Exchange Commission (the “SEC”) post-effective amendments to our registration statements regarding the Public Warrants and the 2009 Replacement Warrants.

Additionally, the Offer is conditioned upon the existence of an effective registration statement on Form S-4 regarding the 2010 Replacement Warrants, and the common stock issuable upon the exercise of such warrants.  In order to register the 2010 Replacement Warrants to be issued upon the exercise of the Warrants in this Offer, we have filed with the SEC a registration statement.

We will not complete the Offer unless and until the post-effective amendments and registration statement described above are declared effective by the SEC.  If there is a delay in such effectiveness, we may, in our discretion, extend, suspend or cancel the Offer, and will inform Warrant holders of such event. If we extend the Offer Period, we will make a public announcement of such extension by no later than 8:00 a.m., Central Time, on the next business day following the scheduled expiration of the Offer.

Finally, the Offer is conditioned upon each Warrant holder desiring to participate in the Offer delivering to the depositary in a timely manner a completed Letter of Transmittal, along with the holder’s Warrants, proper cash payment, and any other paperwork the depositary deems necessary to effect such participation.

We may withdraw the Offer only if the conditions of the Offer are not satisfied prior to expiration of the Offer Period. Promptly upon any such withdrawal, we will return the tendered Warrants along with any cash delivered therewith. We will announce any intention to withdrawal by disseminating notice by public announcement or otherwise as permitted by applicable law.

No Recommendation; Warrant Holder’s Own Decision

Neither the Company, its directors, officers or employees makes any recommendations to any Warrant holder as to whether to exercise their Warrants.  Each Warrant holder must make his, her or its own decision as to whether to exercise their Warrants.

Procedure for Exercising and Tendering Warrants

Issuance of common stock and 2010 Replacement Warrants upon exercise of Warrants pursuant to this Offer and acceptance of Warrants pursuant to this Offer will be made only if Warrants are exercised and tendered pursuant to the procedures below. An exercise of Warrants pursuant to the procedures below will constitute a binding agreement between the exercising holder of Warrants and the Company upon the terms and subject to the conditions of the Offer.

Proper Exercise and Tender of Warrants by Registered Owners

Required Submissions

Warrant holders who have received a Letter of Transmittal are considered “registered owners” of Warrants and, in order to exercise and tender Warrants pursuant to the Offer, must ensure that the depositary receives the following: (i) a properly completed and duly executed Letter of Transmittal or photocopy/facsimile thereof; (ii) the holder’s Warrant or Unit certificate(s); (iii) any required signature guarantees; and (iv) proper payment for the exercise of the tendered Warrants.

The method of delivery of all required documents is at the option and risk of the tendering Warrant holders. If delivery is by mail, we recommend registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery. Warrants will be deemed properly tendered during the Offer Period only if the Warrants being exercised are delivered to the depositary by 4:00 p.m., Central Time, on August 2, 2010, at the address of the depositary set forth in the section entitled “The Offer—Depositary,” and are accompanied by proper payment and a properly completed and duly executed Letter of Transmittal or, if applicable, the guaranteed delivery procedures set forth herein are followed.

In the Letter of Transmittal, the exercising Warrant holder must: (1) set forth his, her or its name and address; (2) set forth the number of Warrants exercised; and (3) set forth the number of the Warrant or Unit certificate(s) representing such Warrants.  If you are a registered owner and the Warrants you are tendering are part of Units held by you, then you must submit your Unit certificate to the depositary when tendering Warrants pursuant to the Offer. The depositary will then promptly return to you a certificate representing the common stock portion of your Units. The common stock and 2010 Replacement Warrants to be issued upon exercise of Warrants during the Offer Period, along with a certificate representing the balance of any unexercised Warrants, will be delivered as set forth in the section of this Offer Letter/Prospectus entitled “The Offer—Acceptance for Issuance of Shares and 2010 Replacement Warrants,” beginning on page 26.

If the Letter of Transmittal is signed by someone other than the registered owner of the Warrants (for example, if the registered owner has appointed a Power of Attorney, assigned the Warrants to a third-party, or is unable to execute the Letter of Transmittal), the Warrants must be endorsed or accompanied by appropriate assignment documents, in either case signed exactly as the name(s) of the registered owner(s) appear on the Warrants, with the signature(s) on the Warrants or assignment documents guaranteed.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING THE LETTER OF TRANSMITTAL, WARRANTS AND PROPER PAYMENT FOR THE EARLY EXERCISE OF THE TENDERED WARRANTS, MUST BE MADE TO THE DEPOSITARY.  NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Signature Guarantees

In certain cases, all signatures on the Letter of Transmittal must be guaranteed by an “Eligible Institution.”  An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.

Signatures on the Letter of Transmittal need not be guaranteed if (1) the Letter of Transmittal is signed by the registered owner of the Warrants tendered therewith and such holder has not completed the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” in the Letter of Transmittal; or (2) such Warrants are tendered for the account of an Eligible Institution.

Where Warrants are exercised by a registered owner of the Warrants who has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.  Additionally, where the Letter of Transmittal is signed by someone other than the registered owner of the Warrants, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

Proper Exercise and Tender of Warrants by Beneficial Owners

Required Communications by Beneficial Owners

Warrant holders whose Warrants are held through a direct or indirect Depository Trust Company (“DTC”) participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary are not considered registered owners, but are “beneficial owners,” and must instruct the broker, dealer, commercial bank, trust company or other financial intermediary to exercise Warrants on their behalf.

Instructions to Brokers for Book-Entry Delivery

The depositary has established an account for the Warrants at the DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the depositary’s account in accordance with DTC’s procedure for such transfer. However, brokers, dealers and other financial intermediaries should note that even though delivery of Warrants may be effected through book-entry transfer into the depositary’s account at DTC, the guaranteed delivery procedures set forth herein must be followed (as explained in the section below entitled “The Offer—Procedure for Exercising and Tendering Warrants—Guaranteed Delivery Procedures for Registered Owners and Beneficial Owners”). Alternatively, the depositary must receive, at its address set forth in the section of this Offer Letter/Prospectus entitled “The Offer—Depositary” prior to the expiration of the Offer Period, a properly completed and duly executed Letter of Transmittal or photocopy/facsimile thereof, with any required signature guarantees (or a properly completed and duly executed letter of transmittal based on the form distributed to participants by DTC. Delivery of a Notice of Guaranteed Delivery or the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the depositary.

Warrants will be deemed properly tendered during the Offer Period only if the Warrants being exercised are delivered to the depositary by 4:00 p.m., Central Time, on August 2, 2010, accompanied by proper payment and a properly completed and duly executed Letter of Transmittal or, if applicable, the guaranteed delivery procedures set forth herein are followed.

Guaranteed Delivery Procedures for Registered Owners and Beneficial Owners

If either a registered owner or a beneficial owner of Warrants want to exercise his, her or its Warrants pursuant to the Offer, but (1) for registered owners, the Warrant or Unit certificates are not immediately available, (2) for beneficial owners and their brokers, dealers or other financial intermediaries, the procedure for book-entry transfer cannot be completed on a timely basis, or (3) in either case, time will not permit all required documents to reach the depositary prior to the expiration of the Offer Period, Warrant holders can still exercise their Warrants if all the following conditions are met:

1.	the tender is made by or through an “Eligible Institution”;

2.
the depositary receives by hand, mail, overnight courier or facsimile transmission, prior to the expiration of the Offer Period, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this document, with signatures guaranteed by an Eligible Institution (in the case of beneficial owners, such Notice of Guaranteed Delivery will in most instances be delivered to the depositary by DTC, but a beneficial owner’s broker is also permitted to complete the form), accompanied by proper payment for the early exercise of the tendered Warrants; and

3.	the depositary receives, within three Pink Sheets quotation days after the date of its receipt of the Notice of Guaranteed Delivery:

a.	in the case of registered owners:
i.	the certificates for all tendered Warrants, and
ii.	a properly completed and duly executed Letter of Transmittal or photocopy/facsimile thereof , and
iii.	any other required documents.

b.	in the case of beneficial owners and their brokers, dealers or other financial intermediaries:
i.	confirmation of receipt of the Warrants pursuant to the procedure for book-entry transfer as described above, and
ii.	any other required documents.

In any event, the issuance of shares of common stock and 2010 Replacement Warrants for Warrants exercised pursuant to the Offer and accepted pursuant to the Offer will be made only if the depositary has timely received the applicable foregoing items.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Warrants will be determined by us, in our sole discretion, and our determination shall be final and binding, subject to the judgment of any court with jurisdiction over us. We reserve the absolute right, subject to the judgment of any court, to reject any or all tenders of Warrants that we determine are not in proper form or reject Warrants that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to the judgment of any court with jurisdiction over us, to waive any defect or irregularity in any tender of the Warrants. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

The exercise of Warrants pursuant to the procedure described above will constitute a binding agreement between the tendering Warrant holder and the Company upon the terms and subject to the conditions of the Offer.

Withdrawal Rights

Tenders of Warrants made pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer Period.  If the Offer Period is extended, you may withdraw your tendered Warrants at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable, provided, however, that Warrants that are not accepted by us for payment by August 31, 2010 may be withdrawn. We will pay no interest on the exercise price of the Warrants regardless of any withdrawal of tendered warrants during the Offer Period, or any extension of, or amendment to, the Offer.

To be effective, a written notice of withdrawal must be timely received by the depositary at its address identified in this Offer Letter/Prospectus. Any notice of withdrawal must specify the name of the person who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the depositary, a signed notice of withdrawal must be submitted prior to release of such Warrants. In addition, such notice must specify the name of the registered owner (if different from that of the tendering Warrant holder) and the serial numbers shown on the particular certificates evidencing the Warrants to be withdrawn. Withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section entitled “The Offer—Procedure for Exercising and Tendering Warrants” at any time prior to the expiration of the Offer Period.

A holder of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such holder holds his, her or its Warrants.  In order to withdraw previously tendered Warrants, a DTC participant may, prior to the expiration of the Offer Period, withdraw its instruction previously transmitted through the WARR PTS function of DTC’s ATOP procedures by (1) withdrawing its acceptance through the WARR PTS function, or (2) delivering to the depositary by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the WARR PTS function to which such withdrawal relates. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered his, her or its Warrants other than through DTC should send written notice of withdrawal to the depositary specifying the name of the Warrant holder who exercised the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution, as described above in the section entitled “The Offer—Procedure for Exercising and Tendering Warrants—Signature Guarantees;” provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Institution.  Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the depositary. Selection of the method of notification is at the risk of the Warrant holder, and notice of withdrawal must be timely received by the depositary.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding, subject to the judgments of any courts with jurisdiction over us that might provide otherwise. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court with jurisdiction over us.

Acceptance for Issuance of Shares and 2010 Replacement Warrants

Upon the terms and subject to the conditions of the Offer, we will accept for exercise Warrants validly tendered until 4:00 p.m., Central Time, on August 2, 2010, unless earlier withdrawn or further extended by the Company. The common stock and 2010 Replacement Warrants to be issued upon exercise of Warrants during the Offer Period, along with a certificate representing the balance of any unexercised Warrants, will be delivered promptly following the expiration of the Offer Period (the “Closing Date”). In all cases, Warrants will only be accepted for exercise pursuant to the Offer after timely receipt by the depositary of (i) certificates for Warrants or Units tendered either physically or through book-entry delivery, (ii) a properly completed and duly executed Letter of Transmittal or manually signed photocopy/facsimile thereof, (iii) a certified bank check or wire transfer of immediately available funds in accordance with the instructions herein, in the amount of the purchase price of the common stock being acquired upon exercise of the Warrants tendered, payable to Interwest Transfer Company, Inc., as warrant agent and depositary, and (iv) any required signature guarantees.

For purposes of the Offer, we will be deemed to have accepted for exercise Warrants that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the Warrant holder of our non-acceptance.

Executive Overview of the Company

We have developed and intend to market an innovative prostate imaging system known as the ProUroScan™ System.  The ProUroScan System incorporates our new proprietary elasticity imaging technology to create an image and document abnormalities of the prostate.

The ProUroScan System is an imaging system designed for use as an aid to the physician in visualizing and documenting abnormalities in the prostate that have been previously detected by a digital rectal exam (“DRE”). As an adjunct to DRE, the ProUroScan System will be used following an abnormal DRE to generate a real-time image and document abnormalities of the prostate.  The final composite image is saved as a permanent electronic record and can be conveniently retrieved to view previous test results.

Our approach to imaging is based on the fact that most abnormalities in otherwise homogenous organ tissue are less elastic than normal tissue.  The ProUroScan’s unique technology uses measurements of relative tissue elasticity as detected by mechanical sensors and interpreted by mathematical algorithms to create images, rather than using ultrasound or other alternative technologies.  Using the system’s specially designed rectal probe, physicians can quickly and cost-effectively visualize the prostate gland and document specific areas of concern.  The real-time image can be saved as a permanent electronic record.

Our imaging technology is based on work originally performed by Artann Laboratories Inc. (“Artann”), a scientific technology company based in Trenton, New Jersey, that is focused on early-stage technology development. In 2002, we licensed the rights to this technology and since then have worked with Artann on its development. In September 2006, Artann was awarded a $3 million Small Business Innovation Research Phase II Competitive Renewal grant from the National Institute of Health and the National Cancer Institute to help advance the development and application for clearance of the ProUroScan System by the U.S. Food and Drug Administration (“FDA”).  In July 2008, the Company entered into new license and development and commercialization agreements with Artann relating to their existing technology and know-how and all future technology developed by Artann in our field of use. After we obtain FDA clearance, it is our intent to expand our working relationship with Artann to include their participation in the development and licensing of additional prostate and other urologic technologies.

The ProUroScan System is not currently marketed or sold and has not yet been cleared for marketing by the FDA. Our goal is to have ProUroScan System regulated by the FDA as a Class II device.  A Class II classification is designed for low risk devices in which sufficient information exists to establish general and specific controls that provide reasonable assurance of safety and effectiveness. In a 510(k) application, applicants must demonstrate that the proposed device is substantially equivalent to an existing approved product, or “predicate device”.  Products that employ new or novel technologies, and for which through the 510(k) review process is found to have no comparable predicate device, may be cleared for marketing under Section 513(f) of the Food, Drug and Cosmetic Act (“FDCA”).  This path, referred to as a “de novo” application, is intended to allow low risk new technological devices to be cleared for marketing when an appropriate predicate device does not exist.

In November 2009, a 510(k) application for market clearance was filed with the FDA that incorporated a basic imaging and documentation claim.  From that submission, the FDA determined that the ProUroScan System is not substantially equivalent (NSE) to a device currently being marketed.  As required by Section 513(f)(2) of the FDCA, a submission was made on May 21, 2010 to request 510(k) clearance under the de novo process.  This request asked the FDA to define mechanical imaging systems as devices that are intended to produce an elasticity image of the prostate as an aid in documenting abnormalities of the prostate that are initially identified by digital rectal examination and to be used by physicians as a documentation tool.

Once FDA clearance is obtained on our current generation ProUroScan System, we intend to have the systems manufactured by one or more FDA-regulated contract manufacturers and market the system in cooperation with a to be determined  medical products company that has an established worldwide presence in the urology market.

We have identified a market need to be able to create an image and document abnormalities of the prostate. We believe the ProUroScan System will offer a solution that meets these needs and that will enable physicians to monitor and compare images of the prostate over time (assuming we apply for and obtain FDA approval or clearance for this indication).

We believe the ProUroScan System’s existing technology provides a platform on which to develop multiple future generation systems. In the future, following our initial FDA regulatory clearance, we intend to work with Artann to develop and introduce enhanced versions and additional indications for this technology.  For example, we plan to study and develop an enhanced version of the system that may be able to monitor changes in prostate tissue over time, guide prostate biopsies and assess changes in prostate size following drug treatment for benign prostate hyperplasia (“BPH”).  Future generation systems will require us to obtain regulatory approval or clearance for use of the ProUroScan System for additional related indications and file additional submissions with the FDA if we are to obtain expanded labeling claims.

Corporate Information

ProUroCare Inc. (“PUC”) was incorporated in 1999 as a Minnesota corporation.  In January 2002, PUC licensed the rights to certain advanced prostate mechanical imaging technology, and became engaged in the business of developing this technology for assessing characteristics of the prostate.  In 2004, through a reverse merger transaction with Global Internet Communications (“Global”), a Nevada corporation, PUC became the wholly owned and sole operating subsidiary of Global, which was then renamed ProUroCare Medical Inc.

Our executive offices are located at 6440 Flying Cloud Drive, Suite 101, Eden Prairie, Minnesota 55344. Our telephone number is (952) 476-9093, and our Internet site is www.prourocare.com.  The information contained in our Internet site is not a part of this prospectus.

Background and Purpose of the Offer

Purpose of the Offer

The purpose of the Offer is to provide an incentive to exercise the Warrants and thereby raise additional capital.  The Warrants that are tendered for early exercise pursuant to the Offer will be retired.  The proceeds we raise as a result of the Offer will be used to obtain market clearance of the ProUroScan System, fund manufacturing and market scale-up activities, expand our intellectual property rights, form a scientific advisory panel and conduct clinical studies, reduce amounts outstanding on certain liabilities including an existing line of credit with a director, and for other general corporate purposes.  See the section entitled “Use of Proceeds” on page 66 for additional information.

Agreements, Regulatory Requirements and Legal Proceedings

Other than as set forth under the sections entitled “The Offer—Interests of Directors, Officers and Affiliates” and “The Offer—Transactions and Agreements Concerning Our Securities,” beginning on page 28 and page 30, respectively, and as set forth in our Amended and Restated Articles of Incorporation or Amended and Restated Bylaws, there are no present or proposed agreements, arrangements, understandings or relationships between the Company, or any of its directors, executive officers, affiliates or any other person relating, directly or indirectly, to the Offer or to the securities of the Company that are the subject of this Offer.

There are no present plans or proposals which relate to or would result in: (a) other than the acquisition of 2010 Replacement Warrants and common stock pursuant to this Offer, the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (c) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present board of directors or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company’s corporate structure or business; (g) changes in the Company’s Amended and Restated Articles of Incorporation or Amended and Restated Bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (i) the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act.

The exercise of the Warrants pursuant to the Offer would trigger the acquisition by such exercising holders of the 2010 Replacement Warrants and additional shares of the common stock of the Company.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the Offer.  There are no antitrust laws applicable to the Offer.  The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable.

There are no pending legal proceedings relating to the Offer.

Interests of Directors, Officers and Affiliates

The Company does not beneficially own any of the Warrants.  The following table sets forth the Warrants owned by our executive officers, directors and affiliates:

Name	Aggregate Warrants beneficially owned	Percentage of Warrants beneficially owned
Richard C. Carlson	-	-
Michael Chambers(1)	73,776	1.3%
James L. Davis(2)	847,182	14.7%
David F. Koenig(3)	-	-
Robert J. Rudelius(4)	44,742	0.8%
Scott E. Smith(5)	62,475	1.1%
Richard B. Thon	-	-
_________

(1)	Represents 73,776 Private Warrants acquired as the result of a conversion of convertible debt purchased in a private placement

(2)	Represents 652,182 Private Warrants acquired as the result of a conversion of convertible debt purchased in a private placement and 195,000 Public Warrants acquired in our 2009 public offering.

(3)
Although Mr. Koenig holds no Warrants as of the date hereof, Mr. Koenig intends to exercise 50,000 Warrants obtained in an exchange transaction with Mr. Davis.  See “Certain Relationships and Related Transactions” for more information.

(4)
Represents 24,742 Private Warrants acquired as the result of a conversion of convertible debt purchased in a private placement and 20,000 2009 Replacement Warrants acquired as the result of the exercise of Private Warrants pursuant to our 2009 tender offer.

(5)
Represents 32,475 Private Warrants acquired as the result of a conversion of convertible debt purchased in a private placement, 10,000 Public Warrants acquired in our 2009 public offering and 20,000 2009 Replacement Warrants acquired as the result of the exercise of Private Warrants pursuant to our 2009 tender offer.

Several of our directors intend to exercise Warrants in accordance with the terms of the offer:  James L. Davis, intends to exercise approximately 330,000 Warrants, David Koenig intends to exercise 50,000 Warrants (such Warrants to be obtained pursuant to an exchange transaction with Mr. Davis) and Robert Rudelius intends to exercise 20,000 Warrants.  In lieu of cash, these individuals may pay the exercise price of some or all of their Warrants tendered in this Offer by cancelling amounts we owe them.

Market Price, Dividends and Related Stockholder Matters

Price Range of Common Stock

We currently have four equity securities that are quoted on the OTC Bulletin Board (the “OTCBB”) or the Pink Sheets: common stock, Units, and two warrant issues.  Our common stock is quoted under the symbol “PUMD” on the OTCBB.  The Units, consisting of one share of common stock and one five-year warrant to purchase a share of common stock at $1.30 per share, are quoted under the symbol “PUMDU” on the Pink Sheets.  Upon their separation from the Units, the Public Warrants are separately quoted under the symbol “PUMDW” (the “Public Warrants”) on the Pink Sheets.  Finally, the 2009 Replacement Warrants are quoted under the symbol “PUMWW” on the Pink Sheets.  The Company expects the 2010 Replacement Warrants to be quoted on the Pink Sheets under a ticker symbol to be determined. The listing of the 2010 Replacement Warrants on the Pink Sheets is dependent upon the existence of an effective registration statement regarding the 2010 Replacement Warrants and the cooperation of market makers for the 2010 Replacement Warrants.

We recommend that Warrant holders obtain current market quotations for the common stock before deciding whether or not to exercise their Warrants.

The following table lists the high and low bid information for our common stock as quoted on the OTCBB, by quarter from January 1, 2008 through June 25, 2010 (as adjusted for the February 2008 one-for-ten reverse stock split).  Our common stock began trading in December 2003.  On June 25, 2010, the last reported sale price of our common stock was $1.85.  No active market exits for our Units, Public Warrants and 2009 Replacement Warrants.

	High	Low
2008
First Quarter	$0.95	$0.30
Second Quarter	$2.01	$0.30
Third Quarter	$3.05	$0.30
Fourth Quarter	$1.85	$0.41
2009
First Quarter	$1.21	$0.20
Second Quarter	$0.70	$0.50
Third Quarter	$1.45	$0.55
Fourth Quarter	$4.00	$1.10
2010
First Quarter	$2.85	$1.90
Second Quarter (through June 25, 2010)	$2.10	$0.95
__________

The quotations listed above reflect interdealer prices, without retail markup, markdown or commission, and may not necessarily represent actual transactions. As of June 25, 2010, the number of holders of record of our common stock was 138.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock and do not expect to pay any dividends for the foreseeable future. We intend to use future earnings, if any, in the operation and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our board of directors, based on our financial condition, results of operations, contractual restrictions, capital requirements, business properties, restrictions imposed by applicable law and other factors our board of directors may deem relevant. Future debt covenants may prohibit payment of dividends.

Source and Amount of Funds

Because this transaction is an offer to holders to exercise their existing Warrants, there is no source of funds or other cash consideration being paid by us to those tendering Warrants.  We will use existing working capital to pay expenses associated with this Offer, estimated to be $70,000.

Transactions and Agreements Concerning Our Securities

Other than as set forth below and under “Certain Relationships and Related Transactions,” and as set forth in our Amended and Restated Articles of Incorporation or Amended and Restated Bylaws, there are no agreements, arrangements or understandings between the Company, or any of its directors or executive officers, and any other person with respect to the securities of the Company that are the subject of this Offer.

In connection with the public offering of the Units, we entered into a Warrant Agreement with Interwest Transfer Company, Inc., appointing Interwest as warrant agent for the Public Warrants and Private Warrants.  In connection with our 2009 Replacement Warrant Offer, we amended the Warrant Agreement to appoint Interwest as warrant agent for the 2009 Replacement Warrants. In connection with this Offer, we have again amended the Warrant Agreement to appoint Interwest as warrant agent for the 2010 Replacement Warrants. As amended, the Warrant Agreement provides for the various terms, restrictions and governing provisions that dictate all of the terms of the Public Warrants, Private Warrants and 2010 Replacement Warrants.

On June 11, 2010, the Company closed on a private placement of $885,000 of unsecured promissory notes (the “2010 Private Placement”).  During the first 30 days of the note term, each note will bear interest payable in warrants to purchase shares of the Company’s common stock.  For every $13,000 original principal amount of notes, warrant interest will accrue at a rate of 333.333 shares of common stock per day, up to a maximum of 10,000 warrants per $13,000 of original principal amount of notes.  The warrants have an exercise price of $1.30 per share, a three-year term and are immediately exercisable.  The Company may elect to redeem the warrants at any time after the last sales price of the Company’s common stock equals or exceeds $4.00 for 10 consecutive trading days.  Following the initial 30 days of the note term, each note will bear interest at a 6% annual rate, payable in cash at maturity. The Notes will mature on December 1, 2010.  The Company may prepay, in whole or in part, the unpaid principal of the Notes at any time prior to the maturity date.  By their terms, cancellation of the principal and cash interest accrued on the notes may be used to pay for the exercise price of any warrants held by the holder of the note.  See “Certain Relationships and Related Transactions.”

Accounting Treatment

The fair value of the 2010 Replacement Warrants issued will be recorded as an incentive for early warrant exercise expense, with an offsetting entry to additional paid-in capital.  The fair value of the 2010 Replacement Warrants issued will be determined using the Black-Scholes pricing model on the Closing Date.

Extension of Tender Period; Termination; Amendments; Conditions

We expressly reserve the right, in our sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer Period. During any such extension, all Warrant holders who previously tendered Warrants will have a right to withdraw such previously tendered Warrants until the expiration of the Offer Period, as extended.

Material changes to information previously published, sent or given to holders of the Warrants in this Offer, including this Offer Letter/Prospectus, or in documents furnished subsequent thereto will be disseminated to holders of Warrants to the extent required by applicable securities laws. Also, should we, pursuant to the terms and conditions of the Offer, materially amend the Offer, we will ensure that the Offer remains open long enough to comply with U.S. federal securities laws.  It is possible that such changes could involve an extension of the Offer of up to 10 additional business days.

If we materially change the terms of the Offer or the information concerning the Offer, or waive a material condition of the Offer, we will extend the Offer to the extent required under applicable law. The minimum period during which the Offer must remain open following any material change in the terms of the Offer or information concerning the Offer (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought, all of which require up to 10 additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we extend the Offer Period, we will make a public announcement of such extension by no later than 8:00 a.m., Central Time, on the next business day following the scheduled expiration of the Offer.

The conditions to the Offer are:

•	the existence of an effective amendment to our registration statement regarding the Public Warrants and the common stock issuable upon the exercise of such warrants;

•	the existence of an effective registration statement regarding the 2009 Replacement Warrants and the common stock issuable upon the exercise of such warrants;

•	the existence of an effective registration statement regarding the 2010 Replacement Warrants and the common stock issuable upon the exercise of such warrants; and

•	each Warrant holder desiring to participate in the Offer delivering to us in a timely manner a completed Letter of Transmittal, along with the holder’s Warrants and proper cash payment.

We may withdraw the Offer only if the conditions of the Offer are not satisfied prior to expiration of the Offer Period. Promptly upon any such withdrawal, we will return the tendered Warrants along with any cash delivered therewith. We will announce any intention to withdrawal by disseminating notice by public announcement or otherwise as permitted by applicable law.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the Offer.

Absence of Dissenters’ Rights

Holders of the Warrants do not have any appraisal or dissenters' rights under applicable law in connection with the Offer.

U.S. Federal Income Tax Consequences

General

The following summary describes the material U.S. federal income tax consequences of the Offer to U.S. Holders (as defined below) of the Warrants, and the acceptance by such holders of the limited offer to exercise the Warrants to acquire common stock and 2010 Replacement Warrants.  This description also addresses the material U.S. federal income tax consequences of the exercise, disposition and lapse of the 2010 Replacement Warrants and the acquisition, ownership and disposition of the common stock received upon the exercise of the Warrants.  This summary assumes that holders hold the Warrants, and will hold the 2010 Replacement Warrants and common stock received upon exercise of the Warrants or 2010 Replacement Warrants, as capital assets (generally, property held for investment).  This description does not address the tax considerations applicable to holders that may be subject to special tax rules, such as financial institutions, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax exempt organizations, dealers or traders in securities, or holders that hold common stock or Warrants as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or holders that have a functional currency other than the U.S. dollar.

The following description addresses the U.S. federal income tax consequences to U.S. Holders only.  A holder of common stock or Warrants is a “U.S. Holder” if such holder is:

•	an individual who is a citizen of the United States;
•	a corporation created or organized in or under the laws of the United States or any State thereof, including the District of Columbia.
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust (i) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons, as defined in Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of such trust or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. citizen.

This description does not address the tax consequences to any person that is not a U.S. Holder.  A holder of Warrants that is not a U.S. Holder should consult its own tax advisor regarding the U.S. federal income tax consequences of participation in the Offer in light of its particular tax circumstances.  If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds common stock or Warrants, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the nature of the activities of the partnership.  Such partner should consult its own tax advisor as to the application of the U.S. tax laws to its particular situation.

Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax or other tax consequences of the acquisition, ownership and disposition of common stock, exercise of the Warrants, or the exercise, disposition and lapse of the 2010 Replacement Warrants.  Holders should consult their tax advisors with respect to the application of the U.S. tax laws to their particular situation.

This description is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, each as in effect on the date hereof.  All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations by the IRS or a court, which could affect the tax consequences described herein.  We have not obtained, and have no plans to obtain, an opinion of counsel regarding any of the tax consequences described below.  We have not obtained, and have no plans to request, a ruling from the IRS with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS or the courts will agree with any of the conclusions described herein.

This summary is for general information only and is not intended to constitute a complete description of all tax consequences for U.S. Holders relating to the exercise of Warrants in exchange for our common stock and the 2010 Replacement Warrants and the ownership and disposition of our common stock and the 2010 Replacement Warrants.  You are urged to consult with your tax advisor regarding the tax consequences to you (including the application and effect of any state, local, or foreign income tax, estate tax and other tax laws) of participation in the Offer, the receipt of common stock and the 2010 Replacement Warrants, the ownership and disposition of our common stock, and the exercise, disposition and lapse of the 2010 Replacement Warrants.

The Offer

If you participate in the Offer in accordance with the procedures set forth in this Offer Letter/Prospectus, we intend to treat your participation for U.S. federal income tax purposes in the manner described below.

The U.S. federal income tax consequences of participation in the Offer are uncertain.  We intend to treat the Offer as (i) a material modification of the terms of the Warrant to provide that it is exercisable for common stock and the 2010 Replacement Warrant, followed by (ii) an exercise of the modified Warrant.  For U.S. federal income tax purposes, upon such a modification the participating holder would be deemed to exchange the “old” Warrants for “new” Warrants and then to exercise the “new” Warrants.  We intend to treat any such deemed exchange of “old” Warrants for “new” Warrants as a tax-free “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code.

In accordance with such treatment as a recapitalization, (i) you generally would recognize no gain or loss on the deemed exchange; (ii) your tax basis in the “new” Warrant received in the deemed exchange would be equal to the tax basis in your existing Warrant; and (iii) your holding period in the “new” Warrant would include your holding period in the “old” Warrant.

Due to lack of direct legal authority, it is unclear whether the IRS will agree with this characterization and whether the Offer will qualify as a recapitalization followed by an exercise of the “new” Warrants for common stock and the 2010 Replacement Warrant.  The IRS could take the position that the deemed exchange is properly treated as a fully taxable deemed exchange of “old” Warrants for “new” Warrants, in which case the holder would recognize capital gain or loss equal to the difference between the holder’s adjusted tax basis in the “old” Warrant and the fair market value of the “new” Warrant.  In the alternative, it is also possible that the IRS could take the position that the Offer should be treated as an early exercise of the Warrants (without a deemed exchange of the Warrants), accompanied by the receipt of a taxable “fee” or Section 305 distribution, taxable to the participating holder as described below.  The following discussion assumes that the Offer will be treated as a recapitalization exchange followed by exercise of the “new” Warrant.

Subject to the following discussion regarding the receipt of the 2010 Replacement Warrant upon the exercise of a Warrant during the Offer Period, you should not recognize gain or loss on the exercise of the Warrant and related receipt of common stock.  The U.S. federal income tax consequences of the receipt of a 2010 Replacement Warrant upon exercise of a Warrant during the Offer Period are, however, uncertain.  We intend to take the position that a holder should be treated as simultaneously purchasing common stock and a 2010 Replacement Warrant upon the exercise of the Warrant during the Offer Period, in which case the holder would not be required to recognize income or gain upon the receipt of the 2010 Replacement Warrant or common stock.  In that case your aggregate tax basis in the common stock and the 2010 Replacement Warrant received would equal your tax basis in the Warrant plus the exercise price paid pursuant to the Offer, and this aggregate basis would be allocated between the common stock and the 2010 Replacement Warrant based on their relative fair market values.  Your holding period for the common stock and the 2010 Replacement Warrant received will begin on the day following the date of exercise.

The IRS may take the position, however, that the 2010 Replacement Warrant represents a taxable fee for exercising the Warrant during the Offer Period, in which case you generally would recognize ordinary income in an amount equal to the fair market value of the 2010 Replacement Warrant on the date of receipt.  In that case, your tax basis in the 2010 Replacement Warrant would equal the amount of income recognized and your tax basis in the common stock received would equal the sum of your tax basis in the Warrant plus the exercise price paid pursuant to the Offer.  Your holding period for the common stock and 2010 Replacement Warrant received would begin on the day following the date of exercise.  In this connection, we note that for financial accounting purposes the fair value of the 2010 Replacement Warrants issued will be recorded as an incentive for early warrant exercise expense, with an offsetting entry to additional paid-in capital.  See “The Offer—Accounting Treatment” starting on page 30.

In the alternative, the IRS may take the position that the receipt of a 2010 Replacement Warrant should be treated as a distribution of a right to acquire stock under Section 305 of the Code, which could result in a taxable distribution to you in an amount equal to the fair market value of the 2010 Replacement Warrant on the date of receipt, depending on the circumstances (for example, if cash is distributed to holders of common stock within 36 months of the date of receipt of the 2010 Replacement Warrant). See the discussion below under the heading “Ownership and Disposition of Common Stock” regarding tax treatment of distributions.  In that case, the tax basis in the common stock received would equal the sum of your tax basis in the Warrant plus the exercise price paid pursuant to the Offer, and the tax basis in the 2010 Replacement Warrant would depend on the particular circumstances.  Your holding period for the common stock and 2010 Replacement Warrant received would begin on the day following the date of exercise.

You should consult your own tax advisor regarding the tax consequences to you of participation in the Offer, in particular regarding the possibility that the Offer may result in current recognition of taxable income.

If you do not participate in the Offer, we intend to treat the Offer as not resulting in any U.S. federal income tax consequences to you.

Ownership and Disposition of Common Stock

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of the common stock applicable to U.S. Holders, subject to the limitations described above.

Ownership of Common Stock

Distributions of cash or property that we pay in respect to the common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in the U.S. Holder’s gross income upon receipt. Any such dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate U.S. Holder that meets the holding period and other requirements for the dividends received deduction.  Dividends paid by us to certain non-corporate U.S. Holders (including individuals), with respect to taxable years beginning on or before December 31, 2010, are eligible for U.S. federal income taxation at the rates generally applicable to long-term capital gains for individuals, provided that the holder receiving the dividend satisfies applicable holding period and other requirements.  If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in such Holder’s common stock, and thereafter will be treated as capital gain.

Dispositions of Common Stock

Upon a sale, exchange or other taxable disposition of shares of the common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and such holder’s adjusted tax basis in its shares of common stock.  Such capital gain or loss will be long-term capital gain or loss if such holder has held such common stock for more than one year at the time of disposition.  The deductibility of capital losses is subject to limitations under the Code.

Exercise, Disposition and Lapse of the 2010 Replacement Warrants.

Exercise of 2010 Replacement Warrants

You will not recognize gain or loss on the exercise of a 2010 Replacement Warrant and related receipt of common stock. Your initial tax basis in the common stock received on the exercise of a 2010 Replacement Warrant will equal the sum of (i) your tax basis in such 2010 Replacement Warrant plus (ii) the exercise price paid on the exercise of such 2010 Replacement Warrant. Your holding period for the common stock received on the exercise of a 2010 Replacement Warrant should begin on the date that you exercise the 2010 Replacement Warrant.

Disposition of 2010 Replacement Warrants

You will recognize gain or loss on the sale or other taxable disposition of a 2010 Replacement Warrant in an amount equal to the difference, if any, between (i) the amount of cash plus the fair market value of any property received and (ii) your tax basis in the 2010 Replacement Warrant sold or otherwise disposed of. Any such gain or loss generally will be a capital gain or loss. Any such capital gain or loss will be short-term capital gain or loss or long-term capital gain or loss, depending on whether the 2010 Replacement Warrants are held for more than one year.

Lapse of 2010 Replacement Warrant

Upon the lapse or expiration of a 2010 Replacement Warrant, you should recognize a loss in an amount equal to your tax basis in the 2010 Replacement Warrant. Any such loss generally will be a capital loss.  Any such capital loss will be short-term capital loss or long-term capital loss, depending on whether the 2010 Replacement Warrants are held for more than one year.

Adjustment to Conversion Ratio

Under Section 305 of the Code, an adjustment to the number of shares of common stock that will be issued on exercise of the 2010 Replacement Warrants, or an adjustment to the exercise price of the 2010 Replacement Warrants, may be treated as a constructive distribution to a holder of the 2010 Replacement Warrants if, and to the extent that, such adjustment has the effect for U.S. federal income tax purposes of increasing such U.S. Holder's proportionate interest in the earnings and profits or assets of the Company, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to shareholders).

U.S. Backup Withholding Tax and Information Reporting Requirements

Information reporting generally will apply to payments of dividends on the common stock and proceeds from the sale or exchange of the common stock or Warrants made within the United States to a U.S. Holder, other than an exempt recipient (including a corporation).  If information reporting applies to any such payment, we or our paying agent will be required to withhold backup withholding tax from the payment if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements.

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Risk Factors

For a detailed discussion of some of the risks you should consider before participating in the Offer, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 6 of this Offer Letter/Prospectus.

Additional Information; Miscellaneous

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer Letter/Prospectus is a part. This Offer Letter/Prospectus does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that Warrant holders review the Schedule TO, including the exhibits, and our other materials that have been filed with the SEC before making a decision on whether to accept the Offer.

We will assess whether we are permitted to make the Offer in all jurisdictions. If we determine that we are not legally able to make the Offer in a particular jurisdiction, we reserve the right to withdraw the Offer in that particular jurisdiction and we will inform Warrant holders of this decision. If we withdraw the Offer in a particular jurisdiction, the Offer will not be made to, nor will exercises or tenders be accepted from or on behalf of, the holders residing in that jurisdiction.

Our Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and Warrant holders should consult with personal advisors if they have questions about their financial or tax situation. The information about this Offer from us is limited to this Offer Letter/Prospectus and the Schedule TO relating to this Offer.

We are subject to the information requirements of the Securities and Exchange Act of 1934 and in accordance therewith file and furnish reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the Schedule TO relating to the Offer, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

If you have any questions regarding the Offer or need assistance, you should contact the Company.  You may request additional copies of this document, the Letter of Transmittal or the Notice of Guaranteed Delivery from the Company.  All such questions or requests should be directed to Dick Thon, ProUroCare Medical Inc., 6440 Flying Cloud Dr., Suite 101, Eden Prairie, MN 55344, telephone (952) 698-1161, email: rthon@prourocare.com.

We will amend our offering materials, including this Offer Letter/Prospectus, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to Warrant holders.

Depositary

The depositary for our Offer is:

Interwest Transfer Company, Inc.

By mail, hand or overnight delivery:

Interwest Transfer Company, Inc.
1981 Murray Holladay Road
Suite 100
Salt Lake City, Utah 84117

By facsimile transmission:

Interwest Transfer Company, Inc.
Facsimile:  (801) 277-3147
Confirm by telephone:  (801) 272-9294

Wire Instructions:

Interwest Transfer Co, Inc. TTEE Depositary Warrant Agent
Account F/B/O/ ProUroCare Medical, Inc.

First Utah Bank 3826 South 2300 East
Salt Lake City Utah 84109
ABA Routing #124302613
Account Number 11026473
Reference: ProUroCare Warrant Exercise Funds.

INFORMATION CONCERNING THE COMPANY

Overview

We have developed and intend to market an innovative prostate imaging system known as the ProUroScan™ System.  The ProUroScan System incorporates our new proprietary elasticity imaging technology to create an image and document abnormalities of the prostate.

The ProUroScan System is an imaging system designed for use as an aid to the physician in visualizing and documenting abnormalities in the prostate that have been previously detected by a digital rectal exam (“DRE”). As an adjunct to DRE, the ProUroScan System will be used following an abnormal DRE to generate a real-time image of the prostate.  The final composite image is saved as a permanent electronic record and can be conveniently retrieved to view previous test results.

Our approach to imaging is based on the fact that most abnormalities in otherwise homogenous organ tissue are less elastic than normal tissue.  The ProUroScan’s unique technology uses measurements of relative tissue elasticity as detected by mechanical sensors and interpreted by mathematical algorithms to create images, rather than using ultrasound or other alternative technologies.  Using the system’s specially designed rectal probe, physicians can quickly and cost-effectively visualize the prostate gland and document specific areas of concern.  The real-time image can be saved as a permanent electronic record.

Our imaging technology is based on work originally performed by Artann Laboratories Inc. (“Artann”), a scientific technology company based in Trenton, New Jersey, that is focused on early-stage technology development. In 2002, we licensed the rights to this technology and since then have worked with Artann on its development. In September 2006, Artann was awarded a $3 million Small Business Innovation Research Phase II Competitive Renewal grant from the National Institute of Health and the National Cancer Institute to help advance the development and application for clearance of the ProUroScan System by the U.S. Food and Drug Administration (“FDA”).  In July 2008, the Company entered into new license and development and commercialization agreements with Artann relating to their existing technology and know-how and all future technology developed by Artann in our field of use. After we obtain FDA clearance, it is our intent to expand our working relationship with Artann to include their participation in the development and licensing of additional technologies.

The ProUroScan System is not currently marketed or sold and has not yet been cleared for marketing by the FDA. Our goal is to have ProUroScan System regulated by the FDA as a Class II device.  We are implementing a regulatory strategy to obtain FDA clearance of the ProUroScan System for a basic imaging and documentation claim and for the ProUroScan System to serve as an adjunct to a DRE.  The current status of the FDA market clearance process is described below under the caption “ProUroCare System Status.”

Once FDA clearance is obtained on our current generation ProUroScan System, we intend to have the systems manufactured by one or more FDA-regulated contract manufacturers and market the system in cooperation with a to be determined  medical products company that has an established worldwide presence in the urology market.

We have identified a market need to be able to create an image and document abnormalities of the prostate. We believe the ProUroScan System will offer a solution that meets these needs and that will enable physicians to monitor and compare images of the prostate over time (assuming we apply for and obtain FDA approval or clearance for this indication).

We believe the ProUroScan System’s existing technology provides a platform on which to develop multiple future generation systems. In the future, following our initial FDA regulatory clearance, we intend to work with Artann to develop and introduce enhanced versions and additional indications for this technology.  For example, we plan to study and develop an enhanced version of the system that may be able to monitor changes in prostate tissue over time, guide prostate biopsies and assess changes in prostate size following drug treatment for benign prostate hyperplasia (“BPH”).  Future generation systems will require us to obtain regulatory approval or clearance for use of the ProUroScan System for additional related indications and file additional submissions with the FDA if we are to obtain expanded labeling claims.

Corporate Information

ProUroCare Inc. (“PUC”) was incorporated in 1999 as a Minnesota corporation.  In January 2002, PUC licensed the rights to certain advanced prostate mechanical imaging technology, and became engaged in the business of developing this technology for assessing characteristics of the prostate.  In 2004, through a reverse merger transaction with Global Internet Communications (“Global”), a Nevada corporation, PUC became the wholly owned and sole operating subsidiary of Global, which was then renamed ProUroCare Medical Inc.

Our executive offices are located at 6440 Flying Cloud Drive, Suite 101, Eden Prairie, Minnesota 55344. Our telephone number is (952) 476-9093, and our Internet site is www.prourocare.com.  The information contained in our Internet site is not a part of this prospectus.

Market Focus—Prostate Disease

Prostate cancer is the most common form of cancer and the second leading cause of cancer death in men. According to the National Cancer Institute, more than 192,000 men were expected to be diagnosed with prostate cancer and over 28,000 were expected to die from the disease in 2009. Currently, there are approximately 42 million men in the U.S. over the age of 50. For men in this age category, the standard of care to screen for the presence of prostate cancer is to have a physical exam each year in which two tests are routinely performed: the DRE and the Prostate Specific Antigen (“PSA”) blood test. Although used for many years, the specificity of these tests has been widely questioned. Data from community based studies suggest that the positive predictive value of a DRE for prostate cancer is 15% to 30% and varies relatively little with age. For elevated PSA levels between 4 and 10ng/mL, the positive predictive value is approximately 20%. For studies in which biopsies were done when the results of either test were abnormal, 18% to 26% of screened patients had suspicious results, cancer was actually detected in approximately 4% of screened patients and the positive predictive value of the tests combined was 15% to 21%. In another study involving 6,630 volunteers, the combination of DRE and PSA detected 26% more cancers than PSA alone. Although PSA and DRE provide some positive predictive value, neither of these tests creates a physical or visual record of the abnormality or its position in the prostate.

We believe there is a market need to create an image and document abnormalities of the prostate. We believe that the ProUroScan System offers a solution that meets these needs and one that will enable physicians to monitor and compare images of the prostate over time (assuming we apply for and obtain FDA approval or clearance for this indication). With additional development and further FDA approvals, we believe the ProUroScan System may eventually be used to guide prostate biopsy and assess the effect of medical treatments of BPH.

Prostate Cancer Screening and Diagnosis

The two most common screening tests for identifying prostate cancer are the DRE and the PSA. These tests have been used for years, but have often been criticized for their lack of specificity and selectivity.

In a DRE exam, a physician wearing a latex glove inserts a lubricated finger into the rectum to palpate the prostate gland to detect abnormalities. The clinician must rely on his or her experience and sensitivity of touch to estimate the size of the prostate and detect irregularities in shape or hardness. There is significant subjectivity inherent in the DRE exam which can be negatively affected by poor examiner training, lack of experience or poor ability to interpret the results, as well as other patient related limitations including excessive obesity, patient discomfort and unusual anatomical positioning of the prostate.

Data from community-based studies indicate that the positive predictive value of a DRE in detecting cancer is 15% to 30% and varies relatively little with age. In a Scandinavian study, the positive predictive value of DRE was found to be only 22% to 29%. According to the Eighth Edition of Campbell’s Urology, a DRE has only fair reproducibility even with experienced examiners and the test misses a substantial proportion of cancers before they become advanced and less amenable to treatment.

The other primary screening test for detecting prostate cancer is the measurement of PSA in serum. The advantages offered by PSA testing are its simplicity, objectivity, reproducibility and low level of invasiveness. Although PSA is specific to prostate tissue, it is not specific to prostate cancer. Older men that have benign enlargement of the prostate and acute prostatitis often have elevated PSA levels. Serum levels of PSA can also be elevated for a period of time after transrectal needle biopsy, acute urinary retention and prostate surgery. Because of the prevalence of these conditions in men over the age of 50, the positive predictive value of PSA measurements decreases with age.

In clinical practice, a PSA level greater than 4ng/mL is generally considered an abnormal result. Recent community-based studies show that PSA levels greater than 4ng/mL are seen in about 15% of men who are older than 50 years of age. The probability, or positive predictive value, that a man who is older than 50 having prostate cancer if his PSA level is elevated is approximately 20% to 30%. However, the likelihood of cancer depends on the degree of elevation in the PSA levels. For levels between 4 and 10ng/mL, the positive predictive value is about 20 percent. This value increases to between 42 percent and 64 percent if the PSA level is greater than 10ng/nL. Despite these variances, PSA testing has increased the detection rate of early-stage prostate cancers, which are more curable than late-stage cancers.

Most clinicians have adopted the strategy of performing both tests in combination, which has been shown to increase the combined predictive value. In fact, in a large study of volunteers, the combination of DRE and PSA detected 26% more cancers than PSA alone. However, because of the significant risk of prostate cancer, prostate biopsy is recommended for all men who have DRE abnormalities, regardless of PSA level, because 25% of men with cancer have PSA levels less than 4mg/nL.

A patient with a positive DRE or an elevated PSA is typically referred to a urologist for further diagnosis. The urologist will usually perform a prostate biopsy to obtain tissue samples for microscopic analysis. The prostate is biopsied by a needle that is guided by ultrasound into the prostate through the rectal wall. Since the existence and exact location of possible cancerous tissue is not known, the urologist will usually take 10 to 14 samples in a scattered pattern throughout the prostate in an attempt to find the suspect tissue. The tissue samples are then sent to a laboratory for analysis and interpretation, and the results are reported several days later. If the results are negative or indeterminate, the urologist may suggest a second biopsy procedure, or that the patient increase the frequency of future screening examinations. According to Oregon Health and Science University, approximately one million patients are biopsied each year in the United States, but only approximately 25% of biopsy procedures performed detect the presence of cancer.

The treatment path for patients who test positive for prostate cancer depends on many variables, including age, location and pathology of the cancerous tissue and general health of the patient. Generally, a younger, otherwise healthy patient will elect to have the prostate removed to eliminate the possibility that it might spread beyond the prostate. Older, less healthy patients may elect not to undergo surgery, and instead monitor the disease closely by semi-annual PSA and DRE exams, and annual biopsies. This monitoring regimen is commonly referred to as “active surveillance.” Some patients may elect radiation or drug treatments, in addition to necessary ongoing active surveillance. The National Cancer Institute estimates that there are approximately two million men alive who have a history of cancer of the prostate. On this basis, we estimate that the number of men over the last decade that have elected against prostate removal and thus are undergoing ongoing active surveillance exceeds one million.

The ProUroScan Prostate Imaging System

The ProUroScan System is an imaging system designed for use as an aid to the physician in visualizing and documenting abnormalities in the prostate.  As an adjunctive tool to DRE, it will be used after a physician identifies abnormalities during a DRE examination. The first generation system will provide an image or record of the pressures that are generated from palpation of the posterior surface of the prostate using a sensor probe. The system’s operation is based on measurement of the stress pattern created when the probe is pressed against the prostate through the rectal wall. Temporal and spatial changes in the stress pattern provide information on the elastic structure of the gland and allow two-dimensional reconstruction of prostate anatomy and visualization of prostate mechanical properties. The data acquired allow the calculation of prostate features such as size and shape. The prostate image is displayed on a screen that allows physicians to visualize tissue abnormalities in the prostate gland. In addition to the real time visual image, the results are stored electronically as a digital record.

The ProUroScan System consists of arrays of pressure sensors mounted on a probe, a central processing unit, proprietary software and image construction algorithms, and a color monitor. The probe is specially designed for the rectal anatomy to minimize patient discomfort. It is ergonomic for the clinician and similar to a traditional DRE for the patient. The probe utilizes highly sensitive pressure sensors located on the face of the probe head to palpate the prostate. The probe’s positioning system ensures that the person administering the scan examines the entire surface of the prostate, and assists prostate image construction.

To perform a scan, the clinician inserts the tip of the probe into the patient’s rectum and palpates the prostate. As the prostate is palpated, a color image of the prostate is produced and displayed on the computer monitor, along with indicators of the amount of pressure being applied to help guide the clinician. Differences in tissue density or elasticity will be depicted in real time on a color monitor.

ProUroScan System Status

The first generation ProUroScan System has been tested in laboratory experiments on prostate models and in a pre-clinical study. In addition, the system was used for over two years and on approximately 168 patients at the Robert Wood Johnson Medical Center in New Brunswick, New Jersey.  In March 2008, an article authored by Artann scientists and published in the peer- reviewed journal Urology reported that in 84% of the cases in this pre-clinical study, the ProUroScan System was able to construct a real-time color image of the prostate.

On September 25, 2009, we completed a multi-site clinical study of the ProUroScan imaging system designed to provide documentation to the FDA of the system’s effectiveness in visualizing and documenting abnormalities of the prostate detected by DRE.  The trial included a final patient count of 56 patients assessed at the following medical centers:

•	Veterans Affairs Medical Center, Minneapolis, MN;
•	Robert Wood Johnson Medical School Division of Urology, New Brunswick, NJ;
•	Mayo Clinic, Rochester, MN;
•	AccuMed Research Associates, Garden City, NY; and
•	Urological Associates of Lancaster, Lancaster, PA.

The ProUroScan System is not currently marketed or sold and has not yet been cleared for marketing by the FDA. Our goal is to have ProUroScan System regulated by the FDA as a Class II device.  A Class II device is one in which general and specific controls exist to ensure that the device is safe and effective.  In a 510(k) application, applicants must demonstrate that the proposed device is substantially equivalent to an existing approved product, or “predicate device.”  Products that employ new or novel technologies, and for which through the 510(k) review process is found to have no comparable predicate device, may be cleared for marketing under Section 513(f) of the FDCA.  This path, referred to as a “de novo” application, is intended to allow new or novel technology devices to be cleared for marketing when an appropriate predicate device does not exist.

In November 2009, a 510(k) application for market clearance was filed with the FDA that incorporated a basic imaging and documentation claim.  From that submission, the FDA determined that the ProUroScan System is not substantially equivalent (“NSE”) to a device currently being marketed.  As required by Section 513(f)(2) of the FDCA Act, a submission was made on May 21, 2010 to request 510(k) clearance under the de novo process.  This request asked the FDA to define mechanical imaging systems as devices that are intended to produce an elasticity image of the prostate as an aid in documenting abnormalities of the prostate that are initially identified by digital rectal examination and to be used by physicians as a documentation tool.

The de novo submission also recommended that the classification regulation state that a “mechanical imaging system” device consists of a trans-rectal probe with pressure sensor arrays and a motion tracking system that provides real time images of the prostate.  These proprietary components are unique to the ProUroScan system.

Once cleared, the ProUroScan may serve as a predicate for future filings and expanded indications for use.  The time allowed for review of the de novo application is defined by statue under Section 513(f)(2) of the FDCA.

Under the terms of its contract with us, Artann is responsible for submitting and obtaining the initial regulatory clearance for the ProUroScan System for the basic imaging and documentation claim.  Once cleared and upon ProUroCare’s first commercial sale of a ProUroScan System, Artann will transfer the 510(k) to ProUroCare.

 Planned Development of the ProUroScan System

We believe that the ProUroScan System’s existing technology provides a platform on which to develop multiple future generation systems. Once FDA clearance is obtained for a basic imaging and documentation claim, the 510(k) will be transferred to us from Artann.  In the future, we intend to work with Artann to develop more enhanced labeling claims and product features. Future generation systems will require us to obtain regulatory approval or clearance for use of the ProUroScan System for additional prostate related indications and file additional submissions with the FDA to obtain expanded labeling claims. Such regulatory clearances or approvals may require us to perform additional clinical studies. Future generations of the ProUroScan System may also require us to secure rights to additional intellectual property.

Active Surveillance

We believe that one of the more valuable future applications for the ProUroScan System, assuming we obtain any necessary FDA clearance or approval, will be to allow physicians to monitor changes in the prostate over time. The ProUroScan System is designed to produce a digital image of the prostate showing the size and symmetry of the prostate and the location of abnormalities within the prostate. The ProUroScan System creates a digital record of the exam that can be stored and used for comparison to subsequent exams. We believe its ability to digitally store not only the scan results but all of the individual pressure readings taken during the course of the procedure should facilitate a quantitative analysis of the progression of the disease over time. By comparing the data taken in a baseline examination to subsequent examinations during the course of active surveillance, we believe the urologist will gain valuable information about changes in the patient’s condition that can influence their decision to pursue additional treatment or continue surveillance. We believe that this expanded use of the ProUroScan System will provide consistent imaging over time as compared to variations resulting from differences in technique and experience of clinicians performing DREs. We believe this will enable physicians to compare and contrast the patient’s results from exam to exam, and to get second opinions on the patient’s status in regards to the diagnosis without an additional office visit. We believe that comparisons of multiple scans over time will also enable physicians to make longitudinal assessments of the patient’s disease.

Three-Dimensional Imaging

We believe that another future enhancement of the current generation system may be the capability to identify the specific three-dimensional location of lesions found in the prostate. This can be accomplished by creating a three-dimensional image of the position of the lesions allowing physicians to rotate the image to assist in identifying the actual position of the lesion in the prostate gland. We believe that having this capability may prove helpful in providing a diagnosis of the patient’s condition in conjunction with other commercially available diagnostic tools.

Guiding Biopsy

We believe that use of three-dimensional imaging may facilitate guiding biopsy needles to specific areas in the prostate where suspicious lesions. Having this capability increases the likelihood of finding cancerous tissue while also potentially minimizing the number of biopsies that are taken on an individual patient. According to Oregon Health and Science University, approximately one million patients are biopsied each year in the United States, but only 25 percent of biopsy procedures performed detect the presence of cancer.

Evaluating Drug Treatment for BPH Patients

For patients who have symptoms of BPH, we believe that future generations of the ProUroScan System may also be used to monitor changes in prostate size before and during the course of drug treatments, allowing physicians to more quickly assess the effectiveness of alternative therapeutic approaches. Assuming future FDA approval or clearance is granted, use of the ProUroScan System in patients diagnosed with BPH will allow physicians to monitor changes in the size and volume of the prostate following treatment with drugs or other tissue reducing technologies. Timely, accurate assessment of prostate volume changes and the effectiveness of treatment should enable physicians to recommend alternative treatments sooner than current assessment methods, and thus provide more immediate relief to patients.

Marketing and Distribution

Our business plan is built on the premise that the image and physical record created by the ProUroScan System will become a valuable tool in assisting physicians and patients in understanding the scope of the abnormalities that are identified with a DRE.

Current Procedural Terminology (“CPT”) codes are used by physicians and other providers to submit claims. We anticipate that the ProUroScan System would be covered by Medicare as a diagnostic test for patients who have clinical signs or symptoms of disease. At the outset, however, there will not be a unique CPT code for the ProUroScan procedure. During this period of time, physicians will have the option of submitting claims under a “miscellaneous” CPT code with proper documentation. We also expect to use a “patient pay” model in which the patient would pay directly for the cost of the scan. During the first year or two following market entry, we will collect the clinical and economic data necessary in order to apply for a unique CPT code from the American Medical Association (“AMA”).  Our initial commercial rollout will focus on urologists in the United States. By focusing on urologists, we expect to establish the clinical and economic value of the scan for patients, and to demonstrate to both private and government payors the rationale and parameters for establishing a CPT code and that the scan should be covered and adequately reimbursed.

We believe that the cost of establishing our own direct sales force of sufficient size and with the capability to commercialize the ProUroScan System worldwide would require a considerable period of time and significant funding.  As an effective way to develop our understanding of different international markets and accelerate sales and marketing activities we plan to establish a distribution agreement with a large urology or diagnostic products company.  We believe that establishing such a relationship would allow us to penetrate markets more quickly and afford us an opportunity to obtain additional financial support in the form of licensing fees, equity investments and “in kind assistance” from key functional groups within the licensing organization.  We have begun exploring marketing opportunities with four of the eight to ten potential partner companies we have targeted.

In the United States, in advance of establishing such a distribution agreement, we plan to hire a small direct sales force that will focus on large urology practices in major metro markets.  The concentration of large urology group practices in the U.S. enables us to access a disproportionate number of physicians with a highly targeted sales force.  Once a distribution partner has been identified and a distribution agreement put in place, our sales force will be used in business-to-business support to the partnering organization.  They will also be used to assist in the initial analysis and development of other markets.

We anticipate that, in time, the majority of our revenue will be generated from testing fees bundled together with the sale of disposable supplies consumed in the scanning process.  Additional revenue will be generated by the sale of ProUroScan Systems, which likely will be placed in clinics under a variety of programs, which may include outright sales, operating leases, financing leases or arrangements where payments are based upon the usage of the system.

Manufacturing

The ProUroScan System has two major proprietary hardware components: a central processor and a rectal probe. There are also certain off-the-shelf components that presently are widely available. Artann has provided five clinical prostate imaging systems used in performing clinical trials and for contract manufacturing assessment. Artann will transfer ownership of these units to us upon the date of first commercial sale of the ProUroScan System.

We have contracted with Logic (Minneapolis, MN), a contract engineering and manufacturing firm that is Quality Systems Regulation (“QSR”) compliant, to initiate production on the first commercial ProUroScan Systems. The QSR requires manufacturers, including certain third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process. Because of the unique nature of the two major proprietary components of the ProUroScan System, it is likely that one or more additional third-party manufacturers will be chosen to assemble the certain components or sub-assemblies. Our goal is to reduce the cost of producing systems over the first two years, taking advantage of manufacturing scale and purchasing discounts, as well as engineering changes designed to eliminate components and reduce component costs.

ProUroScan System Development Partner

The ProUroScan System is based on work originally performed by Artann and its affiliate, ArMed LLC. In 2002, we licensed the rights to this technology developed by Artann from its owner, Profile LLC (“Profile”), a technology holding company, and since then have worked with Artann and our other technology partners on its development. In April 2008, we acquired the patents, patent applications and other know-how associated with this technology previously licensed from Profile. In July 2008, we entered into two new agreements with Artann relating to this technology, namely, a license agreement (the “Artann License Agreement”) and a development and commercialization agreement (the “Artann Development Agreement”).  In December 2008 and November 2009, we amended these agreements to revise the effective dates of the agreements and alter the timing of certain payments to be made under the agreements.  We have expensed $2,240,000 and $598,000 for research and development activities in 2009 and 2008, respectively, primarily for contracted work performed by Artann under the Artann Development Agreement.

Under the Artann License Agreement, Artann has granted us an exclusive, worldwide, sub-licensable license to certain patent applications and other know-how needed to make, use and market certain mechanical imaging products for the diagnosis or treatment of urologic disorders of the prostate, kidney or liver. Artann also agreed to transfer to us possession of five clinical prostate imaging systems and grant us full access to all relevant documentation thereto. As an upfront license fee pursuant to the Artann License Agreement, on January 14, 2009 we paid Artann $600,000 in cash and $500,000 in shares of our common stock.  In addition, we have agreed to pay Artann:

•      a royalty fee equal to 4% of the first $30,000,000 of net cumulative sales of licensed products, 3% of the next $70,000,000 of net cumulative sales and 2% of net cumulative sales over $100,000,000; and

•      a technology royalty fee of 1% of net sales of the prostate imaging system products through the earlier of December 31, 2016 or the date of last commercial sale of such products.

The combined royalties are subject to a minimum annual royalty equal to $50,000 per year for each of the first two years after FDA clearance for commercial sale and $100,000 per year for each year thereafter until termination or expiration of the Artann License Agreement. We also agreed to grant Artann a non-exclusive, fully paid, sub-licensable, worldwide license to our patents, patent applications and know-how relating to the manufacture, use or sale of any mechanical imaging system for the diagnosis or treatment of disorders of the female breast.

Under the Artann Development Agreement, we will collaborate with Artann to develop, commercialize and market prostate imaging systems. Artann will conduct and complete all pre-clinical activities and testing on the prostate imaging system, conduct clinical trials, prepare and submit FDA regulatory submissions and provide hardware and software development, refinement and debugging services to ready the prostate imaging system for commercial sale. For these development services, we paid Artann:

•      $250,000 in cash upon initiation of the clinical study to support the basic imaging and documentation claim;

•	$250,000 in cash as a milestone payment upon completion of that study and submission of the 510(k) application to support the basic imaging and documentation claim;

•      monthly retainer fees totaling $360,000 for technical advice and training by Artann personnel; and.

•
769,231 shares of our common stock as a milestone payment upon submission of the 510(k) application, on March 15, 2010 (the $1,565,000 value of these shares was accrued for issuance as of December 31, 2009).

Future payments due to Artann under the Artann Development Agreement, as amended, include:

•	$750,000 in cash; and

•
up to $1,000,000 in shares of our common stock upon FDA clearance that allows the ProUroScan System to be commercially sold in the United States (subject to reduction of the number of shares by 10% for each full month that FDA clearance is delayed after March 23, 2010; as of June 23, 2010, such amount was reduced to $700,000).

Under the Artann Development Agreement, Artann will also facilitate the transfer of commercial production to our contract manufacturer, Logic.

The Artann License Agreement and the Artann Development Agreement each became effective on December 23, 2008. Under the Artann License Agreement, we have a 30-day cure period from the date of receipt of written notice from Artann of a breach of our payment obligations under either the Artann License Agreement or Artann Development Agreement. If we have not cured such payment breach within five days of receipt of the Artann notice, the exclusive licenses convert to non-exclusive licenses; however, neither party may sub-license or grant additional licenses for a period of 60 days after receipt of such notice. Under the Artann Development Agreement, we have a 60-day cure period from the date of receipt of written notice from Artann of a breach of our payment obligations under either the Artann License Agreement or the Artann Development Agreement. If we do not cure a breach of our payment obligations by the end of the 30-day cure period, the licenses granted under the Artann License Agreement will terminate.  Subject to earlier termination due to breach, bankruptcy and certain other events, the Artann License Agreement will terminate upon expiration of all royalty obligations, and the Artann Development Agreement will terminate on its third anniversary, subject to renewal for additional one year terms upon mutual agreement of us and Artann.

Intellectual Property

Our objective as a medical device company is to effectively and aggressively obtain, maintain and enforce patent protection for our products, formulations, processes, methods and other proprietary technologies, preserve our trade secrets and licenses, and operate without infringing the proprietary rights of other parties both in the United States and in all other countries where we may do business. We seek to obtain, where appropriate and financially feasible, the broadest intellectual property protection possible for our products, proprietary information and proprietary technology through a combination of contractual arrangements, licenses, and patents, both in the United States and throughout the rest of the world.

We also depend upon the skills, knowledge and experience of scientific and technical personnel that we hire or outside organizations with whom we contract, as well as our advisors and consultants. To help protect our proprietary know-how that is not patentable, and for inventions for which patents may be difficult to enforce, we rely on trade-secret protection and confidentiality agreements. To this end, it is our practice to require employees, consultants, advisors and other contractors, as appropriate, to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.

We own patents, patent applications and know-how associated with mechanical prostate-imaging systems. These patents and patent applications relate to real-time mechanical imaging of the prostate (patent expires in 2021), a method and device for mechanical imaging of the prostate (patent expires in 2012), a method and device for elasticity imaging (patent expires in 2013), an apparatus for measuring mechanical parameters of the prostate and for imaging the prostate (patent expires in 2012), a device for palpation and mechanical imaging of the prostate (patent expires in 2012), and a method for using a transrectal probe to mechanically image the prostate gland (patent expires in 2012). Together, our mechanical imaging technology is protected by seven U.S. patents, seven foreign patents (six foreign patents expire in 2017 and one foreign patent expires in 2022), four foreign patent applications and, along with the Artann patent applications discussed below, is the basis for the imaging technology used in our ProUroScan System. We own similar patents, patent applications and know-how associated with breast imaging. However, we do not intend to pursue any such applications within our near-term business plan. Under the Artann License Agreement, we agreed to grant Artann a non-exclusive, fully paid license to make, use or sell any imaging system for the diagnosis or treatment of disorders of the human breast.

Additionally, Artann has one U.S. patent and three U.S. patent applications (filed in May 2005, June 2005 and June 2008) that are licensed to us under the Artann License Agreement.  The U.S. patent, which will expire in 2024, is a design patent relating to a calibration chamber for a prostate mechanical imaging probe.  The U.S. patent applications relate to a method and device for real-time mechanical imaging of a prostate, a method and dual-array transducer probe for real-time mechanical imaging of a prostate and a design for a prostate mechanical imaging probe.

Third-Party Reimbursement

In the U.S., health care providers that use the ProUroScan System will generally rely on third-party payors, including private payors and governmental payors such as Medicare and Medicaid, to cover and reimburse all or part of the cost of using the ProUroScan System. Consequently, sales of the ProUroScan System depend in part on the availability of coverage and reimbursement from third-party payors. The manner in which reimbursement is sought and obtained varies based upon the type of payor involved and the setting in which the procedure is furnished. In general, third-party payors will provide coverage and reimbursement for medically reasonable and necessary procedures and tests. Most payors, however, will not pay separately for capital equipment, such as the ProUroScan System. Instead, payment for the cost of using the capital equipment is considered to be covered as part of payments received for performing the procedure. In determining payment rates, third-party payors increasingly are scrutinizing the amount charged for medical procedures.

Medicare and Medicaid

In order for Medicare to cover procedures using the ProUroScan System as screening, the Secretary of Health and Human Services (the “Secretary”) would need to add the scan to the list of appropriate procedures for prostate cancer screening or the procedure would need to be appropriately recommended by the United States Preventative Services Task Force (“USPSTF”) and added through the national coverage determination (“NCD”) process.

We anticipate that the ProUroScan System may be covered by Medicare as a diagnostic test for patients who have clinical signs or symptoms of disease. We anticipate that the first generation of the ProUroScan System will be used to image the prostate and to maintain historical records for future tracking for men who have an abnormal DRE or other signs or symptoms of disease. Thus, providers who perform prostate imaging using the first generation ProUroScan System likely will seek Medicare coverage as a diagnostic, rather than a screening test, presuming that the patient presents with a sign or symptom of disease. Even as a diagnostic test, however, CMS or its contractors could determine that procedures using the ProUroScan System are not medically necessary and therefore decide not to cover them.

Regardless of how they are covered, we anticipate that procedures using the ProUroScan System will be reimbursed either based upon the value of their unique billing and procedure code or as part of an office visit. Until a unique billing and procedure code is established, we expect that providers will be able to bill for the procedure using a miscellaneous CPT code. Claims submitted under a miscellaneous code are processed manually and the provider must include additional information to be used by the payor in determining the medical appropriateness of the procedure. The lack of a unique, permanent CPT code could slow market uptake of the ProUroScan System.

In order to apply for a new, unique code, an application must be submitted to the AMA’s CPT Editorial Panel. The process of obtaining a new CPT code typically takes one or two years. Once a new CPT code is created, the AMA’s Relative Value Scale Update Committee (“RUC”) recommends relative value units (“RVUs”) for it. CMS then takes these recommendations into account when establishing the Medicare Physician Fee Schedule values. The amount of reimbursement the provider receives generally depends on the RVUs assigned to the procedure multiplied by a conversion factor. Most private payors also base their payment rates based on the RVUs adopted by CMS. There is a risk that the reimbursement rate that results from this process could be insufficient, hampering our ability to market and sell the ProUroScan System.

Initially, we anticipate using a “patient pay model” for physicians to receive payment for performing the ProUroScan System procedure. Under a patient pay model, in the absence of coverage from their health insurance, patients pay for the scan out of their own funds. Medicare beneficiaries would sign an Advanced Beneficiary Notice (“ABN”) that would allow the provider to collect from the patient. Only one in four biopsies performed based on an abnormal PSA reading reveal prostate cancer, and only 50 percent of suspicious lesions found by DRE presented cancer on prostate biopsy. Given these statistics, in cases where patients have abnormal DRE or PSA test results or when a test result may not be clear, there is a high incentive to seek additional information so that patients can make an informed and reasonable decision for themselves and their family. We believe that a sufficient number of patients will be willing to pay for the ProUroScan System procedure out of their personal funds to support the launch of our product in advance of receiving favorable coverage decisions from third-party insurers. The concept of a patient pay model has been used successfully for a few other procedures (e.g., computer-aided detection (“CAD”) for mammography), and we expect this to be our approach for generating revenues during at least the early phases of product rollout. As described above, providers also will be able to bill under a miscellaneous CPT code until a unique CPT code is created for the ProUroScan System procedure.

Commercial Insurers

Many private payors look to Medicare as a guideline in setting their coverage policies and payment amounts. Unlike the Medicare program, however, private payors have no statutory impediment to covering screening tests. They do tend to seek guidance from USPSTF recommendations, however. The current coverage policies of these private payors may differ from the Medicare program, and the payment rates they make may be higher, lower or the same as the Medicare program. If CMS or other agencies decrease or limit reimbursement payments for physicians, this may affect coverage and reimbursement determinations by many private payors. Additionally, some private payors do not follow the Medicare guidelines, and those payors may reimburse only a portion of the costs associated with the use of our products, or not at all.

Competition

Although we expect competition to intensify in the prostate imaging and prostate disease diagnostic market, we are not aware of any competitive product currently being sold based on the same technology platform with comparable real-time color images or other product features that the ProUroScan System provides. In addition, we do not expect to market the ProUroScan System as a general screening tool, and therefore will not be positioning the system to compete directly with currently available screening tests, including the DRE and PSA tests. The ProUroScan System will be positioned as an “adjunctive” tool following an abnormal DRE to create an image and document abnormalities of the prostate detected by a DRE.

Another test that uses inferred data to identify prostate cancer, yet to be approved in the United States, is the PCA3 Marker (the “PCA3”). The PCA3 is a non-coding ribonucleic acid (“RNA”) believed to be a more accurate marker of prostate cancer than currently used diagnostics tests. The PCA3 marker was licensed in 2000 by DiagnoCure Inc. of Quebec, Canada. In 2003, DiagnoCure granted a worldwide license to Gen-Probe, based in San Diego, CA, for the development and licensing of a second generation PCA3-based test using their proprietary platform. In 2006, Gen-Probe made the test available in analyte specific reagent format to U.S. laboratories and launched a full CE-marked PCA3 test in Europe. Although this test has not been approved in the United States, it potentially represents a significant advance in the development of more sophisticated and sensitive detection methods for identifying early stage prostate cancer. Gene fusion is another discovery that may lead to a test that potentially will be used to diagnose prostate cancer more accurately than current tests as well as predict prognosis. Gen-Probe has licensed this technology as well.

In contrast to the DRE, PSA and PCA3 tests, the ProUroScan System creates a visual and physical record of the prostate gland. We will seek expanded labeling claims on future generations of the ProUroScan System so that it can also be used to conduct ongoing monitoring and surveillance of the status of the abnormalities found by either a DRE or with the ProUroScan System. We believe that the current generation of the ProUroScan System will have several features that are complementary to a traditional DRE examination, such as:

•	it is designed to produce a real-time color image of the prostate; and

•	it is designed to enable physicians to electronically store the images in patient files.

Aside from large-scale imaging modalities such as magnetic resonance imaging, computed tomography and nuclear medicine, which due to their cost and limited availability will not be direct competitors of the ProUroScan System, the only imaging system in common use for prostates is the transrectal ultrasound (“TRUS”). TRUS is employed by urologists following the referral of a patient that has had a positive result from a DRE or PSA test, primarily to guide the placement of prostate biopsy needles. We believe that the ProUroScan System will be easier to operate and require less training than TRUS. We also believe it will be less costly to acquire and maintain in a traditional medical office setting.

Subject to FDA clearance or approval, we believe that future uses of the ProUroScan System will include providing a permanent record of the prostate that can be used to identify changes over time. Nevertheless, technology is rapidly changing in the prostate imaging and the prostate disease diagnostic market, and other technology could come to market potentially displacing the ProUroScan System.

Government Regulation

The ProUroScan System is subject to the Federal Food, Drug, and Cosmetic Act (“FDCA”) as implemented and enforced by the FDA and by comparable agencies in various states and various foreign countries. To ensure that medical products distributed domestically and internationally are safe and effective for their intended use, FDA and comparable authorities in other countries have imposed regulations that govern, among other things, the following activities that we or our third-party manufacturers and suppliers perform or will perform:

•	product design and development;

•	product testing;

•	product manufacturing;

•	product labeling;

•	product storage;

•	premarket clearance or approval;

•	advertising and promotion;

•	product marketing, sales and distribution; and

•	post-market surveillance reporting death or serious injuries and medical device reporting.

Pervasive and Continuing Regulation

After a device is placed on the market, numerous regulatory requirements apply. These include:

•	product listing and establishment registration, which helps facilitate FDA inspections and other regulatory action;

•
QSR, which requires manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

•	labeling regulations and FDA prohibitions against the promotion of products for uncleared, unapproved or off-label use or indication;

•	clearance of product modifications that could significantly affect safety or efficacy or that would constitute a major change in intended use of our cleared devices;

•	approval of product modifications that affect the safety or effectiveness of our approved devices;

•
medical device reporting regulations, which require that manufacturers comply with FDA requirements to report if their device may have caused or contributed to a death or serious injury, or has malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction of the device or a similar device were to recur;

•	post-approval restrictions or conditions, including post-approval study commitments;

•	post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device; and

•	the FDA’s recall authority, whereby it can ask, or under certain conditions order, device manufacturers to recall from the market a product that is in violation of governing laws and regulations.

Advertising and promotion of medical devices, in addition to being regulated by the FDA, are also regulated by the Federal Trade Commission and by state regulatory and enforcement authorities. Recently, promotional activities for FDA-regulated products of other companies have been the subject of enforcement action brought under healthcare reimbursement laws and consumer protection statutes. In addition, under the federal Lanham Act and similar state laws, competitors and others can initiate litigation relating to advertising claims. In addition, we are required to meet regulatory requirements in countries outside the U.S., which can change rapidly with relatively short notice. If the FDA determines that our promotional materials or training constitutes promotion of an unapproved or uncleared use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance of an untitled letter, a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our promotional or training materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement. In that event, our reputation could be damaged and adoption of the products would be impaired.

Furthermore, our products could be subject to voluntary recall if we or the FDA determine, for any reason, that our products pose a risk of injury or are otherwise defective. Moreover, the FDA can order a mandatory recall if there is a reasonable probability that our device would cause serious adverse health consequences or death.

The FDA has broad post-market and regulatory enforcement powers. Our facilities and the manufacturing facilities of our subcontractors will be subject to unannounced inspections by the FDA to determine our level of compliance with the QSR and other regulations. Failure by us or by our third-party manufacturers and suppliers to comply with applicable regulatory requirements can result in enforcement action by the FDA or other regulatory authorities, which may result in sanctions including, but not limited to:

•	warning letters or untitled letters;

•	fines and civil penalties;

•	unanticipated expenditures to address or defend such actions;

•	delays in clearing or approving, or refusal to clear or approve, our products;

•	withdrawal or suspension of approval of our products or those of our third-party suppliers by the FDA or other regulatory bodies;

•	product recall or seizure;

•	orders for physician notification or device repair, replacement or refund;

•	interruption of production;

•	operating restrictions;

•	injunctions; and

•	criminal prosecution.

Regulation of the ProUroScan System

We are implementing a regulatory strategy to obtain FDA clearance of the ProUroScan System for a basic imaging and documentation claim and for the ProUroScan System to serve as an adjunct to a DRE.  The current status of the FDA market clearance process is described above under the caption “ProUroCare System Status.”

The approval process for future claims will depend on the exact nature of those claims, and may require more extensive clinical studies and possibly the submission of a PMA.

Once we obtain FDA approval for the ProUroScan System, or obtain FDA clearance or approval for future products, the manufacturing, sale and performance of our products will be subject to the ongoing FDA regulation and inspection processes as described above.

Fraud and Abuse Laws

Because of the significant federal funding involved in Medicare and Medicaid, Congress and the states have enacted, and actively enforce, a number of laws whose purpose is to eliminate fraud and abuse in federal health care programs. Once we commercialize the ProUroScan System, our business is subject to compliance with these laws.

Anti-Kickback Statutes and Federal False Claims Act

The federal healthcare programs Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as Medicare or Medicaid. The definition of “remuneration” has been broadly interpreted to include anything of value, including for example gifts, discounts, the furnishing of free supplies, equipment or services, credit arrangements, payments of cash and waivers of payments. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. Penalties for violations include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs. In addition, some kickback allegations have been claimed to violate the Federal False Claims Act, discussed in more detail below.

The Anti-Kickback Statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Recognizing that the Anti-Kickback Statute is broad and may technically prohibit many innocuous or beneficial arrangements, Congress authorized the Office of Inspector General of the U.S. Department of Health and Human Services, or OIG, to issue a series of regulations, known as “safe harbors.” These safe harbors, issued by the OIG beginning in July 1991, set forth provisions that, if all their applicable requirements are met, will assure healthcare providers and other parties that they will not be prosecuted under the Anti-Kickback Statute. The failure of a transaction or arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor may result in increased scrutiny by government enforcement authorities such as the OIG.

Many states have adopted laws similar to the Anti-Kickback Statute. Some of these state prohibitions apply to referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs.

Government officials have focused their enforcement efforts on marketing of healthcare services and products, among other activities, and recently have brought cases against companies, and certain sales, marketing and executive personnel, for allegedly offering unlawful inducements to potential or existing customers in an attempt to procure their business.

Another development affecting the healthcare industry is the increased use of the Federal Civil False Claims Act (the “False Claims Act”) and, in particular, actions brought pursuant to the False Claims Act’s “whistleblower” or “qui tam” provisions. The False Claims Act imposes liability on any person or entity who, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program. The qui tam provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has submitted a false claim to the federal government and to share in any monetary recovery. In recent years, the number of suits brought against healthcare providers by private individuals has increased dramatically. In addition, various states have enacted false claim laws analogous to the False Claims Act, although many of these state laws apply where a claim is submitted to any third-party payor and not merely a federal healthcare program.

When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties of $5,500 to $11,000 for each separate false claim. There are many potential bases for liability under the False Claims Act. Liability arises, primarily, when an entity knowingly submits, or causes another to submit, a false claim for reimbursement to the federal government. The False Claims Act has been used to assert liability on the basis of inadequate care, kickbacks and other improper referrals, and improper use of Medicare numbers when detailing the provider of services, in addition to the more predictable allegations as to misrepresentations with respect to the services rendered. In addition, companies have been prosecuted under the False Claims Act in connection with alleged off-label promotion of products. Our future activities relating to the reporting of wholesale or estimated retail prices for our products, the reporting of discount and rebate information and other information affecting federal, state and third-party reimbursement of our products, and the sale and marketing of our products, may be subject to scrutiny under these laws. We are unable to predict whether we would be subject to actions under the False Claims Act or a similar state law, or the impact of such actions. However, the costs of defending such claims, as well as any sanctions imposed, could significantly affect our financial performance.

HIPAA and Other Fraud and Privacy Regulations

Among other things, the Health Insurance Portability and Accountability Act of 1996, or HIPAA, created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The HIPAA health care fraud statute prohibits, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment and/or exclusion from government-sponsored programs. The HIPAA false statements statute prohibits, among other things, knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines and/or imprisonment.

In addition to creating the two new federal healthcare crimes, regulations implementing HIPAA also establish uniform standards governing the conduct of certain electronic healthcare transactions and protecting the security and privacy of individually identifiable health information maintained or transmitted by healthcare providers, health plans and healthcare clearinghouses, which are referred to as “covered entities.” Three standards have been promulgated under HIPAA’s regulations: the Standards for Privacy of Individually Identifiable Health Information, which restrict the use and disclosure of certain individually identifiable health information, the Standards for Electronic Transactions, which establish standards for common healthcare transactions, such as claims information, plan eligibility, payment information and the use of electronic signatures, and the Security Standards, which require covered entities to implement and maintain certain security measures to safeguard certain electronic health information. Although we are not a covered entity and therefore not directly subject to these standards, we expect that our customers generally will be covered entities and may ask us to contractually comply with certain aspects of these standards, particularly because we expect that the ProUroScan System will store patient information and scan results. The government intended this legislation to reduce administrative expenses and burdens for the healthcare industry; however, our compliance with certain provisions of these standards entails significant costs for us.

In addition to federal regulations issued under HIPAA, some states have enacted privacy and security statutes or regulations that, in some cases, are more stringent than those issued under HIPAA. In those cases, it may be necessary to modify our planned operations and procedures to comply with the more stringent state laws. If we fail to comply with applicable state laws and regulations, we could be subject to additional sanctions.

Employees

We currently have two full-time employees, and expect to conduct much of our research and development, market research, clinical and regulatory function, and other business operations through the use of a variety of consultants and medical-device development contractors. We have found that using consultants and contractors to perform these functions during our development stages has allowed us to engage specialized talent and capabilities as needed by the business while providing the flexibility to engage them as our financial resources have permitted.  As we prepare for market, we anticipate hiring employees in the areas of marketing, sales and sales training, quality assurance, engineering, software development and administration during the 2010 and early 2011. Some or all of these functions may be performed by contracted individuals or consultants as management deems most effective. We are conducting our research and development activities related to our acquired technologies and proposed products on a contract basis with Artann and Logic.

Properties

Our executive offices are located at 6440 Flying Cloud Drive, Suite 101, Eden Prairie, Minnesota 55344. Our executive offices consist of approximately 1,000 square feet of office space, which we rent on a month-to-month basis.  Our rental cost for this office space is $1,000 per month, which we believe is at market for similar office space in Minneapolis, Minnesota.  We do not own any real property.

Directors, Executive Officers and Affiliates

The persons listed in the table below are directors, executive officers and/or affiliates of the Company, and the address for each person is c/o ProUroCare Medical Inc., 6440 Flying Cloud Dr., Suite 101, Eden Prairie, MN 55344. There are no family relationships among our executive officers or directors.

Name	Age	Position
Richard C. Carlson	58	Chief Executive Officer and Acting Chairman of the Board
Michael Chambers	55	Director
James L. Davis	65	Director
David F. Koenig	69	Director
Robert J. Rudelius	54	Director
Scott E Smith	54	Director
Richard B. Thon	54	Chief Financial Officer

Richard C. Carlson, Chief Executive Officer, Director since 2006 and Acting Chairman of the Board since 2007.  Mr. Carlson was hired as our Vice President of Marketing and Sales in January 2005, and was promoted to Chief Executive Officer in November 2006.  Prior to joining the Company, Mr. Carlson held several positions with SurModics, Inc., a company that provides surface modification solutions for medical device and biomedical applications, from 1998 to 2004, including Vice President of Marketing and Sales and Vice President of Strategic Planning.

Mr. Carlson’s extensive experience marketing urology products with American Medical Systems and Boston Scientific is invaluable in developing market strategies for the Company’s products.

Michael Chambers, JD, Ph.D. Elected Director on March 1, 2010.  Dr. Chambers currently serves as President and CEO of Swift Biotechnology, a company he co-founded in January 2010. Swift is commercializing early diagnostics for gynecological cancers through technology invented at the Mitchell Cancer Institute.  From 1999 through 2005, Dr. Chambers served as President and CEO of InnoRx Pharmaceuticals, a privately-held company specializing in drugs and drug delivery systems for ophthalmic diseases that he helped establish. He is also "of Counsel" to the law firm of Cabaniss Johnston, based in Birmingham, Alabama.  Dr. Chambers is a member of the Nominating and Governance Committee.

Dr. Chambers experience as an attorney, angel investor and medical products entrepreneur helps the Board address key issues it faces in intellectual property matters and global expansion opportunities.

James L. Davis. Elected Director on March 1, 2010.  Mr. Davis is the President of Davis & Associates, Inc. which he founded more than 30 years ago. Davis & Associates represents the leading edge lighting and controls manufacturers, providing lighting and controls solutions for customers in the upper Midwest.  Mr. Davis is a member of the Compensation Committee.

Mr. Davis brings to the Board extensive experience as a successful independent business owner and an active investor in entrepreneurial companies. He has served as Director on both private and public company Boards over the last 20 years.

David F. Koenig, Director since 2004.   Mr. Koenig served as a director of our predecessor company, ProUroCare Inc. (“PUC”), from 1999 until April 2004, when he became a director of the Company upon the merger of PUC with an acquisition subsidiary of the Company (the “Merger”).  From 1996 to 2005, Mr. Koenig was the Executive Vice President and Chief Operating Officer of Solar Plastics, Inc., a manufacturer of custom rotationally molded plastic parts.  Mr. Koenig is Chairman of the Compensation Committee.

Mr. Koenig has valuable experience in raising funds with both private and institutional investors, in commercial banking relationships and deal structuring and in strategic business planning. All of these functions are of particular importance to the Company at its current stage.

Robert J. Rudelius, Director since 2007.  Since 2003, Mr. Rudelius has been the Managing Director and CEO of Noble Ventures, LLC, a company he founded, providing advising and consulting services to early-stage companies in the information technology, renewable energy and loyalty marketing fields.  Mr. Rudelius is also the Managing Director and CEO of Noble Logistics, LLC, a holding company he founded in 2002 to create, acquire and grow a variety of businesses in the freight management, logistics and information technology industries.  Mr. Rudelius is the Chairman of the Nominating and Governance Committee and is a member of the Audit Committee.

Mr. Rudelius' experience launching several new ventures combined with 25 years of experience leading information technology companies and consulting on IT/systems matters for global companies provides a valued perspective to the Board.

Scott E Smith, Director since 2006. Mr. Smith currently provides consulting to best-in-class companies to help them grow rapidly and profitably. He was previously employed by F-2 Intelligence Group (“F2”), a company engaged in providing critical insights to multinational corporations and private equity clients on a broad range of strategic issues. From 2004 to 2008, Mr. Smith served as F2’s Regional Director of Sales for Private Equity, where he advised private equity firms on market and competitive intelligence issues. Prior to joining F2, Mr. Smith was employed by Arthur Andersen for 23 years and served the last 10 years as an audit partner.  Mr. Smith also serves on the board of directors and chairs the audit committee of Table Trac, Inc.  Mr. Smith is a Certified Public Accountant and a Certified Management Accountant. Mr. Smith is Chairman of the Audit Committee and a member of the Compensation Committee.

Mr. Smith’s expertise gained through 23 years of experience in public accounting (including 10 years as an audit partner at Arthur Andersen) is invaluable to the Company.  Mr. Smith provides leadership and guidance on the Company’s accounting and financial reporting issues.

Richard B. Thon, Chief Financial Officer.  Mr. Thon has been our Chief Financial Officer since 2004.

There are no family relationships among our executive officers or directors.

The number of seats on the Board of Directors has been fixed by the Board of Directors at seven.  The Company’s Board of Directors is engaged in the process of identifying, evaluating and recruiting a highly qualified individual to fill the vacant director seat.

Director Compensation Information

During 2009, each of our non-employee directors received an annual payment of $10,000 for services to the Company. The chairpersons of our Compensation, Audit and Nominating and Governance committees received an additional annual payment of $2,500 and each committee member received an annual payment of $1,000 per committee. In addition, we granted to all non-employee directors a one-time non-qualified stock option upon election or appointment to the Board of Directors to purchase 3,000 shares of our common stock at fair market value that vested ratably over two years of service.  We also granted immediately vesting options to purchase 1,000 shares of our common stock at fair market value to each director upon their annual re-election to the Board.

On March 3, 2009, the Company granted non-qualified stock options to Mr. Koenig (30,000 options), Mr. Smith (20,000 options) and Mr. Rudelius (20,000 options).  The options are fully vested and are exercisable for a period of seven years at an exercise price of $0.85 per share.  On September 29, 2009, the Company issued non-qualified stock options to Mr. Koenig (50,000 options), Mr. Smith (30,000 options) and Mr. Rudelius (30,000 options).  The options expire seven years from the date of issuance, are exercisable at $1.50 per share and vest upon the latter of the date that the Company is cleared by the FDA to sell its ProUroScan System in the United States or the date that the Company closes on an aggregate of $2.0 million or more of incremental financing after the date of grant, including financing received upon the exercise of existing warrants.

Effective January 1, 2010, in addition to the annual payment of $10,000 for services to each of our non-employee directors, the chairpersons of our Compensation and Nominating and Governance Committees will receive $750 per committee meeting up to a maximum of $3,000 per year.  Non-chair committee members of those committees will receive $500 per meeting, up to an annual maximum of $2,000.  The chairperson of the Audit Committee will receive $750 per committee meeting, up to a maximum of $6,000 per year, while other members of the Audit Committee will receive $500 per meeting up to a maximum of $4,000 per year.  In addition, non-employee directors will receive non-qualified stock options upon election or appointment to the Board of Directors, and annually thereafter, to purchase a number of shares equal to $25,000 divided by the then current stock price.  The initial grant will vest ratably over two years of service, while subsequent annual grants will vest immediately.

Directors are reimbursed for travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and its committees.

The table below sets forth director compensation earned during 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(4) ($)	Option Awards(5) ($)	Total ($)
David Koenig(1)	$7,250	$7,250	$81,900	$96,400
Scott Smith(2)	$12,500	$0	$50,900	$63,400
Robert Rudelius(3)	$13,500	$0	$50,900	$64,400

(1)	Chairman of the Compensation Committee.

(2)	Chairman of the Audit Committee.

(3)	Chairman of the Nominating and Governance Committee.

(4)
On September 29, 2009, we issued a total of 4,834 shares of our common stock to Mr. Koenig in lieu of $7,250 cash as payment of directors’ fees earned in 2009, based on the average of the closing bid and asked price on that date as quoted by the OTCBB.  Not included in the 2009 compensation are 27,366 shares of common stock issued to our directors in lieu of cash as payment for $20,251 of directors’ fees earned in 2008.

(5)
The amount in the Option Awards column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock options granted during the fiscal years ended December 31, 2009 as determined using the Black-Scholes pricing model. See Notes 1(i) and 14(j) to the Consolidated Financial Statements for the fiscal year ended December 31, 2009 included in this prospectus for the material terms of stock option grants.  As of December 31, 2009, Mr. Koenig held 53,000 stock options and Mr. Smith and Mr. Rudelius each held 55,000 options.

Executive Compensation Tables

The following table sets forth the compensation earned for services rendered in all capacities by our Chief Executive Officer and Chief Financial Officer. There were no other executive officers or other individuals who earned more than $100,000 during 2009. The individuals named in the table will be hereinafter referred to as the “Named Executive Officers.”

Summary Compensation Table

Name and Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(3)	All Other Compen- sation ($)(4)	Total ($)
Richard Carlson(1)	2009	$150,000	$20,000	$249,700	$2,107	$421,807
Chief Executive Officer	2008	$150,000	$—	$58,900	$2,103	$231,003
and Acting Chairman of the
Board
Richard Thon(2)	2009	$133,015	$20,000	$103,200	$8,185	$264,400
Chief Financial Officer	2008	$136,375	$—	$29,150	$4,825	$170,350

(1)	All compensation Mr. Carlson earned is related to his duties as an officer. See “Executive Compensation—Employment Agreements” for the terms of Mr. Carlson’s current employment arrangements with us.

(2)	See “Executive Compensation—Employment Agreements” for the terms of Mr. Thon’s current employment arrangements with us.

(3)
The amount in the Option Awards column represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for stock options granted during the fiscal years ended December 31, 2009 and 2008, as determined using the Black-Scholes pricing model. See Notes 1(f) and 7(b) to the Consolidated Financial Statements for the fiscal year ended December 31, 2008 included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Notes 1(i) and 15(j) to the Consolidated Financial Statements for the fiscal year ended December 31, 2009 included in this prospectus for the material terms of stock option grants.

(4)
Other compensation represents insurance premiums paid by us with respect to term life insurance and long-term care polices for the benefit of the executive. There is no cash surrender value associated with the policies.

No stock options or stock-appreciation rights were exercised by our Named Executive Officers during fiscal 2009, and no stock appreciation rights were outstanding at the end of fiscal 2009. The table below sets forth outstanding but unexercised options of our Named Executive Officers as of December 31, 2009.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price	Option Expiration Date
Richard Carlson	10,000	—		—		$5.00	February 1, 2017
	30,000	40,000	(2)	—		$1.00	July 11, 2015
	90,000	10,000	(3)	—		$0.85	March 3, 2016
	—	—		150,000	(4)	$1.50	September 29, 2016

Richard Thon	—	—		5,000	(5)	$7.50	March 1, 2011
	3,000	—		—		$11.33	April 18, 2012
	18,333	16,667	(6)	—		$1.00	July 11, 2015
	45,000	—		—		$0.85	March 3, 2016
	—	—		60,000	(4)	$1.50	September 29, 2016

(1)
See Notes 1(i) and 14(j) to the Consolidated Financial Statements for the fiscal year ended December 31, 2009 included in Part II, Item 8 in this Annual Report on Form 10-K for the material terms of stock option grants.

(2)	20,000 shares will vest on July 1 of each of 2010 and 2011.

(3)	Vested January 1, 2010.

(4)
Equity Incentive Plan awards will vest upon the latter of (i) the Company securing FDA market clearance of its ProUroScan System and (ii) the date that the Company closes on an aggregate of $2.0 million or more of incremental equity financing after the date of grant.

(5)	Equity Incentive Plan Award that will vest upon the Company securing FDA market clearance of its ProUroScan System.

(6)	8,333 shares will vest on July 1, 2010 and 8,334 shares on July 1, 2011.

Employment Agreements and Other Executive Compensation Matters

On July 16, 2008, we entered into an employment agreement with Mr. Carlson, our Chief Executive Officer. The agreement provided for a minimum annual salary of $150,000, a cash incentive bonus potential of up to 40 percent of Mr. Carlson’s base pay, and eligibility to participate in an annual grant of options to purchase shares of common stock, as determined by our board of directors. Mr. Carlson’s agreement expired on December 31, 2009.

On July 21, 2007, we entered into an employment agreement with our Chief Financial Officer, Richard Thon. The agreement provided for a minimum annual salary of $140,000, a cash incentive bonus potential of up to 30 percent of Mr. Thon’s base pay and eligibility to participate in an annual grant of options to purchase shares of common stock, as determined by our Board of Directors. Mr. Thon’s agreement expired on June 30, 2009.

Our executive officers are also eligible to receive awards under our Stock Plans.  The plans permit the Company to grant incentive and nonqualified options, stock appreciation rights, stock awards, restricted stock awards, performance shares and cash awards to Company employees and independent contractors.  The exercise price for all options granted under the plans shall be determined by the Board. The term of each stock option and period of exercisability will also be set by the Board, but will not exceed a period of ten years and one day from grant date. The agreements also include provisions for anti-dilution of options.

Common Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of our common stock as of June 11, 2010, by (i) each person known by us to be the beneficial owner of more than five percent of the outstanding common stock, (ii) each director of the Company, (iii) each executive officer of the Company and (iv) all executive officers and directors as a group.

The number of shares beneficially owned is determined under rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose.  The definition of beneficial ownership for proxy statement purposes includes shares over which a person has sole or shared voting power or dispositive power, whether or not a person has any economic interest in the shares. The definition also includes shares that a person has a right to acquire currently or within 60 days of June 11, 2010.  Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.  Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of common stock listed as owned by that person or entity.  Unless otherwise indicated, the address of each of the following persons is 6440 Flying Cloud Drive, Suite 101, Eden Prairie, MN 55344.

Name	Shares Beneficially Owned	Percent of Class
Richard C. Carlson(1)	160,850	1.2
Michael Chambers(2)	198,941	1.5
James L. Davis (3)	3,093,995	21.9
David F. Koenig(4)	107,363	*
Robert J. Rudelius(5)	164,815	1.3
Scott E Smith(6)	211,067	1.6
Richard B. Thon(7)	74,666	*
All directors and officers as a group (7 total)(8)	4,011,697	27.4
Armen Sarvazyan(9)(10)	1,077,485	8.3
Phillips W. Smith Family Trust(11)(12)	683,522	5.3

*Less than one percent.

(1)	Includes direct holdings of 850 shares of common stock and currently exercisable options to purchase 160,000 shares of common stock.

(2)
Includes direct holdings of 113,000 shares of common stock, currently exercisable options to purchase 2,165 shares of common stock and currently exercisable warrants to purchase 83,776 shares of common stock.

(3)
Includes the following directly held shares and immediately exercisable warrants and convertible notes: 1,739,210 shares of common stock, 133,775 shares of stock issuable pursuant to loan guarantees within 60 days, currently exercisable options to purchase 2,165 shares of common stock and warrants to purchase 972,203 shares of common stock.  Shares beneficially owned also include the following shares and immediately exercisable warrants held by Davis & Associates Inc., 401K PSP, of which Mr. Davis has sole voting power: 74,964 shares of common stock and warrants to purchase 91,014 shares of common stock.  Shares beneficially owned also include the following shares and immediately exercisable warrants held by Davis & Associates Inc., of which Mr. Davis has sole voting power: 37,482 shares of common stock and warrants to purchase 43,182 shares of common stock.

(4)
Includes direct holdings of 75,916 shares of common stock held directly and currently exercisable options to purchase 3,000 shares of common stock. Also includes 1,875 shares held by Clinical Network Management Corp. and 26,572 shares held by Clinical Network, Inc. with respect to each of which Mr. Koenig is an officer and minority owner.

(5)
Includes direct holdings of 64,317 shares of common stock, warrants to purchase 33,986 shares of common stock and currently exercisable options to purchase 25,000 shares of common stock.  Also includes 24,756 shares of common stock and currently exercisable warrants to purchase 16,756 share of common stock held by Nobel Ventures, of which Mr. Rudelius is an officer and the managing director.

(6)	Includes direct holdings of 126,592 shares of common stock, warrants to purchase 59,475 shares of common stock and currently exercisable options to purchase 25,000 shares of common stock.

(7)	Includes currently exercisable directly held options to purchase 66,333 shares of common stock.

(8)	Includes Messrs. Carlson, Chambers, Davis, Koenig, Rudelius, Smith and Thon.

(9)	The address of Dr. Sarvazyan is 1753 Linvale-Harbourton Rd., Lambertville, NJ 08530.

(10)
Includes direct holdings of 937,099 shares of common stock.  Also includes 122,386 shares of common stock and currently exercisable warrants to purchase 18,000 shares of common stock held by Artann Laboratories Inc., of which Dr. Sarvazyan is an officer and minority owner.

(11)	The address of the Phillips W. Smith Family Trust is 5636 E. Mockingbird Lane, Paradise Valley, AZ 85253.

(12)	Shares beneficially owned include 613,199 directly held shares and immediately exercisable warrants to purchase 70,323 shares.

Corporate Governance

From time-to-time, as part of our normal corporate governance process, we evaluate the size and composition of our Board of Directors relative to our business operations.  Based on such a review, we have recently begun discussions with board candidates, with a view toward adding one to three new directors to our Board; however, this determination was in no way related to or based on our decision to proceed with the Offer.

Director Independence

Each of Messrs. Chambers, Koenig, Rudelius and Smith qualifies as an “independent director,” as such term is defined in Section 5000(a)(19) of the NASDAQ listing rules.  As an executive officer of the Company, Mr. Carlson does not qualify as an “independent director.”  Our Board has determined that due to his beneficial ownership of our securities, Mr. Davis does not qualify as independent.

Certain Relationships and Related Transactions

Upon the January 7, 2009 effective date of the Company’s 2009 public offering, convertible debentures and accrued interest in the amount of $239,222 were automatically converted into 79,741 shares of our common stock for each of James Davis and William Reiling.

Upon the January 12, 2009 closing of the 2009 public offering, the following convertible notes held by related parties were automatically converted into Units, each consisting of one share of our common stock and one five-year warrant to purchase common stock at $1.30 per share:

Related Party	Amount of Convertible Debt and Accrued Interest Converted	Units Received upon Conversion
James Davis	$393,557	652,182
William Reiling	$52,474	74,964
Robert Rudelius	$31,318	44,742
Scott Smith	$36,732	52,475

On January 15, 2009, the Company repaid an outstanding $37,500 loan along with accrued interest thereon to Mr. Reiling.

On February 6, 2009, convertible debentures (and the accrued interest thereon) in the amount of $98,114 held by Mr. Davis automatically converted into 140,163 shares of our common stock.

On March 19, 2009, pursuant to the guaranties received relating to the Company’s renewal of its $1,200,000 Crown Bank promissory note, the Company issued an aggregate 66,667 shares of its common stock as consideration to each of Mr. Davis and Mr. Reiling, and agreed to issue a further 11,111 shares to each per month for each month the notes remain outstanding after August 31, 2009. On June 25, 2010, the Company issued 66,666 shares of its common stock that had been accrued pursuant to this agreement to each of Mr. Davis and Mr. Reiling.  On June 28, 2010, the Company renewed $900,000 of the original Crown Bank promissory note along with another $100,000 Crown Bank promissory note formerly guaranteed by another individual.  In connection with the Crown renewals, and pursuant to loan guarantor compensation letter agreements dated June 28, 2010, Mr. Davis and Mr. Reiling each agreed to provide guarantees for both Crown Bank promissory notes under the same stock compensation formula as was provided for their previous guarantees of the Crown Debt.  Under the terms of the letter agreement, the Company agreed to accrue for issuance 10,000 shares of common stock per person per month for each month the $900,000 note remains outstanding and 1,111 shares of common stock per person per month for each month the $100,000 note remains outstanding, with a minimum compensation period of six months.

On March 19, 2009, a $37,500 convertible promissory note and a $150,000 convertible promissory note due to Mr. Davis were refinanced and combined with other loans and advances on behalf of the Company from Mr. Davis in a $281,000 convertible promissory note.  On May 26, 2009, Mr. Davis exercised his conversion rights under the promissory note and the note was converted into 510,909 shares of the Company’s common stock.

On April 13, 2009, the Company issued an aggregate of 27,366 shares of its common stock to Mr. Koenig, Mr. Rudelius and Mr. Smith as payment of $20,251 directors’ fees accrued through December 31, 2008, in lieu of cash.

On September 1, 2009, the Company borrowed $26,000 from Mr. Smith for working capital purposes.  On November 6, 2009, the entire amount due to Mr. Smith was applied toward his exercise of warrants tendered in the Replacement Warrant Offering.  On November 6, 2009, the Company issued 925 shares of its common stock valued at $1,322 to Mr. Smith as consideration for making the loan and in lieu of cash interest.

Between May 1, 2009 and September 16, 2009, Mr. Davis made various payments for the benefit of the Company and provided the Company with certain cash advances totaling approximately $243,000.  On September 21, 2009, Mr. Davis and the Company executed the Davis Note.  Upon execution of the Davis Note, the Company agreed, as consideration for making the payments and advances represented by the Davis Note, to issue to Mr. Davis 19,833 shares of its common stock and to accrue for future issuance to Mr. Davis 2,700 shares of common stock for each month (or portion thereof) that the Davis Note is outstanding after March 21, 2010.  In addition, under the terms of the Davis Note, the Company will accrue for issuance to Mr. Davis in lieu of cash interest, 1,618 shares of its common stock for each month (or portion thereof) that the principal amount of the Davis Note is outstanding.  All of the shares accrued for issuance to Mr. Davis will be issued upon repayment of the Davis Note.  The Davis Note matures on March 28, 2011. The promissory note provides Mr. Davis with a subordinated security interest in the Company’s assets.  Mr. Davis intends to pay for the exercise of Warrants by cancelling this note.

On March 1, 2010, Mr. Koenig entered into a consulting agreement with the Company.  Pursuant to the terms of the consulting agreement, Mr. Koenig will be paid $4,000 per month for the 12 months following the date of the agreement.

On June 11, 2010, the Company closed on a private placement of $885,000 of unsecured promissory notes (the “2010 Private Placement”).  Three directors participated in the 2010 Private Placement:  Mr. Davis purchased $182,000 of the notes, Mr. Koenig purchased $65,000 of the notes and Mr. Rudelius purchased $26,000 of the notes.  During the first 30 days of the note term, each note will bear interest payable in warrants to purchase shares of the Company’s common stock.  For every $13,000 original principal amount of notes, warrant interest will accrue at a rate of 333.333 shares of common stock per day, up to a maximum of 10,000 warrants per $13,000 of original principal amount of Notes.  The warrants have an exercise price of $1.30 per share, a three-year term and are immediately exercisable.  The Company may elect to redeem the warrants at any time after the last sales price of the Company’s common stock equals or exceeds $4.00 for 10 consecutive trading days.  Following the initial 30 days of the note term, each note will bear interest at a 6% annual rate, payable in cash at maturity. The notes will mature on December 1, 2010.  The Company may prepay, in whole or in part, the unpaid principal of the notes at any time prior to the maturity date.  By their terms, cancellation of the principal and cash interest accrued on the notes may be used to pay for the exercise price of any warrants held by the holder of the note.

Although Mr. Koenig holds no Warrants as of the date hereof, Mr. Koenig and Mr. Davis intend to enter into an exchange transaction, whereby Mr. Koenig will exchange the 50,000 common stock warrants issued to him under the 2010 Private Placement for Warrants currently held by Mr. Davis.  Mr. Koenig intends to exercise such 50,000 Warrants in this Offering.

On July 1, 2010, the Company issued an aggregate of 22,762 shares of its common stock to the independent directors as payment of $36,416 directors’ fees accrued through June 30, 2010, in lieu of cash.

Financial Information Regarding the Company

The following is a summary of selected statement of operations data and balance sheet data for each period indicated. The selected financial data presented below for the years ended December 31, 2009 and December 31, 2008 are derived from our audited consolidated financial statements and related notes.  The selected consolidated financial data presented below for the three months ended March 31, 2010 and 2009, and the summary balance sheet information for March 31, 2010, compared with December 31, 2009 and 2008 are derived from our unaudited consolidated financial statements and related notes.

The selected consolidated financial data presented below should be read in conjunction with our audited consolidated financial statements and the notes thereto for the fiscal years ended December 31, 2009 and 2008 and the period from August 17, 1999 (inception) to December 31, 2009, our unaudited consolidated financial statements and the notes thereto for the quarter ended March 31, 2010 and 2009 and the period from August 17, 2999 (inception) to March 31, 2010, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which disclosures are included in this Offer Letter/Prospectus beginning on page F-12, page F-2 and page 60, respectively.

The pro forma consolidated financial information presented below assumes that all 5,750,536 Warrants are tendered for early exercise in the Offering, resulting in net proceeds to the Company of $7,405,697 after estimated offering expenses of $70,000.  It also assumes the cost of the 2010 Replacement Warrants to be $8,683,309, as determined using the Black-Scholes pricing model as of June 11, 2010.

	Three months ended March 31, 2010	Year ended December 31, 2009	Year ended December 31, 2008	Period from August 17,1999 (inception) to March 31, 2010
Consolidated Statement of Operations Data
Operating expenses:
Research and development	$84,154	$2,239,590	$597,755	$7,779,051
General and administrative	485,150	1,711,075	2,026,677	12,027,398
Total operating expenses	569,304	3,950,665	2,624,432	19,806,449
Operating loss	(569,304)	(3,950,665)	(2,624,432)	(19,806,449)
Incentive for early warrant exercise	—	(1,356,864	—	(1,356,864)
Interest expense, net	(86,961)	(1,220,553)	(1,909,500)	(6,451,686)
Debt extinguishment expense	(915,426)	(415,982)	(123,785)	(1,836,569)
Net loss	$(1,571,691)	$(6,944,064)	$(4,657,717)	$(29,451,568)
Net loss per common share:
Basic and diluted	$(0.14)	$(0.73)	$(2.65)	$(14,07)
Weighted average number of shares outstanding:
Basic and diluted	11,617,324	9,574,914	1,759,607	2,093,391
Ratio of earnings to fixed charges (1)	(644)%	(324)%	(137)%
Deficiency of earnings to cover fixed charges	$(656,265)	$(5,171,218)	$(4,533,932)

	As of March 31, 2010	As of December 31, 2009	As of December 31, 2008
Consolidated Balance Sheet Data
Cash and cash equivalents	$538,635	$1,000,874	$3,900
Total assets	675,778	1,087,927	1,076,554
Total liabilities	3,020,016	5,418,065	8,334,417
Shareholders’ deficit	(2,344,238)	(4,330,138)	(7,257,863)
Book value per share	(0.18)	(0.38)	(4.01)

As of March 31, 2010
Consolidated Statement of Operations Data, Pro Forma
Operating expense	$569,304
Operating loss	(569,304)
Incentive for early warrant exercise	(8,683,309
Net Loss	(10,255,000)
Ratio of earnings to fixed charges(1)	(644)%
Deficiency of earnings to cover fixed charges	$(656,265)

Consolidated Balance Sheet Data, Pro Forma
Cash and cash equivalents	$7,944,332
Total assets	8,081,475
Total liabilities	3,020,016
Shareholders’ equity	5,061,459
Book value per share	0.27

(1)           Fixed charges exclude the cost of stock and warrants issued incurred in refinancing certain debt that were expensed as debt extinguishment expense and the cost of warrants issued in the 2009 and 2010 early warrant exercise programs.  Amounts so excluded were $915,426, $1,772,846 and $123,785 for the three months ended March 31, 2010 and the years ended December 31, 2009 and 2008, respectively.  The amount so excluded from the March 31, 2010 pro forma disclosure was $9,598,735.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements, and notes thereto, included in this Offer Letter/Prospectus. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future.

Results of Operations

Three months ended March 31, 2010 compared to the three months ended March 31, 2009:

Operating Expenses/Operating Loss.  Our operating expenses (and our operating loss) for the three months ended March 31, 2010 were $569,304, an increase of $43,787, or eight percent, compared to $525,517 last year.  This increase resulted from consulting fees for new regulatory, reimbursement, finance and manufacturing activities totaling $124,000 and from $24,000 of new public relations efforts.  Offsetting these new expenses were reduced compensation and benefits costs during the three months ended March 31, 2010 of $32,000, or 26 percent, compared to last year as a result of a $40,000 bonus awarded during the three months ended March 31, 2009 following the completion of our 2009 public offering and reduced stock-based compensation of $80,000, or 54 percent, compared to last year, as a result of a grant of immediately vesting stock options to directors and officers valued at $139,400 last year.

Net Interest Expense.  Net interest expense for the three months ended March 31, 2010 was $86,961, a decrease of 92 percent compared to $1,047,502 last year.  Included in the expense for the three months ended March 31, 2009 was the approximately $980,000 write-off of unamortized original issue discount and debt issuance costs related to our 2006, 2007 and 2008 private debt placements and the 2008 unit put arrangement, upon the closing of our 2009 public offering and the subsequent automatic conversion of approximately $3.3 million of debt and accrued interest into equity.  Interest expense excluding the write-off of original issue discount debt issuance cost increased 34 percent to approximately $ 87,000 for the three months ended March 31, 2010 compared to approximately $65,000 last year resulting from increased debt and debt guarantees that carry stock-based consideration provisions.

Debt Extinguishment Expense.  Our debt extinguishment expense arises primarily from the issuance of stock or warrants issued pursuant to the provisions of short-term loans from certain lenders in refinancing transactions. Our debt extinguishment expense for the three months ended March 31, 2010 was $915,426, an increase of 450 percent, compared to $166,348 last year.   The increase is primarily due to the conversion of a $600,000 loan from the Phillips W. Smith Family Trust (the “Smith Trust”) and $97,546 of accrued interest thereon into 381,173 equity units, with each unit consisting of one share of the Company’s common stock and one warrant to purchase one share of Company’s common stock.  We recognized debt extinguishment expense of $870,981 in this conversion, representing the excess fair value of the securities issued over the carrying value of the debt and interest at the time of the conversion.

Year ended December 31, 2009 compared to the year ended December 31, 2008:

Net Loss.  Our net loss for fiscal 2009 increased 49 percent to $6,944,000 compared to $4,658,000 for fiscal 2008.  Operating expenses comprised of research and development expenses and general and administrative expenses, as described below, increased by 51 percent to $3,951,000 in 2009 compared to $2,624,000 in 2008.  Also contributing to the increased net loss was a $1,357,000 incentive, in the form of Replacement Warrants, given to warrant holders for the early exercise of their existing warrants.

Research and development.  Research and development expense for fiscal 2009 increased 275 percent to $2,240,000 compared to $598,000 for fiscal 2008. The majority of our research and development expense was conducted under contracts with Artann.  The November 18, 2009 submission of the FDA 510(k) application triggered a cash milestone payment of $250,000, and an accrual of the issuance of 769,231 shares of common stock valued on the submission date at approximately $1,565,000.  In addition, we expensed $235,000 for Artann’s development retainer.  During 2009 we also incurred approximately $137,000 of regulatory and clinical consulting fees and contracted engineering fees of approximately $34,000. In 2008, research and development expense consisted primarily of a $250,000 milestone payment due to Artann upon the initiation of FDA clinical studies and the expensing of the $300,000 purchase price of the Profile Assets.

General and administrative expenses.  General and administrative expenses for 2009 decreased by 16 percent, or $316,000, to $1,711,000 compared to $2,027,000 for 2008.

Our only employees are our two executive officers, whose base salaries have not increased since 2006.  Cash-based compensation expenses (salary, bonus, benefits and related payroll taxes) totaled $359,000 in 2009, including a total of $40,000 in bonuses.  In 2008, we incurred $331,000 of compensation expense, which included no bonus expense. Stock options granted to our directors, officers and consultants in 2009 were valued at $481,000.  Stock-based compensation expense in 2008 was $59,000.

We incur costs related to being a public reporting company, including fees for securities attorneys and our independent registered public accounting firm, proxy services, transfer agent services, investor relations and directors and officer’s (“D&O”) insurance costs. In 2009, we increased our investor relations activity and expanded our D&O insurance coverage following our 2009 Public Offering.  Consequently, public reporting company costs totaled $325,000 in 2009, representing an increase of $141,000 over 2008.

In 2009, as we worked to complete clinical trials, submit the FDA 510(k) application and began preparations for market entry, we incurred new fees for reimbursement consulting, marketing, public relations and financial consulting services totaling $212,000.

In 2008, we incurred a $600,000 up-front cash license fee and a $500,000 license fee paid in our common stock pursuant to our license agreement with Artann, which were expensed as general and administrative expense.

Interest and other expense.  Interest expense for 2009 was $1,221,000, a decrease of $689,000, or 36 percent, compared to $1,910,000 in 2008.  Our interest expense consists of the interest charged by lenders on amounts we have borrowed plus the amortization of the cost of consideration we have provided to lenders and loan guarantors.  Interest charged by lenders totaled $193,000 in 2009, a 57 percent reduction from the $453,000 n 2008.  The majority of the decrease was due to the automatic conversion of $2,933,000 of convertible debt in January 2009 upon the completion of our 2009 Public Offering.  The cost of consideration provided to lenders and loan guarantors, in the form of stock, warrants or beneficial conversion features of convertible debt, is generally recorded as original issue discount and amortized over the term of the associated debt.  In 2009, $1,028,000 of such consideration was amortized, a decrease of $430,000, or 29 percent from the $1,458,000 recorded in 2008.

Debt extinguishment expense for 2009 was $416,000, an increase of $292,000, or 236 percent, compared to $124,000 in 2008.  Debt extinguishment expense is incurred when the cost to refinance existing loans, including changes in interest rates and the cost of consideration provided to lenders and loan guarantors, in the form of stock, warrants or beneficial conversion features of convertible debt, is significant enough that we deem it to be a retirement of existing debt and creation of a new loan.  The debt extinguishment expense recognized in 2009 related to the refinancing of our Crown Bank loan and loans from Mr. Davis.  The debt extinguishment expense recognized in 2008 related to the refinancing of several loans with individual investors.

Pursuant to our 2009 warrant exchange offer, we issued 1,244,829 2009 Replacement Warrants.  The $1,357,000 fair market value of the 2009 Replacement Warrants, determined using the Black-Scholes pricing model, was expensed as an incentive for early warrant exercise in 2009.

Current Operations – Employees and Expenses

We currently employ two employees. We conduct our research and development, market research, regulatory and other business operations through the use of consultants and medical device development contractors, primarily Artann. We believe that using consultants and contractors to perform these functions is more cost effective than hiring full-time employees and affords us flexibility in directing our resources during our development stage.

We incur ongoing expenses that are directly related to being a publicly traded company, including professional audit and legal fees, financial printing, press releases and transfer agent fees. We currently rent approximately 1,000 square feet of office space on a month-to-month basis at a cost of approximately $1,000 per month. Other expenses incurred include executive officer compensation, travel, insurance, telephone, supplies and other miscellaneous expenses.

Balance Sheet Changes

During the three months ended March 31, 2010, the following transactions resulted in material changes to our balance sheet:

On March 15, 2010, the Company issued 769,231 shares of common stock to Artann pursuant to a development agreement.  The $1,565,385 value of the shares had been recorded as an accrued development fee as of December 31, 2009.

On March 26, 2010, the Company converted its $600,000 loan from the Smith Trust and $97,546 of accrued interest thereon into 381,173 shares of the Company’s common stock and 381,173 warrants to purchase the Company’s common stock.  As a result, notes payable and accrued expenses were reduced accordingly.

As of March 31, 2010, all of our notes payable were scheduled to mature within one year.  Amounts classified as long-term as of December 31, 2009 were therefore reclassified to short-tem as of March 31, 2010.

Liquidity and Capital Resources

Assets; Property Acquisitions and Dispositions

Our primary assets are our intellectual property rights, including patents, patent applications and our license and commercialization and development agreements with Artann, which are the foundation for our proposed product offerings. These assets secure $1.0 million of senior bank notes and $643,000 of subordinated notes, as a result, are not available to secure additional senior debt financing.

Sources and Uses of Cash

Net cash used in operating activities was $759,000 during the three months ended March 31, 2010 compared to $1.6 million in 2009.  During the three months ended March 31, 2009, we made cash payments to Artann of $600,000 for licensing fees and a total of $500,000 for milestone achievements pursuant to our licensing and development agreements.  In addition to operating expenses, other uses of cash included payments for accounts payable and prepayment of the production of probe sensors to be used in future clinical work.

Net cash provided by financing activities was $300,000 during the three months ended March 31, 2010, resulting from the exercise of warrants by certain warrant holders.   Net cash provided by financing activities was $1.8 million during the first three months of 2009, resulting from the $2.3 million net proceeds from our 2009 public offering, offset by our retirement of a $400,000 bank debt in March 2009.

Net cash used in operating activities was $3.1 million in 2009 compared to $1.1 million in 2008.  The increase in cash used was primarily the result of payments to Artann of $600,000 for licensing fees and a total of $500,000 for milestone achievements pursuant to our licensing and development agreements. We also paid $205,000 to Artann for development work performed under the development agreement.  In addition to increased operating expenses, other uses of cash included payments for accounts payable, accrued compensation and other accrued expenses.

Net cash provided by financing activities was $4.1 million in 2009 compared to $700,000 in 2008.  Proceeds from the 2009 Public Offering less underwriter’s commissions and other payments for expenses of the offering were $2.3 million, while net proceeds from warrant exercises was $1.7 million.  In addition, we borrowed a total of $200,025 pursuant to two bank loans and $543,000 pursuant to two loans from investors.  Offsetting this was our retirement of a $400,000 bank debt in March 2009.  During 2008, we received net proceeds from our private convertible debt placements with individual investors of $1,197,000.  These debt proceeds were offset by repayments of notes payable and loans from directors totaling $410,000 and payments made for debt issuance and deferred offering costs totaling $88,000.

Recent Financing Activity

On June 11, 2010, we closed on the sale of $885,000 of unsecured promissory notes (the “Notes”) in a private placement.  Net cash proceeds to the Company were $880,000, after deducting approximately $5,000 expenses of the offering.  During the first 30 days of the Note term, each Note will bear interest payable in warrants to purchase shares of the Company’s common stock (the “Interest Warrants”).  For every $13,000 original principal amount of Notes, Interest Warrants will accrue at a rate of 333.333 shares of common stock per day, up to a maximum of 10,000 Interest Warrants per $13,000 of original principal amount of Notes.  The Warrants have an exercise price of $1.30 per share, a three-year term and are immediately exercisable.  The Company may elect to redeem the Warrants at any time after the last sales price of the Company’s common stock equals or exceeds $4.00 for 10 consecutive trading days. The Company must provide 30 days prior written notice of its decision to redeem the Warrants, at $0.01 per Warrant, during which time holders may choose to exercise the Warrants according to their terms rather than submitting them for redemption.  Following the initial 30 days of the Note term, each Note will bear interest at a 6% annual rate, payable in cash at maturity.  The Notes will mature on December 1, 2010.  The Company may prepay, in whole or in part, the unpaid principal of the Notes at any time prior to the maturity date.

On June 28, 2010, we renewed a total of $1,000,000 of our secured debt with Crown Bank.  Of this, $100,000 matures on November 30, 2010 and $900,000 matures on March 28, 2011.

Cash Requirements

Our goal is to begin our commercial launch of the ProUroScan system in 2010.  The timing of the market launch is dependent upon the timing of FDA market clearance of our ProUroScan and the amount of funding that is available to fund manufacturing and market scale-up activities.  Prior to notification of market clearance, we have taken steps to conserve our cash by spending only on expenses essential to obtaining FDA clearance and very limited preliminary commercialization activities.  The cash requirements outlined below assume that FDA clearance is obtained during the third quarter of 2010 enabling a pilot market launch in the fourth quarter, of which there can be no assurance.

We expect that our cash needs for our operating expenses (including payments due to Artann explained below) will be approximately $2.3 million through the remainder of 2010.  Of this amount, we anticipate that on-going general and administrative expenses, including the cost of existing personnel, rent, patent filing and maintenance, legal, audit and other costs of being a public company, will be approximately $700,000.  We estimate that our cost of contracting for certain product engineering and development work to reduce the cost of the ProUroScan system and make certain enhancements will cost approximately $240,000.    We expect to initiate sales and marketing programs in advance of obtaining a corporate distribution partner that will cost approximately $225,000.  Placing systems and performing additional patient studies at certain key institutions will cost approximately $225,000.  We expect to add personnel in the areas of sales and marketing, engineering and quality control during the remainder of 2010, which we estimate to cost approximately $175,000.

Pursuant to the terms of the Artann development agreement, upon receipt of FDA regulatory clearance we are required to make a cash payment of $750,000 and provide up to a $700,000 equity payment to Artann. The equity payment, originally set at $1,000,000, has been subject to a $100,000 reduction per month since April 23, 2010, and will continue to be subject to monthly $100,000 reductions until FDA clearance is received.

We estimate that a fourth quarter market launch will require approximately $250,000 to fund inventory and accounts receivable by the end of 2010.  We also anticipate purchasing approximately $70,000 of tooling, molds and other capital for production, computer equipment, software and general office furniture and equipment during the remainder of the year.

Under the terms of our secured promissory notes with Crown Bank, we are required to repay $100,000 in November, 2010.  The remaining $900,000 principal balance matures in March, 2011.  We anticipate that we will be able to renew a significant portion of that note, but will have to repay a portion.  Under the terms of our revolving note with James Davis, if our cash position allows we expect to repay up to $200,000 of the principal amount of the note, which would be eligible to be re-borrowed if needed.  We also have another $100,000 bank loan that matures in January, 2011 and a $300,000 promissory note with an investor that matures in March, 2011.

In total, assuming financing permits, we expect our cash requirements for operating expenses, working capital, capital expenditures and payments toward debt and vendor obligations during the remainder of 2010 to be approximately $3.1 million.  Of this, the $750,000 Artann success fee is contingent on FDA clearance, and at least another $1.0 million is subject to reduction or postponement based on availability of funding.

Current Financing Plans

As of June 11, 2010, we had $910,000 of cash on hand.  In addition, on that date we had 5,750,536 redeemable warrants outstanding, each with an exercise price of $1.30 per share.  These warrants are the subject of this Offer Letter/Prospectus.  Of these, we currently have the right to redeem 4,505,707 warrants.  Upon our exercise of our right to redeem the warrants, holders of the warrants will have a period of 30 days to exercise their warrants. We could realize up to approximately $5.9 million depending on the number of shares actually exercised. We may call these warrants in 2010 to meet our financing needs outlined above.  In addition, we will gain the ability to redeem the remaining 1,244,829 warrants if the last sale price of our common stock were to equal or exceed $4.00 per share for a period of 10 consecutive trading days.  If we were to subsequently exercise our redemption right on these warrants, we could realize up to an additional $1.6 million depending on the number of shares actually exercised pursuant to such redemption.  There can be no assurance that we will be able to redeem the warrants, or how much would be realized if such redemption were made.

We plan to identify a distribution partner during 2010 or early 2011 to help market our products.  We expect such a distribution partner may provide financial support in the form of licensing fees, loans, equity investment or a combination of these.  In addition to financial support, a successful collaboration with such a partner would allow us to gain access to downstream marketing, manufacturing and sales support.  There can be no assurance that a distribution partner can be successfully identified and engaged during 2010 or early 2011, if at all.

In addition to these actions, we may pursue additional private funding in 2010 and 2011 to finance additional product development and operations pursuant to a commercial market launch.  The amounts of such additional funding will depend upon the amount of funding we receive from exercise of the outstanding warrants, including the Warrants that are the subject of this Offer Letter/Prospectus.  The additional private funding may be in the form of convertible debt, equity securities, private debt or debt guarantees for which stock-based consideration is paid, the exercise of outstanding warrants pursuant to a warrant call or a combination of these.  If any of these funding events should occur, existing shareholders will likely experience dilution in their ownership interest.  If additional funds are raised by the issuance of debt or certain equity instruments, we may become subject to certain operational limitations, and such securities may have rights senior to those of our existing holders of common stock.

If our funding from warrants or other private funding initiatives is delayed or proves insufficient to allow an aggressive ramp-up toward market launch, or if FDA clearance of the ProUroScan system is delayed, we will be forced to delay commercialization activities accordingly.  If adequate funds are not available through these initiatives on a timely basis, or are not available on acceptable terms, we may be unable to fund expansion and may be forced to scale-back or delay our market entry.  Ultimately, if no additional financing is obtained beyond what has been secured to date, we likely would be forced to cease operations. There can be no assurance we will be successful in raising such funds.

Off-Balance Sheet Arrangements

None.

Going Concern

We have incurred operating losses, accumulated deficit and negative cash flows from operations since inception. As of March 31, 2010, we had an accumulated deficit of approximately $29.5 million. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements included in this Offer Letter/Prospectus do not include any adjustments related to recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern.

Critical Accounting Policies

Our critical accounting policies are policies which have a high impact on the reporting of our financial condition and results, and require significant judgments and estimates. Our critical accounting policies relate to (a) the valuation of stock-based compensation awarded to employees, directors, loan guarantors and consultants and (b) the accounting for debt with beneficial conversion features.

Valuation of Stock-Based Compensation

Since inception, we have measured and recognized compensation expense for all share-based payment awards made to employees and directors including employee stock options based on fair value. Our determination of fair value of share-based payment awards is based on the date of grant using an option-pricing model which incorporates a number of highly complex and subjective variables. These variables include, but are not limited to, the expected volatility of our stock price and estimates regarding projected employee stock option exercise behaviors and forfeitures. We recognize the expense related to the fair value of the award straight-line over the vesting period.

Debt with Beneficial Conversion Features

The beneficial conversion features of the promissory notes were valued using the Black-Scholes pricing model. The resulting original issue discount is amortized over the life of the promissory notes using the straight-line method, which approximates the interest method.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer Letter/Prospectus contains statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance. Such statements are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this Offer Letter/Prospectus.

Because the factors discussed in this Offer Letter/Prospectus could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. These statements are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors:

•	general economic or industry conditions, nationally and in the physician, urology and medical device communities in which we intend to do business;

•	our ability to raise capital to fund our 2010 and 2011 working capital needs and introduce our products into the marketplace;

•	our ability to complete the development of our existing and proposed products on a timely basis or at all;

•
legislation or regulatory requirements, including our securing of all FDA and other regulatory approvals on a timely basis, or at all, prior to being able to market and sell our products in the United States;

•	competition from larger and more well established medical device companies and other competitors;

•	the development of products that may be superior to the products offered by us;

•	securing and protecting our intellectual property and assets, and enforcing breaches of the same;

•	clinical results not anticipated by management of the Company;

•	the quality or composition of our products and the strength and reliability of our contract vendors and partners;

•	changes in accounting principles, policies or guidelines;

•	financial or political instability;

•	acts of war or terrorism; and

•	other economic, competitive, governmental, regulatory and technical factors affecting our operations, proposed products and prices.

These and other risks are detailed in this prospectus under the discussion entitled “Risk Factors,” as well as in our reports filed with the SEC from time to time under the Securities Act and the Exchange Act. You are encouraged to read these filings as they are made.

Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

This Offer Letter/Prospectus relates to our Public Warrants, 2009 Replacement Warrants and 2010 Replacement Warrants and the shares of our common stock underlying such warrants.  We will not receive any proceeds as a result of the issuance of the 2010 Replacement Warrants, except that we will receive the $1.30 per share exercise price upon the exercise of any Warrants that are tendered in response to the Offer.

We expect to use the proceeds received from the exercise of the Warrants, if any, to obtain market clearance of the ProUroScan System, fund manufacturing and market scale-up activities, expand our intellectual property rights, form a scientific advisory panel and conduct clinical studies, reduce amounts outstanding on certain liabilities including an existing line of credit with a director, and for other general corporate purposes.  The allocation of proceeds toward any of these purposes will depend upon the amount of net proceeds received.

DETERMINATION OF OFFERING PRICE

2010 Replacement Warrants and Underlying Common Stock

The offering price of the shares of common stock issuable upon the exercise of 2010 Replacement Warrants is determined by reference to the exercise prices of such warrants, which is $1.30 per share of our common stock.  Our Board of Directors established the exercise price for the 2010 Replacement Warrants based on its estimation of those warrant terms that would encourage Warrant holders to participate in each Offer.  The exercise price for the 2010 Replacement Warrants was arbitrarily determined by our Board and does not have any relationship to our assets, projected future earnings, book value or any other objective financial statement criteria of value.

2009 Replacement Warrants and Underlying Common Stock

The offering price of the shares of common stock issuable upon the exercise of the 2009 Replacement Warrants was determined by reference to the exercise prices of such warrants, which is $1.30 per share of our common stock.  Our Board of Directors established the exercise price for the 2009 Replacement Warrants at the commencement of the 2009 early exercise program based on its estimation of those warrant terms that would encourage Warrant holders to participate in the 2009 exchange offer.  The exercise price for the 2009 Replacement Warrants was arbitrarily determined by our Board and did not have any relationship to our assets, projected future earnings, book value or any other objective financial statement criteria of value at such time.

Public Warrants and Underlying Common Stock

The purchase price of the shares of common stock issuable upon the exercise of the Public Warrants is determined by reference to the exercise price of the Public Warrants. The exercise price of the 1,752,760 Public Warrants is $1.30 per share.  The exercise price of the Public Warrants was determined by us and our underwriter at the commencement of the public offering in which the Public Warrants were issued.

DILUTION

The difference between the purchase price per share of the common stock issuable under the Warrants and the 2010 Replacement Warrants, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to purchasers in this offering. Net tangible book value per share is determined by dividing our tangible book value, which is our tangible assets less total liabilities, by the number of outstanding share of our common stock. The information below assumes all of the Warrants are exercised.

At March 31, 2010, our net tangible book value was a deficiency of $2,351,103, or approximately $(0.18) per share of common stock. After giving effect to the sale of 8,748,125 shares of common stock offered by this prospectus, and 2,752,947 shares of common stock issuable upon exercise of the Private Warrants by holders accepting this Offer, our pro forma net tangible book value at March 31, 2010 would have been $12,540,291, or $0.51 per share, representing an immediate increase in net tangible book value of $0.79 per share to the existing stockholders and an immediate dilution of $0.79 per share, or 61% to purchasers in this offering.

The following table illustrates the dilution to the purchasers in this offering on a per-share basis as if the offering had occurred on March 31, 2010:

Offering price of the shares of Common Stock		$1.30
Net tangible book value before this offering	$(0.18)
Increase attributable to purchasers in this offering(1)	$0.79
Pro forma net tangible book value after this offering		$0.51
Dilution to purchasers in this offering		$0.79

(1) Although the shares underlying the Private Warrants are not offered pursuant to this Offer Letter/Prospectus, the proceeds from the exercise of the Private Warrants are included in this total, because such exercise has been assumed as a prerequisite to the exercise of the 2010 Replacement Warrants.

PLAN OF DISTRIBUTION
2010 Replacement Warrants

The 2010 Replacement Warrants are being offered to holders of our Warrants pursuant to the terms of the Offer set forth in the section entitled “The Offer.”

The Company is offering 5,750,536 shares of Company common stock, par value $0.00001 per share, which are issuable upon exercise of the 2010 Replacement Warrants. Pursuant to the terms of the 2010 Replacement Warrants, shares of our common stock will be issued to those 2010 Replacement Warrant holders who exercise their 2010 Replacement Warrants and provide payment of the exercise price of $1.30 per share through their brokers to our warrant agent, Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117. We do not know if or when the 2010 Replacement Warrants will be exercised.  We also do not know whether any of the shares of common stock acquired upon exercise will be sold.

Public Warrants

The Company is offering 1,752,760 shares of Company common stock, par value $0.00001 per share, which are issuable upon exercise of the Public Warrants during or after the Offer Period. Pursuant to the terms of the Public Warrants, shares of our common stock will be issued to those Public Warrant holders who exercise their Public Warrants and provide payment of the exercise price of $1.30 per share through their brokers to our warrant agent, Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah  84117.  We do not know if or when the Public Warrants will be exercised.  We also do not know whether any of the shares of common stock acquired upon exercise will be sold.

2009 Replacement Warrants

The Company is offering 1,244,829 shares of Company common stock, par value $0.00001 per share, which are issuable upon exercise of the 2009 Replacement Warrants during or after the Offer Period. Pursuant to the terms of the 2009 Replacement Warrants, shares of our common stock will be issued to those 2009 Replacement Warrant holders who exercise their 2009 Replacement Warrants and provide payment of the exercise price of $1.30 per share through their brokers to our warrant agent, Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117.  We do not know if or when the 2009 Replacement Warrants will be exercised.  We also do not know whether any of the shares of common stock acquired upon exercise will be sold.

Private Warrants

This Offer Letter/Prospectus does not apply to the shares of Company common stock which are issuable upon exercise of the Private Warrants. The Company may issue such common stock only if exemptions from the registration requirements of any applicable federal or state securities laws are available. This Offer Letter/Prospectus is not an offer to sell or the solicitation of an offer to buy Company common stock issuable upon exercise of the Private Warrants.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our Amended and Restated Articles of Incorporation authorize us to issue up to 50,000,000 shares of common stock having a par value of $0.00001 per share. As of June 28, 2010, we had 13,045,375 shares of common stock issued and outstanding, with an aggregate of 7,494,444 shares of common stock issuable upon exercise of currently exercisable options, warrants and convertible notes. The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc., of Salt Lake City, Utah.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters to be voted on by our stockholders. Holders of our common stock do not have any cumulative voting rights. Common stockholders are entitled to share ratably in any dividends that may be declared from time to time on the common stock by our board of directors from funds legally available therefor. Holders of common stock do not have any preemptive right to purchase shares of common stock. There are no conversion rights or sinking-fund provisions for or applicable to our common stock.

2010 Replacement Warrants

Each Warrant Holder who tenders Warrants for early exercise pursuant to the terms of the Offer will receive, in addition to the shares of common stock purchased upon exercise, one 2010 Replacement Warrant to purchase the same number of shares of our common stock at a price of $1.30 per share, subject to adjustment as discussed below, at any time after the closing of this offering. The 2010 Replacement Warrants will expire at 5:00 p.m., Minneapolis, Minnesota time, three years from the date of issuance, or earlier upon redemption.

We may elect to redeem the outstanding 2010 Replacement Warrants at a price of $0.01 per 2010 Replacement Warrant at any time after the last sales price of our common stock equals or exceeds $4.00 for ten consecutive trading days.

If the foregoing condition is satisfied and we call the 2010 Replacement Warrants for redemption, we must provide a minimum of 30 days’ prior written notice, and each 2010 Replacement Warrant holder shall then be entitled to exercise his or her 2010 Replacement Warrant prior to the date scheduled for redemption.

The 2010 Replacement Warrants will be issued in registered form under a warrant agreement, as amended, between Interwest Transfer Company, Inc., as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the 2010 Replacement Warrants.

The exercise price and number of shares of common stock issuable on exercise of the 2010 Replacement Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

The 2010 Replacement Warrants may be exercised upon surrender of the 2010 Replacement Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the 2010 Replacement Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us (or a party otherwise agreed to by us), for the number of 2010 Replacement Warrants being exercised. The 2010 Replacement Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their 2010 Replacement Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the 2010 Replacement Warrants, each holder will be entitled to one vote for each share held on record on all matters to be voted on by stockholders.

No 2010 Replacement Warrants will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such 2010 Replacement Warrant, a prospectus relating to the common stock issuable upon exercise of the 2010 Replacement Warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the 2010 Replacement Warrants. In addition, holders of the 2010 Replacement Warrants are not entitled to net cash settlement and the 2010 Replacement Warrants may only be settled by delivery of shares of our common stock and not cash. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the 2010 Replacement Warrants until the expiration of the 2010 Replacement Warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the common stock issuable upon exercise of the 2010 Replacement Warrants, holders will be unable to exercise their 2010 Replacement Warrants and we will not be required to settle any such 2010 Replacement Warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the 2010 Replacement Warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the 2010 Replacement Warrants reside, the 2010 Replacement Warrants may have no value, the market for the 2010 Replacement Warrants may be limited and the 2010 Replacement Warrants may expire worthless. We have agreed, however, to extend the exercise period of the 2010 Replacement Warrants if the prospectus relating to the common stock issuable upon the exercise of the 2010 Replacement Warrants is not current at the expiration date. The 2010 Replacement Warrant holders will have a 30 day period to exercise the 2010 Replacement Warrants upon effectiveness of a registration statement relating to the common stock issuable upon the exercise of the 2010 Replacement Warrants.

No fractional shares will be issued upon exercise of the 2010 Replacement Warrants. If, upon exercise of the 2010 Replacement Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the 2010 Replacement Warrant holder.

ABOUT THIS PROSPECTUS

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful.  This prospectus is part of a registration statement that we filed with the SEC.  The registration statement that contains this Offer Letter/Prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this Offer Letter/Prospectus.  That registration statement can be read at the SEC web site or at the SEC’s offices mentioned under the section “Where You Can Find More Information.”

You should rely only on the information provided in this Offer Letter/Prospectus, the documents filed as exhibits to the registration statement that contains this Offer Letter/Prospectus, or any supplement or amendment to this Offer Letter/Prospectus. We have not authorized anyone else to provide you with different information or additional information.  You should not assume that the information in this Offer Letter/Prospectus, the documents filed as exhibits to the registration statement that contains this Offer Letter/Prospectus, or any supplement or amendment to this Offer Letter/Prospectus, is accurate at any date other than the date indicated on the cover page of such documents. We will amend our offering materials, including this Offer Letter/Prospectus, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to Warrant holders.

WHERE YOU CAN FIND MORE INFORMATION

Before you decide whether to invest in our common stock, you should read this prospectus and the information we otherwise file with the SEC. We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or at the SEC’s other public reference facilities. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. Our SEC filings are also available at the SEC’s website at http://www.sec.gov.

LEGAL MATTERS

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Dorsey & Whitney LLP, Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements as of December 31, 2009 included herein have been included in reliance on the report of Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, which is included herein and given on the authority of said firm as experts in auditing and accounting.

We have had no changes in our independent registered public accounting firm through the date of this Offer Letter/Prospectus or during our preceding two fiscal years, nor have we had any disagreements with our independent registered public accounting firm on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during such time.

PROUROCARE MEDICAL INC.
INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The following unaudited consolidated financial statements and the notes thereto for the quarter ended March 31, 2010 and 2009 and the period from August 17, 2999 (inception) to March 31, 2010, and the audited consolidated financial statements and the notes thereto for the fiscal years ended December 31, 2009 and 2008 and the period from August 17, 1999 (inception) to December 31, 2009, have been excerpted from the Quarterly Report of ProUroCare Medical Inc. on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 14, 2010, and the Annual Report of ProUroCare Medical Inc. on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 31, 2010, respectively. Unless stated to the contrary or the context otherwise requires, references to “we,” “us,” “our,” the “Company” and “ProUroCare” within this section refer to ProUroCare Medical Inc.

Index

Unaudited Financial Statements:

Consolidated Balance Sheets as of March 31, 2010 and December 31, 2009	F-2

Consolidated Statements of Operations for the three months ended March 31, 2010
and 2009 and the period from August 17, 1999 (inception) to March 31, 2010	F-3

Consolidated Statements of Cash Flows for the three months ended March 31, 2010
and 2009 and the period from August 17, 1999 (inception) to March 31, 2010	F-4

Notes to Consolidated Financial Statements	F-7

Audited Financial Statements

Report of Independent Registered Public Accounting Firm	F-12

Consolidated Balance Sheets as of December 31, 2009 and 2009	F-13

Consolidated Statements of Operations for the years ended December 31, 2009
and 2008 and the period from August 17, 1999 (inception) to December 31, 2009	F-14

Consolidated Statements of Shareholders’ Equity (Deficit) from August 17, 1999
(inception) to December 31, 2009	F-15

Consolidated Statements of Cash Flows for the years ended March 31, 2009 and
2008 and the period from August 17, 1999 (inception) to December 31, 2009	F-23

Notes to Consolidated Financial Statements	F-26

ProUroCare Medical Inc.
(A Development Stage Company)
Consolidated Balance Sheets

	March 31, 2010 (Unaudited)	December 31, 2009
Assets
Current assets:
Cash	$538,635	$1,000,874
Other current assets	128,946	58,200
Total current assets	667,581	1,059,074
Equipment and furniture, net	1,332	1,470
Debt issuance costs, net	6,865	27,383
	$675,778	$1,087,927
Liabilities and Shareholders’ Deficit
Current liabilities:
Notes payable, bank	1,400,025	1,300,000
Notes payable	300,000	624,865
Notes payable - related party	243,000	—
Accounts payable	830,315	985,560
Accrued license and development fees	15,000	1,595,385
Accrued expenses	231,676	269,230
Total current liabilities	3,020,016	4,775,040

Commitments and contingencies:
Long-term note payable, bank	—	100,025
Long-term note payable	—	300,000
Long-term note payable - related party	—	243,000
Total liabilities	3,020,016	5,418,065
Shareholders’ deficit:
Common stock, $0.00001 par. Authorized
50,000,000 shares; issued and outstanding
12,895,477 and 11,326,283 shares on March 31, 2010
and December 31, 2009, respectively	129	113
Additional paid-in capital	27,107,201	23,549,626
Deficit accumulated during development stage	(29,451,568)	(27,879,877)
Total shareholders’ deficit	(2,344,238)	(4,330,138)
	$675,778	$1,087,927

See accompanying notes to consolidated financial statements.

ProUroCare Medical Inc.
(A Development Stage Company)
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31		Period from August 17,1999 (Inception) to March 31,
	2010	2009	2010
Operating expenses:

Research and development	$84,154	$100,000	$7,779,051
General and administrative	485,150	425,517	12,027,398
Total operating expenses	569,304	525,517	19,806,449

Operating loss	(569,304)	(525,517)	(19,806,449)

Incentive for early warrant exercise	—	—	(1,313,309)
Incentive for early warrant exercise - related parties	—	—	(43,555)
Interest income	1,295	21	19,748
Interest expense	(68,228)	(763,234)	(4,792,183)
Interest expense - related parties	(20,028)	(284,289)	(1,679,251)
Debt extinguishment expense	(882,092)	(45,940)	(1,380,373)
Debt extinguishment expense - related parties	(33,334)	(120,408)	(456,196)

Net loss	$(1,571,691)	$(1,739,367)	$(29,451,568)

Net loss per common share:
Basic and diluted	$(0.14)	$(0.22)	$(14.07)

Weighted average number of shares outstanding:
Basic and diluted	11,617,324	8,072,096	2,093,391

See accompanying notes to consolidated financial statements.

ProUroCare Medical Inc.
(A Development Stage Company)
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31		Period from August 17, 1999 (Inception) to
	2010	2009	March 31, 2010
Cash flows from operating activities:
Net loss	$(1,571,691)	$(1,739,367)	$(29,451,568)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	138	16	21,121
Gain on sale of furniture and equipment	—	—	(2,200)
Stock-based compensation	68,585	148,706	2,313,805
Common stock issued for services rendered	—	—	222,046
Common stock issued to related parties for interest	—	—	1,322
Common stock issued for debt guarantees	—	—	106,667
Common stock issued for debt issuance cost	—	—	6,667
Common stock issued for debt extinguishment	11,111	33,333	44,444
Units issued for debt extinguishment	870,981	—	870,981
Notes payable issued for intangibles expensed as research and development	—	—	150,000
Warrants issued for services	—	—	567,036
Warrants issued for debt guarantees	—	—	355,197
Warrants issued for debt extinguishment	—	607	360,007
Warrants issued for debt extinguishment-related parties	—	—	26,828
Warrants issued for debt issuance cost	—	—	12,834
Warrants issued for early warrant exercise incentive	—	—	1,356,864
Amortization of note payable-original issue discount	—	—	152,247
Amortization of note payable-related parties original issue discount	—	2,720	142,964
Amortization of convertible debt-original issue discount	—	507,902	1,146,587
Amortization of convertible debt-related parties original issue discount	—	325,709	1,194,132
Amortization of debt issuance costs	77,843	269,200	2,226,737
Bargain conversion option added to note payable-related parties for debt extinguishment	—	—	48,214
Write-off debt issuance cost for debt extinguishment	—	—	42,797
Write-off of deferred offering cost	—	—	59,696
License rights expensed as research and development, paid by issuance of common stock to CS Medical Technologies, LLC	—	—	475,000
License rights expensed as research and development, paid by issuance of common stock to Profile, LLC	—	—	1,713,600
Changes in operating assets and liabilities:
Other current assets	(70,746)	7,778	(71,629)
Accounts payable	(155,245)	(147,776)	722,580
Accrued development expense	(15,000)	(827,835)	2,080,385
Accrued expenses	24,889	(174,957)	876,326
Net cash used in operating activities	(759,135)	(1,593,964)	(12,228,313)
Cash flows from investing activities:
Purchases of equipment and furniture	—	(561)	(22,453)
Deposit into a restricted cash account	—	—	(44,214)
Withdrawal from a restricted cash account	—	—	44,214
Net cash used in investing activities	—	(561)	(22,453)

ProUroCare Medical Inc.
(A Development Stage Company)
Consolidated Statements of Cash Flows (continued)
(Unaudited)

	Three Months Ended March 31		Period from August 17, 1999 (Inception) to
	2010	2009	March 31, 2010
Cash flows from financing activities:
Proceeds of note payable, bank	—	—	600,000
Payments of note payable, bank	—	(400,000)	(900,000)
Proceeds of notes payable	—	—	340,500
Payments of notes payable	(24,865)	(73,642)	(1,486,288)
Proceeds of notes payable - related parties	—	67,638	653,738
Payments of notes payable - related parties	—	(34,000)	(282,800)
Proceeds from long-term notes payable and bank debt	—	—	4,207,362
Proceeds from long-term notes payable, related parties	—	—	1,363,500
Payments on long-term bank debt	—	—	(600,000)
Proceeds from warrants	—	—	104,500
Proceeds from exercise of warrants	321,761	—	2,035,357
Payments for debt issuance costs	—	—	(766,227)
Payment for rescission of common stock	—	—	(100,000)
Payments for offering expenses	—	(363,662)	(513,823)
Cost of reverse merger	—	—	(162,556)
Net proceeds from issuance of common stock	—	2,613,600	8,296,138
Net cash provided by financing activities	296,896	1,809,934	12,789,401
Net increase (decrease) in cash	(462,239)	215,409	538,635
Cash, beginning of the period	1,000,874	48,114	—
Cash, end of the period	$538,635	$263,523	$538,635

Supplemental cash flow information:
Cash paid for interest	$21,269	$53,550	$860,321
Non-cash investing and financing activities:
Deferred offering costs included in accounts payable	—	(200,508)	509,947
Deferred offering costs included in accrued expenses	46,214	(70,000)	46,214
Debt issuance costs included in accounts payable	—	—	114,156
Warrants issued pursuant to notes payable	—	(3,327)	467,191
Warrants issued for debt issuance costs	—	—	298,021
Prepaid expenses financed by note payable	—	—	246,871
Convertible debt issued in lieu of cash for accrued expenses	—	—	31,413
Common stock issued in lieu of cash for accrued expenses	—	—	259,053
Common stock issued in lieu of cash for accrued development cost	1,565,385	500,000	2,065,385
Common stock issued for debt issuance cost	—	66,667	301,230
Common stock issued for accrued debt extinguishment	22,222	—	22,222

ProUroCare Medical Inc.
(A Development Stage Company)
Consolidated Statements of Cash Flows (continued)
(Unaudited)

	Three Months Ended		Period from August
	March 31		17, 1999 (Inception) to
	2010	2009	March 31, 2010
Warrants issued in lieu of cash for accrued expenses	—	—	1,250
Conversion of notes payable, related parties into convertible debentures	—	—	200,000
Common stock issued in lieu of cash for accounts payable	—	—	122,291
Common stock issued in lieu of cash for notes payable-related parties	—	—	10,300
Convertible debt issued as debt issuance costs related to guarantee of long-term debt (recorded as a beneficial conversion in additional paid-in capital)applied to accounts payable	—	—	733,334
Issuance of note payable for redemption of common stock	—	—	650,000
Conversion of accounts payable to note payable	—	12,293	253,906
Conversion of accrued expenses to note payable	—	13,569	13,569
Deposits applied to note payable and accrued interest	—	—	142,696
Deposits applied to accounts payable	—	—	45,782
Assumption of liabilities in the Profile, LLC transaction	—	—	25,000
Proceeds from sale of furniture and equipment	—	—	2,200
Deposits applied to accrued expenses	—	—	1,076
Deferred offering costs offset against gross proceeds of offering	—	823,078	823,078
Conversion of convertible debt to units	—	1,638,750	1,638,750
Conversion of convertible debt-related parties to units	—	1,323,334	1,323,334
Conversion of convertible debt-related parties to common stock	—	—	281,000
Conversion of notes payable to units	600,000	—	600,000
Conversion of accrued expenses to units	97,546	331,261	428,807
Note payable-related party tendered for warrant exercise	—	—	26,000
Warrant exercise cost paid in lieu of cash for services rendered-related party	—	—	11,250

See accompanying notes to consolidated financial statements.

ProUroCare Medical Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements

March 31, 2010 and 2009 and the period from
August 17, 1999 (Inception) to March 31, 2010

(Unaudited)

(1)  Description of Business and Summary of Significant Accounting Policies.

(a)	Description of Business, Development Stage Activities

ProUroCare Medical Inc. (“ProUroCare,” the “Company,” “we” or “us”) is a development stage company engaged in the business of developing for market innovative products for the detection and characterization of male urological prostate disease. The primary focus of the Company is currently the prostate mechanical imaging system, designed for use as an aid to the physician in visualizing and documenting abnormalities in the prostate that have been previously detected by a digital rectal exam. The Company’s developmental activities, conducted by its wholly-owned operating subsidiary ProUroCare Inc. (“PUC”), have included acquiring several technology licenses, purchasing intellectual property, entering into product development agreements and conducting clinical studies.

PUC had no activities from its incorporation in August 1999 until July 2001, when it acquired a license to certain microwave technology from CS Medical Technologies, LLC (“CS Medical”). In January 2002, PUC acquired a license to certain prostate imaging technology from Profile, LLC (“Profile”).

Pursuant to a merger agreement effective April 5, 2004 (the “Merger”), PUC became a wholly-owned operating subsidiary of Global Internet Communications, Inc. (“Global”), which changed its name to ProUroCare Medical Inc. on April 26, 2004. In connection with the Merger, the Company completed a private placement of 220,500 shares, as adjusted for the Reverse Split (as defined below), of common stock (the “2004 Private Placement”) pursuant to Rule 506 under the Securities Act of 1933, as amended (the “Securities Act”).

On December 27, 2007, the Company’s shareholders approved a one-for-ten reverse split of the Company’s common stock without a corresponding reduction in the number of authorized shares of the Company’s capital stock (the “Reverse Split”). The Reverse Split became effective on February 14, 2008. The exercise price and the number of shares of common stock issuable under the Company's outstanding convertible debentures, options and warrants were proportionately adjusted to reflect the Reverse Split for all periods presented.

On January 12, 2009, the Company closed a public offering of 3,050,000 units at $1.00 per unit (the “2009 Public Offering”). Each unit sold (the “2009 Units”) consisted of one share of common stock and one redeemable warrant to purchase one share of common stock at an exercise price of $1.30 per share.

(b)	Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial information. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. Operating results for the three months ended March 31, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010 or any other period. The accompanying financial statements and related notes should be read in conjunction with the audited financial statements of the Company, and notes thereto, contained in our Annual Report on Form 10-K for the year ended December 31, 2009.

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, PUC. Significant intercompany accounts and transactions have been eliminated in consolidation. Certain comparative figures have been reclassified to conform to the financial statement presentation adopted in the current year, including the reclassification of transactions with related parties. The financial information furnished reflects, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of the interim periods presented.

(c)	Net Loss Per Common Share

Basic and diluted loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding for the reporting period. Dilutive common-equivalent shares have not been included in the computation of diluted net loss per share because their inclusion would be antidilutive. Antidilutive common equivalent shares issuable based on future exercise of stock options or warrants could potentially dilute basic loss per common share in subsequent years. All options and warrants outstanding were anti-dilutive for the three months ended March 31, 2010 and 2009 and the period from August 17, 1999 (Inception) to March 31, 2010 due to the Company’s net losses. 8,249,721 and 8,747,442 shares of common stock issuable under stock options and warrants were excluded from the computation of diluted net loss per common share for each of the three months ended March 31, 2010 and 2009, respectively.

(d)	Stock-Based Compensation

The Company’s policy is to grant stock options at fair value at the date of grant and to record stock-based employee compensation expense at fair value. The Company recognizes the expense related to the fair value of the award on a straight-line basis over the vesting period. From time to time, the Company issues options to consultants. The fair value of options issued to non-employees (typically consultants) is measured on the earlier of the date the performance is complete or the date the consultant is committed to perform. In the event that the measurement date occurs after an interim reporting date, the options are measured at their then-current fair value at each interim reporting date. The fair value of options so determined is expensed on a straight-line basis over the associated performance period.

The Company uses the Black-Scholes pricing model to estimate the fair value of options. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions. Because the Company’s employee and consultant stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models may not necessarily provide a reliable single measure of the fair value of the Company’s stock options.

Stock-based compensation expense related to stock options was $68,585, $148,706 and $2,191,230 for the three months ended March 31, 2010 and 2009 and the period from August 17, 1999 (Inception) to March 31, 2010, respectively, or $0.01, $0.02 and $1.05 on a per share basis. The Company estimates the amount of future stock-based compensation expense related to currently outstanding options to be approximately $264,000, $45,000 and $5,000 for the years ending December 31, 2010, 2011 and 2012, respectively.

In determining the compensation expense of the options granted during the three months ended March 31, 2010 and 2009, the fair value of each option grant has been estimated on the date of grant using the Black-Scholes pricing model and the weighted-average assumptions used in these calculations are summarized as follows:

	Three Months Ended March 31
	2010	2009
Risk-free Interest Rate	1.82%	2.98%
Expected Life of Options Granted	4.02 years	3.85 years
Expected Volatility	131.2%	130.6%
Expected Dividend Yield	0	0

The expected life of the options is determined using a simplified method, computed as the average of the option vesting periods and the contractual term of the option.  For performance-based options that vest upon the occurrence of an event, the Company uses an estimate of when the event will occur as the vesting period used in the Black-Scholes calculation for each option grant.  Expected volatility is based on a simple average of weekly price data since the date of the Merger.  Based on the lack of history to calculate a forfeiture rate, the Company has not adjusted the calculated value of the options.  The risk-free rates for the expected terms of the stock options and awards are based on the U.S. Treasury yield curve in effect at the time of grant.

(e)	Warrants

The Company’s policy is to record warrants issued to non-employees as consideration for goods or services received at their fair value on the issue date and expense them as an operating expense depending on the nature of the goods or services received.

Excluding warrants issued as a component of units issued upon the conversion of a loan into equity securities (see Note 4), no warrants were granted during the three months ended March 31, 2010.  Excluding warrants issued as a component of the units sold in the 2009 Public Offering, no warrants were granted during the three months ended March 31, 2009.  Stock-based consideration related to warrants issued to non-employees for goods and services received was $122,575 for the period from August 17, 1999 (Inception) to March 31, 2010 or $0.06 on a per share basis.

(f)	Debt Issuance Costs

The Company’s loans have been made pursuant to loan arrangements or guarantees that include the provision of compensation to the lenders or guarantors in the form of Company common stock.  The value of the common stock compensation is recorded as debt issuance cost and amortized over the term of the loans.

Debt issuance costs are summarized as follows:

	March 31, 2010	December 31, 2009
Debt issuance costs, gross	$227,654	$203,662
Less amortization	(220,789)	(176,279)

Debt issuance costs, net	$6,865	$27,383

Amortization expense related to debt issuance costs was $77,843, $269,200 and $2,226,737 for the three months ended March 31, 2010 and 2009 and the period from August 17, 1999 (Inception) to March 31, 2010, respectively.

(g)	Going Concern

The Company has incurred operating losses, accumulated deficit and negative cash flows from operations since inception. As of March 31, 2010, the Company had an accumulated deficit of approximately $29,452,000. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying unaudited consolidated financial statements do not include any adjustments related to recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Note 2.  Accrued Expenses.

Accrued expenses are summarized as follows:

	March 31, 2010	December 31, 2009
Accrued interest payable in cash	$58,371	$137,340
Accrued interest payable in common stock	47,906	20,014
Accrued debt extinguishment payable in common stock	77,778	66,666
Accrued audit fees	18,000	14,000
Accrued directors’ fees	16,666	—
Uninvoiced expenses	12,955	22,210
Other	—	9,000

	$231,676	$269,230

Note 3. Notes Payable – Bank.

On March 26, 2010, the maturity dates of the Company’s $1.3 million of Crown Bank promissory notes were extended to April 28, 2010 with no changes to other existing note terms. On April 26, 2010, the maturity dates of the Crown Bank loans were further extended to June 28, 2010, with principal reductions of $50,000 due on each of April 28, 2010 and May 28, 2010.

Note 4. Notes Payable.

On March 26, 2010, the Company converted its $600,000 loan from an individual lender and $97,546 of accrued interest thereon into 381,173 equity units, with each unit consisting of one share of the Company’s common stock and one warrant to purchase one share of Company’s common stock. The immediately exercisable warrants had a three-year term, an exercise price of $1.83 per share and a cashless exercise provision. The lender immediately elected to exercise the warrants, and the Company issued 102,154 shares of stock to the lender pursuant to the cashless exercise. The Company recognized debt extinguishment expense of $870,981 during the three months ended March 31, 2010, representing the excess fair value of the securities issued over the carrying value of the debt and interest. Upon loan conversion to equity, the Company issued to the individual lender 66,666 shares of common stock as consideration pursuant to the original terms of the loan.

Note 5. Shareholders’ Equity.

(a)	Common Stock

Between February 3, 2010 and March 2, 2010, holders of 249,970 warrants to purchase the Company’s common stock exercised their warrants resulting in proceeds to the Company of $321,761.

On March 15, 2010, the Company issued 769,231 shares of common stock to Artann Laboratories Inc. (Artann) pursuant to a development agreement. The $1,565,385 value of the shares was recorded as research and development expense during the year ended December 31, 2009.

On March 26, 2010, the Company converted its $600,000 loan from an individual lender and $97,546 of accrued interest thereon into 381,173 shares of the Company’s common stock and 381,173 warrants to purchase the Company’s common stock (see Note 4).

(b)	Stock Options

On March 1, 2010, the Company issued non-qualified options to purchase 10,374 shares of the Company’s common stock to each of two directors upon their election to the Board of Directors. The options were valued at $1.97 per share, and will vest over a two-year period. The options are exercisable for a seven-year period at $2.41 per share.

Note 6. Income Taxes.

The Company applies the policy of classifying interest in interest expense and penalties in general and administrative expense. The Company had recorded no accrued interest or penalties.

The Company had no significant unrecognized tax benefits as of March 31, 2010 and December 31, 2009 and, likewise, no significant unrecognized tax benefits that, if recognized, would affect the effective tax rate. The Company had no positions for which it deemed that it is reasonably possible that the total amounts of the unrecognized tax benefit will significantly increase or decrease. Any interest or penalties are expensed as general and administrative expense as incurred.

The Company has generated net operating loss carryforwards of approximately $8.3 million which, if not used, will begin to expire in 2021. Federal and state tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a change in ownership of the Company that constitutes an “ownership change,” as defined by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). The Company has analyzed its equity ownership changes and believes that such an ownership change occurred upon the completion of its 2009 public offering. The Company’s use of its net operating loss carryforwards of approximately $5.3 million and built-in loss incurred prior to the closing of the 2009 public offering will be limited as a result of this change; however, the amount of limitation will not be known until a full Section 382 study is completed.

The net operating loss carryforwards are subject to examination until they expire. The tax years that remain subject to examination by major tax jurisdictions currently are:

Federal 2006 - 2008
State of Minnesota 2006 - 2008

Note 7. Related Parties.

The Company considers its directors, executives and beneficial shareholders of more than five percent of its common stock to be related parties. During the three months ended March 31, 2010, the following significant transactions were made between the Company and those parties that were related parties at the time of each transaction:

Pursuant to the guaranties received relating to the Company’s March 19, 2009 renewal of its $1,200,000 Crown Bank promissory note, the Company accrued for issuance 33,333 shares of common stock during the three months ended March 31, 2010 as consideration to each of James Davis and William Reiling, both five percent shareholders at the time of the note renewal. The 66,666 shares accrued were valued at $33,333 based on the fair market value on the date of the guarantees received and recorded as debt extinguishment expense.

On March 1, 2010, the Company’s Board of Directors awarded $12,000 to director David Koenig in recognition of his years of service as corporate secretary. In addition, Mr. Koenig was engaged by the Board as a paid consultant to the Company to assist management with corporate financing. In this role, Mr. Koenig will be paid $4,000 per month for up to 12 months.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders, Audit Committee and Board of Directors
ProUroCare Medical Inc.
Eden Prairie, MN

We have audited the accompanying consolidated balance sheets of ProUroCare Medical Inc. (a development stage company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the years then ended and the period from August 17, 1999 (inception) to December 31, 2009.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ProUroCare Medical Inc. as of December 31, 2009 and 2008 and the results of their operations and their cash flows for the years then ended and the period from August 17, 1999 (inception) to December 31, 2009, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the consolidated financial statements, the Company has recurring operating losses, negative cash flows from operations and requires additional working capital to support future operations, which raises substantial doubt about its ability to continue as a going concern.  Management's plans in regards to these matters are also described in Note 3.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota
March 31, 2010

ProUroCare Medical Inc.
(A Development Stage Company)
Consolidated Balance Sheets

	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash	$1,000,874	$3,900
Restricted cash	—	44,214
Other current assets	58,200	31,634
Total current assets	1,059,074	79,748
Equipment and furniture, net	1,470	—
Deferred offering expenses	—	729,924
Debt issuance costs, net	27,383	266,882
	$1,087,927	$1,076,554
Liabilities and Shareholders’ Deficit
Current liabilities:
Notes payable, bank	1,300,000	1,600,000
Notes payable	624,865	668,425
Convertible debt, net of original issue discount	—	1,386,963
Convertible debt related parties, net of original issue discount	—	826,434
Accounts payable	985,560	1,203,549
Accrued license and development fees	1,595,385	1,327,835
Accrued expenses	269,230	937,253
Total current liabilities	4,775,040	7,950,459

Commitments and contingencies (Note 8):
Long-term note payable, bank	100,025	—
Long-term note payable	300,000	—
Long-term note payable - related party	243,000	—
Long-term convertible debt, net of original issue discount	—	221,199
Long-term convertible debt - related parties, net of original issue discount	—	162,759
Total liabilities	5,418,065	8,334,417
Shareholders’ deficit:
Common stock, $0.00001 par. Authorized 50,000,000 shares; issued and outstanding 11,326,283 and 1,811,429 shares on December 31, 2009 and 2008, respectively	113	18
Additional paid-in capital	23,549,626	13,677,932
Deficit accumulated during development stage	(27,879,877)	(20,935,813)
Total shareholders’ deficit	(4,330,138)	(7,257,863)
	$1,087,927	$1,076,554

See accompanying notes to consolidated financial statements.

ProUroCare Medical Inc.
(A Development Stage Company)
Consolidated Statements of Operations

			Period from
			August 17,
			1999
	Year ended	Year ended	(inception) to
	December 31,	December 31,	December 31,
	2009	2008	2009
Operating expenses:
Research and development	$2,239,590	$597,755	$7,694,897
General and administrative	1,711,075	2,026,677	11,542,248
Total operating expenses	3,950,665	2,624,432	19,237,145
Operating loss	(3,950,665)	(2,624,432)	(19,237,145)
Incentive for early warrant exercise	(1,313,309)	—	(1,313,309)
Incentive for early warrant exercise - related parties	(43,555)	—	(43,555)
Interest income	158	537	18,453
Interest expense	(909,481)	(1,001,551)	(4,723,955)
Interest expense - related parties	(311,230)	(908,486)	(1,659,223)
Debt extinguishment expense	(68,162)	(75,571)	(498,281)
Debt extinguishment expense - related parties	(347,820)	(48,214)	(422,862)
Net loss	$(6,944,064)	$(4,657,717)	$(27,879,877)

Net loss per common share:
Basic and diluted	$(0.73)	$(2.65)	$(14.93)

Weighted average number of shares outstanding:
Basic and diluted	9,574,914	1,759,607	1,867,169

See accompanying notes to consolidated financial statements.

ProUroCare Medical Inc.
(A Development Stage Company)
Consolidated Statements of Shareholders’ Equity (Deficit)

				Deficit
				accumulated
			Additional	during the	Total
	Common stock		paid-in	development	shareholders’
	Shares	Amount	capital	stage	equity (deficit)
Balance at inception, August 17, 1999
Net loss for the period from inception to December 31, 1999	—	$—	$—	$—	$—
Balance, December 31, 1999	—	—	—	—	—
Net loss for the year ended December 31, 2000	—	—	—	—	—
Balance, December 31, 2000	—	—	—	—	—
Issuance of common stock to founders at $33.33 per share on March 1, 2001	1.0	—	20	—	20
Cancellation of founders’ shares, March 6, 2001	(1.0)	—	(20)	—	(20)
Recapitalization and transfer of common stock to Clinical Network, Inc. July 6, 2001	300,000	3	(3)	—	—
Issuance of common stock to CS Medical Technologies, LLC as consideration for technology license agreement on July 6, 2001, valued at $1.58 per share	300,000	3	474,997	—	475,000
Net loss for the year ended December 31, 2001	—	—	—	(612,533)	(612,533)
Balance, December 31, 2001	600,000	6	474,994	(612,533)	(137,533)
Issuance of common stock valued at $4.29 per share to Profile LLC for technology license, January 14, 2002	400,000	4	1,713,596	—	1,713,600
Issuance of common stock at $23.33 per share for services rendered, November 14, 2002	4,421	—	103,166	—	103,166
Issuance of common stock for cash at $23.33 per share on November 22, 2002, net of costs of $193,386	45,335	1	864,418	—	864,419
Options to purchase 90,000 shares issued to officers and directors, valued at $4.60 per share, granted March 19, 2002; portion vested in 2002	—	—	124,583	—	124,583
Options to purchase 6,000 shares issued to consultants for services rendered, valued at $4.60 per share, granted March 19, 2002; portion vested in 2002	—	—	18,400	—	18,400
Warrant for 3,000 shares valued at $4.60 per share, issued to a director on April 19, 2002; portion vested in 2002	—	—	4,025	—	4,025
Warrant for 150 shares valued at $3.33 per share issued for services rendered, November 11, 2002	—	—	490	—	490
Net loss for the year ended December 31, 2002	—	—	—	(3,613,003)	(3,613,003)
Balance, December 31, 2002	1,049,756	11	3,303,672	(4,225,536)	(921,853)
Stock issued in lieu of cash for accounts payable, valued at $23.33 per share, February 25, 2003	545	—	12,705	—	12,705
Warrants for 19,286 shares valued at $3.00 per share, issued to bank line of credit guarantors, March 1, 2003	—	—	57,858	—	57,858
Warrant for 2,143 shares valued at $3.00 per share, issued to director as a bank line of credit guarantor, March 1, 2003	—	—	6,429	—	6,429
Warrant for 9,215 shares issued for services rendered, valued at $20.30 per share, June 30, 2003	—	—	187,060	—	187,060
Warrants for 22,501 shares valued at $3.60 per share, issued to bank line of credit guarantors, August 5, 2003	—	—	81,003	—	81,003
Warrant for 2,143 shares valued at $3.60 per share, issued to director as a bank line of credit guarantor, August 5, 2003	—	—	7,714	—	7,714
Warrants for 6,429 shares valued at $3.40 per share, issued to bank line of credit guarantors, September 11, 2003	—	—	21,858	—	21,858
Warrant for 11,789 shares valued at $3.50 per share, issued to bank line of credit guarantor, December 22, 2003	—	—	41,250	—	41,250

ProUroCare Medical Inc.
(A Development Stage Company)
Consolidated Statements of Shareholders’ Equity (Deficit) (Continued)

				Deficit
				accumulated
			Additional	during the	Total
	Common stock		paid-in	development	shareholders’
	Shares	Amount	capital	stage	equity (deficit)
Options to purchase 90,000 shares issued to officers and directors, valued at $4.60 per share, granted March 19, 2002; portion vested in 2003	—	—	133,400	—	133,400
Options to purchase 6,000 shares issued to consultants for services rendered, valued at $4.60 per share, granted March 19, 2002; portion vested in 2003	—	—	6,900	—	6,900
Warrant for 3,000 shares valued at $4.60 per share, issued to a director on April 19, 2002; portion vested in 2003	—	—	6,900	—	6,900
Net loss for the year ended December 31, 2003	—	—	—	(1,632,457)	(1,632,457)
Balance, December 31, 2003	1,050,301	11	3,866,749	(5,857,993)	(1,991,233)

Options to purchase 3,000 shares issued to a consultant valued at $6.70 per share, granted February 1, 2004, portion vested in 2004	—	—	10,100	—	10,100
Options to purchase 45,000 shares issued to officer valued at $6.70 per share, granted February 1, 2004; portion vested in 2004	—	—	84,173	—	84,173
Repurchase of 90,000 shares pursuant to the exercise of dissenters' rights at time of merger, April 5, 2004 in connection with $750,000 note payable	(90,000)	(1)	(749,999)	—	(750,000)
Issuance of shares to shareholders of Global Internet Communications, Inc. pursuant to merger April 5, 2004	209,700	2	(2)	—	—
Issuance of common stock for cash at $20.00 per share during 2004, net of costs of $139,493	220,500	2	4,270,505	—	4,270,507
Cost associated with Global Internet Communications, Inc. reverse merger effective April 5, 2004	—	—	(162,556)	—	(162,556)
Effect of anti-dilution and price-protection provisions of warrants issued to loan guarantors in 2003, triggered by April 5, 2004 closing of private placement; shares subject to warrants increased by 37,501; exercise price reduced from $23.33 to $16.67 per share (see Note 14(g))	—	—	320,974	—	320,974
Issuance of common stock valued at $20.00 per share for accrued expenses in lieu of cash, May 21, 2004	3,861	—	77,225	—	77,225
Warrants for 10,000 shares issued for services rendered valued at $11.50 per share on July 19, 2004	—	—	114,914	—	114,914
Options to purchase 20,000 shares issued to officer valued at $15.00 per share, granted July 21, 2004; portion vested in 2004	—	—	41,670	—	41,670
Issuance of common stock valued at $20.00 per share for accrued interest in lieu of cash, October 12, 2004	4,444	—	88,882	—	88,882
Warrants for 20,000 shares issued for services rendered valued at $8.30 per share on December 2, 2004	—	—	166,172	—	166,172
Options to purchase 90,000 shares issued to officers and directors, valued at $4.60 per share, granted March 19, 2002; portion vested in 2004	—	—	82,452	—	82,452
Warrant for 3,000 shares valued at $4.60 per share, issued to a director on April 19, 2002; portion vested in 2004	—	—	1,150	—	1,150
Net loss for the year ended December 31, 2004	—	—	—	(2,318,896)	(2,318,896)
Balance, December 31, 2004	1,398,806	14	8,212,409	(8,176,889)	35,534

ProUroCare Medical Inc.
(A Development Stage Company)
Consolidated Statements of Shareholders’ Equity (Deficit) (Continued)

				Deficit
				accumulated
			Additional	during the	Total
	Common stock		paid-in	development	shareholders’
	Shares	Amount	capital	stage	equity (deficit)

Options to purchase 90,000 shares issued to officers and directors, valued at $4.60 per share, granted March 19, 2002; portion vested in 2005	—	—	5,734	—	5,734
Options to purchase 45,000 shares issued to officer valued at $6.70 per share, granted February 1, 2004; portion vested in 2005	—	—	111,108	—	111,108
Options to purchase 20,000 shares issued to officer valued at $15.00 per share, granted July 21, 2004; portion vested in 2005	—	—	100,008	—	100,008
Options to purchase 15,000 shares issued to officer valued at $16.20 per share, granted January 3, 2005; portion vested in 2005	—	—	74,256	—	74,256
Options to purchase 15,000 shares issued to officer valued at $6.70 per share, granted September 6, 2005; portion vested in 2005	—	—	6,625	—	6,625
Issuance of common stock for services rendered at $10.20 per share on May 13, 2005	5,000	—	51,000	—	51,000
Issuance of common stock for cash at $7.60 per share on June 15, 2005	6,579	—	50,001	—	50,001
Issuance of common stock for deferred offering costs at $7.10 per share on September 1, 2005	2,500	—	17,750	—	17,750
Issuance of common stock in lieu of cash for accrued expenses at $8.90 per share on December 31, 2005	4,541	—	40,418	—	40,418
Warrants for 2,500 shares valued at $6.30 per share, issued to bank loan guarantor, September 14, 2005	—	—	15,750	—	15,750
Warrants for 2,500 shares valued at $5.30 per share, issued in connection with notes payable on September 21, 2005	—	—	13,250	—	13,250
Warrants for 20,000 shares valued at $4.80 per share, issued to bank loan guarantors, October 19, 2005	—	—	106,000	—	106,000

Net loss for the year ended December 31, 2005	—	—	—	(2,028,056)	(2,028,056)
Balance, December 31, 2005	1,417,426	14	8,804,309	(10,204,945)	(1,400,622)

Options to purchase 45,000 shares issued to officer valued at $6.70 per share, granted February 1, 2004; portion vested in 2006	—	—	101,008	—	101,008
Options to purchase 20,000 shares issued to officer valued at $15.00 per share, granted July 21, 2004; portion vested in 2006	—	—	100,008	—	100,008
Options to purchase 15,000 shares issued to officer valued at $16.20 per share, granted January 3, 2005; portion vested in 2006	—	—	81,006	—	81,006
Options to purchase 15,000 shares issued to officer valued at $6.70 per share, granted September 6, 2005; portion vested in 2006	—	—	8,834	—	8,834
Options to purchase 17,500 shares issued to officers and an employee valued at $5.60 per share, granted March 1, 2006; portion vested in 2006	—	—	48,215	—	48,215

ProUroCare Medical Inc.
(A Development Stage Company)
Consolidated Statements of Shareholders’ Equity (Deficit) (Continued)

				Deficit
				accumulated
			Additional	during the	Total
	Common stock		paid-in	development	shareholders’
	Shares	Amount	capital	stage	equity (deficit)
Options to purchase 3,000 shares issued to a director valued at $5.90 per share, granted May 30, 2006; portion vested in 2006	—	—	5,163	—	5,163
Original issue discount on convertible debt issued on February 16, 2006	—	—	400,000	—	400,000
Warrants for 5,000 shares valued at $4.60 per share, issued in connection with notes payable on January 25, 2006	—	—	23,000	—	23,000
Issuance of common stock for deferred offering costs at $9.10 per share on February 22, 2006	2,500	—	22,750	—	22,750
Original issue discount on convertible debt issued on February 29, 2006	—	—	333,334	—	333,334
Issuance of common stock for services rendered at $6.40 per share on April 21, 2006	7,000	—	44,800	—	44,800
Warrants for 3,750 shares valued at $6.80 per share, issued in connection with notes payable on June 1, 2006	—	—	25,500	—	25,500
Warrants for 375 shares valued at $5.40 per share, issued in connection with notes payable on July 21, 2006	—	—	2,025	—	2,025
Warrants for 500 shares valued at $4.60 per share, issued in connection with notes payable on August 30, 2006	—	—	2,300	—	2,300
Issuance of common stock for cash at $4.30 per share on September 7, 2006	11,628	—	50,000	—	50,000
Issuance of common stock for services rendered at $6.30 per share on September 8, 2006	1,415	—	8,938	—	8,938
Warrants for 5,000 shares valued at $4.50 per share, issued in connection with notes payable on November 30, 2006	—	—	22,500	—	22,500
Warrants for 5,171 shares valued at $5.40 per share, accrued for issuance in connection with a note payable as of December 31, 2006	—	—	27,922	—	27,922
Net loss for the year ended December 31, 2006	—	—	—	(2,959,853)	(2,959,853)
Balance, December 31, 2006	1,439,969	14	10,111,612	(13,164,798)	(3,053,172)

Options to purchase 45,000 shares issued to officer valued at $6.70 per share, granted February 1, 2004; portion vested in 2007	—	—	16,811	—	16,811
Options to purchase 20,000 shares issued to officer valued at $15.00 per share, granted July 21, 2004; portion vested in 2007	—	—	58,314	—	58,314
Warrants for 5,000 shares valued at $4.50 per share, issued in connection with debt extinguishment on January 3, 2007	—	—	22,500	—	22,500
Options to purchase 15,000 shares issued to officer valued at $16.20 per share, granted January 3, 2005; portion vested in 2007	—	—	81,007	—	81,007
Options to purchase 17,500 shares issued to officers and an employee valued at $5.60 per share, granted March 1, 2006; portion vested in 2007	—	—	33,245	—	33,245
Issuance of investment units consisting of common stock and warrants for 62,500 shares issued for cash at $4.00 per share on January 18, January 23, February 28 and May 1, 2007, net of costs of $52,388	125,000	2	447,610	—	447,612

ProUroCare Medical Inc.
(A Development Stage Company)
Consolidated Statements of Shareholders’ Equity (Deficit) (Continued)

				Deficit
				accumulated
			Additional	during the	Total
	Common stock		paid-in	development	shareholders’
	Shares	Amount	capital	stage	equity (deficit)
Options to purchase 20,000 shares issued to officer valued at $3.40 per share, granted February 1, 2007; portion vested in 2007	—	—	32,857	—	32,857
Warrants for 5,000 shares valued at $3.60 per share, issued in connection with debt extinguishment on February 1, 2007	—	—	18,000	—	18,000
Issuance of common stock in lieu of cash for a loan from a director at $4.10 per share on February 9, 2007	1,707	—	7,000	—	7,000
Modification of warrant term of warrant to purchase 30,000 shares pursuant to separation agreement of employee dated March 15, 2007, valued at $3.20 per share	—	—	96,000	—	96,000
Issuance of common stock in lieu of cash for accrued expenses at $4.00 per share on March 21, 2007	12,478	—	49,911	—	49,911
Warrants for 6,240 shares issued pursuant to amendment of convertible debt valued at $4.30 per share on March 21, 2007	—	—	26,829	—	26,829
Issuance of common stock for accounts payable $5.00 per share on April 2, 2007	4,141	—	20,704	—	20,704
Warrants for 20,000 shares issued for services rendered valued at $3.60 per share on April 16, 2007			72,000	—	72,000
Modification of option term to purchase 45,000 shares pursuant to separation agreement of officer dated May 11, 2007, valued at $2.30 per share	—	—	103,500	—	103,500
Modification of option term to purchase 45,000 shares pursuant to separation agreement of officer dated May 11, 2007, valued at $2.60 per share	—	—	117,000	—	117,000
Options to purchase 3,000 shares issued to a director valued at $5.90 per share, granted May 30, 2006; portion vested in 2007	—	—	8,850	—	8,850
Options to purchase 3,000 shares issued to a director valued at $2.40 per share, granted June 14, 2007; portion vested in 2007	—	—	1,800	—	1,800
Issuance of common stock in lieu of cash for director's fees at $3.00 per share on September 10, 2007	20,694	—	62,082	—	62,082
Issuance of common stock in lieu of cash for loans from directors at $3.00 per share on September 10, 2007	1,100	—	3,300	—	3,300
Issuance of common stock as debt issuance cost at $2.00 per share on November 7, 2007	33,333	—	66,666	—	66,666
Warrants for 6,050 shares valued at $2.80 per share, issued in connection with notes payable on December 27, 2007	—	—	16,940	—	16,940
Warrants for 5,800 shares valued at $1.70 per share, issued in connection with notes payable on December 27, 2007	—	—	9,860	—	9,860
Warrants for 700 shares valued at $2.20 per share, issued in connection with notes payable on December 27, 2007	—	—	1,540	—	1,540
Original issue discount on convertible debt issued on December 27, 2007	—	—	595,666	—	595,666
Original issue discount attributable to warrants for 240,000 shares issued on December 27, 2007	—	—	88,576	—	88,576
Issuance of common stock as compensation for loan guarantees at $1.00 per share on December 28, 2007	88,889	1	88,888	—	88,889
Warrants for 15,400 shares valued at $4.00 per share, accrued for issuance in addition to interest on a note payable as of December 31, 2007	—	—	61,600	—	61,600
Warrants for 51,010 shares valued at $3.60 per share, accrued for issuance in connection with debt extinguishment as of December 31, 2007	—	—	183,637	—	183,637

ProUroCare Medical Inc.
(A Development Stage Company)
Consolidated Statements of Shareholders’ Equity (Deficit) (Continued)

				Deficit
				accumulated
			Additional	during the	Total
	Common stock		paid-in	development	shareholders’
	Shares	Amount	capital	stage	equity (deficit)
Warrants for 15,221 shares valued at $5.40 per share, accrued for issuance in connection with debt extinguishment as of December 31, 2007	—	—	82,191	—	82,191
Net loss for the year ended December 31, 2007	—	—	—	(3,113,298)	(3,113,298)
Balance, December 31, 2007	1,727,311	17	12,586,496	(16,278,096)	(3,691,583)

Original issue discount on convertible debt issued between Jan 4, 2008 and July 30, 2008	—	—	350,873	—	350,873
Warrants for 160,000 shares valued at $0.47 to $1.10 per share issued in connection with convertible debt between Jan 4, 2008 and July 30, 2008	—	—	65,160	—	65,160
Warrants for 14,500 shares valued at $1.00 per share issued to former employee pursuant to a termination agreement on January 4, 2008	—	—	14,500	—	14,500
Warrants for 52,357 shares valued at $3.60 per share, connection with debt extinguishment on January 16, 2008; portion expensed in 2008	—	—	4,848	—	4,848
Rounding of common stock due to reverse stock split on February 14, 2008	39	—	—	—	—
Warrants for 75,000 shares valued at $0.92 per share, issued in connection with notes payable on April 3, 2008	—	—	42,768	—	42,768
Options to purchase 20,000 shares issued to officers valued at $0.79 per share, granted July 11, 2008	—	—	15,800	—	15,800
Cancellation of an officer's options to purchase 20,000 shares valued at $0.27 per share on July 11, 2008	—	—	(5,400)	—	(5,400)
Cancellation of an officer's options to purchase 15,000 shares valued at $0.31 per share on July 11, 2008	—	—	(4,650)	—	(4,650)
Options to purchase 3,000 shares issued to directors valued at $0.71 per share, granted July 11, 2008	—	—	2,130	—	2,130
Issuance of common stock valued at $1.00 per share in lieu of cash for directors' fees on July 11, 2008	59,634	1	59,633	—	59,634
Extension of note payable modified with a conversion feature added and recorded as debt extinguishment on September 12, 2008	—	—	48,214	—	48,214
Original issue discount on convertible debt issued between September 16, 2008 and December 11, 2008	—	—	145,743	—	145,743
Warrants for 95,500 shares valued at $0.89 to $1.31 per share issued in connection with convertible debt between September 16, 2008 and December 11, 2008	—	—	75,819	—	75,819
Original issue discount attributable to warrants for 100,000 shares valued at $0.47 per share, issued on September 25, 2008	—	—	46,604	—	46,604
Warrants for 31,817 shares valued at $5.40 per share, issued on September 30, 2008 in connection with debt extinguishment expensed and accrued from previous years; portion expensed in 2008	—	—	61,700	—	61,700
Warrants for 3,000 shares valued at $1.32 per share, issued in connection with debt extinguishment on October 24, 2008	—	—	3,960	—	3,960
Issuance of common stock as compensation for loan guarantees at $1.00 per share on October 31, 2008	17,778	—	17,778	—	17,778
Warrants for 44,445 shares valued at $0.77 per share issued as compensation for loan guarantees on October 31, 2008	—	—	34,223	—	34,223
Issuance of common stock valued at $1.00 per share for debt issuance cost on October 31, 2008	6,667	—	6,667	—	6,667
Warrants for 16,667 shares valued at $0.77 per share issued as debt issuance costs on October 31, 2008	—	—	12,834	—	12,834
Warrants for 3,836 shares valued at $1.32 per share, accrued for issuance in connection with debt extinguishment as of December 31, 2006	—	—	5,063	—	5,063
Options to purchase 17,500 shares issued to officers and an employee valued at $5.60 per share, granted March 1, 2006; portion vested in 2008	—	—	9,663	—	9,663

ProUroCare Medical Inc.
(A Development Stage Company)
Consolidated Statements of Shareholders’ Equity (Deficit) (Continued)

				Deficit
				accumulated
			Additional	during the	Total
	Common stock		paid-in	development	shareholders’
	Shares	Amount	capital	stage	equity (deficit)
Options to purchase 3,000 shares issued to a director valued at $5.90 per share, granted May 30, 2006; portion vested in 2008	—	—	3,687	—	3,687
Options to purchase 3,000 shares issued to a director valued at $2.40 per share, granted June 14, 2007; portion vested in 2008	—	—	3,600	—	3,600
Options to purchase 5,000 shares issued to officer valued at $3.40 per share, granted February 1, 2007; portion vested in 2008	—	—	8,869	—	8,869
Options to purchase 15,000 shares issued to officer valued at $16.20 per share, granted January 3, 2005; portion vested in 2008	—	—	6,731	—	6,731
Options to purchase 85,000 shares issued to officers valued at $0.85 per share, granted July 11, 2008; portion expensed in 2008	—	—	12,042	—	12,042
Reversal of expense associated with performance-based option of an officer that did not vest	—	—	(7,727)	—	(7,727)
Warrants for 12,576 shares valued at $4.00 per share, accrued for issuance in addition to interest on a note payable; portion expensed in 2008	—	—	50,304	—	50,304
Net loss for the year ended December 31, 2008	—	—	—	(4,657,717)	(4,657,717)
Balance, December 31, 2008	1,811,429	18	13,677,932	(20,935,813)	(7,257,863)

Issuance of common stock in conversion of convertible debt at $0.70 per share upon the January 7, 2009 effective date of the 2009 Public Offering	2,743,535	28	1,920,446	—	1,920,474
Issuance of common stock in conversion of convertible debt at $0.50 per share upon the January 7, 2009 effective date of the 2009 Public Offering	314,846	3	157,405	—	157,408
Adjustment to original issue discount on 2007 and 2008 prive placement debt offerings based on final 2009 Public Offering closing price	—	—	47,046	—	47,046
Issuance of common stock pursuant to the January 12, 2009 closing of the 2009 Public Offering at $1.00 per share net of closing costs of $1,259,558	3,050,000	31	1,790,441	—	1,790,472
Underwriter's warrants to acquire 305,000 Units issued upon close of 2009 Public Offering	—	—	50	—	50
Issuance of common stock in conversion of convertible debt at $3.00 per share upon the January 12, 2009 closing date of the 2009 Public Offering	292,384	3	877,146	—	877,149
Warrants for 459 shares valued at $1.32 per share, issued on January 13, 2009 in addition to interest on a note payable	—	—	607	—	607
Issuance of common stock valued at $1.10 per share for contracted development costs on January 15, 2009	454,546	5	499,995		500,000
Issuance of common stock in conversion of convertible debt at $0.70 per share on January 20, 2009	42,143	—	29,500	—	29,500
Warrants for 680 shares valued at $4.00 per share, issued on January 20, 2009 in addition to interest on a note payable	—	—	2,720	—	2,720
Issuance of common stock in conversion of convertible debt at $0.70 per share on February 6, 2009	441,165	4	308,809	—	308,813
Adjustment to original issue discount on convertible debt issued in put offering based on final conversion price	—	—	81,059	—	81,059
Issuance of common stock to guarantors of bank debt and a lender on March 19, 2009, valued at $0.50 per share	200,001	2	99,998	—	100,000
To record original issue discount on debt upon retirement of related note payable	—	—	103,396	—	103,396
Original issue discount on convertible debt issued March 19, 2009	—	—	123,000	—	123,000

ProUroCare Medical Inc.
(A Development Stage Company)
Consolidated Statements of Shareholders’ Equity (Deficit) (Continued)

				Deficit
				accumulated
			Additional	during the	Total
	Common stock		paid-in	development	shareholders’
	Shares	Amount	capital	stage	equity (deficit)
Issuance of common stock valued at $0.74 per share in lieu of cash for directors' fees on April 3, 2009	27,366	—	20,251	—	20,251
Issuance of common stock in conversion of convertible debt at $0.55 per share on May 26, 2009	510,909	5	280,995	—	281,000
Issuance of common stock to guarantor of bank debt on June 16, 2009, valued at $0.82 per share	6,667	—	5,467	—	5,467
Issuance of common stock as consideration to lender on September 21, 2009, valued at $1.43 per share	19,833	—	28,262	—	28,262
Issuance of common stock as consideration to lender on September 23, 2009, valued at $1.35 per share	20,000	—	27,000	—	27,000
Issuance of common stock to guarantor of bank debt on September 23, 2009, valued at $1.35 per share	6,667	—	9,000	—	9,000
Issuance of common stock valued at $1.50 per share in lieu of cash for directors' fees on September 29, 2009	4,834	—	7,250	—	7,250
Warrants for 30,000 shares valued at $0.88 per share, issued on September 30, 2009 for services rendered	—	—	26,400	—	26,400
Issuance of common stock pursuant to closing of early warrant exercise offering on November 6, 2009, net of offering expenses of $171,865; $1.30 per share exercise price	1,244,829	13	1,446,400	—	1,446,413
Issuance of replacement warrants pursuant to closing of early warrant exercise offering	—	—	1,356,864	—	1,356,864
Issuance of common stock valued at $1.43 per share for interest on note payableon November 6, 2009	925	—	1,322	—	1,322
Issuance of common stock pursuant to options exercised during November, 2009	22,229	—	—	—	—
Issuance of common stock pursuant to warrants exercised during December, 2009	101,975	1	132,567	—	132,568
Issuance of common stock valued at $0.74 per share on December 3, 2009 for services rendered	10,000	—	7,425	—	7,425
Options to purchase 3,000 shares issued to a director valued at $2.40 per share, granted June 14, 2007; portion vested in 2009	—	—	1,800	—	1,800
Options to purchase 17,500 shares issued to officers and an employee valued at $5.60 per share, granted March 1, 2006; portion vested in 2009	—	—	2,823	—	2,823
Options to purchase 85,000 shares issued to officers valued at $0.85 per share, granted July 11, 2008; portion expensed in 2009	—	—	24,083	—	24,083
Options to purchase 215,000 shares issued to officers and directors, valued at $0.68 per share, granted March 3, 2009	—	—	146,400	—	146,400
Options to purchase 6,500 shares issued to a consultant valued at $0.87 per share, granted July 23, 2009	—	—	5,655	—	5,655
Options to purchase 100,000 shares issued to a consultant granted July 23, 2009; 50,000 shares valued at $0.97 per share, 50,000 shares valued at $2.14 per share in 2009	—	—	64,792	—	64,792
Options to purchase 3,000 shares issued to directors valued at $1.00 per share, granted August 11, 2009	—	—	3,000	—	3,000
Options to purchase 320,000 shares issued to officers and directors, valued at $1.21 per share, granted September 29, 2009; portion vested in 2009	—	—	232,320	—	232,320
Net loss for the year ended December 31, 2009	—	—	—	(6,944,064)	(6,944,064)
Balance, December 31, 2009	11,326,283	$113	$23,549,626	$(27,879,877)	$(4,330,138)

ProUroCare Medical Inc.
(A Development Stage Company)
Consolidated Statements of Cash Flows

	Year Ended December 31,	Year Ended December 31,	Period from August 17, 1999 (inception) to
	2009	2008	December 31, 2009
Cash flows from operating activities:
Net loss	$(6,944,064)	$(4,657,717)	$(27,879,877)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	186	605	20,983
Gain on sale of furniture and equipment	—	—	(2,200)
Stock-based compensation	480,873	59,245	2,245,220
Common stock issued for services rendered	14,675	50,467	222,046
Common stock issued to related parties for interest	1,322	—	1,322
Common stock issued for debt guarantees	—	17,778	106,667
Common stock issued for debt issuance cost	—	6,667	6,667
Common stock issued for debt extinguishment	33,333	—	33,333
Notes payable issued for intangibles expensed as research and development	—	150,000	150,000
Warrants issued for services	26,400	—	567,036
Warrants issued for debt guarantees	—	34,223	355,197
Warrants issued for debt extinguishment	607	75,571	360,007
Warrants issued for debt extinguishment-related parties	—	—	26,828
Warrants issued for debt issuance cost	—	12,834	12,834
Warrants issued for early warrant exercise incentive	1,356,864	—	1,356,864
Amortization of note payable-original issue discount	—	—	152,247
Amortization of note payable-related parties original issue discount	2,720	50,304	142,964
Amortization of convertible debt-original issue discount	507,902	428,430	1,146,587
Amortization of convertible debt-related parties original issue discount	444,328	505,217	1,194,132
Amortization of debt issuance costs	443,161	421,564	2,148,894
Bargain conversion option added to note payable-related parties for debt extinguishment	—	48,214	48,214
Write-off debt issuance cost for debt extinguishment	—	—	42,797
Write-off of deferred offering cost	—	—	59,696
License rights expensed as research and development, paid by issuance of common stock to CS Medical Technologies, LLC	—	—	475,000
License rights expensed as research and development, paid by issuance of common stock to Profile, LLC	—	—	1,713,600
Changes in operating assets and liabilities:
Other current assets	54,779	44,603	(883)
Accounts payable	(52,009)	199,379	877,825
Accrued development expense	767,550	1,327,835	2,095,385
Accrued expenses	(288,359)	129,808	851,437
Net cash used in operating activities	(3,149,732)	(1,094,973)	(11,469,178)
Cash flows from investing activities:
Purchases of equipment and furniture	(1,656)	—	(22,453)
Deposit into a restricted cash account	—	(214)	(44,214)
Withdrawal from a restricted cash account	44,214	—	44,214
Net cash provided by (used in) investing activities	42,558	(214)	(22,453)

ProUroCare Medical Inc.
(A Development Stage Company)
Consolidated Statements of Cash Flows (Continued)

	Year Ended December 31,	Year Ended December 31,	Period from August 17, 1999 (inception) to
	2009	2008	December 31, 2009
Cash flows from financing activities:
Proceeds of note payable, bank	100,000	—	600,000
Payments of note payable, bank	(400,000)	—	(900,000)
Proceeds of notes payable	—	—	340,500
Payment of notes payable	(90,905)	(333,222)	(1,461,423)
Proceeds of notes payable - related parties	93,638	112,500	653,738
Payments of notes payable - related parties	(79,500)	(76,450)	(282,800)
Proceeds from long-term notes payable and bank debt	400,025	923,337	4,207,362
Proceeds from long-term notes payable, related parties	243,000	254,500	1,363,500
Payments on long-term bank debt	—	—	(600,000)
Proceeds from warrants	—	54,500	104,500
Proceeds from exercise of warrants	1,713,596	—	1,713,596
Payments for debt issuance costs	(92,790)	(148,211)	(766,227)
Payment for rescission of common stock	—	—	(100,000)
Payments for offering expenses	(396,516)	(88,480)	(513,823)
Cost of reverse merger	—	—	(162,556)
Net proceeds from issuance of common stock	2,613,600	—	8,296,138
Net cash provided by financing activities	4,104,148	698,474	12,492,505
Net increase (decrease) in cash	996,974	(396,713)	1,000,874
Cash, beginning of the period	3,900	400,613	—
Cash, end of the period	$1,000,874	$3,900	$1,000,874

Supplemental cash flow information:
Cash paid for interest	$122,643	$123,073	$839,052
Non-cash investing and financing activities:
Deferred offering costs included in accounts payable	(61,497)	461,456	509,947
Deferred offering costs included in accrued expenses	(70,000)	47,350	—
Debt issuance costs included in accounts payable	—	58,339	114,156
Warrants issued pursuant to notes payable	3,327	139,677	467,191
Warrants issued for debt issuance costs	—	55,409	298,021
Prepaid expenses financed by note payable	81,345	54,504	246,871
Convertible debt issued in lieu of cash for accrued expenses	—	31,413	31,413
Common stock issued in lieu of cash for accrued expenses	20,250	9,167	259,053
Common stock issued in lieu of cash for accrued development cost	500,000	—	500,000
Common stock issued for debt issuance cost	136,396	6,667	301,230
Warrants issued in lieu of cash for accrued expenses	—	1,250	1,250
Conversion of notes payable, related parties into convertible debentures	—	—	200,000

ProUroCare Medical Inc.
(A Development Stage Company)
Consolidated Statements of Cash Flows (Continued)

	Year Ended December 31,	Year Ended December 31,	Period from August 17, 1999 (inception) to
	2009	2008	December 31, 2009
Common stock issued in lieu of cash for accounts payable	—	—	122,291
Common stock issued in lieu of cash for notes payable-related parties	—	—	10,300
Convertible debt issued as debt issuance costs related to guarantee of long-term debt (recorded as a beneficial conversion in additional paid-in capital) applied to accounts payable	—	—	733,334
Issuance of note payable for redemption of common stock	—	—	650,000
Conversion of accounts payable to note payable	12,293	—	253,906
Conversion of accrued expenses to note payable	13,569	—	13,569
Deposits applied to note payable and accrued interest	—	—	142,696
Deposits applied to accounts payable	—	—	45,782
Assumption of liabilities in the Profile, LLC transaction	—	—	25,000
Proceeds from sale of furniture and equipment	—	—	2,200
Deposits applied to accrued expenses	—	—	1,076
Deferred offering costs offset against gross proceeds of offering	823,078	—	823,078
Conversion of convertible debt to units (see Note 2)	1,638,750	—	1,638,750
Conversion of convertible debt-related parties to units (see Note 2)	1,323,334	—	1,323,334
Conversion of convertible debt-related parties to common stock	281,000	—	281,000
Conversion of accrued expenses to units (see Note 2)	331,261	—	331,261
Note payable-related party tendered for warrant exercise	26,000	—	26,000
Warrant exercise cost paid in lieu of cash for services rendered-related party	11,250	—	11,250

See accompanying notes to consolidated financial statements.

ProUroCare Medical Inc.

A Development Stage Company
Notes to Consolidated Financial Statements

December 31, 2009 and 2008 and the period from
August 17, 1999 (inception) to December 31, 2009

(1)  Description of Business and Summary of Significant Accounting Policies

(a)	Description of Business, Development Stage Activities and Basis of Presentation

ProUroCare Medical Inc. (“ProUroCare,” the “Company,” “we” or “us”) is engaged in the business of developing for market innovative products for the detection and characterization of male urological prostate disease.  The primary focus of the Company is currently the ProUroScanTM prostate imaging system, designed for use as an aid to the physician in visualizing and documenting tissue abnormalities in the prostate that have been previously detected by a digital rectal exam.  The Company’s developmental activities, conducted by its wholly owned operating subsidiary ProUroCare Inc. (“PUC”), have included the acquisition of several technology licenses, the purchase of intellectual property, the development of a strategic business plan and a senior management team, product development and fund raising activities.

PUC had no activities from its incorporation in August 1999 until July 2001, when it acquired a license to certain microwave technology from CS Medical Technologies, LLC (“CS Medical”).  In January 2002, PUC acquired a license to certain prostate imaging technology from Profile, LLC (“Profile”).

Pursuant to a merger agreement effective April 5, 2004 (the “Merger”), PUC became a wholly owned operating subsidiary of Global Internet Communications, Inc. (“Global”), which changed its name to ProUroCare Medical Inc. on April 26, 2004.  In connection with the Merger, the Company completed a private placement of 220,500 shares, as adjusted for the Reverse Split (as defined below), of common stock (the “2004 Private Placement”) pursuant to Rule 506 under the Securities Act of 1933, as amended (the “Securities Act”).

On December 27, 2007, the Company’s shareholders approved a one-for-ten reverse split of the Company’s common stock without a corresponding reduction in the number of authorized shares of the Company capital stock (the “Reverse Split”).  The Reverse Split became effective on February 14, 2008.  The exercise price and the number of shares of common stock issuable under the Company's outstanding convertible debentures, options and warrants were proportionately adjusted to reflect the Reverse Split for all periods presented.

Between December 27, 2007 and December 11, 2008, the Company closed on a total of $2.0 million of private placements of investment units (the “2007 and 2008 Private Placements”) and $315,000 of private placements of convertible debentures in a unit put arrangement (the “2008 Unit Put Arrangement”) each consisting of convertible debentures and warrants (see Notes 2 and 14(e)).  Upon the closing of the Company’s 2009 Public Offering (as defined below), the convertible debentures issued in these private placements were automatically converted into equity (see Note 2).

On January 12, 2009, the Company closed a public offering of 3,050,000 units at $1.00 per unit (the “2009 Public Offering”).  Each unit sold (the “2009 Units”) consisted of one share of common stock and one redeemable warrant to purchase one share of common stock at an exercise price of $1.30 per share.  Upon the January 7, 2009 effective date of the 2009 Public Offering, $1.9 million of  convertible promissory notes issued in private placements during 2007 and 2008 along with $177,882 of interest accrued thereon automatically converted into 3,058,381 units identical to the 2009 Units (see Note 14(e)).

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, PUC.  Significant inter-company accounts and transactions have been eliminated in consolidation.

(b)	Restatement of Share Data

All share data has been restated to give effect to the Reverse Split.

At the effective time of the Merger, all 350,100 shares of common stock of PUC that were outstanding immediately prior to the Merger and held by PUC shareholders were cancelled, with one share of ProUroCare common stock issued to Global.  Simultaneously, the non-dissenting shareholders of PUC received an aggregate of 960,300 shares of common stock of Global in exchange for their aggregate of 320,100 shares of PUC.  The share data in this paragraph has been restated to give effect to the Reverse Split, as noted above.

All share data has been restated to give effect to the Merger under which each PUC share was converted into three shares of Global.

(c)	Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. The Company’s significant estimates include the determination of the fair value of its common stock and stock-based compensation awarded to employees, directors, loan guarantors and consultants and the accounting for debt with beneficial conversion features. Actual results could differ from those estimates.

Valuation of Stock-Based Compensation.  Since inception, the Company has measured and recognized compensation expense for all share-based payment awards made to employees and directors including employee stock options based on fair values.  The Company’s determination of fair value of share-based payment awards is based on the date of grant using an option-pricing model which incorporates a number of highly complex and subjective variables.  These variables include, but are not limited to, the Company’s expected stock price volatility and estimates regarding projected employee stock option exercise behaviors and forfeitures.  The Company recognizes the expense related to the fair value of the award straight-line over the vesting period.

Debt with Beneficial Conversion Features.  The beneficial conversion features of convertible promissory notes were valued using the Black-Scholes pricing model, which is considered the Company’s equivalent to the fair value of the conversion. The resulting original issue discount is amortized over the life of the promissory notes (generally no more that 24 months) using the straight-line method, which approximates the interest method.

(d)	Net Loss Per Common Share

Basic and diluted loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding for the reporting period.  These calculations reflect the effects of the Reverse Split (see Note 1(a)).  Dilutive common-equivalent shares have not been included in the computation of diluted net loss per share because their inclusion would be antidilutive.  Antidilutive common equivalent shares issuable based on future exercise of stock options or warrants could potentially dilute basic loss per common share in subsequent years.  All options and warrants outstanding were antidilutive for the years ended December 31, 2009 and 2008 and the period from August 17, 1999 (inception) to December 31, 2009 due to the Company’s net losses.  8,532,058 and 1,603,994 shares of common stock issuable under our stock options, warrants, convertible debt and contingent shares and warrants issuable under agreements with loan guarantors were excluded from the computation of diluted net loss per common share for the years ended December 31, 2009 and 2008, respectively.  Also excluded were the undetermined number of shares issuable pursuant to the convertible notes and warrants issued in connection with our 2007 and 2008 Private Placements, the 2008 Unit Put Arrangement and certain convertible notes, whose terms of conversion were based on the price of the equity securities offered in the 2009 Public Offering, as described and defined in Note 2.  The number of such shares was determined on the January 7, 2009 effective date of the 2009 Public Offering to be 6,937,177 shares as of December 31, 2008.

(e)	Comparative Figures

Due to common stock issuances during 2009, certain persons who were beneficial owners of greater than five percent of the Company’s outstanding common stock and therefore deemed to be related parties as of December 31, 2008 ceased to be related as of December 31, 2009.  Certain comparative figures have been reclassified to conform to the financial statement presentation adopted in the current year, including the reclassification of transactions with former related parties.

(f)	Cash

The Company maintains its cash in financial institutions.  The balances, at times, may exceed federally insured limits.

(g)	Equipment and Furniture

Equipment and furniture are stated at cost and depreciated using the straight-line method over the estimated useful lives ranging from three to seven years. Maintenance, repairs, and minor renewals are expensed as incurred.

(h)	License Agreements

The costs associated with acquisition of licenses for technology are recognized at the fair value of stock and cash used as consideration.  Costs of acquiring technology which has no alternative future uses are expensed immediately as research and development expense.

(i)	Stock-Based Compensation

The Company’s policy is to grant stock options at fair value at the date of grant and to record the expense at fair value as determined using the Black-Scholes pricing model.  Stock-based employee and non-employee compensation cost related to stock options was $480,873, $44,745 and $2,122,645 for the years ended December 31, 2009 and 2008, and the period from August 17, 1999 (inception) to December 31, 2009, respectively.  The Company estimates the amount of future stock-based compensation expense related to currently outstanding options to be approximately $270,000 and $12,000 for the years ending December 31, 2010 and 2011, respectively.  Shares issued upon the exercise of stock options are newly issued from the Company’s authorized shares.

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions. Because the Company’s employee and consultant stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models may not necessarily provide a reliable single measure of the fair value of the Company’s employee stock options.

In determining the compensation cost of the options granted for the years ended December 31, 2009 and 2008, the fair value of each option grant has been estimated on the date of grant using the Black-Scholes pricing model and the weighted-average assumptions used in these calculations are summarized as follows:

	For the years ended December 31,
	2009	2008
Risk-free Interest Rate	1.73%	3.13%

Expected Life of Options Granted	3.6 years	4.3 years

Expected Volatility	134.6%	131.2%

Expected Dividend Yield	0	0

The expected life of the options is determined using a simplified method, computed as the average of the option vesting periods and the contractual term of the option.  For performance based options that vest upon the occurrence of an event, the Company uses an estimate of when the event will occur as the vesting period used in the Black-Scholes calculation for each option grant.  Expected volatility is based on a simple average of weekly price data since the date of the Merger.  Based on the lack of history to calculate a forfeiture rate, the Company has not adjusted the calculated value of the options.  The risk-free rates for the expected terms of the stock options and awards are based on the U.S. Treasury yield curve in effect at the time of grant.

(j)	Warrants

The Company has elected to utilize the fair-value method of accounting for warrants issued to non-employees as consideration for goods or services received, including warrants issued to lenders and guarantors of Company debt (see Notes 14(f) and 14(g)).  Stock-based employee and non-employee compensation cost related to stock warrants was $0, $14,500 and $122,575 for the years ended December 31, 2009 and 2008, and the period from August 17, 1999 (inception) to December 31, 2009, respectively.  The weighted-average fair value of the warrants granted during the years ended December 31, 2009 and 2008 was $0.95 and $1.37, respectively, and such warrants are immediately vested and exercisable on the date of grant.

The fair value of stock warrants is the estimated present value at grant date using the Black-Scholes pricing model with the following weighted average assumptions:

	For the years ended December 31,
	2009	2008
Risk-free Interest Rate	1.18%	3.23%
Expected Life of Warrants Issued[1]	2.1 years	5.0 years
Expected Volatility	135.2%	129.5%
Expected Dividend Yield	0	0

1 The contractual term of the warrants.

The expected volatility is based on weekly price data since the date of the Merger on April 5, 2004.  Based on the lack of history to calculate a forfeiture rate, the Company has not adjusted the calculated value of the warrants.  The risk-free rates for the expected terms of the stock warrants are based on the U.S. Treasury yield curve in effect at the time of grant.

(k)	Financial Instruments

The carrying amount for all financial instruments approximates fair value. The carrying amounts for cash, notes payable, accounts payable and accrued liabilities approximate fair value because of the short maturity of these instruments. The carrying amounts for long-term debt, and other obligations approximates fair value as the interest rates and terms are substantially similar to rates and terms which could be obtained currently for similar instruments.

(l)	Research and Development

Expenditures for research and product development costs, including certain upfront license fees for technologies under development, are expensed as incurred.

(m)	Debt Issuance Costs

The Company has issued common stock and warrants as consideration to various individual lenders and loan guarantors of its bank debt (see Note 14(g)).  The fair value of the equity consideration along with loan initiation fees is recorded on the balance sheet as debt issuance cost.  Debt issuance costs are amortized over the term of the related debt as interest expense using the straight-line method, which approximates the interest method.

(n)	Deferred Offering Costs

The legal, accounting, printing and certain other expenses directly related to the 2009 Public Offering that became effective on January 7, 2009 were recorded as a deferred offering cost asset as of December 31, 2008.  The deferred offering costs were recorded as a cost of the offering and a reduction of additional paid-in capital upon its closing on January 12, 2009.

(o)	Restricted Cash

Pursuant to the October 15, 2007 renewal of its promissory notes with Crown Bank, the Company agreed to deposit with Crown Bank four months worth of future interest payments due under the notes.    The funds on deposit were not available to the Company for any purpose other than for debt service on the Crown Bank promissory notes.  On March 19, 2009, pursuant to a further renewal of a Crown Bank promissory note, this restriction was removed.

(p)	Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement and income tax reporting bases of assets and liabilities. Deferred tax assets are reduced by a valuation allowance to the extent that realization is not assured.

(q)	Purchased Intangible Assets

On April 3, 2008, the Company purchased certain patents, patent applications and know-how from Profile (the “Profile Assets”) pursuant to an asset purchase agreement.  The purchase of the Profile Assets effectively terminated the license agreement.  The technology encompassed by the Profile Assets provides the basis for the ProUroScan System, the Company’s initial product currently in the final stages of development.  The purchase price of the Profile Assets was $300,000, of which $150,000 was paid in cash and $150,000 was financed under a promissory note from Profile.  The promissory note was fully paid in 2008.  As this intangible asset was purchased for a particular research and development project and has no alternative future uses, the entire $300,000 purchase price was expensed as research and development expense for the year ended December 31, 2008.

(r)	Subsequent Events

The Company evaluates events occurring after the date of the financial statements for events requiring recording or disclosure in the financial statements.  Any required events have been disclosed in Note 16.

(2)	2009 Public Offering; Automatic Conversion of Convertible Debt.

On January 7, 2009, the 2009 Public Offering was declared effective by the SEC, and on January 12, 2009 the 2009 Public Offering was closed.  In the offering, the Company sold 3,050,000 of 2009 Units at $1.00 per unit resulting in net cash received of $1,790,472, after offering costs of $1,259,528.

The completion of the 2009 Public Offering triggered automatic conversion provisions of several outstanding convertible debt instruments:

•
Upon the January 7, 2009 effective date of the 2009 Public Offering, $733,334 of convertible debentures originally issued as consideration to guarantors of its bank debt, along with $143,815 interest accrued thereon, converted into 292,384 shares of the Company’s common stock.  Unamortized original issue discount relating to the convertible debentures totaling $33,796 was expensed as interest expense upon the conversion.

•
Upon the January 12, 2009 closing of the 2009 Public Offering, the $1,757,500 aggregate amount of promissory notes issued in the 2007 and 2008 Private Placement, along with $162,959 of interest accrued thereon, automatically converted into 2,743,535 units identical to the 2009 Units (based on 70 percent of the offering price, or $0.70 per share).  In addition, a $142,500 promissory note issued as part of the 2007 Private placement to James Davis, a greater than ten percent shareholder of the Company, on December 27, 2007, along with $14,923 of interest accrued thereon, automatically converted into 314,846 units identical to the 2009 Units (based on 50 percent of the offering price, or $0.50 per share).  The closing of the 2009 Public Offering resolved a contingent conversion feature of the promissory notes.  Consequently, the valuation of the beneficial conversion feature of the promissory notes was recalculated, resulting in the recording of a $47,046 increase in the original issue discount.  Unamortized original issue discount relating to the warrants and the beneficial conversion feature of these notes (including the adjustment resulting from the new valuation) totaling $434,215 and unamortized debt issuance cost of $207,575 was expensed as interest expense upon the conversion.

•
On February 6, 2009 (30 days after the effective date of the 2009 Public Offering), the $299,250 outstanding promissory notes issued pursuant to the Company’s 2008 Unit Put Arrangement, along with the $9,563 interest accrued thereon, automatically converted into 441,165 shares of the Company’s common stock.  The notes and accrued interest converted at 70 percent of the 2009 Public Offering price, or $0.70 per share.  The closing of the 2009 Public Offering resolved a contingent conversion feature of the promissory notes.  Consequently, the valuation of the beneficial conversion feature of the promissory notes was recalculated, resulting in the recording of an $81,059 increase in the original issue discount.  Unamortized original issue discount relating to the warrants and the beneficial conversion feature of the notes (including the adjustment resulting from the new valuation) totaling $209,879 and unamortized debt issuance cost of $44,686 was expensed as interest expense upon the conversion.

(3)	Going Concern; Management’s Plan to Fund Working Capital Needs

The Company incurred net losses of $6,944,064, $4,657,717 and $27,879,877 and negative cash flows from operating activities of $3,149,732, $1,094,973, and $11,469,178 for the years ended December 31, 2009 and 2008 and for the period from August 17, 1999 (inception) to December 31, 2009, respectively. The Company has completed the development of its first product and recently submitted a 510(k) premarket notification application to the FDA for a basic imaging and documentation labeling claim.  Assuming that FDA clearance is obtained on a timely basis, the Company expects to increase its expenditures as it establishes the production and marketing capabilities through both contracted and internal resources.  The Company’s business plan is dependent upon its ability to obtain sufficient capital to fund its transition from product development to production and marketing its products.

As of March 26, 2010, the Company had approximately $575,000 cash on hand and current liabilities of approximately $2.9 million, including $1.3 million of secured debt due on April 28, 2010.  However, the Company does not currently have sufficient funds to make a significant commercial launch into the urology market. Management believes that during the remainder of 2010 the Company will need approximately $4 million of working capital to fund planned operations.

As of March 26, 2010, we have 5,760,436 outstanding redeemable warrants.  These warrants have an exercise price of $1.30 per share.  Of these, we currently have the right to redeem 4,515,607 Public and Private Warrants.  We may redeem 1,244,829 Replacement Warrants once the last sale price of our common stock equals or exceeds $4.00 per share for a period of 10 consecutive trading days.  Upon our exercise of our right to redeem the warrants, holders of the warrants will have a period of 30 days to exercise their warrants.  If all holders of the Public and Private Warrants exercise their warrants, we could realize up to approximately $5.9 million depending on the number of shares actually exercised pursuant to such redemption.  If all holders of the Replacement Warrants exercise their warrants, we could realize up to an additional $1.6 million, depending on the number of shares actually exercised pursuant to such redemption.  There can be no assurance that we will be able to redeem the warrants, or how much would be realized if such redemption were made.

The Company also plans to identify a distribution partner to market our products during 2010.  The Company expects such a distribution partner to provide significant financial support in the form of licensing fees, loans, equity investment or a combination of these.  In addition to financial support, a successful collaboration with such a partner would allow us to gain access to downstream marketing, manufacturing, and sales support.  There can be no assurance that a distribution partner can be successfully identified and engaged during 2010, or at all.

The Company intends to negotiate with the lenders and loan guarantors and expects to extend the majority of the loans that come due in 2010.  Amounts that are not able to be refinanced would be repaid from the proceeds of warrant exercises.  The Company continues to work with other short term creditors and expect to make satisfactory arrangements to pay amounts due from the proceeds of the warrant exercises.

If an insufficient number of warrants are exercised, or if adequate financial support from a distribution partner is not received, the Company will likely pursue one or more additional rounds of funding in 2010. If additional funds are raised by the issuance of convertible debt or equity securities, or by the exercise of outstanding warrants, then existing shareholders will experience dilution in their ownership interest. If additional funds are raised by the issuance of debt or certain equity instruments, the Company may become subject to certain operational limitations, and such securities may have rights senior to those of our existing holders of common stock.

If adequate funds are not available through these initiatives on a timely basis, or are not available on acceptable terms, The Company may be unable to fund expansion and may be forced to delay market entry.  Ultimately, if no additional financing is obtained beyond what has been secured to date, the Company likely would be forced to cease operations. There can be no assurance the Company will be successful in raising such funds.

(4)	Equipment and Furniture

Equipment and furniture consisted of the following at December 31:

	2009	2008
Computer equipment	$4,473	$11,563
Furniture	4,279	4,279
	8,752	15,842
Less accumulated depreciation	(7,282)	(15,842)
	$1,470	$0

Depreciation expense was $186, $605 and $20,983 for the years ended December 31, 2009 and 2008 and the period from August 17, 1999 (inception) to December 31, 2009, respectively.

(5)	Debt Issuance Cost

The costs related to the Company’s $2.2 million Crown Bank promissory notes issued in January and February 2006 were recorded as debt issuance cost, and were amortized over the approximately two-year term of the notes using the straight-line method until October 14, 2007.  At that time, $600,000 of the notes was retired, and approximately $42,800 of debt issuance cost related to that portion of the notes was expensed as debt extinguishment expense.  The debt issuance cost associated with the remaining Crown Bank notes were amortized as interest expense until December 28, 2007, when the notes were modified to extend the maturity date of the notes to February 28, 2009.  It was determined that the modification was not a substantial modification of the terms of the notes, as the present value of the cash flows under the new convertible promissory note was less than 10 percent different from the present value of the cash flows under the original note.  Accordingly, the debt issuance cost from the old debt was carried forward.  The remaining $36,370 of unamortized debt issuance cost, together with $12,000 of bank fees associated with the extension, was amortized over the new term of the notes as interest expense.

On October 15, 2007, the Company borrowed $600,000 pursuant to a promissory note issued an individual investor that matured on February 28, 2009.  In consideration for this loan, on November 7, 2007 the Company agreed to issue 33,333 shares of its common stock to the lender.  The $66,666 value of this consideration was recorded as debt issuance cost and was amortized over the term of the loan.  On March 19, 2009, the note was renewed to mature on March 28, 2010.  As consideration to the lender for renewing the loan, the Company issued 66,667 shares of its common stock, representing the first six months compensation, and will accrue for issuance 11,111 shares per month for each additional month the note remains outstanding after December 31, 2009.  It was determined that a substantial modification of the terms of the note was made as the present value of the cash flows under the new convertible promissory note was greater than 10 percent different from the present value of the cash flows under the original note.  Accordingly, the $33,333 value of the initial 66,667 shares issued was recorded as debt issuance cost and expensed as debt extinguishment expense.  Additional accruals of stock to be issued if the promissory notes remain outstanding after August 31, 2009 were expensed each month as debt extinguishment expense.  During the year ended December 31, 2009, 44,444 shares were accrued for issuance pursuant to this loan guarantee compensation arrangement, resulting in additional debt extinguishment expense of $22,222.

Direct costs of the 2007 and 2008 Private Placements and 2008 Unit Put Arrangement offerings totaling $586,201, including underwriting fees, legal and accounting expenses and printing costs, were recorded as a debt issuance cost asset.  Also included in this debt issuance cost was the issuance of warrants to acquire 32,500 shares of our common stock valued at $42,575 related to the origination of the unit put financing facility.  The debt issuance costs were amortized over the term of the related debt.  Unamortized debt issuance cost was expensed upon the automatic conversion of the convertible debt following the closing of the 2009 Public Offering.

On March 19, 2009, pursuant to guaranties received relating to the Company’s renewal of its $1.2 million Crown Bank promissory note, the Company issued an aggregate of 133,334 shares of its common stock to the guarantors representing the first six months’ consideration for providing their guarantee (see Note 11).  The $66,667 value of the shares on the issuance date was recorded as debt issuance cost and was amortized on a straight-line basis through August 31, 2009.  For each month the promissory note remains outstanding after August 31, 2009, the Company is accruing for issuance to the guarantors 22,222 shares of its common stock.  A total of 88,888 shares valued at $44,444 were accrued for issuance and recorded as interest expense during the year ended December 31, 2009.

On June 16, 2009, pursuant to a guarantee received relating to a $100,000 Crown Bank promissory note, the Company issued 6,667 shares of its common stock to the guarantor representing the first six months’ consideration for providing his guarantee (see Note 11).  The $5,467 value of the shares on the issuance date along with $600 of loan origination fees was recorded on the balance sheet as debt issuance cost and was amortized on a straight-line basis over a six month period ending December 31, 2009.

On September 21, 2009, the Company issued 19,833 shares to James Davis representing six months’ consideration for providing a $243,000 loan (see Note 10).  The $28,262 value of the shares was recorded as debt issuance cost and is being amortized as interest expense over a six-month period.

On September 23, 2009, the Company issued 6,667 shares to a guarantor as consideration for providing a guarantee of a $100,025 bank loan (see Note 11).  The $9,000 value of the shares was recorded as debt issuance cost and is being amortized as interest expense over a six-month period.

On September 23, 2009, the Company issued 20,000 shares to an individual lender as consideration for providing a $300,000 loan (see Note 10).  The $27,000 value of the shares was recorded as debt issuance cost and is being amortized as interest expense over a six-month period.

Debt issuance costs are summarized as follows:

	For the years ended December 31,
	2009	2008
Debt issuance costs, gross	$203,662	$701,238
Less amortization	(176,279)	(434,356)

Debt issuance costs, net	$27,383	$266,882

Amortization expense related to debt issuance costs was $443,161, $421,564, and $2,148,894 for the years ended December 31, 2009 and 2008 and the period from August 17, 1999 (inception) to December 31, 2009, respectively.

(6)	Accrued Expenses

Accrued expenses consisted of the following at December 31:

	2009	2008
Accrued interest	$148,129	$169,985
Accrued stock to be issued for loan guarantees – related parties	44,444	–
Accrued stock to be issued for loan consideration	22,222	–
Consulting fees	11,500	15,000
Legal fees	19,710	–
Audit fees	14,000	47,000
Accrued interest-related party	9,225	263,522
Accrued compensation, benefits, and related taxes	–	350,836
Public offering costs	–	70,000
Directors’ fees	–	20,249
Other	–	661
	$269,230	$937,253

(7)	Agreements with Artann Laboratories Inc.

The Company has developed its ProUroScan System under contracts with Artann Laboratories, Inc. (“Artann”), a scientific technology company based in Trenton, New Jersey, that is focused on early stage technology development.

Artann 2008 License Agreement

On July 25, 2008, the Company entered into two agreements with Artann.  Under the first agreement, the “License Agreement,” Artann granted to the Company an exclusive, worldwide, sublicensable license to certain patent applications, trade secrets and technology to make, use and market certain mechanical imaging products in the diagnosis or treatment of urologic disorders of the prostate, kidney or liver field of use.  Artann also agreed to transfer possession of five fully functional prostate imaging systems to the Company and grant the Company full access to all relevant documentation thereto.  The License Agreement became effective on December 23, 2008.  As consideration, the Company agreed to pay, on the effective date of the agreement, an upfront cash license fee of $600,000 and shares of the Company’s common stock valued at $500,000.  The total $1,100,000 license fee was recorded as a general and administrative expense in the year ended December 31, 2008.  In addition, the Company agreed to pay Artann a royalty equal to four percent of the first $30 million of net cumulative sales of licensed products, three percent of the next $70 million of net cumulative sales and two percent of net cumulative sales over $100 million.  Further, the Company will pay Artann a technology royalty of one percent of net sales on prostate imaging system products through December 31, 2016.  The combined royalties are subject to a minimum annual royalty equal to $50,000 per year for each of the first two years after clearance from the Food and Drug Administration (“FDA”) for commercial sale and $100,000 per year for each year thereafter until termination or expiration of the License Agreement.  The Company also agreed to grant Artann a non-exclusive fully paid up, sublicensable, royalty-free and worldwide license for Artann to make, use or sell any mechanical imaging system for the diagnosis or treatment of disorders of the female human breast.  The License Agreement will terminate upon the expiration of all royalty obligations, by failure of either party to cure a breach of the agreement within a 60-day cure period, if the Company fails to make a payment to Artann and such failure is not cured within a 30-day cure period or should one of the parties become insolvent, go into liquidation or receivership or otherwise lose legal control of its business.

Artann 2008 Development Agreement

Under the second Artann agreement, the “Development and Commercialization Agreement,” the parties are collaborating to develop, commercialize and market prostate mechanical imaging systems.  During 2008 and 2009, Artann completed all pre-clinical activities and testing on the prostate imaging system, conducted clinical trials and filed an FDA 510(k) submission.  In the future, Artann will provide hardware and software development, refinement and debugging services.  For the services provided, the Company made cash milestone payments to Artann of $250,000 upon initiation of an FDA approved clinical study and $250,000 upon Artann’s November 18, 2009 completion of the FDA study and submission of the 510(k) approval application on the prostate imaging system.  The Company also accrued for issuance to Artann 769,231 shares of common stock of the Company valued at $1,565,385 following the 510(k) submission, which was recorded as research and development expense in the year ended December 31, 2009.  Further, as a success bonus, the Company will make a $750,000 cash payment and issue to Artann shares of its common stock having a value of $1 million upon receiving FDA clearance allowing the prostate imaging system to be commercially sold in the United States.  The success bonus will be reduced by ten percent for each month that FDA clearance is delayed beyond March 23, 2009.  The Company also agreed to pay a monthly retainer fee for technical advice and training by Artann personnel of $30,000 per month for each of the first six months following the effective date of the Development and Commercialization Agreement and $15,000 per month for the next 12 months.  During the years ended December 31, 2009 and 2008, retainer fees of $235,000 and $50,000 were recorded as research and development expense, respectively.   On March 15, 2010, the Company issued the 769,231 shares of common stock that had been accrued for issuance as of December 31, 2009 (see Note 16).

Additionally, Artann will facilitate the transfer of commercial production to a third-party.  Qualified Artann personnel shall provide manufacture and scale-up services to the Company or a third-party manufacturer designated by the Company to facilitate the commercial manufacture of the prostate imaging systems at a cost of $1,200 per day per individual for such services.

The initial term of the Development and Commercialization Agreement is for three years and may thereafter be renewed for additional one year terms upon mutual agreement of the parties.  The Development and Commercialization Agreement may also terminate if the Company fails to make a payment to Artann and such failure is not cured within a 60-day cure period or should one of the parties become insolvent, go into liquidation or receivership or otherwise lose legal control of its business.

Accrued License and Development Fees

Accrued license and development fees consisted of the following amounts due to Artann under the License Agreement and the Development and Commercialization Agreement as of December 31:

	2009	2008
Accrued stock payment for development milestone	$1,565,385	$-
Contracted development fees	30,000	-
Upfront license fee payable in cash	-	$600,000
Upfront license fee payable in equity	-	500,000
First milestone cash payment due under the Development and Commercialization Agreement	-	250,000
Less: Advances	-	(22,165)
Accrued license and development fees	$1,595,385	$1,327,835

(8)	Commitments and Contingencies

(a)	Lease

The Company rents a small amount of office space on a month-to-month basis at a cost of approximately $1,100 per month, which is the market price for similar office space in Minneapolis, Minnesota. Rent expense for the years ended December 31, 2009 and 2008, and the period from August 17, 1999 (inception) to December 31, 2009 was $10,668, $23,062 and $266,874, respectively.

(b)	Legal proceedings

On July 15, 2009, Rensselaer Polytechnic Institute (“RPI”) filed a lawsuit against the Company seeking payment of $202,716 plus interest, penalties, costs and disbursements, including attorneys’ fees. In the complaint, RPI alleged that the Company breached obligations to pay RPI an aggregate of $202,716 under the terms of a license agreement dated July 13, 2001 between RPI and the Company and a sponsored research agreement dated as of December 9, 2005 between RPI and the Company.  On December 7, 2009, the Company entered into a settlement agreement with RPI concerning litigation originally filed by RPI against the Company on July 15, 2009.  In the settlement agreement, the Company agreed to pay to RPI a total of $117,000 in installments as follows: $10,000 upon signing, $6,000 per month from December 2009 through October 2010, and $41,000 in November 2010.  The Company executed an affidavit for judgment by confession to secure the above payments.  The Company has 20 days to cure any failure to make the required payments.  As the full amount due to RPI was recorded in prior years, no additional provision was recorded and previously recorded minimum royalty expenses of $20,000 were reversed during the year ended December 31, 2009.

(9)	Income Taxes

The Company has generated net operating loss carryforwards of approximately $6.7 million which, if not used, will begin to expire in 2021.  Federal and state tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a change in ownership of the Company that constitutes an “ownership change,” as defined by Section 382 of the Code.  The Company has analyzed its equity ownership changes and believes that such an ownership change has occurred.  The Company’s use of its net operating loss carryforwards and built-in loss will be limited as a result of this change; however, the amount of limitation will not be known until a full Section 382 study can be completed.

The Company has recorded a full valuation allowance against its deferred tax assets and deferred tax liability due to the uncertainty of realizing the related benefits and costs as follows:

	2009	2008
Deferred tax assets
Net operating loss carryforwards	$2,559,000	$1,916,000
Capitalized start up costs	3,570,000	2,921,000
Expenses paid with options and warrants	722,000	724,000
Capitalized licenses	804,000	893,000
Accrued expenses to be paid in stock	625,000	0
Other	0	164,000
Deferred tax liability
Beneficial conversion feature of convertible debentures	0	(212,000)
Less: valuation allowance	(8,280,000)	(6,406,000)
Net deferred tax assets	$0	$0

The change in the valuation allowance was $1,874,000, $1,336,000 and $8,280,000 for the years ended December 31, 2009 and 2008 and the period from August 17, 1999 (inception) to December 31, 2009, respectively.  The Company has reviewed its issuances of convertible debt, and has recognized a deferred tax liability for the temporary difference between the book basis and tax basis resulting from beneficial conversion features of the debt instruments.  The effect of recognizing the deferred tax liability was charged to equity.  During the year ended December 31, 2009, all of the Company’s convertible debt was retired or converted, and the deferred tax liability was reversed.   The remaining deferred tax liability at December 31, 2008 was $212,000, which was offset against the deferred tax valuation.

Reconciliation between the federal statutory rate and the effective tax rates for the years ended December 31, 2009 and 2008 and the period from August 17, 1999 (inception) to December 31, 2009 is as follows:

	2009		2008		Period from August 17, 1999 (inception) to December 31, 2009
Federal statutory tax rate	(34.0	) %	(34.0	) %	(34.0	) %
State taxes, net of federal benefit	(4.5)		(4.5)		(4.5)
Employee incentive stock options	1.0		0.3		1.7
Expired warrants and options	1.3		4.5		1.4
Replacement warrants issued as an incentive to early exercise warrants	7.5		–		1.9
Capitalized license fees	–		–		0.7
Beneficial conversion feature of convertible debt	5.1		7.0		3.1
Change in valuation allowance	23.6		26.7		29.7
Effective tax rate	0.0%		0.0%		0.0%

The Company has adopted the policy of classifying interest in interest expense and penalties in general and administrative expense.

The Company had no significant unrecognized tax benefits as of December 31, 2009 or December 31, 2008 and, likewise, no significant unrecognized tax benefits that, if recognized, would affect the effective tax rate.

The Company had no positions for which it deemed that it is reasonably possible that the total amounts of the unrecognized tax benefit will significantly increase or decrease.

The tax years that remain subject to examination by major tax jurisdictions currently are:

Federal 2006 - 2008
State of Minnesota 2006 - 2008

(10)	Notes Payable

On October 31, 2007, the Company issued a promissory note for $600,000 in favor of an individual lender effective as of October 15, 2007.  On March 11, 2008, the promissory note was amended to make the interest accrued pursuant to the promissory note payable on the maturity date, rather than payable monthly.  On March 19, 2009, the Company again amended the promissory note with the lender.  Under the terms of the amendment, the note’s maturity date was extended to March 28, 2010 and the interest rate was changed to 1.0 percent over the prime rate, but never less than 6.00 percent (6.00 percent and 6.50 percent at December 31, 2009 and 2008, respectively), and has a subordinated security interest in all of the Company’s assets.  As consideration to the lender for making this loan and amendments thereto, the Company issued shares of its common stock and warrants to acquire shares of its common stock (see Note 14(g)).  On March 26, 2010, the note was retired pursuant to an equity conversion (see Note 16).

Between May 1, 2009 and September 16, 2009, James Davis made various payments for the benefit of the Company and provided the Company with certain cash advances totaling approximately $243,000.  The purpose of these payments and advances was to help fund specific Company activities related to product development, clinical studies and Food and Drug Administration (“FDA”) related activities.  On September 21, 2009, Mr. Davis and the Company executed a promissory note in the principal amount of $243,000 (the “Davis Note”) to formalize the Company’s obligation to Mr. Davis for these amounts.   In lieu of cash interest the Company is accruing 1,618 shares of its common stock for issuance to Mr. Davis for each month or portion thereof that the principal amount of the Davis Note is outstanding.  As of December 31, 2009, 6,474 shares of common stock were accrued for issuance and $9,225 of interest expense was recorded.  All of the accrued shares will be issued upon repayment of the Davis Note.  The Davis Note matures on March 28, 2011, and provides Mr. Davis with a subordinated security interest in the Company’s assets.

On June 1, 2009, the Company borrowed $81,345 pursuant to an unsecured insurance policy financing agreement. The financing agreement is payable in 10 monthly installments of $8,058 per month and bear interest at 6.48 percent.

On September 1, 2009, the Company received an advance of $26,000 from a director. On November 6, 2009, the advance was applied to the director’s exercise of warrants. In lieu of cash interest, the Company issued 925 shares of its common stock to the director and recorded $1,323 of interest expense.

On September 23, 2009, the Company borrowed $300,000 from an individual lender pursuant to a secured promissory note.  In lieu of cash, the Company is accruing 1,998 shares of its common stock for issuance to the investor for each month or portion thereof that the principal amount of the loan remains outstanding.  As of December 31, 2009, 7,992 shares of common stock were accrued for issuance and $10,789 of interest expense was recorded.  All accrued shares will be issued upon repayment of the loan.  The promissory note matures on March 28, 2011 and provides the lender with a subordinated security interest in the Company’s assets.

The Company has provided equity consideration to the individual lenders.  See Note 14(g) for more information regarding the equity consideration issued.  See Note 15 for information regarding related party transactions and loans.

The following summarizes notes payable balances at December 31, 2009 and 2008, and the related activity during the year ended December 31, 2009:

	Year Ended December 31,
	2009	2008	2009 Activity
Short term notes payable:
Note payable dated October 15, 2007	$600,000	$600,000	Amended to extend maturity date to March 28, 2010
Note payable dated July 31, 2007	—	34,000	Paid in full
Note payable dated June 1, 2006	—	9,350	Paid in full
Insurance policy financing	24,865	25,075	2008 balance paid in full; 2009 balance per description above
Total notes payable-short term	$624,865	$668,425

Long term notes payable:
Long term note payable
Note payable dated September 23, 2009	$300,000	$—	2009 balance per description above
Long-term note payable – related party
Note payable dated September 21, 2009	$243,000	$—	2009 balance per description above

(11)	Notes Payable - Bank

On March 19, 2009, the Company renewed its $1.2 million Crown Bank promissory note.  The renewed note matures on March 28, 2010 and bears interest at the prime rate plus one percent, but never less than 6.00 percent (6.0 percent and 6.5 percent at December 31, 2009 and 2008, respectively).  No other note terms were changed.  The note remains collateralized by all Company assets and guaranteed by two individual guarantors.  On March 26, 2010, the maturity date of the promissory note was extended to mature on April 28, 2010.

On June 16, 2009, the Company borrowed $100,000 from Crown Bank pursuant to a promissory note that is collateralized by all Company assets and guaranteed by an individual guarantor.  The note matures on March 28, 2010 and bears interest at the prime rate plus one percent, but never less than 6.00 percent (6.0 percent at December 31, 2009).

On September 23, 2009, the Company borrowed $100,025 from Central Bank pursuant to an unsecured promissory note.  The promissory note matures on January 17, 2011, and bears interest at the prime rate plus one percent, with a minimum rate of 6.0 percent (6.0 percent at December 31, 2009).  The promissory note was guaranteed by an individual guarantor, whose guaranty was collateralized by Company assets.  On March 26, 2010, the maturity date of the promissory note was extended to mature on April 28, 2010.

The Company has provided shares of its common stock as consideration to the guarantors of its bank debt (see Note 14(g).

The following summarizes bank notes payable balances at December 31, 2009 and 2008, and the related activity during the year ended December 31, 2009:

	Year Ended December 31,
	2009	2008	2009 Activity
Short term note payable – bank:
Crown Bank note	$1,200,000	$1,200,000	Amended to extend maturity date to March 28, 2010
Crown Bank note	—	400,000	Paid in full
Crown Bank note	100,000	—	2009 balance per description above
Total notes payable bank-short term	$1,300,000	$1,600,000
Long term note payable – bank:
Central Bank note	$100,025	$—	2009 balance per description above

(12)	Convertible Debt

On April 3, 2008, the Company borrowed $37,500 pursuant to a convertible promissory note issued in favor of James Davis.  On September 25, 2008, the Company borrowed an additional $150,000 pursuant to another convertible promissory note issued in favor of Mr. Davis.  As Mr. Davis’s ability to exercise the conversion feature of the $150,000 note was contingent upon an event outside of his control, the note’s bargain conversion feature valued at $103,396 was not recorded until the January 12, 2009 closing of the 2009 Public Offering when the contingency was removed.  On March 19, 2009, Mr. Davis agreed to refinance both the $150,000 debt (and $7,291 of interest accrued thereon) and the $37,500 note (and $3,646 of accrued interest thereon), along with another $2,632 payable to Mr. Davis and $12,293 of expenses paid by Mr. Davis on behalf of the Company.  Mr. Davis also agreed to loan to the Company an additional $67,638 to pay for the exhibition of the prostate mechanical imaging system at the annual American Urology Association meeting, the retention of an investor relations firm and the initiation of a clinical advisory board.  He also agreed to have certain website maintenance services performed for the Company. Pursuant to the refinancing and the other arrangements, the Company issued a $281,000 unsecured convertible promissory note to Mr. Davis.  The promissory note was to mature on March 19, 2010, bore no interest and was convertible into our common stock at $0.55 per share at the option of Mr. Davis.  It was determined that a substantial modification of the terms of the note was made as the present value of the cash flows under the new convertible promissory note was greater than 10 percent different from the present value of the cash flows under the original note.  Accordingly, $113,709 of unamortized original issue discount related to the original $150,000 note was expensed as debt extinguishment expense and the bargain conversion option of the new note, valued at $123,000 using the Black-Sholes pricing model, was recorded as original issue discount and amortized as debt extinguishment expense over the term of the note.  On May 26, 2009, Mr. Davis exercised his conversion rights under the promissory note, and the note was converted into 510,909 shares of the Company’s common stock.

The following summarizes convertible notes payable balances at December 31, 2009 and 2008, and the related activity during the year ended December 31, 2009:

	Year Ended December 31,
	2009	2008	2009 Activity
Short-term convertible debt:
10% unsecured convertible debentures	$—	$333,334	Fully converted (see Note 2)
10% convertible promissory notes issued pursuant to 2007 and 2008 Private Placements	—	1,268,250	Fully converted (see Note 2)
Convertible promissory note dated April 3, 2008	$—	$37,500	Repaid $8,000 in cash, fully converted the remaining $29,500
Less: original issue discount	—	(252,121)	Remaining original issue discount expensed upon debt conversion
Total notes payable bank-short term	$—	$1,386,963

Short-term convertible debt – related party:
10% unsecured convertible debentures	$—	$400,000	Fully converted (see Note 2)
10% convertible promissory notes issued pursuant to 2007 and 2008 Private Placements	—	465,500	Fully converted (see Note 2)
Convertible promissory note dated April 3, 2008	—	37,500	Fully converted
Convertible promissory note dated April 3, 2008	—	37,500	Refinanced on March 19, 2009 (see above)
Less: original issue discount	—	(114,066)	Remaining original issue discount expensed upon debt conversion
Total notes payable bank-short term	$—	$826,434

Long-term convertible debt:
10% convertible promissory notes issued pursuant to the 2008 Unit Put arrangement	$—	$204,250	Fully converted (see Note 2)
10% convertible promissory notes issued pursuant to 2008 Private Placements	—	166,250	Fully converted (see Note 2)
Less: original issue discount	—	(149,301)	Remaining original issue discount expensed upon debt conversion
	$—	$221,199

Long-term convertible debt – related parties:
10% convertible promissory notes issued pursuant to the 2008 Unit Put arrangement	$—	$95,000	Fully converted (see Note 2)
Promissory note dated September 25, 2008	—	150,000	Refinanced on March 19, 2009 (see above)
Less: original issue discount	—	(82,241)	Remaining original issue discount expensed upon debt conversion
	$—	$162,759

(13)	Future Maturities of Long term Debt

Future maturities of long-term notes for the years succeeding December 31, 2009 are as follows:

Year	Notes Payable	Notes Payable- Bank	Total
2010	$–	$–	$–
2011	543,000	100,025	643,025
Total	$543,000	$100,025	$643,025

(14)	Shareholders’ Equity (Deficit)

(a)	Common stock issued related to formation and licensing activities

The Company issued 300,000 shares to Clinical Network Inc. in July 2001. In connection with the Company’s license agreements with CS Medical and Profile, the Company issued 300,000 and 400,000 shares of common stock in 2001 and 2002, respectively.

(b)	Common Stock and Warrants issued related to 2002 Private Placement

In connection with a private placement to accredited investors, the Company issued 45,335 shares of common stock in 2002.  In addition, the Company issued warrants to purchase 4,535 shares of common stock to three individuals related to services rendered in connection with the private placement.  These warrants expired unexercised.

(c)	Common Stock and Warrants issued related to Merger and 2004 Private Placement

Merger Agreement

Prior to the April 5, 2004 Merger (see Note 1(a)), Profile had notified the Company of a possible breach of its license agreement with the Company, and had also dissented from the Merger proposal as the registered holder of securities beneficially owned by certain shareholders holding, in the aggregate, 30,847 (pre-merger) shares of PUC’s common stock.  Effective on April 4, 2004, the parties reached an agreement pursuant to which Profile waived any existing defaults under the Profile license agreement, and the Company agreed to purchase 30,000 of the 30,847 (pre-conversion) shares with respect to which dissenters’ rights were exercised for an aggregate purchase of $750,000.  Of that amount, $100,000 was paid upon the initial closing of the private placement (described below) and the balance of $650,000 was paid pursuant to the delivery of a promissory note, which was paid in full in October 2004.  The remaining 847 (pre-conversion) shares with respect to which dissenters’ rights were originally exercised withdrew their dissents and participated in the Merger.

At the effective time of the Merger all 350,100 (pre-conversion) shares of common stock of PUC that were outstanding immediately prior to the Merger and held by PUC shareholders were cancelled, with one share of PUC common stock issued to Global.  Simultaneously, the former shareholders of PUC common stock received an aggregate of 960,300 shares of common stock of Global, representing approximately 82.1 percent of Global’s common stock outstanding immediately after the Merger.

Global was a non-operating public shell company at the time of the Merger.  Accordingly, the Merger transaction was recorded as a recapitalization rather than a business combination.  The assets and liabilities resulting from the reverse acquisition were the former PUC assets and liabilities (at historical cost) plus a $13,500 accrued Global liability (assumed at historical cost).  There were no other assets or liabilities on Global’s books at the time of the Merger.  The Company recorded costs associated with the Merger totaling $162,556 during 2004.

2004 Private Placement of Common Stock.

In connection with the Merger, the Company completed a private placement offering of 220,500 shares of common stock pursuant to Rule 506 promulgated under the Securities Act. The initial closing occurred on April 5, 2004, at which time the Company issued 198,000 shares at $20.00 per share, aggregating to gross proceeds of $3.96 million.  Subsequent to April 5, 2004, the Company issued an additional 22,500 shares at $20.00 per share, aggregating to gross proceeds of $450,000.  Costs associated with the private placement (including the subsequent registration costs) were $139,493.

As part of the private placement, the Company engaged a consultant to provide financial-advisory services.  Under terms of the arrangement, the consultant was paid $27,000 and was issued a warrant for 30,000 shares of common stock upon the first closing of the private placement.  The warrant had a three-year term and was exercisable at $20.00 per share.

(d)	Private sales of Common Stock

•
On June 15, 2005, the Company sold 6,579 shares of its common stock to an accredited investor in a non-public offering.  The per share selling price of $7.60 was based on the last selling price prior to this sale as reported on the Over-the-Counter Bulletin Board.  Net proceeds received from this placement were $50,000.

•
On September 7, 2006, the Company sold 5,814 shares of its common stock to Scott Smith, a director of the Company, and 5,814 shares of our common stock to an investor.  The per share selling price of $4.30 was based on the last selling price prior to this sale as reported on the Over-the-Counter Bulletin Board.  Net proceeds received from these investments were $50,000.

•
During the year ended December 31, 2007, the Company sold 125,000 of the Company’s Investment Units at a price of $4.00 per unit, with total gross proceeds of $500,000.  The Investment Units were sold in tranches of 31,250 Units each to four investors on January 18, January 23, February 28 and May 1, 2007.  Each Investment Unit consists of one share of the Company’s common stock and a 3-year warrant (immediately exercisable) to acquire 0.5 shares of the Company’s common stock for $2.50 ($5.00 per share).  Costs of this sale totaled $52,388.

•
On February 12, 2007, the Company sold 1,707 shares of its common stock to Scott Smith, a director of the Company.  The per share selling price of $4.10 was based on the last selling price prior to this sale as reported on the Over-the-Counter Bulletin Board.  The subscription price was paid by the conversion of a $7,000 loan to the Company from Mr. Smith.

•
On March 21, 2007, the Company and the four guarantors of the Company’s Crown Bank promissory notes (see Note 11) agreed to amend the related debenture agreements.  Pursuant to the revised debenture agreements, among other things, the Company issued a total of 12,478 shares of its Investment Units to the four guarantors in lieu of $49,911 of accrued interest.  The 6,240 warrants were valued at $26,829 using the Black-Scholes method and were recorded as debt extinguishment expense.

•
On September 10, 2007, the Company sold a total of 1,100 shares of its common stock to Mr. Carlson and Mr. Smith.  The per share selling price of $3.00 was based on the last selling price prior to this sale as reported on the Over-the-Counter Bulletin Board.  The subscription price was paid by the conversion of a $3,300 of loans to the Company from Mr. Carlson and Mr. Smith.

(e)	Common stock and warrants issued pursuant to the 2007 and 2008 Private Placements, the 2008 Unit Put Arrangement and the 2009 Public Offering

•
Between December 27, 2007 and July 30, 2008, the Company closed on the sale of an aggregate $1,850,000 of units under its 2007 and 2008 Private Placements (see Note 1(a)), and converted $150,000 of existing loans from James Davis into similar units.  At the closings, the Company issued warrants to purchase a total of 400,000 shares of common stock to the investors.  The exercise price of the warrants was set upon the January 7, 2009 effective date of the 2009 Public Offering at $0.50 per share (based on 50 percent of the offering price).  All of these warrants became exercisable upon the January 12, 2009 closing of the 2009 Public Offering and will remain exercisable until December 31, 2012.

The $153,735 relative fair value of the aggregate 400,000 warrants issued were recorded as an original issue discount as defined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 470 against the convertible debt liability, and were amortized as interest expense over the term of the convertible debentures.  The unamortized original issue discount relating to the warrants was expensed as interest expense upon the January 12, 2009 closing of the 2009 Public Offering.

•
On September 16, 2008, pursuant to the Company’s 2008 Unit Put Arrangement (see Note 1(a)), the Company issued warrants, exercisable until December 31, 2012 at an exercise price of $1.00 per share, to purchase an aggregate 32,500 shares of our common stock (the “Origination Warrants”).  Of these, 31,500 Origination Warrants became exercisable when the Company exercised its put options and closed on $315,000 of the 2008 Unit Put Arrangement, while 1,000 Origination Warrants were forfeited when an investor failed to meet a $10,000 unit put obligation.  The Origination Warrants, valued at $42,575 using the Black-Scholes pricing model, were recorded as a debt issuance cost asset and amortized as interest expense over the term of the 2008 Unit Put Arrangement (see Note 5).

Each unit issued in the 2008 Unit Put Arrangement included a warrant that will remain exercisable until December 31, 2012 at an exercise price of $1.00 per share (a “Unit Put Warrant”). The purchase price of the warrant portion of each unit was $500.

Between September 16, 2008 and December 11, 2008, the Company exercised $315,000 of its put options under the Unit Purchase Agreement and issued 63,000 Unit Put Warrants.  The $17,493 relative fair value of the Unit Put Warrants was recorded as an original issue discount as defined in ASC Topic 470 against the convertible debt liability, and was amortized as interest expense over the term of the convertible debentures.  On February 6, 2009, the $299,250 outstanding promissory notes issued pursuant to the Company’s 2008 Unit Put Arrangement, along with the $9,563 interest accrued thereon, automatically converted into 441,165 shares of the Company’s common stock.  The unamortized original issue discount was expensed as interest cost upon this conversion.

•
On January 7, 2009, the 2009 Public Offering was declared effective by the United States Securities and Exchange Commission, and January 12, 2009 the 2009 Public Offering was closed.  In the offering, the Company sold 3,050,000 units at $1.00 per unit, with each unit consisting of one share of common stock and one redeemable warrant to purchase one share of common stock at an exercise price of $1.30 per share resulting in net cash of $1,790,472, after costs of $1,259,528.

•
As additional compensation pursuant to the 2009 Public Offering, the Company sold to the underwriter, Feltl & Company, for nominal consideration, a warrant (the “Underwriter’s Warrant”) to purchase up to 305,000 units. The Underwriter’s Warrant is not exercisable until January 7, 2010 and thereafter is exercisable at $1.20 per unit for a period of four years.

•
On the January 7, 2009 effective date of the 2009 Public Offering, the $1,757,500 aggregate amount of notes from the 2007 and 2008 Private Placements, along with $162,974 of interest accrued thereon, automatically converted into 2,743,535 units identical to those sold in the 2009 Public Offering (based on 70 percent of the offering price, or $0.70 per share).  On the same date, the $142,500 of Davis Note, along with $14,908 of interest accrued thereon, automatically converted into 314,846 units identical to those sold in the 2009 Public Offering (based on 50 percent of the offering price, or $0.50 per share).

•
The exercise price of the Davis Warrants and the warrants from the 2007 and 2008 Private Placements was set upon the January 7, 2009 effective date of the 2009 Public Offering at $0.50 per share (based on 50 percent of the offering price.  All of these warrants became exercisable upon the January 12, 2009 closing of the 2009 Public Offering and will remain exercisable until December 31, 2012  Unamortized original issue discount relating to the warrants and the beneficial conversion feature of the notes totaling $387,169 and unamortized debt issuance cost of $207,575 was expensed as interest expense upon the conversion.

(f)	Common Stock and Warrants issued for services and liabilities

•
In March 2002, the Company granted a warrant to purchase 3,000 shares of common stock to a former director that was exercisable at $11.33 per share. This warrant expired unexercised.  An aggregate of $12,075 of stock-based compensation expense related to this warrant was recognized in the period from August 17, 1999 (inception) to December 31, 2009.

•
In November 2002, the Company granted a warrant to purchase 150 shares of common stock at an exercise price of $23.33 per share to a consultant, for services rendered.  This warrant expired unexercised.  An aggregate of $490 of stock-based compensation expense related to this warrant was recognized in the period from August 17, 1999 (inception) to December 31, 2009.

•	In February 2003, the Company issued 545 common shares to a consultant, in lieu of $12,705 cash for accounts payable.

•
In June 2003, under the terms of an agreement with a supplier, the Company issued a warrant to purchase 9,215 shares of common stock at an exercise price of $3.33 per share.  This warrant expired unexercised.  The value of $187,060 related to this warrant was recognized as research and development expense in the year ended December 31, 2003.

•	In May 2004, a vendor was issued 3,861 shares of the Company’s common stock as payment for product development work valued at $77,225.

•
In July 2004, the Company entered into a research and development agreement for the development of the ProUroScan System.  Under this agreement, warrants for the purchase of 10,000 shares of the Company’s common stock upon the execution of the agreement and warrants for the purchase of 20,000 shares of the Company’s common stock in December 2004. The warrants were fully vested, five-year warrants at a per share exercise price of $20.00 per share value.  The total value of these warrants computed using the Black-Scholes pricing model was $281,086.  The value of the warrants was recorded as research and development expense in the year ended December 31, 2004.

•	In October 2004, another vendor was issued 4,444 shares of the Company’s common stock in lieu of $88,882 cash for accounts payable.

•
On April 11, 2005, the Company entered into a placement agency agreement with an investment firm to raise working capital for the Company.  Pursuant to the agreement, on May 13, 2005 the Company issued 5,000 shares of the Company’s common stock to the placement agent.  The 5,000 shares were valued at $51,000 using the stock price on the date of grant and were recorded as general and administrative expense during the year ended December 31, 2005.

•	On December 30, 2005, the Company issued 4,541 shares of common stock to our current and former directors in satisfaction of accrued director’s fees in the amount of $40,418.

•
On April 21, 2006, the Company issued 7,000 shares of its common stock to its former Vice-President of Engineering, upon his resignation, pursuant to his employment agreement.  The shares were valued at $44,800 based on the average closing share price during the five days before and after the issuance date, and were recorded as compensation expense during the year ended December 31, 2006.

•	On September 8, 2006, the Company issued 1,415 shares of its common stock to a vendor, as payment for product development work valued at $8,938.

•	On April 2, 2007, the Company issued 4,141 shares of its common stock to a vendor, as payment for product development work valued at $20,704.

•
On April 16, 2007, the Company issued to Artann five-year warrants (immediately exercisable) to acquire 20,000 shares of its common stock at $4.10 per share pursuant to an agreement with Artann.  The warrants were valued at $72,000 by the Black-Scholes pricing model and recorded as research and development expense during the year ended December 31, 2007.

•	On September 10, 2007, the Company issued a total of 20,694 shares of its common stock to its directors and former directors as payment for $62,082 of accrued directors’ fees.

•
On January 4, 2008, pursuant to a final separation agreement with a former employee of the Company, the Company issued to the former employee five-year warrants (immediately exercisable) to acquire up to 14,500 shares of the Company’s common stock at an exercise price of $5.00 per share, and amended a previously issued warrant to acquire up to 30,000 shares of the Company’s common stock to provide for cashless exercise thereof.  The warrants, valued at $14,500 using the Black-Scholes pricing model, were recorded as compensation expense during the year ended December 31, 2008.

•
On July 11, 2008, the Company’s directors received 21,667 of shares of the Company’s common stock in lieu of cash for $21,667 of unpaid director’s fees accrued through June 30, 2008.  The shares were valued at $1.00 per share and expensed during the period of service.

•
On July 11, 2008, the Company issued a total of 37,967 shares of the Company’s common stock to its directors in recognition of extraordinary amount of time and effort they spent on the Company’s restructuring and refocusing efforts since January 2007.  The shares were valued at $1.00 per share and expensed on the date of issuance.

•	On January 15, 2009, the Company issued 454,546 shares of common stock to Artann in satisfaction of a $500,000 liability pursuant to its license agreement with Artann.

•	On April 13, 2009, the Company issued an aggregate of 27,366 shares to its independent directors as payment of $20,250 directors’ fees accrued through December 31, 2008, in lieu of cash.

•
On July 23, 2009, the Company issued a two-year warrant to purchase 30,000 shares of our common stock at an exercise price of $1.25 per share to its public relations firm as consideration for services provided to the Company.  The warrant, valued at $26,400 using the Black-Scholes pricing model, was recorded as general and administrative expense.

•	On September 29, 2009, the Company issued 4,834 shares to a director as payment of $7,250 directors’ fees, in lieu of cash.

•	On December 3, 2009, the Company issued 10,000 shares of its common stock to a web-site designer for services provided valued at $7,425.

(g)	Common Stock and Warrants issued pursuant to loans and loan guarantees

Each warrant listed below was valued using the Black-Scholes pricing model; however, the recorded value of warrants issued to lenders and guarantors of Company debt is limited to the corresponding amount loaned or guaranteed.

•
During the year ended December 31, 2003, the Company issued warrants to purchase a total of 64,287 shares of common stock at $23.33 per share to nine individuals, including 4,286 shares to a Company director in exchange for their guaranteeing a bank line of credit.  An aggregate of $216,112 of debt issuance cost related to these warrants was recorded and amortized over the life of the bank line of credit.  Upon the closing of the Company’s 2004 private placement and Merger on April 5, 2004, certain exercise price protections and anti-dilution provisions of these warrants became effective.  Under the terms of these provisions, the holders of these warrants became eligible to purchase a total of 101,788 shares at $16.67 per share.  The additional warrants and revaluation of the existing warrants were valued at $320,974 using the Black Scholes pricing model, and were recorded as interest expense at the time of issuance.  The warrants expired unexercised.

•
In September 2005, the Company engaged a consultant to assist with the introduction of strategic investors to the Company.  Under this agreement, on September 1, 2005 and February 22, 2006, the Company issued a total of 5,000 shares of common stock valued at $40,500 on the grant dates to the consultant.  Upon the closing of the Company’s Crown Bank notes on February 16, 2006, the $43,000 aggregate value of the shares and initial retainer were recorded as debt issuance cost and were amortized over the term of the notes.

•
On September 14, 2005, in connection with a commercial guaranty of a $100,000 bank loan, the Company issued two five-year warrants (immediately exercisable) to an individual investor to acquire a total of 5,000 shares of the Company’s common stock at $5.00 per share.  The warrants, valued at $29,000 using the Black-Scholes pricing model, were recorded as debt issuance costs and expensed over the term of the loan as interest expense.  The Company recorded $29,000 of expense related to the value of the warrants during the period from August 17, 1999 (inception) to December 31, 2009.

•
On September 21, 2005, in connection with $100,000 loan from an individual investor, the Company issued two five-year warrants (immediately exercisable) to the lender to acquire a total of 5,000 shares of the Company’s common stock at $5.00 per share.  The gross proceeds of $100,000 were allocated between the promissory note and the common stock warrants based on the relative fair values of the securities at the time of issuance. The warrants, valued at $26,500 using the Black-Scholes pricing model, were recorded as original issue discount as defined in ASC Topic 470 expensed on a straight-line basis over the term of the promissory note as interest expense.  The Company recorded $26,500 of expense related to the value of the warrants during the period from August 17, 1999 (inception) to December 31, 2009.

•
On October 19, 2005, in connection with commercial guaranties of a $300,000 loan from a bank, the Company issued five-year warrants (immediately exercisable) to two investors to acquire up to 7,500 shares (15,000 shares in total) of the Company’s common stock at $5.00 per share.  The warrants, valued at $79,500 using the Black-Scholes pricing model, were recorded as debt issuance costs and expensed over the term of the loan as interest expense.  The Company recorded $79,500 of expense related to the value of the warrants during the period from August 17, 1999 (inception) to December 31, 2009.

•
On January 25, 2006, in connection with a $23,000 loan, the Company issued a five-year warrant (immediately exercisable) to a partnership to acquire 5,000 shares of Company common stock at $5.00 per share.  The gross proceeds of $23,000 were allocated between the promissory note and the common stock warrant based on the relative fair values of the securities at the time of issuance.  The fair value of the warrant estimated at grant date using the Black-Scholes pricing model exceeded the amount of the loan.  Accordingly, the warrant was valued at $23,000 and recorded as original issue discount as defined in ASC Topic 470 and expensed as interest expense over the term of the loan.

•
On June 1, 2006, the Company borrowed $75,000 from an individual investor, and in connection therewith issued to the investor a promissory note to mature on August 30, 2006.  Under the terms of the loan agreement, the Company issued a five-year warrant (immediately exercisable) to the investor to acquire 3,750 shares of Company common stock at $5.00 per share.  The fair value of the warrant at the grant date was estimated using the Black-Scholes pricing model to be $25,500 and was recorded as original issue discount as defined in ASC Topic 470 and subsequently expensed as interest expense over the 90-day term of the loan.

On August 24, 2006 the promissory note was amended to mature on October 29, 2006 and the Company agreed to issue a five-year warrant to the investor to acquire 41.7 shares of the Company’s common stock at $5.00 per share for each day the promissory note was outstanding after August 30, 2006 upon repayment of the promissory note.  These warrants were valued at $5.40 per share using the Black-Scholes pricing model.  In connection with amendments to the promissory note, the Company issued to the investor 31,817 warrants accrued between August 30, 2006 and October 1, 2008 along with a warrant to acquire 3,000 shares of its common stock and agreed to continue to accrue 41.7 warrants per day to be issued upon the Company’s repayment of the promissory note.  The warrants issued and accrued on and after October 1, 2008 were five-year warrants with an exercise price of $1.50 per share, and were valued at $1.32 per share using the Black-Scholes pricing model.

The present value of the cash flows under both amendments was greater than 10 percent different from the present value of the cash flows under the original agreement, indicating that a substantial modification of debt terms had occurred.  Accordingly, the warrants issued and the accrual of warrants to be issued pursuant to the amended note were recorded as debt extinguishment expense.  The total debt extinguishment expense recorded for the 459, 15,262 and 36,112 warrants accrued for issuance during the years ended December 31, 2009 and 2008, and the period from August 17, 1999 (inception) to December 31, 2009 was $607, $70,723 and $181,443, respectively.  On January 12, 2009, the Company repaid the promissory note and issued 4,295 warrants related to this note.

•
On July 21, 2006, in connection with a $7,500 loan from an individual investor, the Company issued a five-year warrant (immediately exercisable) to the investor to acquire 375 shares of Company common stock at $5.00 per share.  The gross proceeds of $7,500 were allocated between the promissory note and the common stock warrant based on the relative fair values of the securities at the time of issuance.  The warrant, valued at $2,025 using the Black-Scholes pricing model, was recorded as original issue discount as defined in ASC Topic 470 and was expensed as interest expense during the year ended December 31, 2006.

•
On August 30, 2006, in connection with a $10,000 loan from an individual investor, the Company issued a five-year warrant (immediately exercisable) to the investor to acquire 500 shares of Company common stock at $5.00 per share. The gross proceeds of $10,000 were allocated between the promissory note and the common stock warrant based on the relative fair values of the securities at the time of issuance.  The warrant, valued at $2,300 using the Black-Scholes pricing model, was recorded as original issue discount as defined in ASC Topic 470 and was expensed as interest expense during the year ended December 31, 2006.

•
On November 30, 2006, the Company borrowed $100,000 from a partnership, and in connection therewith issued to the partners a promissory note to mature on January 2, 2007.  Pursuant to the terms of the promissory note, the Company issued five-year warrants (immediately exercisable) to the partners to acquire 5,000 shares of Company common stock at $5.00 per share.  In addition, pursuant to the terms of the promissory note, the Company issued an additional five-year warrant (immediately exercisable) to the partners to acquire 5,000 shares of Company common stock at $5.00 per share, when the loan was not repaid on January 2, 2007.  The first warrant, valued at $22,500 using the Black-Scholes pricing model, was recorded as original issue discount as defined in ASC Topic 470 and was expensed as interest expense over the term of the promissory note.  The second warrant, also valued at $22,500, was expensed immediately as interest expense.  The Company recorded interest expense of $45,000 related to the warrants issued pursuant to the original agreement during the period from August 17, 1999 (inception) to December 31, 2009.

On each of March 20, 2007 and August 8, 2007, the Company amended the promissory note with the partnership, resulting in an extension of its due dates, the issuance of a third warrant to acquire 5,000 shares of Company common stock at $5.00 per share on February 1, 2007 and an agreement to issue to the partners five-year warrants to acquire 167 shares at $5.00 per share for each day the principal remained unpaid on and after March 1, 2007.  The present value of the cash flows under the modifications was greater than 10 percent different from the present value of the cash flows under the existing agreement, indicating that a substantial modification of debt terms had occurred.  Accordingly, the accrual of warrants to be issued and the warrants issued on February 1, 2007 pursuant to the promissory note were recorded as debt extinguishment expense.  The Company expensed as debt extinguishment cost $0, $4,848 and $206,485 related to the accrual of 0,1,347 and 52,357 warrants to be issued of warrants pursuant to the amended terms of the promissory note during the years ended December 31, 2009 and 2008, and the period from August 17, 1999 (inception) to December 31, 2009, respectively.  On January 16, 2008, the Company repaid the outstanding principal amount of the note and issued the 52,357 accrued warrants.

•
On March 14, 2007, upon the termination of employment of an employee, and in consideration for an agreement to defer payment of accrued salaries until the Company is able to make such payments, the Company agreed to extend by three years the expiration date of 30,000 warrants beneficially held by the employee.  The modification of the warrant resulted in the recording of an immediate incremental compensation expense totaling $96,000, computed as the increase in the fair value of the warrant as determined using the Black-Scholes pricing model over the fair value so determined immediately before the modification.

•
On July 31, 2007, the Company borrowed $100,000 for short-term working capital needs pursuant to a promissory note issued to an individual investor.  During the years ended December 31, 2009 and 2008, and the period from August 17, 1999 (inception) to December 31, 2009, the Company accrued for issuance warrants to acquire 680, 12,576 and 28,656 shares of the Company’s common stock, respectively, and recorded interest expense of $2,720, $50,304 and $114,624, respectively, related thereto.  On January 20, 2009, the Company repaid the promissory note and issued 28,656 warrants related to this note.

•
On August 29, October 31, and November 30, 2007, the Company borrowed for working capital needs $50,000, $100,000 and $25,000, respectively, from James Davis.  On December 27, 2007 these notes were converted into the units sold by the Company in its 2007 Private Placement (see Note 14(e)). Pursuant to the terms of the promissory note the Company issued to Mr. Davis 12,550 warrants that were valued at $28,340 using the Black-Scholes pricing model, which were expensed as interest expense during the period from August 17, 1999 (inception) to December 31, 2009.

•
On October 15, 2007, the Company borrowed $600,000 pursuant to a promissory note issued to an individual investor.  In consideration for this loan, on November 7, 2007 the Company agreed to issue 33,333 shares of its common stock to the investor.  The $66,666 value of this consideration was recorded as debt issuance cost and was amortized over the term of the loan using the straight-line method, which approximates the interest method.  The Company recorded $7,836, $48,473 and $66,667 of interest expense related to the amortization of this debt issuance cost during the years ended December 31, 2009 and 2008, and the period from August 17, 1999 (inception) to December 31, 2009, respectively.  On October 31, 2008, pursuant to the terms of the loan when the loan remained unpaid on that date, the Company issued to the investor 6,667 shares of its common stock and a five-year immediately exercisable warrant to acquire 16,667 shares of its common stock at an exercise price of $2.00.  The $6,667 value of the shares issued and the $12,834 value of the warrants was recorded as interest expense during the year ended December 31, 2008.

On March 19, 2009, the note was renewed to mature on March 28, 2010.  As consideration to the lender for renewing the loan, the Company issued 66,667 shares of its common stock, representing the first six months compensation, and is accruing for issuance 11,111 shares per month for each additional month the note remains outstanding after August 31, 2009.  It was determined that a substantial modification of the terms of the note was made as the present value of the cash flows under the new convertible promissory note was greater than 10 percent different from the present value of the cash flows under the original note.  Accordingly, the $33,333 value of the initial 66,667 shares issued was recorded as debt extinguishment expense.  Additional accruals of stock to be issued if the promissory notes remain outstanding after August 31, 2009 were expensed each month as debt extinguishment expense.  During the year ended December 31, 2009, 44,444 shares were accrued for issuance pursuant to this loan guarantee compensation arrangement, resulting in additional debt extinguishment expense of $22,222.

•
On January 7, 2009, upon the effective date of the 2009 Public Offering, the Company issued 292,384 shares of common stock to holders of $733,334 of convertible debentures pursuant to the automatic conversion of the debentures and $143,815 interest accrued thereon.

•
On December 28, 2007, pursuant to the terms of guarantees of its $1.2 million Crown Bank promissory note, the Company issued to the three guarantors an aggregate of 88,889 shares of the Company’s common stock.  The $88,889 value of the shares was immediately expensed as interest. On October 31, 2008, pursuant to the terms of the guarantees when the Crown bank loan remained unpaid, the Company issued to the three guarantors an aggregate amount of 17,778 shares of our common stock and five-year immediately exercisable warrants to acquire an aggregate of 44,445 shares of our common stock at an exercise price of $2.00 per share.  The $17,778 value of the shares issued and the $34,223 value of the warrants was recorded as interest expense during the year ended December 31, 2008.

On March 19, 2009, pursuant to guaranties received relating to the Company’s renewal of the Crown Bank promissory note, the Company issued an aggregate of 133,334 shares of its common stock to the guarantors representing the first six months’ consideration for providing their guarantee (see Note 11).  The $66,667 value of the shares on the issuance date was recorded as debt issuance cost and was amortized on a straight-line basis through August 31, 2009.  For each month the promissory note remains outstanding after August 31, 2009, the Company is accruing for issuance to the guarantors 22,222 shares of its common stock.  A total of 88,888 shares were accrued for issuance as of December 31, 2009.  The $44,444 value of the shares was recorded as interest expense.

•
On April 3, 2008, as consideration to James Davis, William Reiling and another investor for providing certain loans to the Company, the Company issued five-year warrants (immediately exercisable) to purchase a total of 75,000 shares of the Company’s common stock at $1.50 per share.  The gross proceeds were allocated between the note and the warrants based on the relative fair value at the time of issuance.  The relative fair value of warrants was recorded as original issue discount on the related convertible promissory notes and was expensed as interest expense over the term of the notes.  During the year ended December 31, 2008, original issue discounts of $42,768 were expensed as interest expense.  On January 22, 2009, $29,500 of the convertible promissory notes was converted into 42,143 shares of the Company’s common stock.

•
On September 25, 2008, the Company borrowed $150,000 pursuant to a convertible promissory note issued in favor of James Davis.  As consideration for providing the loan, the Company issued an immediately exercisable, five-year warrant to purchase 100,000 shares of the Company’s common stock at $1.50 per share to Mr. Davis.  The $46,604 relative fair value of the warrant was recorded as original issue discount and expensed as interest expense over the term of the promissory note.  During the year ended December 31, 2008, original issue discount of $8,280 was expensed as interest expense.  On March 19, 2009, Mr. Davis agreed to refinance the $150,000 debt interest and a $37,500 note along with accrued interest and additional amounts loaned to the Company. Pursuant to the refinancing and the other arrangements, the Company issued a $281,000 unsecured convertible promissory note to Mr. Davis.  On May 26, 2009, Mr. Davis exercised his conversion rights under the promissory note, and the note was converted into 510,909 shares of the Company’s common stock (see Notes 12 and 15).

•
On June 16, 2009, the Company issued 6,667 shares valued at $5,467 to a guarantor as consideration for providing a guarantee of a $100,000 bank loan (see Note 11). The Company will accrue for issuance 1,111 shares of its common stock as further consideration for each month or portion thereof that the principal amount of the loan remains outstanding beginning January 1, 2010. All accrued shares will be issued upon repayment of the loan.  The value of the shares was recorded as debt issuance cost.

•
On September 21, 2009, the Company issued 19,833 shares valued at $28,262 to Mr. Davis as six months worth of consideration for providing a $243,000 loan (see Notes 10 and 15).  The value of the shares was recorded as debt issuance cost and is being amortized over six months.  The Company will accrue for issuance 2,700 shares of its common stock as further consideration for each month or portion thereof that the principal amount of the loan remains outstanding beginning March 23, 2010. All accrued shares will be issued upon repayment of the loan.  The value of the shares was recorded as debt issuance cost.

•
On September 23, 2009, the Company issued 6,667 shares valued at $9,000 to a guarantor as six months worth of consideration for providing a guarantee of a $100,025 bank loan (see Note 11).  The value of the shares was recorded as debt issuance cost and is being amortized over six months.  The Company will accrue for issuance 1,111 shares of its common stock as further consideration for each month or portion thereof that the principal amount of the loan remains outstanding beginning March 23, 2010. All accrued shares will be issued upon repayment of the loan.  The value of the shares was recorded as debt issuance cost.

•
On September 23, 2009, the Company issued 20,000 shares valued at $27,000 to an individual lender as six months worth of consideration for providing a $300,000 loan (see Note 10).  The value of the shares was recorded as debt issuance cost and is being amortized over six months.  The Company will accrue for issuance 3,333 shares of its common stock as further consideration for each month or portion thereof that the principal amount of the loan remains outstanding beginning March 23, 2010. All accrued shares will be issued upon repayment of the loan.  The value of the shares was recorded as debt issuance cost.

•	On November 6, 2009, the Company issued 925 shares of its common stock valued at $1,322 to Scott Smith, a director, as consideration for providing a $26,000 loan.

(h)	Warrant exercises

On September 25, 2009, the Company commenced its Replacement Warrant Offering.  The warrants subject to the offer were: (a) 3,050,000 publicly traded warrants to purchase common stock that were issued on January 12, 2009; and (b) 3,058,381 unregistered warrants to purchase common stock which were also issued on January 12, 2009 (together, the “Warrants”).  Pursuant to the offer, the Company temporarily modified the terms of the Warrants so that each holder who tendered Warrants for early exercise on or before November 6, 2009 received, in addition to the shares of common stock purchased upon exercise, new three-year warrants to purchase the same number of shares of ProUroCare common stock at an exercise price of $1.30 per share (the “Replacement Warrants”).  On November 6, 2009, Warrants to purchase 1,244,829 shares of common stock were tendered resulting in gross proceeds to the Company of $1,618,278, including the cancellation of a $26,000 loan from a director and $11,250 of directors’ fees owed to another director in lieu of cash payments for the exercise of a portion the Warrants they exercised.

The $1,356,864 fair value of the Replacement Warrants as determined using the Black-Scholes pricing model was expensed with an offsetting entry to additional paid-in capital.  The $1,618,278 purchase price of the stock issued pursuant to the Warrant exercise, less the $171,865 expenses of the offering was recorded as capital stock and additional paid-in capital.

In December 2009, the Company issued 101,975 shares of common stock to certain warrant holders upon their exercise of warrants. The Company realized proceeds of $132,568 from these warrant exercises.

(i)	Warrants summary

Warrant activity was as follows for the years ended December 31:

	Warrants		Weighted-Average Exercise Price
	2009	2008	2009	2008
Outstanding, January 1	1,074,014	639,504	$3.05	$6.61
Granted	7,689,349	538,297	1.30	1.38
Exercised	(1,346,804)	-	1.30	-
Expired	(30,000)	(103,787)	20.00	16.37
Outstanding, December 31	7,386,559	1,074,014	$1.47	$3.05

The fair value of stock warrants is the estimated present value at grant date using the Black-Scholes pricing model (see Note 1(j)).  The weighted-average fair value of the warrants granted during the years ended December 31, 2009 and 2008 was $1.30 and $1.37, respectively. The expense related to warrants issued to lenders and debt guarantors was $3,327, $262,305 and $1,100,511 for the years ended December 31, 2009 and 2008, and the period from August 17, 1999 (inception) to December 31, 2009, respectively (excluding warrants issued in connection with the 2007 and 2008 Private Placements and the 2008 Unit Put Arrangement).  Stock-based compensation cost related to warrants issued to the Company’s consultants and suppliers was $26,400, $14,500 and $677,536 for the years ended December 31, 2009 and 2008, and the period from August 17, 1999 (inception) to December 31, 2009, respectively.  Stock-based compensation cost related to warrants issued to directors (in lieu of stock options) was $0, $0 and $12,075 for the years ended December 31, 2009 and 2008, and the period from August 17, 1999 (inception) to December 31, 2009, respectively.

(j)	Stock Options

Stock Option Plans

In April 2002, the Company’s Board passed a resolution adopting the ProUroCare Medical Inc. 2002 Stock Plan (the “2002 Plan”), reserving 150,000 shares of the Company’s common stock for issuance.

In July 2004, the Board passed a resolution adopting the ProUroCare Medical Inc. 2004 Stock Option Plan (the “2004 Plan”), which was approved by the Company’s shareholders in July 2005.  The Company has reserved 150,000 shares of common stock for issuance under the 2004 Plan.

In February 2009, the Board passed a resolution adopting the ProUroCare Medical Inc. 2009 Stock Option Plan (the “2009 Plan”), which was approved by the Company’s shareholders in August 2009.  The Company has reserved 1,200,000 shares of common stock for issuance under the 2009 Plan.

The plans permit the Company to grant incentive and nonqualified options, stock appreciation rights, stock awards, restricted stock awards, performance shares and cash awards to Company employees and independent contractors.  The exercise price for all options granted under the plans shall be determined by the Board. The term of each stock option and period of exercisability will also be set by the Board, but will not exceed a period of ten years and one day from grant date. The agreements also include provisions for anti-dilution of options.

Stock Option Grants

Each of the options granted below were valued using the Black-Scholes pricing model (see Note 1(i)) and are being expensed over the vesting period as general and administrative expense.

•
In March 2002, the Company granted an aggregate of 90,000 employee stock options to officers and directors that were exercisable at $11.33 per share.  The officers’ options vested ratably over a 36-month period through December 2004, while the directors’ options vested ratably over a 24-month period through April 2004.  An aggregate $342,782 of stock-based compensation expense related to these options was recognized in the period from August 17, 1999 (inception) to December 31, 2009.

In October 2003, an officer resigned from the Company and 15,000 of his unvested options were forfeited and in October 2004 his remaining 21,000 options expired.  In February 2004, a director resigned from the Board, and 375 of his unvested options were forfeited, and in October 2005 his remaining 2,625 options expired.  Effective May 1, 2007, Maurice Taylor, the Company’s former Chairman and Chief Executive Officer, retired from the Company.  Pursuant to a May 11, 2007 agreement to defer payment of his unpaid salary, the Company extended the date through which Mr. Taylor may exercise 45,000 options (including options gifted to his children) following his separation to April 1, 2012.  The Company recorded stock-based compensation expense of $103,500 related to the extension of the exercise date in the year ended December 31, 2007.

•
In April 2002, the Company issued a nonqualified stock option to a consultant to acquire 3,000 shares of common stock at $11.33 per share. This option expired unexercised.  At the same time, the Company also issued a nonqualified stock option to another consultant to acquire 3,000 shares of common stock at $11.33 per share. This option vested ratably over a two-year period through April 2004.  An aggregate of $27,600 of stock-based compensation expense related to these options was recognized in the period from August 17, 1999 (inception) to December 31, 2009.

•
In February 2004, the Company issued 45,000 employee stock options to Michael Grossman, our former President and Chief Operating Officer.  These options were valued at $6.70 per share, vested ratably over a three-year period and are exercisable at $20.00 per share.  The Company expensed, $16,811 and $303,000 related to these options during the year ended December 31, 2007 and the period from August 17, 1999 (inception) to December 31, 2009, respectively.  Pursuant to a May 11, 2007 separation agreement, the Company extended the date through which Mr. Grossman may exercise 45,000 options (including options gifted to his children) following his separation until February 1, 2012.  The Company recorded stock-based compensation expense of $117,000 related to the extension of the exercise date in the year ended December 31, 2007.

•
In February 2004, the Company issued 3,000 nonqualified stock options to a consultant in consideration of services rendered.  The options were valued at $6.70 per share, and vested as to 1,500 shares upon issuance and as to the remaining 1,500 shares on January 1, 2005.  These options are exercisable at $20.00 per share through February 2014.  The Company expensed $20,200 related to these options during the period from August 17, 1999 (inception) to December 31, 2009.

•
In July 2004, the Company issued 20,000 employee stock options to Mr. Thon in connection with his employment agreement.  These options were valued at $15.00 per share, vested ratably over a three-year period, and are exercisable at $25.00 per share through July 2014.  The Company expensed $58,314 and $300,000 related to these options during the year ended December 31, 2007 and the period from August 17, 1999 (inception) to December 31, 2009, respectively.  On July 11, 2008, in connection with the issuance of new options to Mr. Thon (see below), these options were cancelled.

•
In January 2005, the Company issued 15,000 stock options to Mr. Carlson, who at the time was the Company’s Vice President of Marketing and Sales.  The options were valued at $16.20 per share, vest ratably over a three-year period, and are exercisable at $23.50 per share through January 2015.  The Company expensed $0, $6,729, and $243,000 related to these options during the years ended December 31, 2009 and 2008 and the period from August 17, 1999 (inception) to December 31, 2009, respectively.  On July 11, 2008, in connection with the issuance of new options to Mr. Carlson (see below), these options were cancelled.

•
In September 2005, the Company issued 15,000 stock options exercisable at $6.00 per share to an employee.  The options were valued at $5.30 per share and expired unexercised.  The Company expensed $15,460 related to these options during the period from August 17, 1999 (inception) to December 31, 2009.

•
On March 1, 2006, the Company issued to five of its employees five-year stock options to acquire a total of up to 20,000 shares of common stock at $7.50 per share.  The options, valued at $5.60 per share, vest upon the Company securing FDA approval of its ProUroScanTM system.  10,000 of these options were awarded to employees who subsequently left the Company and have been forfeited.  The remaining options are being expensed over the vesting period (estimated by the Company as forty-one months) as general and administrative expense.  The Company expensed $2,823, $9,663 and $94,007 related to these options during the years ended December 31, 2009 and 2008, and the period from August 17, 1999 (inception) to December 31, 2009, respectively.

•
On May 30, 2006, the Company issued 3,000 nonqualified stock options to Mr. Smith, a director, upon his appointment to the Board.  The options were valued at $5.90 per share, and vested over a two year period.  These options are exercisable at $7.00 per share through May 2013.  The Company expensed $0, $3,688 and $17,700 related to these options during the years ended December 31, 2009 and 2008, and the period from August 17, 1999 (inception) to December 31, 2009, respectively.

•
On February 1, 2007, the Company granted to Mr. Carlson, a seven-year option to acquire up to 20,000 shares of the Company’s common stock at a price of $5.00 per share.  The options were valued at $3.40 per share using the Black-Scholes pricing model and will be expensed over the vesting period as general and administrative expense.  The options vested as follows:

(a)	5,000 shares vested immediately.

(b)
5,000 shares vest upon the Company’s closing on new equity financing arrangements aggregating to $3,000,000 or more after February 1, 2007 and prior to December 31, 2007.  This objective was not met, and these options did not vest and were forfeited.

(c)	5,000 shares vest if the Company records gross product revenues of $1,000,000 or more in the Company’s 2008 fiscal year. This objective was not met, and these options did not vest and were forfeited.

(d)	5,000 shares vested on December 31, 2008.

The Company expensed $0, $1,143, and $34,000 related to these options during the year ended December 31, 2009 and 2008, and the period from August 17, 1999 (inception) to December 31, 2009, respectively.

•
On June 14, 2007, the Company issued 3,000 nonqualified stock options to Mr. Rudelius, upon his appointment to the Board.  The options were valued at $2.40 per share, and vest ratably over a 24-month period through June 14, 2009.  These options are exercisable at $2.90 per share through May 2014.  The Company expensed $1,800, $3,600 and $7,200 related to these options during the year ended December 31, 2009 and 2008, and the period from August 17, 1999 (inception) to December 31, 2009, respectively.

•
On July 11, 2008, the Company issued incentive stock options to acquire 70,000 shares of its common stock to Mr. Carlson.  The options are exercisable for a period of seven years at an exercise price of $1.00 per share.  Of the options, 10,000 shares vest immediately and 20,000 shares will vest on July 1 of each of 2009, 2010 and 2011.  At the same time, Mr. Carlson agreed to cancel existing, fully-vested stock options to acquire 15,000 shares of common stock at an exercise price of $23.50 per share.  The Company accounts for options that are cancelled and reissued simultaneously as a modification of the terms of the original option.  Accordingly, the incremental compensation cost of the fully vested portion of the newly issued options, valued at $0.79 per share using the Black-Scholes pricing model, over the $0.31 per share value of the cancelled options on the cancellation date were expensed immediately as general and administrative expense.  The value of the unvested portion will be recorded as general and administrative expense over the three-year vesting period.  The Company expensed $17,000, $11,750 and $28,750 related to these options during the year ended December 31, 2009 and 2008, and the period from August 31, 1999 (inception) to December 31, 2009, respectively.

•
On July 11, 2008, the Company issued incentive stock options to acquire 35,000 shares of its common stock to Mr. Thon.  The options are exercisable for a period of seven years at an exercise price of $1.00 per share.  Of the options, 10,000 shares vest immediately and 8,333 shares will vest on July 1 of each of 2009, 2010 and 2011.  At the same time, Mr. Thon agreed to cancel existing, fully-vested stock options to acquire 20,000 shares of common stock at an exercise price of $25.00 per share.  The Company accounts for options that are cancelled and reissued simultaneously as a modification of the terms of the original option.  Accordingly, the incremental compensation cost of the fully vested portion of the newly issued options, valued at $0.79 per share using the Black-Scholes pricing model, over the $0.27 per share value of the cancelled options on the cancellation date were expensed immediately as general and administrative expense.  The value of the unvested portion will be recorded as general and administrative expense over the three-year vesting period.  The Company expensed $7,083, $6,042 and $13,125 related to these options during the year ended December 31, 2009 and 2008, and the period from August 31, 1999 (inception) to December 31, 2009, respectively.

•
On August 11, 2008, the Company issued 1,000 non-qualified stock options (immediately exercisable) to each of its three outside directors, Mr. Koenig, Mr. Smith and Mr. Rudelius, pursuant to its standard annual option award program, upon their re-election to the Company’s Board.  The options are exercisable for a period of seven years at an exercise price of $0.90 per share, and were valued at $0.71 per share.  The Company expensed $2,130 related to these option during the year ended December 31, 2008.

•
On March 3, 2009, the Company granted non-qualified stock options to acquire an aggregate of 70,000 shares of its common stock to its non-employee directors, and incentive options to acquire 45,000 shares of its common stock to Richard Thon, our Chief Financial Officer (the “CFO”).  The options are fully vested and are exercisable for a period of seven years at an exercise price of $0.85 per share.  The 115,000 options were valued at $0.68 per share using the Black-Scholes pricing model and $78,200 was immediately expensed as general and administrative expense.

Also on March 3, 2009, the Company granted an incentive stock option to acquire an aggregate of 100,000 shares of its common stock to Richard Carlson, our Chief Executive Officer (the “CEO”).  Of the options, 90,000 shares vest immediately and 10,000 shares will vest on January 2, 2010.  At the same time, Mr. Carlson agreed to cancel existing, unvested stock options to acquire 5,000 shares of common stock at an exercise price of $7.50 per share.  The options that were cancelled and simultaneously reissued were treated as a modification of the terms of the original option.  Accordingly, the incremental compensation cost of the fully vested portion of the newly issued options valued at $0.68 per share using the Black-Scholes pricing model over the $0.07 per share value of the cancelled options on the cancellation date was expensed immediately as general and administrative expense.  A total of $68,200 was recorded as compensation expense related to this option grant during the year ended December 31, 2009

•
On July 23, 2009, the Company granted a non-qualified stock option to acquire an aggregate of 6,500 shares of its common stock to a consultant pursuant to a consulting arrangement.  The options are fully vested and are exercisable for a period of five years at an exercise price of $1.21 per share.  The options were valued at $0.87 per share using the Black-Scholes pricing model and $5,655 was immediately expensed as general and administrative expense.

•
On July 23, 2009, the Company granted a non-qualified stock option to acquire an aggregate of 100,000 shares of its common stock to a consultant pursuant to a consulting arrangement.  The options expire seven years from the date of issuance and have an exercise price of $1.21 per share.  Options to purchase 50,000 shares vested immediately, and were valued at $0.97 per share using the Black-Scholes pricing model.  Options to purchase the remaining 50,000 shares vest on July 23, 2010 if the consultant remains a consultant to the Company at that time.  The cost of these options will ultimately be measured on the date that the consultant’s performance is complete, which is the vesting date.  For purposes of measuring the cost during interim periods, the options are measured at their then-current fair value at each interim reporting date.  The fair value of the unvested options as of December 31, 2009 as determined using the Black Scholes pricing model was $2.14 per share.  The value of the options to purchase all 100,000 shares is being recognized as general and administrative expense over the 12 month consulting period.  The Company expensed $64,792 during the year ended December 31, 2009.

•
On August 11, 2009, the Company issued 1,000 non-qualified stock options (immediately exercisable) to each of its non-employee directors pursuant to its standard annual option award program, upon their re-election to the Board.  The options are fully vested and exercisable for a period of seven years at an exercise price of $1.25 per share.  The options were valued at $1.00 per share using the Black-Scholes pricing model and $3,000 was immediately expensed as general and administrative expense.

•
On September 29, 2009, the Company issued non-qualified stock options to each of its non-employee directors, Mr. Koenig (50,000 options), Mr. Smith (30,000 options) and Mr. Rudelius (30,000 options).  On the same date, the Company issued incentive stock options to its executive officers, Mr. Carlson (150,000 options) and Mr. Thon (60,000 options).  The options expire seven years from the date of issuance, are exercisable at $1.50 per share and vest upon the latter of the date that the Company is cleared by the FDA to sell its ProUroScan System in the United States or the date that the Company closes on an aggregate of $2 million or more of incremental financing after the date of grant, including financing received upon the exercise of existing warrants.  The options were valued at $1.21 per share using the Black-Scholes pricing model and are being expensed over the estimated vesting period as general and administrative expense.  The Company expensed $232,320 during the year ended December 31, 2009 related to these options.

•	On November 23, 2009, Mr. Koenig exercised 32,000 of his non-qualified options in a cashless exercise that resulted in a net issuance of 22,229 shares of common stock.

(k)	Stock options summary

Stock option activity was as follows for the years ended December 31:

	Options		Weighted-Average Exercise Price
	2009	2008	2009	2008
Outstanding, January 1	233,000	175,500	$7.73	$15.16
Granted	644,500	108,000	1.23	1.00
Exercised	(32,000)	–	0.86	–
Forfeited/Expired	(5,000)	(50,500)	7.50	19.16
Outstanding, December 31	840,500	233,000	$3.01	$7.73

Exercisable, December 31	398,833	132,250	$4.73	$12.20

The following table summarizes information about stock options outstanding as of December 31, 2009:

	Options Vested or Expected to Vest			Options Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number of Options	Weighted Average Exercise Price
$0.85-$1.25	400,500	$0.99	6.08	283,833	0.95
$1.50	320,000	$1.50	6.75	-	-
$2.90	3,000	$2.90	4.45	3,000	2.90
$5.00-$7.50	18,000	$6.03	5.04	13,000	5.46
$11.33	51,000	$11.33	2.26	51,000	$11.33
$20.00	48,000	$20.00	2.21	48,000	$20.00
	840,500	$3.01	5.85	398,833	$4.73

The aggregate intrinsic value of the options outstanding and exercisable at December 31, 2009 was $925,835 and $439,835, respectively.  The average fair value of each option granted during the years ended December 31, 2009 and 2008, and the period from August 17, 1999 (inception) to December 31, 2009, as determined using the Black-Scholes pricing model (see Note 1(i)) was $0.99, $0.84 and $2.34, respectively.  The stock-based employee and non-employee compensation cost related to stock options was $480,873, $44,745 and $2,122,645, or $0.05, $0.03 and $1.14 per share, for the years ended December 31, 2009 and 2008, and the period from August 17, 1999 (inception) to December 31, 2009, respectively.  The total intrinsic value of the 32,000 options exercised during the year ended December 31, 2009 was $62,910.  The options were exercised pursuant to cashless exercise provisions of the options and no cash was received by the Company.

(15)	Related Parties

The Company considers its directors, executives and beneficial shareholders of more than five percent of its common stock to be related parties.  During the years ended December 31, 2009 and 2008, the following significant transactions were made between the Company and those parties that were related parties at the time of each transaction:

From March 1, 2007 to January 31, 2009, the Company rented executive offices within the offices of a former Company director, Mr. Alex Nazarenko.  Our rental cost for these offices was approximately $2,129 per month, which is the market price for similar office space in Minneapolis, Minnesota.

On February 28, 2008, director Robert Rudelius acquired $10,000 of the units sold in the 2008 Private Placement.

On April 3, 2008, in connection with the Company’s purchase of the Profile Assets, the Company borrowed an aggregate of $112,500 pursuant to three promissory notes each in the amount of $37,500. The promissory notes were issued in favor of James Davis, William Reiling and the Phillips W. Smith Family Trust (the “Smith Trust”), then each greater than five percent shareholders.  On September 12, 2008, these three promissory notes were amended to extend their due dates to the earlier of seven days following the close of an underwritten public offering or December 31, 2008, and to give the holders an option to convert their notes into shares of our common stock at a conversion price equal to 70 percent of the price of the Units sold in such offering.

On September 16, 2008, Mr. Davis agreed to purchase $100,000 of the puts pursuant to the 2008 Unit Put Arrangement.  On September 24, 2008, the Company closed on $50,000 of Mr. Davis’ put commitment, and issued a $47,500 convertible note and a warrant to acquire 10,000 shares of our common stock at an exercise price of $1.00 per share. On October 28, 2008, the Company closed on the remaining $50,000 of Mr. Davis’ put commitment, and issued a $47,500 convertible note and a warrant to acquire 10,000 shares of our common stock at an exercise price of $1.00 per share.

On September 25, 2008, the Company borrowed $150,000 pursuant to a promissory note issued in favor of Mr. Davis and used the proceeds to retire the $150,000 principal amount of the Profile Note (see Note 12(d)). As consideration for providing the loan, the Company issued an immediately exercisable, five-year warrant to purchase 100,000 shares of our common stock at $1.50 per share to Mr. Davis.

On January 15, 2009, the Company repaid an outstanding $37,500 loan along with accrued interest thereon to Mr. Reiling.

On March 19, 2009, pursuant to the guaranties received relating to the Company’s renewal of its $1,200,000 Crown Bank promissory note, the Company issued an aggregate 133,334 shares of its common stock as consideration to Mr. Davis and Mr. Reiling, and will issue a further 11,111 shares to each per month for each month the notes remain outstanding after August 31, 2009.

On March 19, 2009, a $37,500 convertible promissory note and a $150,000 convertible promissory note due to Mr. Davis were refinanced and combined with other loans and advances on behalf of the Company from Mr. Davis into a $281,000 convertible promissory note.  On May 26, 2009, Mr. Davis exercised his conversion rights under the promissory note and the note was converted into 510,909 shares of the Company’s common stock (see Note 12).

On April 13, 2009, the Company issued an aggregate of 27,366 shares of its common stock to its non-employee directors as payment of $20,250 directors’ fees accrued through December 31, 2008, in lieu of cash.

On September 1, 2009, the Company borrowed $26,000 from Mr. Smith for working capital purposes.  On November 6, 2009, the entire amount due to Mr. Smith was applied toward his exercise of warrants tendered in the Replacement Warrant Offering.  Although no promissory note was issued, on November 6, 2009, the Company issued 925 shares of its common stock valued at $1,322 to Mr. Smith as consideration for making the loan and in lieu of cash interest.

Between May 1, 2009 and September 16, 2009, Mr. Davis made various payments for the benefit of the Company and provided the Company with certain cash advances totaling approximately $243,000.  On September 21, 2009, Mr. Davis and the Company executed the Davis Note.  Upon execution of the Davis Note, the Company agreed, as consideration for making the payments and advances represented by the Davis Note, to issue to Mr. Davis 19,833 shares of its common stock and to accrue for future issuance to Mr. Davis 2,700 shares of common stock for each month (or portion thereof) that the Davis Note is outstanding after March 21, 2010.  In addition, under the terms of the Davis Note, the Company will accrue for issuance to Mr. Davis in lieu of cash interest, 1,618 shares of its common stock for each month (or portion thereof) that the principal amount of the Davis Note is outstanding.  All of the shares accrued for issuance to Mr. Davis will be issued upon repayment of the Davis Note.  The Davis Note matures on March 28, 2011. The promissory note provides Mr. Davis with a subordinated security interest in the Company’s assets.

In total, amounts expensed for related party interest and related party debt extinguishment costs were $311,230 and $347,820,  respectively, during the year ended December 31, 2009, $908,486 and $48,214,  respectively, during the year ended December 31, 2008, and $1,659,223 and $422,862,  respectively, during the period from August 17, 1999 (inception) to December 31, 2009.

(16)	Subsequent Events

Between February 3, 2010 and March 2, 2010, holders of 249,970 warrants to purchase the Company’s common stock exercised their warrants resulting in proceeds to the Company of $321,761.

On March 15, 2010, the Company issued 769,231 shares of common stock to Artann pursuant to the Development and Commercialization Agreement (see Note 7).  The $1,565,230 value of the shares was recorded as research and development expense during the year ended December 31, 2009.

On March 26, 2010, the Company converted its $600,000 loan from an individual lender and $97,546 of accrued interest thereon into 381,173 shares of the Company’s common stock and 381,173 warrants to purchase the Company’s common stock. The immediately exercisable warrants had a three-year term, an exercise price of $1.83 per share and a cashless exercise provision. The lender immediately elected to exercise the warrants, and the Company issued 102,154 shares of stock to the lender pursuant to the cashless exercise. The Company will recognize debt extinguishment expense of $870,981 in March 2010, representing the excess fair value of the securities issued over the carrying value of the debt and interest. Upon the termination of the loan upon conversion to equity, the company issued to the individual lender 66,666 shares of common stock as consideration pursuant to the original terms of the loan (see Notes 10 and 14(g)).

On March 26, 2010, the maturity dates of the Company’s $1.3 million of Crown Bank promissory notes were extended to April 28, 2010 with no changes to other existing note terms (see Note 11).

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses Of Issuance And Distribution.

The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this Registration Statement will be as follows:

SEC registration fee	$533
Legal fees and expenses	50,000
Accounting fees and expenses	7,000
Printing and engraving expenses	6,000
Transfer agent fees	4,000
Miscellaneous	2,467
$70,000

Item 15.  Indemnification of Directors and Officers.

Subsection 1 of Section 78.7502 of the Nevada Revised Statutes (the “NRS”), empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if that person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

Subsection 2 of Section 78.7502 of the NRS empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the NRS further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 of Section 78.7502, or in defense of any claim, issue or matter therein, a corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense.

Section 78.751 of the NRS provides that any discretionary indemnification under Section 78.7502, unless ordered by a court or advanced, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 78.751 of the NRS further provides that the indemnification provided for by Section 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. Section 78.752 of the NRS empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 78.7502.

Pursuant to the Registrant’s Amended and Restated Articles of Incorporation, the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director is eliminated to the fullest extent permitted by law.  In addition, the Registrant will indemnify its directors and officers to the fullest extent permitted by law.  In certain cases, the Registrant may also advance expenses incurred by any director or officer in defending any proceeding brought against him because of his position as such.

Item 16.   Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
2.1
Agreement of Merger and Reorganization by and among Global Internet Communications, Inc., GIC Acquisition Co., and ProUroCare Inc. dated April 5, 2004 (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed April 20, 2004).

2.2
Articles of Merger relating to the merger of GIC Acquisition Co., then a wholly owned subsidiary of the registrant with and into ProUroCare Inc., as filed with the Minnesota Secretary of State on April 5, 2004 (incorporated by reference to Exhibit 2.2 to our Current Report on Form 8-K filed April 20, 2004).

3.1	Amended and Restated Articles of Incorporation of ProUroCare Medical Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed August 17, 2009).

3.2	Amended and Restated Bylaws of ProUroCare Medical Inc. (incorporated by reference to Exhibit 3.2 to Annual Report on Form 10-KSB filed March 31, 2005).

4.1
Warrant to acquire 50,000 shares of common stock of ProUroCare Medical Inc. issued in favor of Adron Holdings, LLC, dated January 25, 2006 (incorporated by reference to Exhibit 10.7 to Current Report on Form 8-K filed January 31, 2006).

4.2
Form of Warrant to acquire shares of common stock of ProUroCare Medical Inc. issued in favor of Roman Pauly and Maryjo Pauly (37,500 shares), Andrew Write (3,750 shares), Leslie Pearson (5,000 shares) and Roman Pauly (31,817 shares), dated between June 1, 2006 and October 24, 2008 (incorporated by reference to Exhibit 10.7 to Current Report on Form 8-K filed June 6, 2006).

4.3
Form of Warrants to acquire an aggregate of 67,657 shares of common stock of ProUroCare Medical Inc. issued to the partners of Adron Holdings, LLC in connection with a $100,000 promissory note dated November 29, 2006, January 3, 2007, February 1, 2007, and January 16, 2008 (incorporated by reference to Exhibit 4.17 to Annual Report on Form 10-KSB filed March 30, 2007).

4.4	Form of Warrant issued pursuant to the Company’s 2007 Private Placement dated December 27, 2007 (incorporated by reference to Exhibit 4.16 to Annual Report on Form 10-KSB filed March 31, 2008).

4.5	Warrant issued to James Davis dated December 27, 2007 (incorporated by reference to Exhibit 4.17 to Annual Report on Form 10-KSB filed March 31, 2008).

4.6	Form of Warrant issued pursuant to the Company’s 2008 Private Placement dated February 13, 2008 (incorporated by reference to Exhibit 4.18 to Annual Report on Form 10-KSB filed March 31, 2008).

Exhibit No.	Description
4.7
Form of Warrants issued to William Reiling, James Davis, and the Phillips W. Smith Family Trust dated April 3, 2008 (incorporated by reference to Exhibit 4.1 to Quarterly Report on Form 10-Q filed May 8, 2008).

4.8
Form of Origination Warrant issued pursuant to the Company’s Unit Put Agreement dated September 16, 2008 (incorporated by reference to Exhibit 4.22 to Registration Statement on Form S-1 filed September 19, 2008).

4.9
Form of Put Warrant issued pursuant to the Company’s exercise of its put right pursuant to the Unit Put Agreement dated September 16, 2008 (incorporated by reference to Exhibit 4.23 to Registration Statement on Form S-1 filed September 19, 2008).

4.10	Warrant issued to James Davis dated September 25, 2008 (incorporated by reference to Exhibit 4.1 to Quarterly Report on Form 10-Q filed October 23, 2008).

4.11
Form of Warrant issued to James Davis, Bruce Culver, William S. Reiling, and the Smith Family Trust, dated October 31, 2008 (incorporated by reference to Exhibit 4.25 to Amendment No. 1 to Registration Statement on Form S-1 filed November 10, 2008).

4.12	Form of Underwriters Warrant Agreement (incorporated by reference to Exhibit 4.26 to Amendment No. 3 to Registration Statement on Form S-1 filed December 18, 2008).

4.13	Form of Warrants to acquire an aggregate of 20,000 shares of common stock of ProUroCare Medical Inc. issued in favor of Artann Laboratories and Vladimir Drits on April 16, 2007 (previously filed).

4.14	Form of Warrants to purchase an aggregate of 7,295 shares of ProUroCare Medical Inc. common stock issued to Roman Pauly on October 24, 2008 and January 12, 2009 (previously filed).

4.15	Warrant to purchase 28,656 shares of ProUroCare Medical Inc. common stock issued to the Phillips W. Smith Family Trust on January 20, 2009 (previously filed).

4.16	Warrant to purchase 30,000 shares of ProUroCare Medical Inc. common stock issued to Kohnstamm Communications on August 6, 2009 (previously filed).

4.17
Form of Warrant Agreement between ProUroCare Medical Inc. and Interwest Transfer (incorporated by reference to Exhibit 4.27 to Amendment No. 3 to Registration Statement on Form S-1 filed December 18, 2008).

4.18	Specimen Warrant (incorporated by reference to Exhibit 4.28 to Amendment No. 3 to Registration Statement on Form S-1 filed December 18, 2008).

4.19	Form of Unit Certificate (incorporated by reference to Exhibit 4.29 to Amendment No. 3 to Registration Statement on Form S-1 filed December 18, 2008).

4.20
Form of Unit Agreement between ProUroCare Medical Inc. and Interwest Transfer (incorporated by reference to Exhibit 4.30 to Amendment No. 3 to Registration Statement on Form S-1 filed December 18, 2008).

4.21
Form of First Amendment to Warrant Agreement between ProUroCare Medical Inc. and Interwest Transfer Company, Inc. (incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-3 filed September 25, 2009).

4.22	Specimen 2009 Replacement Warrant (incorporated by reference to Exhibit 4.4 to Registration Statement on Form S-3 filed September 25, 2009).

4.23
Form of warrant to be issued as interest under form of unsecured promissory note issued pursuant to June 11, 2010 $885,000 private placement (incorporated by reference to Exhibit 4.1 to Amended Current Report on Form 8-K/A filed June 25, 2010).

Exhibit No.	Description
4.24	Form of Second Amendment to Warrant Agreement between ProUroCare Medical Inc. and Interwest Transfer Company, Inc. (filed herewith)

4.25	Specimen 2010 Replacement Warrant (filed herewith).

5.1	Legal opinion of Dorsey & Whitney LLP (filed herewith).

8.1	Tax opinion of Dorsey & Whitney LLP (filed herewith).

10.1	ProUroCare Medical Inc. Amended and Restated 2002 Stock Plan (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-8 filed March 31, 2008).

10.2	ProUroCare Medical Inc. Amended and Restated 2004 Stock Option Plan (incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-8 filed March 31, 2008).

10.3	$1,200,000 Promissory Note issued in favor of Crown Bank, executed October 31 2007 (incorporated by reference to Exhibit 10.38 to Annual Report on Form 10-KSB filed March 31, 2008).

10.4
Commercial Loan and Security Agreement with Crown Bank, executed October 31, 2007 and effective as of December 28, 2007 (incorporated by reference to Exhibit 10.39 to Annual Report on Form 10-KSB filed March 31, 2008).

10.5	Employment Agreement by and between ProUroCare Inc. and Richard Carlson dated July 16, 2008 (incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q filed August 14, 2008).

10.6
Form of Stock Option Agreement and Notice of Stock Option Grant for incentive stock options issued to Richard Carlson and Richard Thon on July 11, 2008 (incorporated by reference to Exhibit 10.4 to Quarterly Report on Form 10-Q filed August 14, 2008).

10.7
License Agreement by and between ProUroCare Medical Inc. and Artann Laboratories Inc. dated July 25, 2008 (incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q filed August 14, 2008).

10.8
Development and Commercialization Agreement by and between ProUroCare Medical Inc. and Artann Laboratories Inc. dated July 25, 2008 (incorporated by reference to Exhibit 10.3 to Quarterly Report on Form 10-Q filed August 14, 2008).

10.9
Amendment Number 1 to Promissory Note by and between ProUroCare Medical Inc. and Profile, LLC dated April 3, 2008 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed September 16, 2008).

10.10
Form of Amendment Number 1 to Promissory Notes by and between ProUroCare Medical Inc. and each of William Reiling, James Davis and the Phillips W. Smith Family Trust dated April 3, 2008 (incorporated by reference to Exhibit 10.2 on Form 8-K filed September 16, 2008).

10.11	Unit Put Agreement dated September 16, 2008 (incorporated by reference to Exhibit 10.43 to Registration Statement on Form S-1 filed September 19, 2008).

10.12
Form of Unit Put Origination Warrant issued pursuant to Unit Put Agreement dated September 16, 2008 (incorporated by reference from Exhibit 4.23 to Registration Statement on Form S-1 filed September 19, 2008).

10.13	Form of Unit Put Warrant to be issued to Unit Put Agreement dated September 16, 2008 (incorporated by reference from Exhibit 4.22 to Registration Statement on Form S-1 filed September 19, 2008).

10.14
Form of Convertible Promissory Note issued pursuant to the Company’s exercise of its put right pursuant to the Unit Put Agreement dated September 16, 2008 (incorporated by reference to Exhibit 10.44 to Registration Statement on Form S-1 filed September 19, 2008).

10.15	Convertible Promissory Note dated September 25, 2008 issued in favor of James Davis (incorporated by reference to Exhibit 10.7 to Quarterly Report on Form 10-Q filed October 23, 2008).

10.16
Amendment of License Agreement by and between ProUroCare Medical Inc. and Artann Laboratories, Inc. dated December 19, 2008 (incorporated by reference to Exhibit 10.46 to Amendment No. 4 to Registration Statement on Form S-1 filed December 22, 2008).

Exhibit No.	Description
10.17
Amendment to Development and Commercialization Agreement by and between ProUroCare Medical Inc. and Artann Laboratories, Inc. dated December 19, 2008 (incorporated by reference to Exhibit 10.46 to Amendment No. 4 to Registration Statement on Form S-1 filed December 22, 2008).

10.18	Promissory Note dated March 19, 2009 issued in favor of Crown Bank (incorporated by reference to Exhibit 10.51 to Annual Report on Form 10-K filed March 26, 2009).

10.19	Financing Agreement by and between ProUroCare Medical Inc. and James Davis dated March 19, 2009 (incorporated by reference to Exhibit 10.52 to Annual Report on Form 10-K filed March 26, 2009).

10.20	Form of Loan Guarantor Compensation Letter Agreement dated March 19, 2009 (incorporated by reference to Exhibit 10.53 to Annual Report on Form 10-K filed March 26, 2009).

10.21
Letter Agreement by and between ProUroCare Medical Inc. and the Phillips W. Smith Family Trust dated March 19, 2009 (incorporated by reference to Exhibit 10.54 to Annual Report on Form 10-K filed March 26, 2009).

10.22
Amendment #2 to $600,000 Promissory Note dated October 15, 2007 between ProUroCare Medical Inc. and the Phillips W. Smith Family Trust dated March 19, 2009 (incorporated by reference to Exhibit 10.55 to Annual Report on Form 10-K filed March 26, 2009).

10.23	Convertible Promissory Note dated March 19, 2009 issued in favor of James Davis (incorporated by reference to Exhibit 10.56 to Annual Report on Form 10-K filed March 26, 2009).

10.24	Promissory Note dated June 12, 2009 issued in favor of Crown Bank (incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q filed August 14, 2009).

10.25	Security Agreement with Crown Bank dated June 12, 2009 (incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q filed August 14, 2009).

10.26	ProUroCare Medical Inc. 2009 Stock Plan (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed August 17, 2009).

10.27	Promissory Note dated September 21, 2009 issued in favor of James L. Davis (incorporated by reference to Exhibit 10.44 to Amendment No. 1 on Form S-4 to Form S-3 filed on October 16, 2009).

10.28
Promissory Note dated September 23, 2009 issued in favor of Jack Petersen (incorporated by reference to incorporated by reference to Exhibit 10.45 to Amendment No. 1 on Form S-4 to Form S-3 filed on October 16, 2009).

10.29
Promissory Note dated September 23, 2009 issued in favor of Central Bank (incorporated by reference to incorporated by reference to Exhibit 10.46 to Amendment No. 1 on Form S-4 to Form S-3 filed on October 16, 2009).

10.30
Security Agreement with Bruce Johnson dated September 23, 2009 (incorporated by reference to incorporated by reference to Exhibit 10.47 to Amendment No. 1 on Form S-4 to Form S-3 filed on October 16, 2009).

10.31
Amendment No.2 to Development and Commercialization Agreement by and between ProUroCare Medical Inc. and Artann Laboratories, Inc. dated November 17, 2009 (incorporated by reference to Exhibit 10.48 to Annual Report on Form 10-K filed March 31, 2010).

10.32
Settlement Agreement by and between ProUroCare Medical Inc. and Rensselaer Polytechnic Institute dated December 7, 2009 (incorporated by reference to Exhibit 10.49 to Annual Report on Form 10-K filed March 31, 2010)

10.33	Modification/Amendment Agreement to Crown Bank Loans dated March 26, 2010 (incorporated by reference to Exhibit 10.50 to Annual Report on Form 10-K filed March 31, 2010)).

10.34
Form of Promissory Note issued pursuant to the Company’s private placement of promissory notes on June 11, 2010 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K/A filed June 25, 2010).

Exhibit No.	Description
10.35	$900,000 Promissory Note dated June 28, 2010 issued in favor of Crown Bank (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed July 2, 2010).

10.36	$100,000 Promissory Note dated June 28, 2010 issued in favor of Crown Bank (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed July 2, 2010).

10.37	Form of Loan Guarantor Compensation Letter Agreement dated June 28, 2010 (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed July 2, 2010).

12.1	Calculation of Ratio of Earnings to Fixed Charges (filed herewith).

21.1	List of Subsidiaries of ProUroCare Medical Inc. (incorporated by reference to Exhibit 21.1 to Registration Statement on Form SB-2 filed August 3, 2004).

23.1	Consent of Baker Tilly Virchow Krause, LLP (filed herewith).

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page to registration statement).

99.1	Form of Letter of Transmittal (filed herewith).

99.2	Form of Notice of Guaranteed Delivery (filed herewith).

99.3	Form of letter to the clients of brokers, dealers, commercial banks, trust companies and other nominees (filed herewith).

99.4	Form of letter to Warrant holders (filed herewith).

99.5	Press release dated July 2, 2010 (filed herewith).

_______________
Note: In order that share data agree with the underlying documents, no share data in this list of Exhibits have been restated to reflect the effect of the Company’s February 2008 one-for-ten reverse stock split.

Item 17.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any  deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S–8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S–3 or Form F–3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(C) Provided further, however , that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S–1 or Form S–3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20–F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F–3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F–3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)  That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement on Form S-4 and post-effective amendments to Registration Statement Nos. 333-153605 and 333-162138 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on July 2, 2010.

ProUroCare Medical Inc.

By:	/s/ Richard C. Carlson
Richard C. Carlson
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of ProUroCare Medical Inc., do hereby constitute and appoint Richard C. Carlson our true and lawful attorney and agent, with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-4 and post-effective amendments to Registration Statement Nos. 333-153605 and 333-162138, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments and any related registration statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended) hereto and we do hereby ratify and confirm that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4, post-effective amendments to Registration Statement Nos. 333-153605 and 333-162138 and the Power of Attorney have been signed by the following persons in the capacities and on July 2, 2010.

Name	Title

/s/ Richard C. Carlson	Chairman and Chief Executive Officer
Richard C. Carlson	(Principal Executive Officer)

/s/ Richard Thon	Chief Financial Officer (Principal Financial
Richard Thon	and Accounting Officer)

/s/ K.W. Michael Chambers	Director
K. W. Michael Chambers

/s/ James L. Davis	Director
James L. Davis

/s/ David Koenig	Director and Secretary
David Koenig

/s/ Robert Rudelius	Director
Robert Rudelius

/s/ Scott E. Smith	Director
Scott E. Smith

EXHIBIT INDEX

Exhibit No.	Description
2.1
Agreement of Merger and Reorganization by and among Global Internet Communications, Inc., GIC Acquisition Co., and ProUroCare Inc. dated April 5, 2004 (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed April 20, 2004).

2.2
Articles of Merger relating to the merger of GIC Acquisition Co., then a wholly owned subsidiary of the registrant with and into ProUroCare Inc., as filed with the Minnesota Secretary of State on April 5, 2004 (incorporated by reference to Exhibit 2.2 to our Current Report on Form 8-K filed April 20, 2004).

3.1	Amended and Restated Articles of Incorporation of ProUroCare Medical Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed August 17, 2009).

3.2	Amended and Restated Bylaws of ProUroCare Medical Inc. (incorporated by reference to Exhibit 3.2 to Annual Report on Form 10-KSB filed March 31, 2005).

4.1
Warrant to acquire 50,000 shares of common stock of ProUroCare Medical Inc. issued in favor of Adron Holdings, LLC, dated January 25, 2006 (incorporated by reference to Exhibit 10.7 to Current Report on Form 8-K filed January 31, 2006).

4.2
Form of Warrant to acquire shares of common stock of ProUroCare Medical Inc. issued in favor of Roman Pauly and Maryjo Pauly (37,500 shares), Andrew Write (3,750 shares), Leslie Pearson (5,000 shares) and Roman Pauly (31,817 shares), dated between June 1, 2006 and October 24, 2008 (incorporated by reference to Exhibit 10.7 to Current Report on Form 8-K filed June 6, 2006).

4.3
Form of Warrants to acquire an aggregate of 67,657 shares of common stock of ProUroCare Medical Inc. issued to the partners of Adron Holdings, LLC in connection with a $100,000 promissory note dated November 29, 2006, January 3, 2007, February 1, 2007, and January 16, 2008 (incorporated by reference to Exhibit 4.17 to Annual Report on Form 10-KSB filed March 30, 2007).

4.4	Form of Warrant issued pursuant to the Company’s 2007 Private Placement dated December 27, 2007 (incorporated by reference to Exhibit 4.16 to Annual Report on Form 10-KSB filed March 31, 2008).

4.5	Warrant issued to James Davis dated December 27, 2007 (incorporated by reference to Exhibit 4.17 to Annual Report on Form 10-KSB filed March 31, 2008).

4.6	Form of Warrant issued pursuant to the Company’s 2008 Private Placement dated February 13, 2008 (incorporated by reference to Exhibit 4.18 to Annual Report on Form 10-KSB filed March 31, 2008).

4.7
Form of Warrants issued to William Reiling, James Davis, and the Phillips W. Smith Family Trust dated April 3, 2008 (incorporated by reference to Exhibit 4.1 to Quarterly Report on Form 10-Q filed May 8, 2008).

4.8
Form of Origination Warrant issued pursuant to the Company’s Unit Put Agreement dated September 16, 2008 (incorporated by reference to Exhibit 4.22 to Registration Statement on Form S-1 filed September 19, 2008).

4.9
Form of Put Warrant issued pursuant to the Company’s exercise of its put right pursuant to the Unit Put Agreement dated September 16, 2008 (incorporated by reference to Exhibit 4.23 to Registration Statement on Form S-1 filed September 19, 2008).

4.10	Warrant issued to James Davis dated September 25, 2008 (incorporated by reference to Exhibit 4.1 to Quarterly Report on Form 10-Q filed October 23, 2008).

4.11
Form of Warrant issued to James Davis, Bruce Culver, William S. Reiling, and the Smith Family Trust, dated October 31, 2008 (incorporated by reference to Exhibit 4.25 to Amendment No. 1 to Registration Statement on Form S-1 filed November 10, 2008).

4.12	Form of Underwriters Warrant Agreement (incorporated by reference to Exhibit 4.26 to Amendment No. 3 to Registration Statement on Form S-1 filed December 18, 2008).

4.13	Form of Warrants to acquire an aggregate of 20,000 shares of common stock of ProUroCare Medical Inc. issued in favor of Artann Laboratories and Vladimir Drits on April 16, 2007 (previously filed).

Exhibit No.	Description
4.14	Form of Warrants to purchase an aggregate of 7,295 shares of ProUroCare Medical Inc. common stock issued to Roman Pauly on October 24, 2008 and January 12, 2009 (previously filed).

4.15	Warrant to purchase 28,656 shares of ProUroCare Medical Inc. common stock issued to the Phillips W. Smith Family Trust on January 20, 2009 (previously filed).

4.16	Warrant to purchase 30,000 shares of ProUroCare Medical Inc. common stock issued to Kohnstamm Communications on August 6, 2009 (previously filed).

4.17
Form of Warrant Agreement between ProUroCare Medical Inc. and Interwest Transfer (incorporated by reference to Exhibit 4.27 to Amendment No. 3 to Registration Statement on Form S-1 filed December 18, 2008).

4.18	Specimen Warrant (incorporated by reference to Exhibit 4.28 to Amendment No. 3 to Registration Statement on Form S-1 filed December 18, 2008).

4.19	Form of Unit Certificate (incorporated by reference to Exhibit 4.29 to Amendment No. 3 to Registration Statement on Form S-1 filed December 18, 2008).

4.20
Form of Unit Agreement between ProUroCare Medical Inc. and Interwest Transfer (incorporated by reference to Exhibit 4.30 to Amendment No. 3 to Registration Statement on Form S-1 filed December 18, 2008).

4.21
Form of First Amendment to Warrant Agreement between ProUroCare Medical Inc. and Interwest Transfer Company, Inc. (incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-3 filed September 25, 2009).

4.22	Specimen 2009 Replacement Warrant (incorporated by reference to Exhibit 4.4 to Registration Statement on Form S-3 filed September 25, 2009).

4.23
Form of warrant to be issued as interest under form of unsecured promissory note issued pursuant to June 11, 2010 $885,000 private placement (incorporated by reference to Exhibit 4.1 to Amended Current Report on Form 8-K/A filed June 25, 2010).

4.24	Form of Second Amendment to Warrant Agreement between ProUroCare Medical Inc. and Interwest Transfer Company, Inc. (filed herewith)

4.25	Specimen 2010 Replacement Warrant (filed herewith).

5.1	Legal opinion of Dorsey & Whitney LLP (filed herewith).

8.1	Tax opinion of Dorsey & Whitney LLP (filed herewith).

10.1	ProUroCare Medical Inc. Amended and Restated 2002 Stock Plan (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-8 filed March 31, 2008).

10.2	ProUroCare Medical Inc. Amended and Restated 2004 Stock Option Plan (incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-8 filed March 31, 2008).

10.3	$1,200,000 Promissory Note issued in favor of Crown Bank, executed October 31 2007 (incorporated by reference to Exhibit 10.38 to Annual Report on Form 10-KSB filed March 31, 2008).

10.4
Commercial Loan and Security Agreement with Crown Bank, executed October 31, 2007 and effective as of December 28, 2007 (incorporated by reference to Exhibit 10.39 to Annual Report on Form 10-KSB filed March 31, 2008).

10.5	Employment Agreement by and between ProUroCare Inc. and Richard Carlson dated July 16, 2008 (incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q filed August 14, 2008).

10.6
Form of Stock Option Agreement and Notice of Stock Option Grant for incentive stock options issued to Richard Carlson and Richard Thon on July 11, 2008 (incorporated by reference to Exhibit 10.4 to Quarterly Report on Form 10-Q filed August 14, 2008).

Exhibit No.	Description
10.7
License Agreement by and between ProUroCare Medical Inc. and Artann Laboratories Inc. dated July 25, 2008 (incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q filed August 14, 2008).

10.8
Development and Commercialization Agreement by and between ProUroCare Medical Inc. and Artann Laboratories Inc. dated July 25, 2008 (incorporated by reference to Exhibit 10.3 to Quarterly Report on Form 10-Q filed August 14, 2008).

10.9
Amendment Number 1 to Promissory Note by and between ProUroCare Medical Inc. and Profile, LLC dated April 3, 2008 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed September 16, 2008).

10.10
Form of Amendment Number 1 to Promissory Notes by and between ProUroCare Medical Inc. and each of William Reiling, James Davis and the Phillips W. Smith Family Trust dated April 3, 2008 (incorporated by reference to Exhibit 10.2 on Form 8-K filed September 16, 2008).

10.11	Unit Put Agreement dated September 16, 2008 (incorporated by reference to Exhibit 10.43 to Registration Statement on Form S-1 filed September 19, 2008).

10.12
Form of Unit Put Origination Warrant issued pursuant to Unit Put Agreement dated September 16, 2008 (incorporated by reference from Exhibit 4.23 to Registration Statement on Form S-1 filed September 19, 2008).

10.13	Form of Unit Put Warrant to be issued to Unit Put Agreement dated September 16, 2008 (incorporated by reference from Exhibit 4.22 to Registration Statement on Form S-1 filed September 19, 2008).

10.14
Form of Convertible Promissory Note issued pursuant to the Company’s exercise of its put right pursuant to the Unit Put Agreement dated September 16, 2008 (incorporated by reference to Exhibit 10.44 to Registration Statement on Form S-1 filed September 19, 2008).

10.15	Convertible Promissory Note dated September 25, 2008 issued in favor of James Davis (incorporated by reference to Exhibit 10.7 to Quarterly Report on Form 10-Q filed October 23, 2008).

10.16
Amendment of License Agreement by and between ProUroCare Medical Inc. and Artann Laboratories, Inc. dated December 19, 2008 (incorporated by reference to Exhibit 10.46 to Amendment No. 4 to Registration Statement on Form S-1 filed December 22, 2008).

10.17
Amendment to Development and Commercialization Agreement by and between ProUroCare Medical Inc. and Artann Laboratories, Inc. dated December 19, 2008 (incorporated by reference to Exhibit 10.46 to Amendment No. 4 to Registration Statement on Form S-1 filed December 22, 2008).

10.18	Promissory Note dated March 19, 2009 issued in favor of Crown Bank (incorporated by reference to Exhibit 10.51 to Annual Report on Form 10-K filed March 26, 2009).

10.19	Financing Agreement by and between ProUroCare Medical Inc. and James Davis dated March 19, 2009 (incorporated by reference to Exhibit 10.52 to Annual Report on Form 10-K filed March 26, 2009).

10.20	Form of Loan Guarantor Compensation Letter Agreement dated March 19, 2009 (incorporated by reference to Exhibit 10.53 to Annual Report on Form 10-K filed March 26, 2009).

10.21
Letter Agreement by and between ProUroCare Medical Inc. and the Phillips W. Smith Family Trust dated March 19, 2009 (incorporated by reference to Exhibit 10.54 to Annual Report on Form 10-K filed March 26, 2009).

10.22
Amendment #2 to $600,000 Promissory Note dated October 15, 2007 between ProUroCare Medical Inc. and the Phillips W. Smith Family Trust dated March 19, 2009 (incorporated by reference to Exhibit 10.55 to Annual Report on Form 10-K filed March 26, 2009).

10.23	Convertible Promissory Note dated March 19, 2009 issued in favor of James Davis (incorporated by reference to Exhibit 10.56 to Annual Report on Form 10-K filed March 26, 2009).

10.24	Promissory Note dated June 12, 2009 issued in favor of Crown Bank (incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q filed August 14, 2009).

Exhibit No.	Description
10.25	Security Agreement with Crown Bank dated June 12, 2009 (incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q filed August 14, 2009).

10.26	ProUroCare Medical Inc. 2009 Stock Plan (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed August 17, 2009).

10.27	Promissory Note dated September 21, 2009 issued in favor of James L. Davis (incorporated by reference to Exhibit 10.44 to Amendment No. 1 on Form S-4 to Form S-3 filed on October 16, 2009).

10.28
Promissory Note dated September 23, 2009 issued in favor of Jack Petersen (incorporated by reference to incorporated by reference to Exhibit 10.45 to Amendment No. 1 on Form S-4 to Form S-3 filed on October 16, 2009).

10.29
Promissory Note dated September 23, 2009 issued in favor of Central Bank (incorporated by reference to incorporated by reference to Exhibit 10.46 to Amendment No. 1 on Form S-4 to Form S-3 filed on October 16, 2009).

10.30
Security Agreement with Bruce Johnson dated September 23, 2009 (incorporated by reference to incorporated by reference to Exhibit 10.47 to Amendment No. 1 on Form S-4 to Form S-3 filed on October 16, 2009).

10.31
Amendment No.2 to Development and Commercialization Agreement by and between ProUroCare Medical Inc. and Artann Laboratories, Inc. dated November 17, 2009 (incorporated by reference to Exhibit 10.48 to Annual Report on Form 10-K filed March 31, 2010).

10.32
Settlement Agreement by and between ProUroCare Medical Inc. and Rensselaer Polytechnic Institute dated December 7, 2009 (incorporated by reference to Exhibit 10.49 to Annual Report on Form 10-K filed March 31, 2010)

10.33	Modification/Amendment Agreement to Crown Bank Loans dated March 26, 2010 (incorporated by reference to Exhibit 10.50 to Annual Report on Form 10-K filed March 31, 2010)).

10.34
Form of Promissory Note issued pursuant to the Company’s private placement of promissory notes on June 11, 2010 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K/A filed June 25, 2010).

10.35	$900,000 Promissory Note dated June 28, 2010 issued in favor of Crown Bank (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed July 2, 2010).

10.36	$100,000 Promissory Note dated June 28, 2010 issued in favor of Crown Bank (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed July 2, 2010).

10.37	Form of Loan Guarantor Compensation Letter Agreement dated June 28, 2010 (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed July 2, 2010).

12.1	Calculation of Ratio of Earnings to Fixed Charges (filed herewith).

21.1	List of Subsidiaries of ProUroCare Medical Inc. (incorporated by reference to Exhibit 21.1 to Registration Statement on Form SB-2 filed August 3, 2004).

23.1	Consent of Baker Tilly Virchow Krause, LLP (filed herewith).

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page to registration statement).

99.1	Form of Letter of Transmittal (filed herewith).

99.2	Form of Notice of Guaranteed Delivery (filed herewith).

99.3	Form of letter to the clients of brokers, dealers, commercial banks, trust companies and other nominees (filed herewith).

99.4	Form of letter to Warrant holders (filed herewith).

99.5	Press release dated July 2, 2010 (filed herewith).
______________________
Note: In order that share data agree with the underlying documents, no share data in this list of Exhibits have been restated to reflect the effect of the Company’s February 2008 one-for-ten reverse stock split.